  Attached is the Vencor Operating, Inc., prospectus dated August 11, 1998, re-lating to its offer to exchange its 9 7/8% Guaranteed Senior Subordinated Notes due 2005. Due to a printer's error, the previous copies of the prospectus dated August 4, 1998 failed to include the financial pages.

  The expiration date for the exchange offer has been extended to September 10, 1998.

                                                RULE NO. 424(b)(3)
                                                REGISTRATION NO. 333-57953

PROSPECTUS

LOGO VENCOR
                             VENCOR OPERATING, INC.
  OFFER TO EXCHANGE ITS 9 7/8% GUARANTEED SENIOR SUBORDINATED NOTES DUE 2005, UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY VENCOR,
                                     INC.,
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL OF ITS OUTSTANDING 9 7/8% GUARANTEED SENIOR SUBORDINATED NOTES DUE 2005,
 UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL AND INTEREST BY VENCOR,
                                      INC.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 1998, UNLESS EXTENDED.

Vencor Operating, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (which together constitute the "Ex-change Offer"), to exchange up to $300 million aggregate principal amount of its 9 7/8% Guaranteed Senior Subordinated Notes due 2005 (the "New Notes"), which have been unconditionally and irrevocably guaranteed (the "Guarantee") as to payment of principal, premium, if any, and interest by Vencor, Inc., a Dela-ware corporation (the "Guarantor"), pursuant to a registration statement (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part, for a like principal amount of its outstanding 9 7/8% Guaranteed Senior Subordinated Notes due 2005 (the "Old Notes"), which also have been irrevocably and uncondition-ally guaranteed pursuant to the Guarantee as to payment of principal, premium, if any, and interest by the Guarantor, issued on April 30, 1998, of which $300 million aggregate principal amount is outstanding.

The terms of the New Notes and the Guarantee, are identical in all material re-spects to the terms of the Old Notes and the Guarantee, except that (i) the New Notes and Guarantee have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and the Guarantee, will not contain certain legends relating thereto and will not be entitled to registration rights, and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that if (i) the Registration Statement is not filed with the Se-curities and Exchange Commission (the "Commission") on or prior to June 29, 1998, (ii) the Registration Statement is not declared effective by the Commis-sion on or prior to August 28, 1998, or (iii) the Exchange Offer is not consum-mated or a shelf registration statement with respect to resale of the Old Notes (the "Shelf Registration Statement") is not declared effective on or prior to September 28, 1998, then additional interest (in addition to the interest oth-erwise due on the Old Notes) will accrue on the Old Notes. The New Notes and the Guarantee are being offered for exchange in order to satisfy certain obli-gations of the Company and the Guarantor under the Registration Rights Agree-ment dated as of April 30, 1998, (the "Registration Rights Agreement") among the Company, the Guarantor and the Initial Purchasers (as defined) of the Old Notes. The New Notes and the Guarantee will be issued under the same Indenture (as defined) as the Old Notes and the Guarantee, and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture.

                                ---------------
                                                           (Continued on Page 3)

  SEE "RISK FACTORS" BEGINNING ON PAGE 23 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE
                                EXCHANGE OFFER.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECU-
       RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REP-
               RESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                 The date of this Prospectus is August 11, 1998

                                 [VENCOR LOGO]


           [UNITED STATES MAP SHOWING LOCATION OF VENCOR FACILITIES.]

(Continued from Page 1)

If the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Ex-change Offer will vote together as a single class for purposes of determining whether Holders (as defined) of the requisite percentage in outstanding princi-pal amount of Notes (as defined) have taken certain action or exercised certain rights under the Indenture. Holder(s) of New Notes and holders(s) of Old Notes are referred to herein as "Holder(s)." The New Notes and the Old Notes are col-lectively referred to herein as the "Notes." See "Description of the New Notes and the Guarantee" and "Description of the Old Notes and the Guarantee."

Interest on the New Notes is payable semi-annually on May 1 and November 1 of each year, (each, an "Interest Payment Date"), commencing on November 1, 1998. The New Notes will mature on May 1, 2005. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid inter-est thereon to the applicable redemption date. The New Notes are not subject to any sinking fund requirement. In addition, upon the occurrence of a Change of Control (as defined), each Holder of the New Notes may require the Company to repurchase such New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the New Notes and the Guarantee."

The New Notes and the Guarantee will be general unsecured obligations of the Company and the Guarantor, respectively, subordinated in right of payment to all Senior Debt (as defined) including all of the obligations under the Credit Agreement (as defined). As of March 31, 1998, on a pro forma basis after giving effect to the private offering of the Old Notes (the "Offering"), the Reorgani-zation Transactions (as defined) and the Distribution (as defined), the Company and the Guarantor would have had outstanding an aggregate principal amount of approximately $800 million of Senior Debt, which would rank senior in right of payment to the New Notes. In addition, the New Notes and the Guarantee effec-tively will be subordinated to all outstanding indebtedness and other liabili-ties and commitments (including trade payables and operating lease obligations) of the Company's subsidiaries. As of March 31, 1998, on a pro forma basis as described above, the outstanding indebtedness of the Company's subsidiaries would have been approximately $800 million (substantially all of which consti-tutes Guarantees of Indebtedness under the Company Credit Agreement (as de-fined)), excluding trade payables and operating lease obligations aggregating approximately $3.2 billion. Subject to certain limitations as described herein, the Indenture and the Company Credit Agreement permit the Company and its sub-sidiaries to incur additional indebtedness, subject to certain limitations. See "Description of the New Notes and the Guarantee."

The Company and the Guarantor are making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. The Company and the Guarantor, however, have not sought their own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar de-termination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two imme-diately following sentences, the Company and the Guarantor believe that the New Notes and the Guarantee issued pursuant to this Exchange Offer in exchange for Old Notes and Guarantee may be offered for resale, resold and otherwise trans-ferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes and the Guarantee are ac-quired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes and the Guarantee. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act,
(i) will not be able to rely on the interpretations of the staff of the Divi-sion of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of mar-ket-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the require-ments of the Securities Act in connection with any resales of such New Notes.

Each Holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Se-curities Act) of such New Notes and, (iv) if such Holder is not a broker-deal-er, it is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Of-fer must acknowledge that it acquired the Old Notes for its own account as the result of market-making, or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning, of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery require-ments with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Secu-rities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Partic-ipating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a re-sult of market-making, or other trading activities. Subject to certain provi-sions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expira-tion Date (as defined) (subject to extension under certain limited circumstanc-es) or, if earlier, when all such New Notes have been disposed of by such Par-ticipating Broker-Dealer. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Plan of Distribution" and "The Ex-change Offer--Resales of New Notes."

In that regard, each Participating Broker-Dealer who surrenders Old Notes pur-suant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the oc-currence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any mate-rial respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by refer-ence herein, in light of the circumstances under which they were made, not mis-leading or of the occurrence of certain other events specified in the Registra-tion Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or sup-plemented this Prospectus to correct such misstatement or omission and has fur-nished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the pe-riod from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without no-tice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation Sys-tem.

Any Old Notes not tendered and accepted in the Exchange Offer will remain out-standing and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following con-summation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof, and the Company will have no further obligation to such Holders to provide for registration un-der the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected. See "Prospectus Summa-ry--Certain Consequences of a Failure to Exchange Old Notes."

THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFOR-MATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on September 10, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not con-ditioned upon any minimum principal amount of Old Notes being tendered for ex-change. The Exchange Offer, however, is subject to certain events and condi-tions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Each New Note will bear interest from the most recent date to which interest has been paid, or duly provided for, on the Old Note surrendered in exchange for such New Note or, if no such interest has been paid, or duly provided for, on such Old Note, from April 30, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after April 30, 1998.

Any waiver, extension or termination of the Exchange Offer will be publicly an-nounced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of Old Notes as of August 11, 1998.

Neither the Company nor the Guarantor will receive any cash proceeds from the issuance of the New Notes and the Guarantee offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE GUARANTOR. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAW-FUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF OR THAT INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSE-QUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

Available Information..................    6
Incorporation of Certain Documents by
 Reference.............................    7
Forward Looking Statements.............    7
Prospectus Summary.....................    8
Risk Factors...........................   23
Use of Proceeds........................   32
Guarantor Pro Forma Capitalization.....   33
Guarantor Selected Historical Financial
 Data..................................   34
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations of the Guarantor...........   36
Guarantor Unaudited Pro Forma
 Consolidated Financial Statements.....   45
Management's Discussion and Analysis of
 Pro Forma Financial Condition and
 Results of Operations of the
 Guarantor.............................   51

Business...............................   56
Relationship Between Predecessor
 Company and the Guarantor.............   73
Directors and Executive Officers of the
 Guarantor.............................   82
Description of the Company Credit
 Agreement.............................   84
The Exchange Offer.....................   86
Description of the New Notes and the
 Guarantee.............................   93
Description of the Old Notes and the
 Guarantee.............................  115
Certain United States Federal Income
 Tax Considerations....................  116
Plan of Distribution...................  117
Legal Matters..........................  117
Experts................................  117
Index to Consolidated Financial
 Statements and Financial Statement
 Schedules.............................  F-1

In connection with the Reorganization Transactions (as defined herein), the Guarantor changed its name from "Vencor Healthcare, Inc." to "Vencor, Inc." as of April 30, 1998. Concurrently, the predecessor corporation (the "Predecessor Company") to the Guarantor, which operated under the name "Vencor, Inc." prior to April 30, 1998, changed its name to "Ventas, Inc."

                             AVAILABLE INFORMATION

The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance there-with the Guarantor files, and will file, reports, proxy statements and other information with the Commission. The reports, proxy statements and other infor-mation filed by the Guarantor with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's Regional Offices, including the following: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may be ob-tained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and certain of such information may be accessed electronically on the Commission's Web Site at (http://www.sec.gov). The Guarantor's common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "VC." Reports, proxy statements and other information filed by the Guarantor may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Guarantor with the Commission pursuant to the Exchange Act (File No. 001-14057) are incorporated in this Prospectus by reference and are made a part hereof:

  1. Form 10 dated April 23, 1998;

  2. Amendment No. 1 to Form 10 dated April 27, 1998;

  3. Current Report on Form 8-K dated April 30, 1998;

  4. Current Report on Form 8-K dated June 18, 1998; and

  5. Current Report on Form 8-K dated July 15, 1998.

All documents filed by the Guarantor with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document in-corporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE GUARANTOR WILL PROVIDE WITHOUT A CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCU-MENTS). WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO VENCOR, INC., 3300 AEGON CENTER, 400 WEST MARKET STREET, LOUISVILLE, KENTUCKY 40202, ATTENTION:
SECRETARY, TELEPHONE (502) 596-7300.

                           FORWARD LOOKING STATEMENTS

This Prospectus includes forward-looking statements within the meaning of Sec-tion 27A of the Securities Act and Section 21E of the Exchange Act. All state-ments regarding the Company's or the Guarantor's expected future financial po-sition, results of operations, cash flows, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth opportunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "in-tend," and other similar expressions are forward-looking statements. Such for-ward-looking statements are inherently uncertain, and Holders of Notes and the Guarantee must recognize that actual results may differ from the Company's and the Guarantor's expectations. Holders of Notes and the Guarantee will continue to be subject to the same considerations and risks inherent in the business as currently conducted.

Actual future results and trends for the Company and the Guarantor may differ materially depending on a variety of factors discussed under the heading "Risk Factors" and elsewhere in this Prospectus. Factors that may affect the plans or results of the Company and/or the Guarantor include, without limitation, (i) success in implementing their respective business strategies, (ii) the nature and extent of future competition, (iii) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimburse-ment policies and procedures, (iv) the Company's and the Guarantor's ability to manage and operate the Leased Properties (and upon completion of development, the Development Properties), (v) increases in the cost of borrowing for each of the Company and the Guarantor, (vi) the ability of the Company and the Guaran-tor to continue to deliver high quality care and to attract patients, and (vii) changes in the general economic conditions and/or in the markets in which the Company and the Guarantor may, from time to time, compete. Many of such factors are beyond the control of the Company and the Guarantor and their respective managements.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed infor-mation and financial statements appearing elsewhere in this Prospectus or in-corporated herein by reference. Capitalized terms used in this summary under the caption "The Exchange Offer" and not otherwise defined are defined under the caption "Description of the New Notes and the Guarantee--Certain Defini-tions." Unless the context otherwise requires, references in this Prospectus to
(i) "Predecessor Company" shall be deemed to refer to Vencor, Inc. prior to consummation of the Reorganization Transactions (as defined) and the Distribu-tion (as defined) and, unless the context otherwise requires, to Ventas, Inc. after the Reorganization Transactions and the Distribution (in connection with which Predecessor Company changed its name to Ventas, Inc.), (ii) the "Guaran-tor" shall be deemed to refer to Vencor, Inc. and its subsidiaries and (iii) the "Company" shall be deemed to refer to Vencor Operating, Inc., a wholly owned subsidiary of the Guarantor, and its subsidiaries. The historical finan-cial statements of Predecessor Company are the historical financial statements of the Guarantor as of the Distribution Date. Prior year discussions refer to the Company's business as it was conducted by Predecessor Company.

                                  THE COMPANY

GENERAL

The Company is one of the largest providers of long-term healthcare services in the United States. At March 31, 1998, the Company's operations included 62 long-term acute care hospitals containing 5,313 licensed beds, 305 nursing cen-ters containing 39,960 licensed beds, and a contract service business ("Vencare") which provides respiratory and rehabilitation therapies and medical and pharmacy management services to approximately 2,900 healthcare facilities. Also at such date, the Company operated in 45 states. Healthcare services pro-vided through this network of facilities include long-term hospital care, nurs-ing care, acute cardiopulmonary care, subacute and post-operative care, inpa-tient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease and pharmacy services. The Company also continues to develop VenTouch(TM), a comprehensive paperless clinical information system designed to increase the operating efficiencies of the Company's facilities.

BUSINESS STRATEGY

The Company believes that the demand for long-term care is increasing. Improved medical care and advances in medical technology continue to increase the sur-vival rates for victims of disease and trauma. Many of these patients never fully recover and require long-term care. The incidence of chronic medical com-plications increases with age, particularly in connection with certain degener-ative conditions. As the average age of the United States population increases, the Company believes that the demand for long-term healthcare at all levels of the continuum of care will increase.

At the same time, the healthcare system of the United States is experiencing a period of significant change. Factors affecting the healthcare system include cost containment, the expansion of managed care, improved medical technology, an increased focus on measurable clinical outcomes and a growing public aware-ness of healthcare spending by governmental agencies at Federal and state lev-els. Payors are increasingly requiring providers to move patients from high-acuity care environments to lower-acuity care settings as quickly as is medi-cally appropriate.

The Company will continue its strategy of developing its full-service inte-grated network to meet the range of needs of patients requiring long-term care. The Company continues to integrate and expand the operations of its long-term acute care hospitals and nursing centers and to develop related healthcare services. The Company provides a full range of clinical expertise, as well as advanced technologies for cost-efficiencies, to accommodate patients at all levels of long-term care. Key elements of the Company's strategy for providing a full-service integrated network for long-term care are as set forth below:

Focus on Long-Term Care Continuum. The factors which affect the selection of long-term care vary by community and include the Company's local competitive position as well as its relationships with local referral sources. Accordingly, the Company focuses its resources on developing integrated networks within each of the local markets it serves.

The Company's history of strategic acquisitions and complementary business de-velopment initiatives has served to enhance the Company's position as a leader in local and regional markets. In addition, the Company benefits from economies of scale through its strategic focus on the long-term care continuum.

The Company intends to continue expanding its long-term care network and will evaluate new market opportunities based on (i) the need for placement of long-term patients or residents, (ii) existing provider referral patterns, (iii) the presence of competitors, (iv) payor mix and (v) the political and regulatory climate. Over the next 12 to 18 months, the Company does not anticipate acquir-ing additional healthcare facilities. In addition, the Company intends to sell all or a portion of its interest in certain non-strategic businesses or the op-erations of facilities where such disposition would be in the best interest of the Company. These actions are intended to reduce the Company's outstanding debt. Once the Company's debt is reduced, the Company intends to once again initiate development efforts and pursue strategic acquisitions that complement its core operating businesses.

Increase Penetration of Specialty Care and Ancillary Services. The Company in-tends to continue to expand the specialty care programs and ancillary services provided in its nursing centers through its Vencare operations. These services generally produce higher revenues than do routine nursing care services and serve to differentiate the Company's nursing centers from others in a given market. The Company focuses on the expansion of its subacute, medical and reha-bilitation services, including physical, occupational and speech therapies, wound care, oncology treatment, brain injury care, stroke therapy and orthope-dic therapy at its facilities.

Vencare provides respiratory therapy and subacute care services pursuant to contracts with nursing centers and other healthcare facilities owned by third parties. The Vencare program also includes rehabilitation therapy services, pharmacy management services and mobile radiology services. Vencare enables the Company to provide its services to lower acuity patients in cost-efficient set-tings.

During 1997, the Company initiated the sale of its Vencare full service ancil-lary services contracts to provide a full range of services to nursing centers not operated by the Company. Management believes that by bundling services through one provider, nursing centers can provide quality patient care more ef-ficiently with the added benefit of centralizing their medical records. Under the new prospective payment system imposed by the Balanced Budget Act of 1997 (the "Budget Act"), ancillary services provided by nursing centers are subject to fixed payments. In this new environment, management believes that its full service ancillary services contracts will enhance the ability of nursing center operators to manage effectively the cost of providing quality patient care.

Further Implement Patient Information System. VenTouch(TM) is a software appli-cation which allows nurses, physicians and other clinicians to access and man-age clinical information used in the healthcare delivery process. Among the features of VenTouch(TM) are on-line access and update of an electronic patient chart, on-line trend analysis using electronic flowsheets and graphs, and re-mote access for authorized users. The system is designed to decrease adminis-trative time, reduce paper and support the delivery of quality patient care. Prior to the acquisition of Transitional Hospitals Corporation ("Transition-al"), the Company installed VenTouch(TM) in all of its hospitals. The Company expects to install VenTouch(TM) in the 19 former Transitional hospitals during 1998. At March 31, 1998, 59 of the Company's nursing centers were using the VenTouch(TM) information system. In addition, the Company intends to offer VenTouch(TM) in connection with the services offered by Vencare to nursing cen-ters not operated by the Company.

THE REORGANIZATION TRANSACTIONS AND THE DISTRIBUTION

On May 1, 1998 (the "Distribution Date"), Predecessor Company separated into two publicly-owned companies:

  (i) The Guarantor, which holds, directly or indirectly through the Company and its other subsidiaries, all the assets relating to the operation of Predecessor Company's historical healthcare business, other than the Properties (as defined below) retained by Predecessor Company. The Com-pany and its subsidiaries manage and operate the Properties (and upon completion of development, certain real properties under development or to be developed by the Company and, at the option of Predecessor Compa-ny, to be sold to, and leased back from, Predecessor Company) (the "De-velopment Properties"), which will be leased from Predecessor Company pursuant to one or more master lease agreements (collectively, the "Master Lease Agreement").

  (ii) Predecessor Company operates as a self-administered, self-managed re-alty company (and will operate as a real estate investment trust for Federal income tax purposes commencing on January 1, 1999). Predeces-sor Company retained substantially all Predecessor Company-owned land, buildings and other improvements and real estate related assets, in-cluding 46 long-term acute care hospitals and 210 nursing centers (the "Properties") operated by Predecessor Company as of December 31, 1997 (the "Real Estate Busi-ness"). In connection with the Reorganization Transactions, Predecessor Company changed its name from "Vencor, Inc." to "Ventas, Inc." and its corporate existence continued.

In connection with the Reorganization Transactions, Predecessor Company dis-tributed to the holders of its common stock all of the outstanding shares of common stock of the Guarantor (the "Distribution").

The following summarizes the transactions effected in connection with the Dis-tribution (the "Reorganization Transactions"):

  1. Internal Mergers and Transfers. Prior to the Distribution Date, Prede-cessor Company effectuated certain internal mergers and stock and asset transfers which allocated the assets and liabilities relating to the Properties to Predecessor Company and the other assets and liabilities relating to the operation of Predecessor Company's historical healthcare business, including the Development Properties, to the Guarantor. The principal internal mergers and stock and asset transfers are as follows:
     (a) all of Predecessor Company's subsidiaries which held any of the Properties, other than TheraTx, Incorporated ("TheraTx") and Transi-tional merged with and into Predecessor Company; (b) TheraTx and Transi-tional transferred all of the real property and real property related assets which they owned that were included in the Properties to Prede-cessor Company; (c) Predecessor Company formed the Guarantor and the Company; and (d) Predecessor Company transferred all of the stock of its subsidiaries which were not merged with and into Predecessor Company pursuant to (a) above, including the outstanding stock of TheraTx and Transitional (which owns all of Predecessor Company's ownership interest in Behavioral Healthcare Corporation ("BHC"), an operator of psychiatric and behavioral clinics (the "BHC Stock")), and the common stock of Atria Communities, Inc., a publicly held company and former division of Prede-cessor Company ("Atria"), held by Predecessor Company (the "Atria Common Stock"), to the Guarantor and Predecessor Company transferred any oper-ating assets held by Predecessor Company (collectively, the "Transferred Assets") to the Guarantor (or subsidiaries of the Guarantor) and, in ex-change for such stock and the Transferred Assets, the Guarantor issued its common stock distributed in the Distribution to Predecessor Company. In connection with the Reorganization Transactions, the Guarantor con-tributed substantially all of its assets, including the Development Properties and the Leased Properties, to the Company and its subsidiar-ies.

  2. Master Lease Agreement. Prior to the Distribution Date, Predecessor Com-pany and the Guarantor entered into the Master Lease Agreement pursuant to which Predecessor Company leases all of the Properties to the Guaran-tor (the "Leased Properties").

  3. Development Agreement. Prior to the Distribution Date, Predecessor Com-pany and the Guarantor entered into the Development Agreement pursuant to which the Guarantor may complete development of the Development Prop-erties and thereafter, at the option of Predecessor Company, sell to, and lease back from, Predecessor Company, the Development Properties. The terms of the leases for the Development Properties purchased by Predecessor Company will be substantially similar to the Master Lease Agreement.

  4. Financing. In connection with the Reorganization Transactions, Predeces-sor Company repurchased and refinanced with bank borrowings and securi-ties issuances by each of Predecessor Company, the Company and the Guar-antor substantially all of Predecessor Company's existing $2.0 billion of indebtedness, consisting primarily of amounts drawn under Predecessor Company's existing bank credit facility (the "Predecessor Company Bank Facility") and substantially all of the $750 million of Predecessor Company's 8 5/8% Senior Subordinated Notes due 2007 (the "Predecessor Company Notes").

  The Guarantor and the Company had approximately $1.09 billion in indebted-ness as of the Distribution Date and approximately $228 million in credit available under a revolving credit facility. Such capital is available from the following sources: (i) a revolving credit facility (the "Company Re-volving Credit Facility") in the amount of $300 million, (ii) a term loan (the "Company Term A Loan") in the amount of $250 million, (iii) a term loan (the "Company Term B Loan" and, together with the Company Term A Loan, the "Company Term Loans") in the amount of $250 million, (iv) a bridge loan (the "Company Bridge Loan" and, together with the Company Revolving Credit Facility and the Company Term Loans, the "Company Credit Agreement") in the amount of $200 million, to be repaid from the proceeds of the sale of cer-tain non-strategic assets, including the sale of Atria Common Stock owned by the Company as a result of the Reorganization Transactions, (v) $17.7 million of non-voting Series A Convertible Preferred Stock (the "Guarantor Series A Preferred Stock"), and (vi) the Old Notes (collectively, the "Com-pany Financing Transactions"). If the Company is unable to sell the Atria Common Stock or other assets, the Company will be required to refinance the Company Bridge Loan with the Company Revolving Credit Facility or a public debt or equity offering, or a combination thereof. The Guarantor has fully and unconditionally guaran-teed payment of the Company's obligations pursuant to the Company Financing Transactions.

RELATIONSHIP BETWEEN PREDECESSOR COMPANY AND THE GUARANTOR SINCE THE
DISTRIBUTION

For purposes of governing certain ongoing relationships between the Guarantor and Predecessor Company after the Distribution and providing mechanisms for an orderly transition, the Guarantor and Predecessor Company entered into certain agreements and adopted certain policies on or prior to the Distribution Date. Such agreements include: (i) the Reorganization Agreement, providing for, among other things, the Reorganization Transactions and cross-indemnification provi-sions, (ii) the Master Lease Agreement, setting forth, among other things, the material terms for the lease of the Leased Properties by Predecessor Company to the Guarantor, (iii) a development agreement (the "Development Agreement"), providing for, among other things, the completion of development by the Guaran-tor of the Development Properties and thereafter, at the option of Predecessor Company, the sale to, and lease back from, Predecessor Company, of the Develop-ment Properties, (iv) a participation agreement (the "Participation Agree-ment"), providing for, among other things, the right of first offer of each of Predecessor Company and the Guarantor to participate in certain transactions,
(v) an employee benefits agreement (the "Employee Benefits Agreement"), (vi) an intellectual property agreement (the "Intellectual Property Agreement"), (vii) a tax sharing agreement (the "Tax Allocation Agreement"), and (viii) a transi-tion services agreement (the "Transition Services Agreement"). Each of the Guarantor and Predecessor Company has created a committee of independent direc-tors to review and approve transactions and agreements between the companies. See "Relationship Between Predecessor Company and the Guarantor."

                                 THE GUARANTOR

The Guarantor is a newly formed Delaware corporation whose primary assets are the capital stock of the Company. Through the Company and its subsidiaries, the Guarantor is operating the healthcare business previously operated by Predeces-sor Company.

                               THE EXCHANGE OFFER

ISSUER.............................
                                     Vencor Operating, Inc.

GUARANTOR..........................  Vencor, Inc.

THE EXCHANGE OFFER.................  Up to $300 million aggregate principal amount of New Notes, together with the
                                     Guarantee, are being offered in exchange for a like aggregate principal amount of Old Notes. The Company and the Guarantor are making the Exchange Offer in order to satisfy their obligations under the Reg-istration Rights Agreement relating to the Old Notes and the Guarantee. For a description of the procedures for tendering Old Notes, see "The Exchange Offer--Procedures for Tendering Old Notes."

EXPIRATION DATE....................
                                     5:00 p.m., New York City time, on Septem-ber 10, 1998 (such time on such date hereinafter called the "Expiration Date") unless the Exchange Offer is extended by the Company (in which case the term "Ex-piration Date" shall mean the latest date and time to which the Exchange Offer is extended). Any waiver, extension or ter-mination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations. See "The Exchange Of-fer--Expiration Date; Extensions; Amend-ments."

CERTAIN CONDITIONS TO THE EXCHANGE   The Exchange Offer is subject to certain
 OFFER.............................  conditions. The Company reserves the right in its sole and absolute discre-
                                     tion, subject to applicable law, at any
                                     time and from time to time, (i) to delay the acceptance of the Old Notes for ex-change, (ii) to terminate the Exchange
                                     Offer if certain specified conditions
                                     have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursu-ant to the Exchange Offer, subject, how-ever, to the right of Holders of Old
                                     Notes to withdraw their tendered Old
                                     Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange
                                     Offer in any respect. See "The Exchange
                                     Offer--Expiration Date; Extensions;
                                     Amendments" and "--Certain Conditions to the Exchange Offer."

WITHDRAWAL RIGHTS..................
                                     Tenders of Old Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date by delivering a written notice of such with-drawal to the Exchange Agent (as defined) in conformity with certain procedures set forth below under "The Exchange Offer-- Withdrawal Rights."

PROCEDURES FOR TENDERING OLD         Tendering Holders of Old Notes must com-
 NOTES.............................  plete and sign a Letter of Transmittal in accordance with the instructions con-
                                     tained therein and forward the same by
                                     mail or hand delivery, together with any other required documents, of the Exchange
                                     Agent at the address set forth herein by 5:00 p.m., New York City time, on the Ex-piration Date, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed de-livery of Old Notes.

                                     Certain brokers, dealers, commercial
                                     banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commer-cial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. Letters of Trans-mittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Procedures for Tendering Old Notes" and "--Exchange Agent."

GUARANTEED DELIVERY PROCEDURES.....  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are
                                     not immediately available or who cannot
                                     deliver their Old Notes, the Letter of
                                     Transmittal or any other documents re-
                                     quired by the Letter of Transmittal to
                                     the Exchange Agent prior to the Expira-
                                     tion Date must tender their Old Notes ac-cording to the guaranteed delivery proce-dures set forth in "The Exchange Offer-- Procedures for Tendering Old Notes--Guar-anteed Delivery."

RESALES OF NEW NOTES...............  The Company and the Guarantor are making the Exchange Offer in reliance on the po-sition of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. The Company and the Guaran-tor, however, have not sought their own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corpora-tion Finance of the Commission, and sub-ject to the two immediately following sentences, the Company and the Guarantor believe that New Notes and the Guarantee issued pursuant to the Exchange Offer in exchange for Old Notes and the Guarantee may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, pro-vided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not par-ticipating, and has no arrangement or un-derstanding with any person to partici-pate, in a distribution (within the mean-ing of the Securities Act) of such New Notes and the Guarantee. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to partici-pate in the Exchange Offer for the pur-pose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available ex-emption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Divi-sion of Corporation Finance of the Com-mission set forth in the above-mentioned interpretive letters, (ii) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemp-tion from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own ac-count as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securi-ties Act in connection with any resales of such New Notes.

                                     Each Holder of Old Notes who wishes to
                                     exchange Old Notes for New Notes in the
                                     Exchange Offer will be required to repre-sent that (i) it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to partici-pate in a distribution (within the mean-ing of the Securities Act) of such New Notes, and, (iv) if such Holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribu-tion (within the meaning of the Securi-ties Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Of-fer must acknowledge that it acquired the Old Notes for its own account as the re-sult of market-making or other trading activities and must agree that it will deliver a prospectus meeting the require-ments of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a pro-spectus, a broker-dealer will not be deemed to admit that it is an "underwrit-er" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Fi-nance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own ac-counts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their pro-spectus delivery requirements with re-spect to the New Notes received upon ex-change of such Old Notes with a prospec-tus meeting the requirements of the Secu-rities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this pro-spectus may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Sub-ject to certain provisions set forth in the Registration Rights Agreement and to the limitations described under "The Ex-change Offer--Resales of New Notes," the Company agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. Any Participating Broker-Dealer who is an "affiliate" of the Com-pany may not rely on such interpreta-tive letters and must comply with the registration and prospectus delivery re-quirements of the Securities Act in con-nection with any resale transaction. See "Plan of Distribution" and "The Exchange Offer--Resales of New Notes."

ACCEPTANCE OF OLD NOTES AND
 DELIVERY OF NEW NOTES.............  Subject to the terms and conditions of the Exchange Offer, including the reser-vation of certain rights by the Company, the Company will accept for exchange any and all Old Notes which are properly ten-dered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. Sub-ject to such terms and conditions, the New Notes issued pursuant to the Exchange Offer will be delivered promptly follow-ing the Expiration Date. See "The Ex-change Offer--Acceptance for Exchange and Issuance of New Notes."

EXCHANGE AGENT.....................
                                     The exchange agent with respect to the
                                     Exchange Offer is First Chicago Trust
                                     Company of New York (the "Exchange
                                     Agent"). The addresses and telephone num-ber of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

USE OF PROCEEDS....................  Neither the Company nor the Guarantor
                                     will receive any cash proceeds from the
                                     issuance of the New Notes and the Guaran-tee offered hereby. See "Use of Pro-ceeds."

CERTAIN UNITED STATES FEDERAL
 INCOME TAX CONSIDERATIONS.........  Holders of Old Notes should review the information set forth under "Certain
                                     United States Federal Income Tax Consid-erations" prior to tendering Old Notes and the Guarantee in the Exchange Offer.

                                 THE NEW NOTES

SECURITIES OFFERED.................  Up to $300 million aggregate principal amount of the Company's 9 7/8% Guaranteed
                                     Senior Subordinated Notes due 2005, which have been unconditionally and irrevocably guaranteed pursuant to the Guarantee as to payment of principal, premium, if any, and interest by the Guarantor. The New Notes and the Guarantee will be issued, and the Old Notes and the Guarantee were issued, under an Indenture dated as of April 30, 1998 (the "Indenture") among the Company, the Guarantor and the PNC Bank, National Association (the "Trust-ee"). The New Notes and any Old Notes which remain outstanding after consumma-tion of the Exchange Offer will consti-tute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstand-ing principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Descrip-tion of the New Notes and the Guarantee-- General." The terms of the New Notes and the Guarantee are identical in all mate-rial respects to the terms of the Old Notes and the Guarantee, except that (i) the offer and sale of the New Notes and the Guarantee have been registered under the Securities Act and therefore the New Notes and the Guarantee are not subject to certain restrictions of transfer ap-plicable to the Old Notes and the Guaran-tee, will not contain legends relating thereto and will not be entitled to reg-istration rights or other rights under the Registration Rights Agreement, and
                                     (ii) the New Notes will not provide for
                                     any increase in the interest rate there-on. See "The Exchange Offer--Purpose of the Exchange Offer," "Description of the New Notes and the Guarantee" and "De-scription of the Old Notes and the Guar-antee."

MATURITY DATE......................  May 1, 2005.

INTEREST PAYMENT DATES.............  May 1 and November 1, commencing on No-
                                     vember 1, 1998.

OPTIONAL REDEMPTION................  The New Notes will be redeemable at the option of the Company, in whole or in
                                     part, at any time or after May 1, 2002,
                                     at the redemption prices set forth here-in, plus accrued and unpaid interest to the redemption date.

RANKING............................  The New Notes and the Guarantee will con-
                                     stitute general unsecured obligations of the Company and the
                                     Guarantor,respectively, and will rank
                                     subordinate in right of payment to all
                                     existing and future Senior Debt, includ-ing all of the obligations under the Credit Agreement. As of March 31, 1998, on a pro forma basis after giving effect to the Offering, the Reorganization Transactions and the Distribution, the Company and the Guarantor would have had outstanding an aggregate principal amount of approximately $800 million of Senior Debt. In addition, the New Notes and the Guarantee effectively will be subordi-nated to all outstanding indebtedness and other liabilities and commitments (in-cluding trade payables and operating lease obligations) of the Company's sub-sidiaries. As of March 31, 1998, on a pro forma basis as described above, the out-standing indebtedness of the Company's subsidiaries would have been approximately $800 million (substantially all of which constitutes Guarantees of indebtedness under the Com-pany Credit Agreement), excluding trade payables and operating lease obligations aggregating approximately $3.2 billion. Subject to certain limitations, the Com-pany Credit Agreement and the Indenture will permit the Company and its subsidi-aries to incur additional indebtedness, including Senior Debt.

CHANGE OF CONTROL..................  Upon a Change of Control, each Holder of
                                     New Notes will have the right to require the Company to repurchase such Holder's New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. However, the Company Credit Agreement provides that a Change of Control will constitute a de-fault thereunder, which would permit the lenders to cause the indebtedness under the Company Credit Agreement to become immediately due and payable or to insti-tute a payment blockage with respect to the New Notes. In order to repurchase New Notes upon a Change of Control, the Com-pany would have to repay all of its obli-gations under the Company Credit Agree-ment (and any other agreements relating to Senior Debt that contain similar Change of Control provisions) or would have to obtain the consent of the holders of such indebtedness. There can be no as-surance that the Company will have the financial resources to repurchase the New Notes in the event of a Change of Con-trol, particularly if such Change of Con-trol requires the Company to refinance, or results in the acceleration of, other indebtedness. See "Description of the Company Credit Agreement" and "Descrip-tion of the New Notes and the Guarantee-- Repurchase at the Option of Holders upon a Change of Control."

CERTAIN COVENANTS..................  The Indenture contains certain covenants, including, but not limited to, covenants limiting: (i) the incurrence by the Guar-antor and its Restricted Subsidiaries (as defined) of additional indebtedness; (ii) the payment of dividends on and the re-demption of capital stock by the Company and the Guarantor; (iii) the creation of liens securing indebtedness; (iv) re-strictions on the ability of Restricted Subsidiaries to pay dividends; (v) trans-actions with affiliates; (vi) the sale of assets; and (vii) the Guarantor's and the Company's ability to consolidate or merge with or into, or to transfer all or sub-stantially all of their assets to, an-other person. See "Description of the New Notes and the Guarantee--Certain Cove-nants."

ABSENCE OF MARKET FOR THE NEW        The New Notes will be a new issue of se-
 NOTES.............................  curities for which there currently is no market. Although J.P. Morgan & Co. and
                                     Goldman, Sachs & Co., the initial pur-
                                     chasers of the Old Notes (the "Initial
                                     Purchasers"), have informed the Company
                                     that they currently intend to make a mar-ket in the New Notes, they are not obli-gated to do so, and any such market mak-ing may be discontinued at any time with-out notice. Accordingly, there can be no assurance as to the development or li-quidity of any market for the New Notes.
                                     The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Secu-rities Dealers Automated Quotation Sys-tem.

                                  RISK FACTORS

See "Risk Factors" for a discussion of certain factors that should be consid-ered by Holders in connection with an investment in the New Notes and the Guar-antee.

            CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

The sale of the Old Notes and the Guarantee was not registered under the Secu-rities Act or any state securities laws and therefore the Old Notes and the Guarantee may not be offered, sold or otherwise transferred except in compli-ance with the registration requirements of the Securities Act and any other ap-plicable securities laws, or pursuant to an exemption therefrom or in a trans-action not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain out-standing after consummation of the Exchange Offer will continue to bear a leg-end reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, Holders of Old Notes which remain outstanding will not be entitled to any rights to have the resale of such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. The Company currently does not intend to register under the Securi-ties Act the resale of any Old Notes and the Guarantee which remain outstanding after consummation of the Exchange Offer.

To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell Old Notes could be adversely affected. In addition, although the Old Notes are eligible for trading in the "PORTAL" market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Ex-change Offer could be adversely affected.

The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstanding prin-cipal amount thereof have taken certain actions or exercised certain rights un-der the Indenture. See "Description of the New Notes and the Guarantee--Gener-al."

The Old Notes provide that, if the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to September 28, 1998, the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each Holder of the Old Notes during the first 90-day period following September 28, 1998, in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per an-num for each subsequent 90-day period until consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, up to a maximum amount of additional interest of 1.00% per annum. Following consummation of the Exchange Offer, however, the Old Notes will not be entitled to any increase in the interest rate thereon. The New Notes will not be entitled to any such in-crease in the interest rate thereon. See "Description of the Old Notes and the Guarantee."

                                   GUARANTOR
                SUMMARY HISTORICAL FINANCIAL DATA AND GUARANTOR
                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following table sets forth (i) summary historical financial data of Guaran-tor for each of the three years in the period ended December 31, 1997, and the three months ended March 31, 1998 and 1997, and (ii) summary pro forma finan-cial data for the year ended December 31, 1997 and the three months ended March 31, 1998. For accounting purposes, the consolidated historical financial state-ments of Predecessor Company became the historical financial statements of the Guarantor after the Distribution Date. Because the Guarantor and the Company are holding companies whose primary assets are the capital stock of their sub-sidiaries and whose businesses are conducted primarily through their subsidiar-ies, separate financial statements of the Company are not presented herein.

The summary historical financial data presented herein have been derived from the audited consolidated financial statements of the Guarantor for the fiscal years ended December 31 and unaudited condensed consolidated financial state-ments of the Guarantor for the three months ended March 31, both of which are included elsewhere in this Prospectus. The summary pro forma statement of oper-ations data and other financial data give effect to the Reorganization Transac-tions, the Distribution and the Offering as if each had occurred on January 1, 1997. The summary pro forma balance sheet data at March 31, 1998 give effect to these events as if each had occurred as of such date.

The following summary historical financial data relate to the business of the Guarantor as it was operated as part of Predecessor Company and may not reflect the financial position, results of operations or cash flows that would have been obtained had the Guarantor been a separate, publicly held company during such periods. In particular, the effect of lease payments that would have been incurred by the Guarantor pursuant to the Master Lease Agreement are not re-flected herein. The Guarantor also is incurring interest expense related to the Company Credit Agreement at higher rates than incurred by Predecessor Company. In addition, the historical financial statements of Predecessor Company include certain expenses that, since completion of the Reorganization Transactions, will not be included in future Guarantor financial statements. Such expenses include (i) expenses for depreciation on real estate assets which the Guarantor leases from Predecessor Company; (ii) interest expense related to long-term debt incurred by Predecessor Company and (iii) professional and administrative expenses related to the Reorganization Transactions. The following table should be read in conjunction with "Guarantor Unaudited Pro Forma Consolidated Finan-cial Statements," "Guarantor Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Guarantor," "Management's Discussion and Analysis of Pro Forma Financial Condi-tion and Results of Operations of the Guarantor" and the historical consoli-dated financial statements of Guarantor presented elsewhere in this Prospectus.

                                   GUARANTOR
                SUMMARY HISTORICAL FINANCIAL DATA AND GUARANTOR
          UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA (CONTINUED)

                          ------------------------------------  --------------------------------------------------
                            THREE MONTHS ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                          ------------------------------------  --------------------------------------------------
Dollars in thousands,      PRO FORMA                             PRO FORMA
except                          1998        1998          1997        1997        1997         1996           1995
per share amounts         ----------  ----------    ----------  ----------  ----------  -----------    -----------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $  822,616  $  823,316    $  680,696  $3,361,474  $3,116,004  $ 2,577,783    $ 2,323,956(c)
                          ----------  ----------    ----------  ----------  ----------  -----------    -----------
Salaries, wages and
 benefits...............     480,364     480,364       396,573   1,922,204   1,788,053    1,490,938      1,360,018
Supplies................      76,052      76,052        66,033     327,100     303,140      261,621        233,066
Rent....................      79,521      24,135        18,948     318,425      89,474       77,795         79,476
Other operating
 expenses...............     126,658     127,258       109,786     539,668     490,327      405,797        372,657
Depreciation and
 amortization...........      24,776      35,470        24,372      95,649     123,865       99,533         89,478
Interest expense........      24,997      37,195        10,660      99,991     102,736       45,922         60,918
Investment income.......      (1,180)     (1,180)       (1,567)     (8,891)     (6,057)     (12,203)       (13,444)
Non-recurring
 transactions...........           -       7,664(a)          -           -           -      125,200(b)     109,423(c)
                          ----------  ----------    ----------  ----------  ----------  -----------    -----------
                             811,188     786,958       624,805   3,294,146   2,891,538    2,494,603      2,291,592
                          ----------  ----------    ----------  ----------  ----------  -----------    -----------
Income before income
 taxes..................      11,428      36,358        55,891      67,328     224,466       83,180         32,364
Provision for income
 taxes..................       5,257      17,477        21,909      30,971      89,338       35,175         24,001
                          ----------  ----------    ----------  ----------  ----------  -----------    -----------
Income from operations..  $    6,171  $   18,881    $   33,982  $   36,357  $  135,128  $    48,005    $     8,363
                          ==========  ==========    ==========  ==========  ==========  ===========    ===========
Earnings per common
 share from operations:
Basic...................  $     0.09  $     0.28    $     0.49  $     0.51  $     1.96  $      0.69    $      0.22
Diluted.................        0.09        0.28          0.48        0.51        1.92         0.68           0.29
BALANCE SHEET DATA:
Working capital.........  $  469,578  $  395,781    $  427,690         n/a  $  445,086  $   320,123    $   239,666
Assets..................   2,451,788   3,388,237     2,660,706         n/a   3,334,739    1,968,856      1,912,454
Long-term debt..........   1,076,264   1,920,901     1,286,843         n/a   1,919,624      710,507        778,100
Stockholders' equity....     898,856     930,833       833,483         n/a     905,350      797,091        772,064
OTHER FINANCIAL DATA:
EBITDA, as adjusted(d)..  $   60,021  $  115,507    $   89,356  $  254,077  $  445,010  $   341,632    $   278,739
EBITDA margin, as
 adjusted...............        7.3%       14.0%         13.1%        7.6%       14.3%        13.3%          12.0%
Ratio of earnings to
 fixed charges..........        1.2x        1.7x          3.9x        1.3x        2.5x         2.1x           1.4x
Fixed charge coverage
 ratio(e)...............        1.7x        2.3x          5.0x        1.7x        3.6x          n/a            n/a
Capital expenditures:
 Existing facilities and
  construction..........         n/a  $   78,732    $   60,887         n/a  $  281,672  $   135,027    $   136,893
 Acquisitions...........         n/a      12,275       346,110         n/a   1,011,689       26,236         59,343

-------
(a) Includes pretax charges for professional and administrative expenses re-lated to the Reorganization Transactions.
(b) Includes pretax charges incurred to complete the integration of The Hillhaven Corporation ("Hillhaven") resulting from the merger of Hillhaven into Predecessor Company on September 28, 1995 (the "Hillhaven Merger"), which included costs associated with the planned disposition of 34 nursing centers, the reorganization of the institutional pharmacy business and the planned replacement of one hospital and three nursing centers.
(c) Includes pretax charges aggregating $103.9 million incurred primarily in connection with the consummation of the Hillhaven Merger, which included costs associated with direct transaction costs, employee benefit and sever-ance costs, the planned disposition of certain nursing center properties and changes in estimates in accrued revenues of $24.5 million recorded in connec-tion with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction of revenues). Non-recurring transactions in 1995 also include $5.5 million recorded in connection with the merger (the "Na-tionwide Merger") of Hillhaven with Nationwide Care, Inc. ("Nationwide").

(continued)

(d) EBITDA, as adjusted, represents operating income before depreciation, amor-tization, net interest, income taxes and non-recurring transactions. While EBITDA should not be construed as a substitute for operating income or a bet-ter indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company and the Guarantor to meet their future debt service, capital expenditure and working capital requirements. EBITDA is not necessar-ily a measure of the Company's or the Guarantor's ability to fund its cash needs. EBITDA is included herein because management believes that certain in-vestors find it to be a useful tool for measuring a company's ability to service debt.
(e) Fixed charge coverage ratio (as defined) represents the ratio of (i) the sum of (x) EBITDA and (y) one-third of all rental expense attributable to op-erating leases with an initial term, including any renewals at the option of either party, in excess of one year, to (ii) Fixed Charges (as defined). See "Description of the New Notes and the Guarantee--Certain Definitions."

                              RECENT DEVELOPMENTS

On July 28, 1998, the Guarantor announced results for the second quarter and six months ended June 30, 1998. On a pro forma basis, excluding the effect of one-time charges and assuming the Reorganization Transactions had occurred at the beginning of 1997, the Guarantor would have reported a net loss of $8.7 million or $0.13 per share for the second quarter of 1998 and net income of $9.9 million or $0.14 per diluted share for the same period of 1997. For the six month period, the Guarantor would have reported a net loss of $2.5 million or $0.04 per share for the first half of 1998 and net income of $18.1 million or $0.25 per diluted share for the same period of 1997 on a pro forma basis.

On a historical basis, excluding the effect of one-time charges, the Guarantor reported a net loss of $4.7 million or $0.07 per share for the three months ended June 30, 1998. Revenues for the period aggregated $778.7 million. For the same period in 1997, the Guarantor reported net income of $37.0 million or $0.52 per diluted share on revenues of $778.3 million. For the six months ended June 30, 1998, the Guarantor reported revenues of $1.6 billion and net income of $21.8 million or $0.32 per diluted share. For the first half of 1997, the Guarantor reported revenues of $1.46 billion and net income of $71.0 million or $1.00 per diluted share.

Historical operating results for the second quarter of 1998 also include $25.7 million ($18.7 million net of tax or $0.28 per share) of costs to complete the Reorganization Transactions, losses related to the Guarantor's previously an-nounced disposal of the Guarantor's home health and hospice businesses, and the write-off of capitalized amounts related to the corporate headquarters project canceled in June. Second quarter 1998 results also include an extraordinary loss of $77.9 million or $1.15 per share incurred in connection with the refi-nancing of Predecessor Company's long-term debt. Extraordinary losses related to the refinancing of long-term debt reduced second quarter 1997 net income by $1.6 million or $0.02 per share.

Since May 1, 1998, the Guarantor has repaid approximately $63 million of long-term debt primarily through improved working capital liquidity. At June 30, 1998, working capital totaled $373 million, long-term debt was $1.0 billion and common stockholders' equity aggregated $873 million. The Guarantor previously announced that a number of cost reductions were being implemented in anticipa-tion of the new prospective payment system. These reductions include a reduc-tion in the work force, primarily in the number of therapists. The Guarantor also indicated previously that it does not anticipate acquiring additional healthcare facilities over the next 12 to 18 months. In addition, the Guarantor announced that it has delayed indefinitely the construction of its planned cor-porate headquarters building.

To reposition the Guarantor's Board of Directors, Stanley C. Gault was elected to the Guarantor's Board of Directors on July 27, 1998. Two executive officers of the Guarantor, Michael R. Barr, Executive Vice President and Chief Operating Officer, and W. Earl Reed, III, Executive Vice President and Chief Financial Officer, resigned as directors of the Guarantor and will continue in their cur-rent management roles.

On April 20, 1998, Atria announced that it had entered into a definitive merger agreement with Kapson, an affiliate of Lazard, under which Kapson will acquire Atria. Under the terms of the merger agreement, a subsidiary of Kapson will merge into Atria and the public stockholders of Atria will receive $20.25 per share in cash. The Guarantor, which holds approximately 43% of the currently outstanding Atria Common Stock, will also receive $20.25 per share in cash for approximately 88% of its Atria Common Stock (valued at approximately $177.5 million) and will retain its remaining shares of Atria after the closing of the merger. In consideration for its con-tinuing investment, the Guarantor will retain a seat on Atria's Board of Direc-tors and is entitled to certain registration rights with respect to its remain-ing shares of Atria Common Stock. On May 13, 1998, ARV filed a lawsuit seeking to enjoin Kapson from acquiring Atria. In addition to compensatory and punitive damages, the lawsuit seeks to obtain preliminary and permanent injunctions to prevent Lazard from breaking its contractual and fiduciary duties to ARV by ac-quiring Atria, through Kapson, without first offering ARV the opportunity to be the acquiring party and without obtaining ARV's consent to allow Lazard to make the acquisition should ARV choose not to pursue it. On June 25, 1998, the Supe-rior Court for Orange County, California declined to reach a decision on the merits of the dispute between Lazard and ARV. The court directed Lazard and Atria to continue their efforts to finalize the acquisition of Atria by Kapson. The court preliminarily enjoined the closing of the merger prior to the outcome of a one week bench trial beginning on August 3, 1998. Lazard has informed Atria that it believes that ARV's claims are without merit and that it intends to contest vigorously the allegations in ARV's complaint. The merger is subject to customary conditions including approval of Atria's stockholders and certain regulatory approvals. The Guarantor expects that the merger will be completed during 1998.

                                  RISK FACTORS

In addition to the other matters described or incorporated by reference in this Prospectus, prospective Holders of New Notes should consider the specific fac-tors set forth below.

SUBSTANTIAL LEVERAGE AND ABILITY TO MEET DEBT SERVICE REQUIREMENTS

The Company and the Guarantor are highly leveraged and a substantial portion of their cash flow from operations will be dedicated to the payment of principal and interest on indebtedness. As of March 31, 1998, after giving pro forma ef-fect to the Reorganization Transactions, the Distribution and the Offering, the Company and the Guarantor would have had outstanding indebtedness of approxi-mately $1.09 billion, which represents approximately 55% of the Guarantor's to-tal capitalization. Subject to certain limitations, the Company Credit Agree-ment and the Indenture permit the Company, the Guarantor and their respective subsidiaries to incur additional indebtedness. On a pro forma basis as de-scribed above, for the year ended December 31, 1997 and the three months ended March 31, 1998, the Guarantor's ratio of earnings to fixed charges (calculated in accordance with the requirements of the Commission) would have been 1.3 to 1 and 1.2 to 1, respectively.

The ability of the Company and the Guarantor to service their indebtedness, and to comply with the financial and restrictive covenants contained in the Company Credit Agreement and the Indenture, is dependent upon their future performance and business growth which are subject to financial, economic, competitive, reg-ulatory and other factors, many of which are beyond their control. While the Company and the Guarantor believe that they will be able to generate sufficient cash flow to cover required debt service payments, no assurance can be given to that effect. If the Company and the Guarantor are unable to generate sufficient funds to meet debt service obligations, the Company and the Guarantor may be required to refinance some or all of such debt, sell assets or raise additional equity. No assurance can be given that such refinancings, asset sales or equity sales can be accomplished or, if accomplished, would raise sufficient funds to meet debt service obligations. See "Management's Discussion and Analysis of Fi-nancial Condition and Results of Operations of the Guarantor--Liquidity and-- Capital Resources," "Management's Discussion and Analysis of Pro Forma Finan-cial Condition and Results of Operations of the Guarantor--Liquidity and--Capi-tal Resources" and "Description of the Company Credit Agreement." The Company's and the Guarantor's high degree of leverage and related financial covenants could have a material adverse effect on their ability to withstand competitive pressures or adverse economic conditions, make material acquisitions, obtain future financing or take advantage of business opportunities that may arise. In addition, a downturn in general economic conditions or in their business could have a material adverse effect on the Company's and the Guarantor's ability to meet debt service obligations or to conduct their business in the ordinary course.

The Company Credit Agreement contains financial covenants which, among other things, require the Guarantor to maintain certain financial ratios and restrict the ability of the Company, the Guarantor and their respective subsidiaries to incur indebtedness, make acquisitions or investments, create or permit liens and make capital expenditures. The Indenture contains covenants which restrict the Company and the Guarantor from incurring additional indebtedness, creating liens on its assets, making certain asset dispositions and entering into trans-actions with affiliates. If the Company and the Guarantor are unable to gener-ate sufficient cash flows or otherwise obtain the funds necessary to make re-quired payments of principal and interest under, or are unable to comply with the covenants of, the Company Credit Agreement or the Indenture, the Company and the Guarantor could be in default under the terms thereof, which would per-mit the lenders pursuant to the Company Credit Agreement to accelerate the ma-turity of the Senior Debt created pursuant thereto and receive payment in full prior to the receipt by the Holders of New Notes of any payment of principal of, premium, if any, and interest on the New Notes. See "Description of the Company Credit Agreement," "Description of the New Notes and the Guarantee," and "Description of the Old Notes and the Guarantee."

SUBORDINATION OF THE NOTES AND GUARANTEE; RISKS ASSOCIATED WITH HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES

The Notes and the Guarantee are subordinated to all Senior Debt including all obligations under the Company Credit Agreement. In the event of a circumstance in which the contractual subordination provisions apply, Holders of Notes will not be entitled to receive and will have an obligation to pay over to holders of Senior Debt any payments they may receive in respect of the Notes or the Guarantee. As of March 31, 1998, on a pro forma basis after giving effect to the Reorganization Transactions, the Distribution and the Offering, there would have been outstanding an aggregate principal amount of approximately $800 mil-lion of Senior Debt, which would rank senior in right of payment to the Notes and the Guarantee. Furthermore, subject to certain limitations, the Company Credit Agreement and the Indenture permit the Company, the Guarantor and their respective subsidiaries to incur additional indebtedness, including Senior Debt. The indebtedness under the Company Credit Agreement will become due prior to the time the principal obligations under the Notes become due. Certain subsidiaries of the Company have issued guarantees under the Com-pany Credit Agreement which are secured by a pledge of the equity interests in other subsidiaries owned by them, and the Company and the Guarantor have pledged all intercompany debt owed to them as well as the issued and outstand-ing capital stock of certain of their subsidiaries to secure indebtedness under the Company Credit Agreement. In the event of a bankruptcy, liquidation or re-organization of the Company or the Guarantor, the assets of the Company and the Guarantor would be available to pay obligations on the Notes and the Guarantee only after all Senior Debt has been paid in full, and there may not be suffi-cient assets remaining to pay amounts due on any or all of the Notes then out-standing. See "Description of the Company Credit Agreement," "Description of the New Notes and the Guarantee" and "Description of the Old Notes and the Guarantee."

In addition, the operations of the Company and the Guarantor are conducted pri-marily through their subsidiaries. Therefore, the Company's and the Guarantor's ability to make required principal and interest payments with respect to in-debtedness, including the Notes and the Guarantee, depends on the earnings of their subsidiaries and on their ability to receive funds from such subsidiaries through dividends or other payments. Since the Notes and the Guarantee are ob-ligations of the Company and the Guarantor only, the Company's and the Guaran-tor's subsidiaries are not obliged or required to pay any amounts due pursuant to the Notes or the Guarantee or to make funds available therefor in the form of dividends or advances to the Company or the Guarantor. Furthermore, the Notes effectively will be subordinated to all outstanding indebtedness and other liabilities and commitments (including Trade Payables and operating lease obligations) of the Company's subsidiaries. Any right of the Company or the Guarantor to receive assets of any of their subsidiaries upon the latter's liq-uidation or reorganization (and the consequent right of Holders of Notes to participate in those assets) effectively will be subordinated to the claims of that subsidiary's creditors, except to the extent that the Company or the Guar-antor are recognized as creditors of such subsidiary, in which case the claims of the Company and the Guarantor would still be subordinate to any security in-terest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company and the Guarantor. As of March 31, 1998, on a pro forma basis as described above, the aggregate outstanding indebtedness of the Company's and the Guarantor's subsidiaries would have been approximately $800 million, excluding Trade Payables and operating lease obligations aggre-gating approximately $3.2 billion.

RISK OF FAILURE TO OBTAIN REGULATORY AND OTHER APPROVALS

The Company's hospitals, nursing centers and institutional pharmacies are li-censed by various state and Federal agencies. As a result of the Reorganization Transactions and the Distribution, the changes in the entities conducting these operations were treated as a change of ownership by various state and Federal regulatory agencies.

Substantially all of the approvals necessary to transfer licenses to the Com-pany were received prior to the consummation of the Reorganization Transac-tions. In circumstances in which the Company was not able to obtain any such approvals prior to the consummation of the Reorganization Transactions, the Company entered into management agreements with Predecessor Company with terms designed to result in substantially the same economic result to the Company as if the necessary approvals to transfer such licenses had been obtained. In con-nection with these agreements, the Company became a creditor of Predecessor Company and is subject to Predecessor Company credit risk with respect to the revenues attributable to the facilities subject to those agreements. Upon ob-taining the necessary approvals for the transfer of such licenses, these agree-ments will be terminated and the facilities subject to such agreements will be leased to the Guarantor under the Master Lease Agreement.

Prior to the Distribution Date, Predecessor Company leased seven long-term acute care hospitals and 76 nursing centers from third parties (the "Third Party Leases"). The rent obligation under the Third Party Leases for the 1998 fiscal year is approximately $34.2 million. In connection with the Reorganiza-tion Transactions, Predecessor Company assigned the Third Party Leases to the Guarantor and sought to obtain any necessary consents as well as releases for Predecessor Company. If such consents and releases are not obtained, Predeces-sor Company will remain primarily liable for the obligations under the Third Party Leases; however, the assignment of the Third Party Leases may result in a default under certain Third Party Leases. As of date hereof, the Company has not received consents to assignment of and release for one long-term acute care hospital and 16 nursing centers.

HEALTHCARE INDUSTRY RISKS

Dependence on Reimbursement; Medicare and Medicaid as Material Sources of
Revenues
The Company derives a substantial portion of its net operating revenues from third-party payors, including the Medicare and Medicaid programs. In 1997 and for the three months ended March 31, 1998, the Company derived approximately

60% of its total revenues from the Medicare and Medicaid programs. Such pro-grams are highly regulated and subject to frequent and substantial changes. The Budget Act is intended to reduce the increase in Medicare payments by $115 bil-lion over the next five years and makes extensive changes in the Medicare and Medicaid programs. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to im-pose greater discounts and more stringent cost controls by private payors are expected to continue. There can be no assurances that adequate reimbursement levels will continue to be available for services to be provided by the Company which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the Guarantor's and the Company's liquidity, financial condition and results of operations.

Extensive Regulation
The healthcare industry is subject to extensive Federal, state and local regu-lation including, but not limited to, regulations relating to licensure, con-duct of operations, ownership of facilities, addition of facilities, services and prices for services (collectively, the "Healthcare Regulations"). In par-ticular, Medicare and Medicaid antikickback, antifraud and abuse amendments codified under Section 1128(B)(b) of the Social Security Act (the "Antikickback Amendments") prohibit certain business practices and relationships that might affect the provisions and cost of healthcare services reimbursable under Medi-care and Medicaid, including the payment or receipt of remuneration for the re-ferral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating the Antikickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from gov-ernment programs such as the Medicare and Medicaid programs. In the ordinary course of its business, the Company is subject regularly to inquiries, investi-gations and audits by the Federal and state agencies that oversee these laws and regulations.

Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regula-tions that describe some of the conduct and business relationships permissible under the Antikickback Amendments ("Safe Harbors"). The fact that a given busi-ness arrangement does not fall within a Safe Harbor does not render the ar-rangement per se illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbors criteria, however, risk in-creased scrutiny and possible sanctions by enforcement authorities.

The Health Insurance Portability and Accountability Act of 1997, which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. 1301 et seq.) to broaden the scope of current fraud and abuse laws to include all health plans, whether or not they are reimbursed under Federal programs.

In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements (the "Self-Referral Prohibitions"). Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regard-less of the source of the payment for the care. These laws and regulations are extremely complex and little judicial or regulatory interpretation exists. The Company does not believe its arrangements are in violation of the Self-Referral Prohibitions. There can be no assurance, however, that governmental officials charged with responsibility for enforcing the provisions of the Self-Referral Prohibitions will not assert that one or more of the Company's arrangements is in violation of such provisions.

The Budget Act also provides a number of additional antifraud and abuse provi-sions. The Budget Act contains new civil monetary penalties for violations of the Antikickback Amendments and imposes an affirmative duty on providers to in-sure that they do not employ or contract with persons excluded from the Medi-care program. The Budget Act also provides a minimum ten year period for exclu-sion from participation in Federal healthcare programs for persons convicted of a prior healthcare offense.

Some states require state approval for development and expansion of healthcare facilities and services, including findings of need for additional or expanded healthcare facilities or services. Certificates of Need ("CON"), which are is-sued by governmental agencies with jurisdiction over healthcare facilities, are at times required for expansion of existing facilities, construction of new fa-cilities, addition of beds, acquisition of major items of equipment or intro-duction of new services. The

Company operates hospitals in 11 states that require state approval for the ex-pansion of its facilities and services under CON programs. There can be no as-surance that the Company will be able to obtain a CON for any or all future projects. If the Company is unable to obtain the requisite CON, its growth and business could be adversely affected.

The Company and the Guarantor are unable to predict the future course of Feder-al, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a ma-terial adverse effect on the Guarantor's and the Company's financial condition and results of operations.

Healthcare Reform Legislation
Healthcare is one of the largest industries in the United States and continues to attract much legislative interest and public attention. The Budget Act, en-acted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare will be re-duced from over 10% to approximately 7.5% for the next five years based on spe-cific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act affects reimbursement systems for each of the Company's operat-ing units.

The Budget Act will reduce payments to many of the Company's facilities, including, but not limited to, payments made to the Company's hospitals, by reducing incentive payments pursuant to the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a prospective payment system ("PPS") hospital. The reductions in allowable costs for capital expenditures became effective October 1, 1997. The reductions in the TEFRA incentive payments and allowable costs for bad debts are expected to be effective between May 1, 1998 and September 1, 1998 with respect to the Company's hospitals. The reductions for payments for services to patients transferred from a PPS hospital are expected to be effective October 1, 1998. The Budget Act also requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services were made available by the Health Care Financing Administration ("HCFA") on May 5, 1998. The payments received under the new prospective payment system cover all services for Medicare patients including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered drugs.

Management believes that the Budget Act will adversely impact the Company's hospital business by reducing payments previously described. Over the long term, management believes that the new prospective payment system will benefit its nursing center operations because (i) management believes that the average acuity levels of its patients will exceed the national average (which should result in increased payments per patient day) and (ii) because the Company ex-pects to benefit from its ability to reduce the cost of providing ancillary services to patients in its facilities. As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment sys-tem, management believes that the volume of ancillary services provided per pa-tient day to nursing center patients could decline. In addition, as a result of these changes, many nursing centers may elect to provide ancillary services to their patients through internal staff and will no longer contract with outside parties for ancillary services. For these reasons and others, since the enact-ment of the Budget Act, sales of new contracts have declined and may continue to decline subject to the Company's success in implementing its Vencare compre-hensive, full-service contracts sales strategy. The Company is actively imple-menting strategies and operational modifications to address changes in the Fed-eral reimbursement system including reducing the number of therapists in the Company's nursing centers by approximately 1,000 and changing the skill mix of employees to reduce costs and maximize efficiencies.

There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimburse-ment pursuant to such programs. In addition, there can be no assurance that fa-cilities leased by the Company, or the provision of services and supplies by the Company, will meet the requirements for participation in such programs. The Company could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for healthcare services.

In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services provided by the Company (including the rehabilitation con-tract therapy business acquired as part of the acquisition of TheraTx). Under the new rules, HCFA established salary equivalency limits for speech and occu-pational therapy services and revised limits for physical and respiratory ther-apy services. The limits are based on a blend of data from wage rates for hos-pitals and nursing centers and include salary, fringe benefit and expense factors. Rates are de-fined by specific geographic market areas, based upon a modified version of the hospital wage index. The new limits are effective for services provided on or after April 10, 1998 and will impact negatively Vencare operating results in 1998. The Company will continue to charge client nursing centers in accordance with the revised guidelines until such nursing centers transition to the new prospective payment system. Under the new prospective payment system for nurs-ing centers, the reimbursement for these services provided to nursing center patients is a component of the total reimbursement allowed per nursing center patient and the salary equivalency guidelines are not applicable. Most of the Company's client nursing centers are expected to transition to the new prospec-tive payment system on or before January 1, 1999.

There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare serv-ices such as the Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are consider-ing regulatory changes that include a moratorium on the designation of addi-tional long-term care hospitals and changes in the Medicaid reimbursement sys-tem applicable to the Company's hospitals. There are also a number of legisla-tive proposals including cost caps and the establishment of Medicaid prospec-tive payment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases existing impediments on the states' ability to reduce their Medicaid reimbursement levels.

There can be no assurance that the Budget Act, new salary equivalency rates, future healthcare legislation or other changes in the administration or inter-pretation of governmental healthcare programs will not have a material adverse effect on the Guarantor's and the Company's financial condition, results of op-erations and liquidity.

Risks Relating to State Regulation
The Company operates seven hospitals and a chronic unit in Florida, a state which regulates hospital rates. These operations contribute a significant por-tion of the Company's revenues and operating income from its hospitals. Accord-ingly, the Company's hospital revenues and operating income could be materially adversely affected by Florida's rate setting laws or other cost containment ef-forts. The Company also operates 11 hospitals in Texas, nine hospitals in Cali-fornia, and five hospitals in Illinois which contribute a significant portion of the Company's revenues and operating income from its hospitals. Although Texas, California and Illinois do not currently regulate hospital rates, the adoption of such legislation or other cost containment measures in these or other states could have a material adverse effect on the Company's hospital revenues and operating income. Moreover, the repeal of the Boren Amendment by the Budget Act provides the states with greater flexibility to reduce their Medicaid reimbursement levels. The Company is unable to predict whether and in what form such legislation will be adopted. Certain other states in which the Company operates hospitals require disclosure of specified financial informa-tion. In evaluating markets for expansion, the Company considers the regulatory environment including, but not limited to, any mandated rate setting.

Highly Competitive Industry
The healthcare services industry is highly competitive. The Company faces com-petition from general acute care hospitals and long-term care hospitals which provide services comparable to those offered by the Company's hospitals. Many general acute care hospitals are larger and more established than the Company's hospitals. Certain hospitals that compete with the Company's hospitals are op-erated by not-for-profit, nontaxpaying or governmental agencies, which can fi-nance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to the Company's hospitals. The Company may experience increased competition from existing hospitals as well as hospi-tals converted, in whole or in part, to specialized care facilities. The Company's nursing centers compete on a local and regional basis with other nursing centers, and competition also exists for the Vencare operations. The Company will compete with other healthcare companies, including Predecessor Company, for the acquisition and development of additional hospitals, nursing centers and other healthcare assets and businesses.

CERTAIN LEGAL PROCEEDINGS AND OTHER ACTIONS
On April 7, 1998, the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida, issued a temporary injunction order against the Company's nursing center in Tampa, Florida which ordered the nursing center to cease notifying and requiring the discharge of any resident. The Company dis-continued requiring the discharge of any resident from its Tampa nursing center on April 7, 1998. Following the conduct of a complaint survey at the facility, the State of Florida Agency for Health Care Administration ("AHCA") imposed a fine of $270,000 for related regulatory violations. In addition, HCFA has im-posed a fine of $113,000. The Company has appealed both the AHCA and HCFA fines. The Company submitted an acceptable plan of correction at the Tampa nursing center and has been informed by AHCA that "immediate jeopardy" no longer exists and the threatened termination of the Tampa nursing center's Medicare provider agreement has been reversed.

The Tampa Prosecuting Attorney's office has indicated to the Company that it is conducting an independent criminal investigation into the circumstances surrounding the Tampa resident discharges. The Company is cooperating fully with this investigation.

The Company has received notice that the State of Georgia has found regulatory violations with respect to patient discharges, among other things, at one of the Company's nursing centers in Savannah, Georgia. The state recommended a federal fine of approximately $510,000 for these violations, and HCFA has im-posed that fine. The Company has not yet determined whether it will appeal this fine.

The HCFA Administrator of the Medicare and Medicaid programs has indicated that the Company's facilities in other states also are being monitored. There can be no assurance that HCFA or other regulators in other jurisdictions will not initiate investigations relating to these matters or other circumstances, and there can be no assurance that the results of any such investigations would not have a material adverse effect on the Company or the Guarantor. See "--Healthcare Industry Risks."

On April 9, 1998, a class action lawsuit captioned Mongiovi et al. v. Vencor, Inc., et al., Case No. 98-769-CIV-T24E, was filed in the United States District Court for the Middle District of Florida on behalf of a purported class consisting of certain residents of the Tampa nursing center and other residents in the Company's nursing centers nationwide. The complaint alleges various breaches of contract, and statutory and regulatory violations including violations of Federal and state RICO statutes. The original complaint has been amended to delineate several purported subclasses. The plaintiffs seek class certification, unspecified damages, attorneys' fees and costs. The Company intends to defend this action vigorously.

A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Guarantor against the Guarantor and certain executive officers and directors of the Guarantor. The complaint alleges that the Guarantor and certain executive officers of the Guarantor during a specified time frame violated Sections 10(b) and 20(a) of the Ex-change Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning the Guarantor's current opera-tions and the inherent value of the Guarantor's common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning the Guarantor's revenues and successful acquisitions, the price of the Guarantor's common stock was artificially inflated. In par-ticular, the complaint alleges that the Guarantor issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on the Guarantor's core services and profit-ability. The complaint further alleges that the Guarantor issued a series of materially false statements concerning the purportedly successful integration of its recent acquisitions and prospective earnings per share for 1997 and 1998 which the Guarantor knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judg-ment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective reme-dy. The Guarantor believes that the allegations in the complaint are without merit and intends to defend this action vigorously.

A shareholder derivative suit entitled Thomas G. White on behalf of Vencor, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98CI03669 was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit was brought on behalf of the Guarantor and Predecessor Company against certain current and former executive officers and directors of the Guarantor and Pred-ecessor Company. The complaint alleges that the defendants damaged the Guaran-tor and Predecessor Company by engaging in violations of the securities laws, engaging in insider trading, fraud and securities fraud and damaging the repu-tation of the Guarantor and Predecessor Company. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The complaint is based on sub-stantially similar assertions to those made in the class action lawsuit enti-tled A. Carl Helwig v. Vencor, Inc., et al. discussed above. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the Guarantor and Predecessor Company have an effective remedy. The Guarantor believes that the allegations in the complaint are without merit and intends to defend this ac-tion vigorously.

On June 19, 1997, a class action lawsuit was filed in the United States Dis-trict Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional pur-chased shares of its common stock from members of the investing public after it had received a written offer to acquire all of Transitional's common stock and without disclosing that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Exchange Act and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain senior executives and directors of Transitional. The plain-tiff seeks class certification, unspecified damages, attorneys' fees and costs. The Company has filed a motion to dismiss and is awaiting the court's decision. The Company is vigorously defending this action.

The Company's subsidiary, American X-Rays, Inc. ("AXR"), is the defendant in a qui tam lawsuit which was filed in the United States District Court for the Eastern District of Arkansas and served on the Company on July 7, 1997. The United States Department of Justice has intervened in the suit which was brought under the Federal Civil False Claims Act. AXR provided portable X-ray services to nursing facilities (including those operated by the Company) and other healthcare providers. The Company's interest in AXR was acquired when Hillhaven was merged into Predecessor Company in September 1995 and when Pred-ecessor Company purchased the remaining interest in AXR in February 1996. The suit alleges that AXR submitted false claims to the Medicare and Medicaid pro-grams. The suit seeks damages in an amount of not less than $1,000,000, treble damages and civil penalties. In conjunction with the qui tam action, the United States Attorney's Office for the Eastern District of Arkansas also is conducting a criminal investigation into the allegations contained in the qui tam complaint and has indicted four former employees of AXR. AXR has been in-formed that it is not a target of the investigation. The Company is cooperat-ing fully in the investigation.

On June 6, 1997, Transitional announced that it had been advised that it was a target of a Federal grand jury investigation being conducted by the United States Attorney's Office for the District of Massachusetts (the "USAO") aris-ing from activities of Transitional's formerly owned dialysis business. The investigation involves an alleged illegal arrangement in the form of a part-nership which existed from June 1987 to June 1992 between Damon Corporation and Transitional. Transitional spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. In January 1998, the Company was in-formed that no criminal charges would be filed against the Company. The Com-pany has further been informed that the USAO intends to file a civil action against Transitional relating to the partnership's former Medicare billing practices. If such a suit is filed, the Company will vigorously defend the ac-tion.

As is typical in the healthcare industry, the Company and the Guarantor are subject to claims and legal actions by patients and others in the ordinary course of business. In addition, the Company and the Guarantor are subject to various regulatory inquiries, investigations and audits by Federal and state agencies that oversee various healthcare regulations and laws.

CONFLICTS OF INTEREST

Conflicting Interests of Management
Because of the pre-existing and continuing ownership interests and interrela-tionships between Predecessor Company and the Guarantor, there are inherent conflicts of interest and loyalties with respect to the ongoing operations of Predecessor Company and the Guarantor. W. Bruce Lunsford is Chairman of the Board, President and Chief Executive Officer of the Guarantor and Chairman of the Board and Chief Executive Officer of Predecessor Company, and one other director of Predecessor Company and the Guarantor are the same. Consequently, the terms of certain transactions and agreements, including the Master Lease Agreement and other agreements entered into between Predecessor Company and the Guarantor in connection with the Reorganization Transactions and the Dis-tribution, may not reflect arm's length negotiations between independent par-ties. Management believes, based on advice of its financial advisor, that the Master Lease Agreement reflects terms that would have been obtained in arm's length negotiations.

Conflicting Demands for Management Time
Mr. Lunsford is Chairman of the Board, President and Chief Executive Officer of the Guarantor and Chairman of the Board and Chief Executive Officer of Predecessor Company. Therefore, Mr. Lunsford is subject to competing demands on his time. Mr. Lunsford provides overall leadership and direction to Prede-cessor Company and the Guarantor. While the amount of time that Mr. Lunsford allocates to his positions at each of Predecessor Company and the Guarantor varies depending on the particular demands at Predecessor Company and the Guarantor at any given time, it is anticipated that overall Mr. Lunsford will spend approximately forty percent of his time in his positions at Predecessor Company and approximately sixty percent of his time in his positions at the Guarantor.

Conflicting Corporate Objectives and Inherent Conflicts of Interest
The Guarantor and Predecessor Company are permitted to pursue business opportu-nities independently from one another subject to certain rights of first offer, and their interests may conflict. The interests of Predecessor Company and the Guarantor may potentially conflict because, among other reasons, (i) under the Reorganization Agreement the liabilities of Predecessor Company were divided between Predecessor Company and the Guarantor; (ii) the Guarantor leases the Leased Properties from Predecessor Company pursuant to the Master Lease Agree-ment; (iii) the Guarantor may develop the Development Properties and thereaf-ter, at the option of Predecessor Company, the Guarantor will sell to, and lease back from, Predecessor Company, the Development Properties pursuant to the Development Agreement; (iv) Predecessor Company and the Guarantor each have certain rights of first offer under the Participation Agreement; and (v) cer-tain corporate and administrative services are provided by the Guarantor to Predecessor Company, and certain assets and liabilities are allocated to the Guarantor and Predecessor Company under the terms of the Employee Benefits Agreement, the Intellectual Property Agreement, the Tax Sharing Agreement and the Transition Services Agreement. Each of the Guarantor and Predecessor Com-pany has implemented conflicts of interests policies, including the creation of a committee of independent directors that reviews transactions presenting a conflict. There can be no assurance that conflicts of interest policies adopted by Predecessor Company and the Guarantor will successfully eliminate the influ-ence of such conflicts, and as a result most decisions relating to the contrac-tual and other business relationships between Predecessor Company and the Guar-antor will be subject to conflicts of interest and loyalties.

LACK OF HISTORICAL FINANCIAL INFORMATION FOR GUARANTOR

The historical consolidated and pro forma financial information included in this Prospectus may not necessarily reflect the results of operations, finan-cial position and cash flows of the Guarantor in the future or the results of operations, financial position and cash flows had the Guarantor operated as a separate stand-alone entity and had the Company and the Guarantor operated un-der the relationships they have had since the Reorganization Transactions dur-ing the periods presented. The financial information included herein does not reflect a number of significant changes that have or may occur in the funding and operations of the Company and the Guarantor as a result of or in connection with the Reorganization Transactions and the Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Guarantor," "Management's Discussion and Analysis of Pro Forma Financial Condi-tion and Results of Operations of the Guarantor" and "Guarantor Unaudited Pro Forma Consolidated Financial Statements."

POSSIBLE INABILITY TO IMPLEMENT GROWTH STRATEGY

There can be no assurance that the Company will be able to continue its growth or be able to successfully implement its strategy to develop long-term healthcare networks. There can be no assurance that suitable acquisitions, for which other healthcare companies (including those with greater financial re-sources than the Company) may be competing, can be accomplished on terms favor-able to the Company or that financing, if necessary, can be obtained for such acquisitions. In addition, the Company does not anticipate acquiring additional healthcare facilities over the next 12 to 18 months. The Company may not be able to effectively and profitably integrate the operations of acquired enti-ties or future acquisitions or otherwise achieve the intended benefits of such acquisitions. In addition, unforeseen expenses, difficulties, complications or delays may be encountered in connection with the expansion of operations, which could inhibit the Company's growth.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

Upon a Change of Control, each Holder of Notes will have the right to require the Company to repurchase any or all of the outstanding Notes owned by such Holder at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. The Indenture does not prohibit the Company or the Guarantor in the future from incurring indebt-edness (including Senior Debt) otherwise permitted by the Indenture that con-tains Change of Control provisions. Furthermore, the Company Credit Agreement provides that a Change of Control will constitute a default thereunder, which would permit the lenders to cause the indebtedness under the Company Credit Agreement to become immediately due and payable or to institute a payment blockage with respect to the Notes. In order to repurchase Notes upon a Change of Control, the Company would have to repay all of its obligations under the Company Credit Agreement (and any other agreements relating to Senior Debt that contains similar Change of Control provisions) or would have to obtain the con-sent of the holders of such indebtedness. There can be no assurance that the Company will have adequate financial resources to repurchase the Notes in the event of a Change of Control, particularly if such Change of Control requires the Company to refinance, or results in the acceleration of, other indebted-ness. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default (as defined) under the Indenture. See "--Substantial Leverage and Ability to Meet Debt Service Requirements."

The Change of Control provision may not necessarily afford the Holders protec-tion in the event of a highly leveraged transaction, including a reorganiza-tion, restructuring, merger or other similar transaction involving the Company that may adversely affect the Holders, because such transactions may not in-volve a shift in voting power, beneficial ownership or management control or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of the New Notes and the Guarantee--Repurchase at the Option of the Holders Upon a Change of Control," the Indenture does not contain provi-sions that permit Holders of Notes to require the Company to repurchase or re-deem the Notes in the event of a takeover, recapitalization or similar transac-tion.

LACK OF PUBLIC MARKET FOR THE NEW NOTES

The New Notes are a new issue of securities for which there is currently no ac-tive trading market, and the Company does not intend to apply for listing of the New Notes on any securities exchanges or for quotation through the National Association of Securities Dealers Automated Quotation System. If any of the New Notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the Old Notes, depending upon prevailing in-terest rates, the market for similar securities and other factors, including general economic conditions, and the financial condition of, performance of and prospects for the Company and the Guarantor.

Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market-making at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

                                USE OF PROCEEDS

Neither the Company nor the Guarantor will receive any cash proceeds from the issuance of the New Notes and the Guarantee. In consideration for issuing the New Notes as described in this Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled. Accordingly, the issuance of the New Notes and the Guarantee will not result in any change in the indebtedness of the Com-pany or the Guarantor.

The net proceeds from the Offering were approximately $293.5 million.

The following table sets forth the sources and uses of the proceeds from the Offering and the other Company Financing Transactions:

Dollars in thousands

SOURCES:
--------                                                            ----------
Company Revolving Credit Facility.................................. $   72,000
Company Term A Loan................................................    250,000
Company Term B Loan................................................    250,000
Company Bridge Loan................................................    200,000
9 7/8% Guaranteed Senior Subordinated Notes due 2005...............    300,000
Proceeds from the issuance of Guarantor Series A Preferred Stock...     17,700
                                                                    ----------
  Total sources.................................................... $1,089,700
                                                                    ==========
USES:
-----
Predecessor Company Bank Facility.................................. $  256,746
Predecessor Company Notes..........................................    647,609
Other Predecessor Company indebtedness.............................     42,844
Loans to Company officers in connection with the issuance of
 Guarantor Series A Preferred Stock................................     15,930
Transaction costs and available cash...............................    126,571
                                                                    ----------
  Total uses....................................................... $1,089,700
                                                                    ==========

Approximately $61.5 million of the indebtedness under the Predecessor Company Bank Facility was owed to Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), one of the agent banks under the Predecessor Company Bank Facility. Morgan Guaranty, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated, is an affiliate of J.P. Morgan Securities Inc., the lead manager of the Offer-ing.

                       GUARANTOR PRO FORMA CAPITALIZATION

The following table sets forth at March 31, 1998 the actual capitalization of the Guarantor and as adjusted on a pro forma basis to give effect to the Reor-ganization Transactions, the Company Financing Transactions, the issuance of the $17.7 million Guarantor Series A Preferred Stock and the Distribution. For accounting purposes, the historical consolidated financial statements of Prede-cessor Company became the historical consolidated financial statements of the Guarantor as of the Distribution Date. Accordingly, the actual capitalization of the Guarantor presented below is identical to that of Predecessor Company. See "Guarantor Unaudited Pro Forma Consolidated Financial Statements."

                                                      ----------------------
                                                      AS OF MARCH 31, 1998
                                                      ----------------------
                                                          ACTUAL   PRO FORMA
Dollars in thousands                                  ----------  ----------
LONG-TERM DEBT, INCLUDING AMOUNTS DUE WITHIN ONE
 YEAR:
 Senior collateralized debt.......................... $   56,737  $        -
 Bank revolving credit agreement due 2002............  1,134,900           -
 8 5/8% Senior Subordinated Notes due 2007...........    750,000       2,391
 Other...............................................     11,930      12,209
 Company Revolving Credit Facility...................          -      72,000
 Company Term A Loan.................................          -     250,000
 Company Term B Loan.................................          -     250,000
 Company Bridge Loan.................................          -     200,000
 9 7/8% Guaranteed Senior Subordinated Notes due
  2005...............................................          -     300,000
                                                      ----------  ----------
  Total debt.........................................  1,953,567   1,086,600
                                                      ----------  ----------
Guarantor Series A Preferred Stock...................          -       1,770(a)
                                                      ----------  ----------
COMMON STOCKHOLDERS' EQUITY:
 Common stock........................................     18,388      16,891
 Capital in excess of par value......................    770,505     680,373
 Retained earnings...................................    300,684     201,592
                                                      ----------  ----------
                                                       1,089,577     898,856
 Common treasury stock...............................   (158,744)          -
                                                      ----------  ----------
  Common stockholders' equity........................    930,833     898,856
                                                      ----------  ----------
  Total capitalization............................... $2,884,400  $1,987,226
                                                      ==========  ==========

(a)For accounting purposes, the Guarantor Series A Preferred Stock is presented net of related employee loans which aggregated $15.9 million.

                                   GUARANTOR
                       SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical financial data of the Guar-antor for each of the five years in the period ended December 31, 1997 and the three months ended March 31, 1998 and 1997. For accounting purposes, the his-torical consolidated financial statements of Predecessor Company became the historical financial statements of the Guarantor on the Distribution Date. Ac-cordingly, the selected historical financial data presented for the five years ended December 31, 1997 have been derived from the audited consolidated finan-cial statements of Predecessor Company. The selected historical financial data for the three month periods have been derived from unaudited condensed consoli-dated financial statements of Predecessor Company and reflect all adjustments (consisting of normal recurring adjustments) that, in the opinion of the man-agement of the Guarantor, are necessary for a fair presentation of such infor-mation. The following selected financial data relate to the business of the Guarantor as it was operated as part of Predecessor Company and may not reflect the results of operations or financial position that would have been obtained had the Guarantor been a separate, publicly held company during such periods. In particular, the effect of lease payments that would have been incurred by the Guarantor pursuant to the Master Lease Agreement are not reflected herein. The Guarantor also is incurring interest expense related to the Company Credit Agreement at higher rates than incurred by Predecessor Company. In addition, the historical financial statements of Predecessor Company include certain ex-penses that, since completion of the Reorganization Transactions, will not be included in future Guarantor financial statements. Such expenses include (i) expenses for depreciation on real estate assets which the Guarantor leases from Predecessor Company, (ii) interest expense related to long-term debt which was assumed by Predecessor Company and (iii) professional and administrative ex-penses related to the Reorganization Transactions. The following table should be read in conjunction with "Guarantor Unaudited Pro Forma Consolidated Finan-cial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Guarantor," "Management's Discussion and Anal-ysis of Pro Forma Financial Condition and Results of Operations of the Guaran-tor" and the historical consolidated financial statements of the Guarantor pre-sented elsewhere herein. The summary historical financial data set forth below reflect the three-for-two split of Predecessor Company common stock distributed on October 25, 1994.

                                   GUARANTOR
                 SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)

                          -------------------------------------------------------------------------------------------
                              THREE MONTHS
                             ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                          ------------------------  -----------------------------------------------------------------
Dollars in thousands,           1998          1997        1997        1996          1995          1994           1993
except per share amounts  ----------    ----------  ----------  ----------    ----------    ----------     ----------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $  823,316    $  680,696  $3,116,004  $2,577,783    $2,323,956(c) $2,032,827     $1,727,436
                          ----------    ----------  ----------  ----------    ----------    ----------     ----------
Salaries, wages and
 benefits...............     480,364       396,573   1,788,053   1,490,938     1,360,018     1,167,181        985,163
Supplies................      76,052        66,033     303,140     261,621       233,066       216,587        186,473
Rent....................      24,135        18,948      89,474      77,795        79,476        79,371         74,323
Other operating
 expenses...............     127,258       109,786     490,327     405,797       372,657       312,087        270,014
Depreciation and
 amortization...........      35,470        24,372     123,865      99,533        89,478        79,519         69,126
Interest expense........      37,195        10,660     102,736      45,922        60,918        62,828         73,559
Investment income.......      (1,180)       (1,567)     (6,057)    (12,203)      (13,444)      (13,126)       (16,056)
Non-recurring
 transactions...........       7,664(a)          -           -     125,200(b)    109,423(c)     (4,540)(d)      5,769(e)
                          ----------    ----------  ----------  ----------    ----------    ----------     ----------
                             786,958       624,805   2,891,538   2,494,603     2,291,592     1,899,907      1,648,371
                          ----------    ----------  ----------  ----------    ----------    ----------     ----------
Income before income
 taxes..................      36,358        55,891     224,466      83,180        32,364       132,920         79,065
Provision for income
 taxes..................      17,477        21,909      89,338      35,175        24,001        46,781         10,089
                          ----------    ----------  ----------  ----------    ----------    ----------     ----------
Income from operations..  $   18,881    $   33,982  $  135,128  $   48,005    $    8,363    $   86,139     $   68,976
                          ==========    ==========  ==========  ==========    ==========    ==========     ==========
Earnings per common
 share from
 operations:............
Basic...................  $     0.28    $     0.49  $     1.96  $     0.69    $     0.22    $     1.41     $     1.28
Diluted.................        0.28          0.48        1.92        0.68          0.29          1.28           1.22
BALANCE SHEET DATA:
Working capital.........  $  395,781    $  427,690  $  445,086  $  320,123    $  239,666    $  129,079     $  114,339
Assets..................   3,388,237     2,660,706   3,334,739   1,968,856     1,912,454     1,656,205      1,563,350
Long-term debt..........   1,920,901     1,286,843   1,919,624     710,507       778,100       746,212        784,801
Stockholders' equity....     930,833       883,483     905,350     797,091       772,064       596,454        485,550
OTHER FINANCIAL DATA:
EBITDA, as adjusted(f)..  $  115,507    $   89,356  $  445,010  $  341,632    $  278,739    $  257,601     $  211,463
EBITDA margin, as
 adjusted...............        14.0%         13.1%       14.3%       13.3%         12.0%         12.7%          12.2%
Ratio of earnings to
 fixed charges..........         1.7x          3.9x        2.5x        2.1x          1.4x          2.5x           1.8x
Capital expenditures:
 Existing facilities and
  construction..........  $   78,732    $   60,887  $  281,672  $  135,027    $  136,893    $  111,486     $   74,111
 Acquisitions...........      12,275       346,110   1,011,689      26,236        59,343        36,391         44,055

-------
(a) Includes pretax charges for professional and administrative expenses related to the Reorganization Transactions.
(b) Includes pretax charges incurred to complete the integration of Hillhaven into Predecessor Company, which included costs associated with the planned disposition of 34 nursing centers, the reorganization of the institutional pharmacy business and the planned replacement of one hospital and three nursing centers.
(c) Includes pretax charges aggregating $103.9 million incurred primarily in connection with the consummation of the Hillhaven Merger, which included costs associated with direct transaction costs, employee benefit and severance costs, the planned disposition of certain nursing center properties and changes in estimates in accrued revenues of $24.5 million recorded in connection with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction of revenues). Non-recurring transactions in 1995 also include $5.5 million recorded in connection with the Nationwide Merger.
(d) Includes a gain resulting from the sales of assets and nursing center restructuring activities.
(e) Includes a charge related to the restructuring of certain nursing centers held for sale.
(f) EBITDA, as adjusted, represents operating income before depreciation, amortization, net interest, income taxes and non-recurring transactions. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company and the Guarantor to meet their future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's or the Guarantor's ability to fund its cash needs. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service debt.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF THE GUARANTOR

The Guarantor Selected Historical Financial Data and the consolidated financial statements included in this Prospectus set forth certain data with respect to the financial position, results of operations and cash flows of the Guarantor which should be read in conjunction with the following discussion and analysis.

On the Distribution Date, the historical consolidated financial statements of Predecessor Company became the historical consolidated financial statements of the Guarantor. For accounting purposes, the assets and liabilities of the Guar-antor were recorded at their historical carrying values at the Distribution Date. Prior year discussions refer to the Guarantor's business as it was con-ducted by Predecessor Company.

Because the Guarantor and the Company are holding companies whose primary as-sets are the capital stock of their subsidiaries and whose businesses are con-ducted primarily through their subsidiaries, separate financial statements of the Company will not be presented. Accordingly, a discussion of the financial condition and results of operations of the Company is not being presented sepa-rately herein.

GENERAL

The Company is one of the largest providers of long-term healthcare services in the United States. At March 31, 1998, the Company operated 62 long-term acute care hospitals (5,313 licensed beds), 305 nursing centers (39,960 licensed beds) and the Vencare contract services business which primarily provides re-spiratory and rehabilitation therapies, medical services and pharmacy manage-ment services to approximately 2,900 healthcare facilities.

Hillhaven Merger
The Hillhaven Merger was consummated on September 28, 1995. At the time of the Hillhaven Merger, Hillhaven operated 311 nursing centers, 56 retail and insti-tutional pharmacies and 23 independent and assisted living communities with 3,122 units. Annualized revenues approximated $1.7 billion. See Note 2 of the Notes to Consolidated Financial Statements for a description of the Hillhaven Merger.

Prior to the merger, Hillhaven completed the Nationwide Merger on June 30, 1995. At the time of the Nationwide Merger, Nationwide operated 23 nursing cen-ters containing 3,257 licensed beds and four independent and assisted living communities with 442 units. Annualized revenues approximated $125 million. See
Note 3 of the Notes to Consolidated Financial Statements for a description of the Nationwide Merger.

As discussed in the Notes to Consolidated Financial Statements, the Hillhaven Merger and the Nationwide Merger have been accounted for by the pooling-of-in-terests method. Accordingly, the accompanying consolidated financial statements and financial and operating data included herein give retroactive effect to these transactions and include the combined operations of the Guarantor, Hillhaven and Nationwide for all periods presented.

Stock Offerings of Atria
In August 1996, the Guarantor completed the initial public offering of Atria, its independent and assisted living business, through the issuance of 5,750,000 shares of Atria common stock (the "Atria IPO"). For accounting purposes, the accounts of Atria continued to be consolidated with those of the Guarantor and minority interests in the earnings and equity of Atria were recorded from the consummation date of the Atria IPO through June 30, 1997. In July 1997, Atria completed a secondary equity offering which reduced the Guarantor's ownership percentage to less than 50%. Accordingly, the Guarantor's investment in Atria beginning July 1, 1997 has been accounted for under the equity method. At March 31, 1998, the Guarantor owned 10,000,000 shares, or approximately 43%, of Atria's outstanding common stock. See Note 4 of the Notes to Consolidated Fi-nancial Statements for a description of the Atria stock offerings.

TheraTx Merger
On March 21, 1997, the merger with TheraTx was completed following a cash ten-der offer (the "TheraTx Merger"). At the time of the TheraTx Merger, TheraTx primarily provided rehabilitation and respiratory therapy management services and operated 26 nursing centers. Annualized revenues approximated $425 million.

The TheraTx Merger has been accounted for by the purchase method, which re-quires that the accounts of acquired entities be included with those of the Guarantor since the acquisition of a controlling interest. Accordingly, the ac-companying consolidated financial statements include the operations of TheraTx since March 21, 1997. See Note 5 of the Notes to Consolidated Financial State-ments for a description of the TheraTx Merger.

Transitional Merger
On June 24, 1997, the Guarantor acquired approximately 95% of the outstanding common stock of Transitional through a cash tender offer, after which time the operations of Transitional were consolidated with those of the Guarantor in ac-cordance with the purchase method of accounting (the "Transitional Merger"). On August 26, 1997, the Transitional Merger was completed. At the time of the Transitional Merger, Transitional operated 19 long-term acute care hospitals and provided respiratory therapy management services. Annualized revenues ap-proximated $350 million. In addition, Transitional owns a 44% voting equity in-terest (61% ownership interest) in BHC, an operator of psychiatric and behav-ioral clinics. See Note 6 of the Notes to Consolidated Financial Statements for a description of the Transitional Merger.

RESULTS OF OPERATIONS

A summary of key operating data follows:

                          --------------------------------------------------------
                             THREE MONTHS
                           ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                          --------------------  ----------------------------------
                               1998       1997        1997        1996        1995
                          ---------  ---------  ----------  ----------  ----------
REVENUES (IN THOUSANDS):
Hospitals...............  $ 246,365  $ 154,900  $  785,829  $  551,268  $  456,486
Nursing centers.........    434,190    404,253   1,722,416   1,615,141   1,512,679(a)
Vencare.................    169,773    119,046     642,471     399,068     316,254
Atria...................          -     14,217      31,199      51,846      47,976
                          ---------  ---------  ----------  ----------  ----------
                            850,328    692,416   3,181,915   2,617,323   2,333,395
Elimination.............    (27,012)   (11,720)    (65,911)    (39,540)     (9,439)
                          ---------  ---------  ----------  ----------  ----------
                           $823,316  $ 680,696  $3,116,004  $2,577,783  $2,323,956
                          =========  =========  ==========  ==========  ==========
HOSPITAL DATA:
Revenue mix %:
  Medicare..............       60.3       63.5        63.0        59.4        57.5
  Medicaid..............        8.2        9.6         8.1        12.3        11.7
  Private and other.....       31.5       26.9        28.9        28.3        30.8
Patient days:
  Medicare..............    173,967    106,646     520,144     375,128     314,009
  Medicaid..............     28,535     21,705      96,490      97,521      76,781
  Private and other.....     45,747     31,502     151,176     113,495      98,822
                          ---------  ---------  ----------  ----------  ----------
                            248,249    159,853     767,810     586,144     489,612
                          =========  =========  ==========  ==========  ==========
Average daily census....      2,758      1,776       2,104       1,601       1,341
Occupancy %.............       56.7       59.2        52.9        53.7        47.6
NURSING CENTER DATA:
Revenue mix %:
  Medicare..............       33.5       32.2        32.1        29.7        28.6
  Medicaid..............       41.3       43.4        42.9        44.3        44.5
  Private and other.....       25.2       24.4        25.0        26.0        26.9
Patient days:
  Medicare..............    408,002    406,642   1,610,470   1,562,645   1,511,259
  Medicaid..............  1,949,544  1,962,287   8,152,503   8,191,450   8,146,881
  Private and other.....    692,932    663,575   2,859,265   2,812,668   2,911,460
                          ---------  ---------  ----------  ----------  ----------
                          3,050,478  3,032,504  12,622,238  12,566,763  12,569,600
                          =========  =========  ==========  ==========  ==========
Average daily census....     33,894     33,694      34,581      34,335      34,437
Occupancy %.............       88.6       91.2        90.5        91.9        92.2
ANCILLARY SERVICES DATA:
End of period data:
  Number of Vencare
   single service
   contracts............      3,639      4,946       3,846       4,346       4,072
  Number of Vencare full
   service contracts....         99          -          31           -           -
                          ---------  ---------  ----------  ----------  ----------
                              3,738      4,946       3,877       4,346       4,072
                          =========  =========  ==========  ==========  ==========

(a) Includes a charge of $24.5 million recorded in connection with the Hillhaven Merger.

Three Months Ended March 31, 1998 and 1997
Hospital revenue increases in the first quarter of 1998 resulted primarily from the Transitional Merger and an increase in patient days and improved patient mix. Revenues attributable to the Transitional Merger were $69.6 million. Hos-pital patient days rose 55% to 248,249 from 159,853 in the same period last year. Non-Medicaid patient days (for which payment rates are generally higher than Medicaid) increased 59% to 219,714 in the first quarter of 1998, while Medicaid patient days increased 31% to 28,535.

Excluding the effect of sales and acquisitions, nursing center revenues in-creased 3% over the first quarter of 1997. Revenue growth was adversely im-pacted by a 2% decline in private patient days in the first quarter 1998. In an effort to attract increased volumes of Medicare and private pay patients, the Guarantor began implementing a plan in 1996 to expend approximately $200 mil-lion by the end of 1998 to improve existing facilities and expand the range of services provided to accommodate higher acuity patients.

Vencare revenues include $60.3 million related to contract rehabilitation ther-apy and certain other ancillary service businesses acquired as part of the TheraTx Merger. Vencare ancillary service contracts in effect at March 31, 1998 totaled 3,738 compared to 4,946 at March 31, 1997. During 1997, the Guarantor terminated approximately 700 contracts which did not meet certain growth crite-ria and eliminated approximately 670 contracts by combining previously separate pharmacy, enteral and infusion therapy contracts. These transactions did not materially impact Vencare operating results. Pharmacy revenues (included in Vencare operations) declined 3% to $40.1 million in the first quarter of 1998 from $41.5 million in the same period last year.

In 1997, the Guarantor initiated the marketing of its Vencare full-service an-cillary services contracts to provide a full range of services to nursing cen-ters not operated by the Guarantor. The change in the Guarantor's marketing strategy for selling ancillary services was developed in response to the antic-ipated prospective payment system established under the Budget Act. The Guaran-tor believes that by bundling services through one provider, nursing centers can provide quality patient care more efficiently with the added benefit of centralized patient medical records. Under the new prospective payment system, ancillary services provided by nursing centers are subject to fixed payments. In this new environment, the Guarantor believes that its full-service ancillary services contracts will enhance the ability of nursing center operators to man-age effectively the costs of providing quality patient care.

First quarter 1998 income from operations totaled $18.9 million ($0.28 per di-luted share), down 44% from $34.0 million ($0.48 per diluted share) for the same period in 1997. During the first quarter of 1998, the Guarantor incurred non- recurring charges of $7.7 million net of tax, or $0.11 per diluted share, for professional and administrative expenses related to the Reorganization Transactions. The Guarantor expects to record additional costs associated with the consummation of the Reorganization Transactions in the second quarter of 1998.

Excluding non-recurring charges, the decline in operating income was attribut-able to growth in costs, primarily information systems, related to anticipated changes in the Guarantor's nursing center and Vencare businesses resulting from the provisions of the Budget Act. Management believes that these cost increases will continue for the remainder of 1998.

During the first quarter of 1997, the Guarantor recorded an after-tax loss of $2.3 million ($0.03 per share) in connection with the refinancing of the bank credit agreements of both the Guarantor and TheraTx.

Years Ended 1997, 1996 and 1995
Hospital revenues increased in both 1997 and 1996 from the acquisition of fa-cilities and growth in same-store patient days. Hospital patient days rose 31% to 767,810 in 1997 and 20% to 586,144 in 1996. Same-store patient days grew 6% in 1997. Revenues attributable to the Transitional Merger were $138.9 million. Hospital revenues in 1997 were also favorably impacted by increases in both Medicare and private patient days (for which payment rates are generally higher than Medicaid) and a decline in Medicaid patient days. Price increases in both 1997 and 1996 were not significant.

During 1997, the Guarantor sold 28 under-performing or non-strategic nursing centers and acquired 26 nursing centers in connection with the TheraTx Merger. Excluding the effect of these sales and acquisitions, nursing center revenues increased 3%, while patient days declined 2%. The increase in same-store nurs-ing center revenues resulted primarily from price increases and a 3% increase in Medicare patient days.

Excluding the effect of sales and acquisitions, nursing center revenue growth was adversely impacted by a 5% decline in private patient days in 1997. In an effort to attract increased volumes of Medicare and private payment patients, the Guarantor implemented a plan to expend approximately $200 million during 1997 and 1998 to improve existing facilities and expand the range of services provided to accommodate higher acuity patients.

Vencare revenues for 1997 include $199.4 million related to contract rehabili-tation therapy and certain other ancillary service businesses acquired as part of the TheraTx Merger. Excluding the TheraTx Merger and other sales and acqui-sitions, Vencare revenues grew 12% in 1997 and 26% in 1996 primarily as a re-sult of growth in volume of ancillary services provided per contract, and in 1996, growth in the number of contracts. Vencare ancillary service contracts in effect at December 31, 1997 totaled 3,877 compared to 4,346 at December 31, 1996 and 4,072 at December 31, 1995. During 1997, the Guarantor terminated ap-proximately 700 contracts which did not meet certain growth criteria and elimi-nated approximately 670 contracts by combining previously separate pharmacy, enteral and infusion therapy contracts.

Pharmacy revenues (included in Vencare operations) declined 4% to $167.1 mil-lion in 1997 from $174.1 million in the same period last year. The decline was primarily attributable to the effects of the restructuring of the institutional pharmacy business initiated in the fourth quarter of 1996 and the sale of the retail pharmacy outlets in January 1997. Pharmacy revenues rose 3% in 1996 from $168.8 million in 1995.

As discussed in Note 4 of the Notes to Consolidated Financial Statements, the decline in Atria revenues in 1997 resulted from a change to the equity method of accounting for the Guarantor's investment in Atria beginning July 1, 1997. The increase in 1996 revenues resulted primarily from price increases, growth in occupancy and expansion of ancillary services.

In the fourth quarter of 1996, the Guarantor recorded pretax charges aggregat-ing $125.2 million ($79.9 million net of tax) primarily to complete the inte-gration of Hillhaven. In November 1996, the Guarantor executed a definitive agreement to sell certain under-performing or non-strategic nursing centers. A charge of $65.3 million was recorded in connection with the planned disposition of these nursing centers. In addition, the Guarantor's previously independent institutional pharmacy business, acquired as part of the Hillhaven Merger, was integrated into Vencare, resulting in a charge of $39.6 million related primar-ily to costs associated with employee severance and benefit costs (approxi-mately 500 employees), facility close down expenses and the write-off of cer-tain deferred costs for services to be discontinued. A provision for loss to-taling $20.3 million related to the planned replacement of one hospital and three nursing centers was also recorded in the fourth quarter. See Note 9 of the Notes to Consolidated Financial Statements.

During 1997, the Guarantor sold 28 of the 34 non-strategic nursing centers planned for disposition. Proceeds from the transaction aggregated $11.2 mil-lion. In addition, one facility was sold and one was closed in January 1998, and two nursing centers were sold on April 1, 1998 after receipt of regulatory approvals. In February 1998, the Guarantor was unable to receive the necessary licensure approvals to sell two non-strategic nursing centers for which provi-sions for loss had been recorded in 1996. The Guarantor intends to continue to operate these facilities. Accrued provisions for loss at December 31, 1997 were not significant. The reorganization of the institutional pharmacy business was substantially completed in 1997, which included the elimination of duplicative administrative functions and establishment of the pharmacy operations as an in-tegrated part of the Guarantor's hospital operations. The Guarantor expects that construction activities related to the replacement of one hospital and three nursing centers will be completed in 1998 and 1999. Accrued provision for loss related to the facilities to be sold or replaced aggregated $22.2 million at December 31, 1997.

In the third quarter of 1995, the Guarantor recorded pretax charges aggregating $128.4 million ($89.9 million net of tax) primarily in connection with the con-summation of the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and professional fees, (ii) $53.8 million of employee bene-fit plan and severance costs (approximately 500 employees), (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect the Guarantor's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues. Operating results for 1995 also include pretax charges of $5.5 million ($3.7 million net of tax) recorded in the second quarter related primarily to the Nationwide Merger. See Note 9 of the Notes to Consolidated Financial Statements.

Income from operations for 1997 totaled $135.1 million, compared to $48.0 mil-lion and $8.3 million for 1996 and 1995, respectively. Excluding the effect of non-recurring transactions, income from operations increased 6% in 1997 from $127.9 million ($1.81 per share-diluted) in 1996 and 25% in 1996 from $101.9 million ($1.45 per share-diluted) in 1995.

Operating results in 1997 were adversely impacted by a decline in fourth quar-ter income from operations to $27.2 million ($0.40 per share-diluted) from $35.9 million ($0.51 per share-diluted) in the fourth quarter of 1996 (exclud-ing non-recurring charges). The reduction in earnings resulted primarily from
(i) a loss of certain large Vencare contracts and growth in costs associated with the shift in Vencare product mix from fee-for-service to fixed fee ar-rangements in anticipation of the new prospective systems affecting Medicare reimbursement for nursing centers expected to take effect on July 1, 1998 and
(ii) operating losses associated with the Transitional Merger. Vencare revenues were $158.2 million in the fourth quarter of 1997 compared to the previous quarter total of $183.2 million. In the fourth quarter of 1997, the sale of certain non-strategic assets acquired in connection with the TheraTx Merger resulted in a $13.5 million decline in Vencare revenues from the third quarter. See "--Healthcare Reform Legislation."

In 1997, the Guarantor initiated the marketing of its Vencare full-service an-cillary services contracts to provide a full range of services to nursing cen-ters not operated by the Guarantor. The change in the Guarantor's marketing strategy for selling ancillary services was developed in response to the antic-ipated prospective payment system established under the Budget Act. The Guaran-tor believes that by bundling services through one provider, nursing centers can provide quality patient care more efficiently with the added benefit of centralized patient medical records. Under the new prospective payment system, ancillary services provided by nursing centers are subject to fixed payments. In this new environment, the Guarantor believes that its full-service ancillary services contracts will enhance the ability of nursing center operators to man-age effectively the costs of providing quality patient care.

As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment system, management believes that the volume of ancillary services provided per patient day to nursing center patients could decline. In addition, as a result of these changes, many nursing centers may elect to provide ancillary services to their patients through internal staff and will no longer contract with outside parties for ancillary services. For these reasons and others, since the enactment of the Budget Act, sales of new contracts have declined and may continue to decline subject to the Guarantor's success in implementing its Vencare comprehensive, full-service contract sales strategy.

Operating results (including interest costs) associated with the hospitals ac-quired in the Transitional Merger reduced income from operations in the fourth quarter by $3.7 million or $0.05 per share and $9.2 million or $0.13 per share for the second half of 1997.

Excluding the effect of non-recurring transactions, growth in operating income in 1996 resulted primarily from increased hospital volume, growth in higher margin ancillary services in both Vencare and the nursing center business and realization of substantial synergies resulting from the Hillhaven Merger. Man-agement believes that additional revenues resulting from patient cross-refer-rals within the healthcare network created by the Hillhaven Merger aggregated approximately $80 million in 1996. In addition, cost reductions from elimina-tion of duplicative functions, increased cost efficiencies and refinancing of long-term debt increased 1996 pretax income by approximately $20 million.

For more information concerning the provision for income taxes as well as in-formation regarding differences between effective income tax rates and statu-tory rates, see Note 11 of the Notes to Consolidated Financial Statements.

LIQUIDITY

Cash provided by operations totaled $58.0 million and $60.0 million for the three months ended March 31, 1998 and 1997, respectively, and $270.9 million for 1997 compared to $183.5 million for 1996 and $113.6 million for 1995. De-spite growth in operating cash flows during each of the past three fiscal years, cash flows from operations have been adversely impacted by growth in the outstanding days of revenues in accounts receivable. Days of revenues in ac-counts receivable were 66 at March 31, 1998 and 67 at December 31, 1997 com-pared to 54 at December 31, 1996. Growth in accounts receivable was primarily attributable to growth in rehabilitation contracts resulting from the TheraTx Merger (collection periods for which typically require in excess of three months), delays associated with the conversion of Transitional hospital finan-cial systems and, in 1997 and 1996, the restructuring of the Guarantor's phar-macy operations. Management believes that certain of these factors may have an adverse effect on cash flows from operations in 1998.

In connection with the TheraTx Merger and the Transitional Merger, Predecessor Company increased the amount of the Predecessor Company Credit Facility from $1.0 billion to $2.0 billion in 1997. At March 31, 1998, available borrowings under the Predecessor Company Credit Facility approximated $817 million.

As discussed in Note 13 of the Notes to Consolidated Financial Statements, Predecessor Company completed the $750 million private placement of the Company Notes in July 1997. The net proceeds of the offering were used to reduce out-standing borrowings under the Predecessor Company Credit Facility.

Predecessor Company had agreed to guarantee up to $75 million of Atria's $200 million bank credit facility (the "Atria Bank Facility") at December 31, 1997 and lesser amounts each year thereafter through 2000. At December 31, 1997, there were no outstanding guaranteed borrowings under the Atria Bank Facility. The guarantee agreement was terminated prior to the Distribution Date.

Working capital totaled $395.8 million at March 31, 1998 compared to $445.1 million at December 31, 1997 and $320.1 million at December 31, 1996. Manage-ment believes that current levels of working capital are sufficient to meet ex-pected liquidity needs.

At March 31, 1998 and December 31, 1997, the Guarantor's ratio of debt to debt and equity approximated 68% compared to 49% at December 31, 1996. Management intends to reduce the Guarantor's leverage ratio from current levels. The pri-mary sources of funds expected to reduce long-term debt in 1998 include pro-ceeds from the sale of certain non-strategic assets, including the Atria Common Stock.

CAPITAL RESOURCES

Excluding acquisitions, capital expenditures totaled $78.7 million and $60.9 million for the three months ended March 31, 1998 and 1997, respectively, and $281.7 million for 1997 compared to $135.0 million for 1996 and $136.9 million for 1995 which include $22.6 million, $7.4 million and $4.0 million related to Atria, respectively. Planned capital expenditures in 1998 (excluding acquisi-tions) are expected to approximate $250 million to $300 million and include significant expenditures related to nursing center improvements, construction of additional nursing centers, information systems and administrative facili-ties. Management believes that its capital expenditure program is adequate to expand, improve and equip existing facilities.

In connection with its analysis of the Budget Act, management determined in the second quarter of 1998 to suspend the construction of substantially all of the Development Properties. Accordingly, management believes that expected proceeds from sales of completed Development Properties in 1998 to Predecessor Company could approximate $25 million.

During 1997, the Guarantor expended approximately $359.4 million and $615.6 million in connection with the TheraTx Merger and the Transitional Merger, re-spectively. These acquisitions were financed primarily through the issuance of long-term debt. See Notes 5 and 6 of the Notes to Consolidated Financial State-ments for a discussion of these acquisitions. The Guarantor also expended $12.3 million and $9.7 million during the first quarters of 1998 and 1997 and $36.6 million, $26.2 million and $59.3 million for acquisitions of new facilities (and related healthcare businesses) and previously leased nursing centers dur-ing 1997, 1996 and 1995, respectively, of which $14.6 million, $5.2 million and $44.2 million related to additional hospital facilities. Upon completion of management's plans to reduce long-term debt discussed above, the Guarantor may acquire additional hospitals, nursing centers and ancillary service businesses in the future. See "--Other Information."

Capital expenditures for the three months ended March 31, 1998 and 1997 and the last three years were financed primarily through additional borrowings, inter-nally generated funds and, in 1996, from the collection of notes receivable ag-gregating $78.2 million. In addition, capital expenditures in 1995 were fi-nanced through the public offering of 2.2 million shares of Predecessor Company common stock, the proceeds from which totaled $66.5 million. The Guarantor in-tends to finance a substantial portion of its capital expenditures with inter-nally generated funds and additional long-term debt. Sources of capital include available borrowings under the Company Credit Agreement, public or private debt and equity. At March 31, 1998, the estimated cost to complete and equip con-struction in progress approximated $158 million.

In the fourth quarter of 1997, Predecessor Company repurchased 2,925,000 shares of the Predecessor Company common stock at an aggregate cost of $81.7 million. Repurchases of 1,950,000 shares of Predecessor Company common stock in 1996 to-taled $55.3 million. These transactions were financed primarily through borrowings under the Predecessor Company Credit Facility.

At March 31, 1998, the Guarantor was a party to certain interest rate swap agreements that eliminate the impact of changes in interest rates on $400 mil-lion of outstanding floating rate debt. One agreement for $100 million expired in April 1998 and provided for fixed rates at 5.7% plus 3/8% to 1 1/8%. A sec-ond agreement on $300 million of floating rate debt provides for fixed rates at 6.4% plus 3/8% to 1 1/8% and expires in $100 million increments in May 1999, November 1999 and May 2000. The fair values of the swap agreements are not rec-ognized in the consolidated financial statements. See Notes 1 and 13 of the Notes to Consolidated Financial Statements.

As discussed in Note 13 of the Notes to Consolidated Financial Statements, Predecessor Company called for redemption all of its outstanding convertible debt securities in the fourth quarter of 1995, resulting in the issuance of ap-proximately 7,259,000 shares of Predecessor Company common stock. Approximately $34.4 million of the convertible securities were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. These transactions had no material effect on earnings per common share.

HEALTHCARE REFORM LEGISLATION

The Budget Act, enacted in August 1997, contains extensive changes to the Medi-care and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medi-care will be reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in pro-gram components. The Budget Act affects reimbursement systems for each of the Guarantor's operating units.

The Budget Act will reduce payments made to the Guarantor's hospitals by reduc-ing TEFRA incentive payments, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a PPS hospital. The reductions in allowable costs for capital expenditures became effective Oc-tober 1, 1997. The reductions in the TEFRA incentive payments and allowable costs for bad debts are expected to be effective between May 1, 1998 and Sep-tember 1, 1998 with respect to the Guarantor's hospitals. The reductions for payments for services to patients transferred from a PPS hospital are expected to be effective October 1, 1998. The Budget Act also requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Fed-eral costs. The rates for such services were made available by HCFA on May 5, 1998. The payments received under the new prospective payment system cover all services for Medicare patients, including all ancillary services, such as re-spiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered drugs.

Management believes that the Budget Act will adversely impact its hospital business by reducing the payments previously described. The TEFRA limits have not had a material adverse effect on the Guarantor's results of operations, and the Guarantor does not expect that the TEFRA limits will have a material ad-verse effect on its results of operations in 1998. The reductions in the TEFRA incentive payments, which are expected to be effective between May 1, 1998 and September 1, 1998 with respect to the Guarantor's hospitals, will have an ad-verse impact on hospital revenues in the future.

Over the long term, management believes that the new prospective payment system will benefit nursing center operations because (i) management believes that the average acuity levels of its patients will exceed the national average (which should result in increased payments per patient day) and (ii) the Guarantor ex-pects to benefit from its ability to reduce the cost of providing ancillary services to patients in its facilities. As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment sys-tem, the Guarantor believes that the volume of ancillary services provided per patient day to nursing center patients could decline. In addition, as a result of these changes, many nursing centers may elect to provide ancillary services to their patients through internal staff and will no longer contract with out-side parties for ancillary services. For these reasons and others, since the enactment of the Budget Act, sales of new contracts have declined and may con-tinue to decline subject to the Guarantor's success in implementing its Vencare comprehensive, full-service contracts sales strategy. The Guarantor is actively implementing strategies and operational modifications to address changes in the Federal reimbursement system including reducing the number of therapists by ap-proximately 1,000 and changing the skill mix of employees to reduce costs and maximize efficiencies.

In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services provided by the Guarantor (including the rehabilitation contract therapy business acquired as part of the TheraTx Merger). Under the new rules, HCFA established salary equivalency limits for speech and occupa-tional therapy services and revised existing limits for physical and respira-tory therapy services. The limits are based on a blend of data from wage rates for hospitals and nursing centers, and include salary, fringe benefit and ex-pense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. The new limits are effec-tive for services provided on or after April 10, 1998 and will impact nega-tively Vencare operating results in 1998. The Guarantor will continue to charge client nursing centers in accordance with the revised guidelines until such nursing centers transition to the new prospective payment system. Under the new prospective payment system, the reimbursement for these services provided to nursing center patients is a component of the total reimbursement allowed per nursing center patient and the salary equivalency guidelines are not applica-ble. Most of the Guarantor's client nursing centers are expected to transition to the new prospective payment system on or before January 1, 1999.

There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare serv-ices such as the Guarantor. Many states have enacted or are considering enact-ing measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are con-sidering regulatory changes that include a moratorium on the designation of ad-ditional long-term care hospitals and changes in Medicaid reimbursement system applica-ble to the Guarantor's hospitals. There are also a number of legislative pro-posals including cost caps and the establishment of Medicaid prospective pay-ment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases existing impediments on the states' ability to reduce their Medicaid reimbursement levels.

There can be no assurance that the Budget Act, new salary equivalency rates, future healthcare legislation or other changes in the administration or inter-pretation of governmental healthcare programs will not have a material adverse effect on the Guarantor's financial condition, results of operations or liquid-ity.

Medicare revenues as a percentage of total revenues were 35% and 34% for the three months ended March 31, 1998 and 1997, respectively, and 34%, 31% and 30% for 1997, 1996 and 1995, respectively, while Medicaid percentages of revenues approximated 25%, 29%, 26%, 31% and 33% for the respective periods.

OTHER INFORMATION

On July 28, 1998, the Guarantor announced results for the second quarter and six months ended June 30, 1998. On a pro forma basis, excluding the effect of one-time charges and assuming the Reorganization Transactions had occurred at the beginning of 1997, the Guarantor would have reported a net loss of $8.7 million or $0.13 per share for the second quarter of 1998 and net income of $9.9 million or $0.14 per diluted share for the same period of 1997. For the six month period, the Guarantor would have reported a net loss of $2.5 million or $0.04 per share for the first half of 1998 and net income of $18.1 million or $0.25 per diluted share for the same period of 1997 on a pro forma basis.

On a historical basis, excluding the effect of one-time charges, the Guarantor reported a net loss of $4.7 million or $0.07 per share for the three months ended June 30, 1998. Revenues for the period aggregated $778.7 million. For the same period in 1997, the Guarantor reported net income of $37.0 million or $0.52 per diluted share on revenues of $778.3 million. For the six months ended June 30, 1998, the Guarantor reported revenues of $1.6 billion and net income of $21.8 million or $0.32 per diluted share. For the first half of 1997, the Guarantor reported revenues of $1.46 billion and net income of $71.0 million or $1.00 per diluted share.

Historical operating results for the second quarter of 1998 also include $25.7 million ($18.7 million net of tax or $0.28 per share) of costs to complete the Reorganization Transactions, losses related to the Guarantor's previously an-nounced disposal of the Guarantor's home health and hospice businesses, and the write-off of capitalized amounts related to the corporate headquarters project canceled in June. Second quarter 1998 results also include an extraordinary loss of $77.9 million or $1.15 per share incurred in connection with the refi-nancing of Predecessor Company's long-term debt. Extraordinary losses related to the refinancing of long-term debt reduced second quarter 1997 net income by $1.6 million or $0.02 per share.

Since May 1, 1998, the Guarantor has repaid approximately $63 million of long-term debt primarily through improved working capital liquidity. At June 30, 1998, working capital totaled $373 million, long-term debt was $1.0 billion and common stockholders' equity aggregated $873 million. The Guarantor previously announced that a number of cost reductions were being implemented in anticipa-tion of the new prospective payment system. These reductions include a reduc-tion in the work force, primarily in the number of therapists. The Guarantor also indicated previously that it does not anticipate acquiring additional healthcare facilities over the next 12 to 18 months. In addition, the Guarantor announced that it has delayed indefinitely the construction of its planned cor-porate headquarters building.

To reposition the Guarantor's Board of Directors, Stanley C. Gault was elected to the Guarantor's Board of Directors on July 27, 1998. Two executive officers of the Guarantor, Michael R. Barr, Executive Vice President and Chief Operating Officer, and W. Earl Reed, III, Executive Vice President and Chief Financial Officer, resigned as directors of the Guarantor and will continue in their cur-rent management roles.

On April 20, 1998, Atria announced that it had entered into a definitive merger agreement with Kapson, an affiliate of Lazard, under which Kapson will acquire Atria. Under the terms of the merger agreement, a subsidiary of Kapson will merge into Atria and the public stockholders of Atria will receive $20.25 per share in cash. The Guarantor, which holds approximately 43% of the currently outstanding Atria Common Stock, will also receive $20.25 per share in cash for approximately 88% of its Atria Common Stock (valued at approximately $177.5 million) and will retain its remaining shares of Atria after the closing of the merger. In consideration for its continuing investment, the Guarantor will re-tain a seat on Atria's Board of Directors and is entitled to certain registra-tion rights with respect to its remaining shares of Atria Common Stock. On May 13, 1998, ARV filed a lawsuit seeking to enjoin Kapson from acquiring Atria. In addition to compensatory and punitive damages, the lawsuit seeks to obtain preliminary and permanent injunctions to prevent Lazard from breaking its contractual and fidu-ciary duties to ARV by acquiring Atria, through Kapson, without first offering ARV the opportunity to be the acquiring party and without obtaining ARV's con-sent to allow Lazard to make the acquisition should ARV choose not to pursue it. On June 25, 1998, the Superior Court for Orange County, California declined to reach a decision on the merits of the dispute between Lazard and ARV. The court directed Lazard and Atria to continue their efforts to finalize the ac-quisition of Atria by Kapson. The court preliminarily enjoined the closing of the merger prior to the outcome of a one week bench trial beginning on August 3, 1998. Lazard has informed Atria that it believes that ARV's claims are with-out merit and that it intends to contest vigorously the allegations in ARV's complaint. The merger is subject to customary conditions including approval of Atria's stockholders and certain regulatory approvals. The Guarantor expects that the merger will be completed during 1998.

In June 1997, Predecessor Company announced that it had entered into a strate-gic alliance with CNA Financial Corporation ("CNA") to develop and market a long-term care insurance product. Under this arrangement, CNA will offer a long-term care insurance product which features as a benefit certain discounts for services provided by members of the Guarantor's network of long-term care providers. Members of this network will act as preferred providers of care to covered insureds. CNA will be responsible for underwriting, marketing and dis-tributing the product through its national distribution network and will pro-vide administrative insurance product support. The Guarantor will reinsure 50% of the risk through a newly formed wholly owned insurance company and will pro-vide utilization review services. CNA and the Guarantor are continuing to ex-plore the market for this insurance product. Management believes that the alli-ance with CNA will not have a material impact on the Guarantor's liquidity, fi-nancial position or results of operations in 1998 and 1999.

The Guarantor has initiated a program to prepare its information systems, clin-ical equipment and facilities for the year 2000. An external professional or-ganization has been engaged to assist in the management and implementation of this program. Management is currently implementing a plan to replace substan-tially all of the Guarantor's financial information systems before the year 2000, the costs of which have not been determined. Most of these costs will be capitalized and amortized over a three to five year period. Required modifica-tions to the Guarantor's proprietary VenTouchTM and TherasysTM clinical infor-mation systems are minimal and will generally be accomplished through the use of existing internal resources. Clinical equipment in the Guarantor's facili-ties will generally be replaced or modified as needed through the use of exter-nal professional resources. Incremental costs to complete the necessary changes to clinical equipment could approximate $10 million to $20 million over the next two years.

Various lawsuits and claims arising in the ordinary course of business are pending against the Guarantor. Resolution of litigation and other loss contin-gencies is not expected to have a material adverse effect on the Guarantor's liquidity, financial position or results of operations. See Notes 15 and 23 of the Notes to Consolidated Financial Statements.

As discussed in Note 1 of the Notes to Consolidated Financial Statements, on December 31, 1997, Statement of Financial Accounting Standards ("SFAS") No. 128 required Guarantor to change the method of computing earnings per common share on a retroactive basis. The change in calculation method did not have a mate-rial impact on previously reported earnings per common share.

Beginning in 1998, the Guarantor adopted the provisions of SFAS No. 130 ("SFAS 130") "Reporting Comprehensive Income," which establishes new rules for the re-porting of comprehensive income and its components. SFAS 130 requires, among other things, unrealized gains or losses on the Guarantor's available-for-sale securities, which prior to adoption were reported as changes in common stock-holders' equity, to be disclosed as other comprehensive income. The adoption of SFAS 130 had no impact on the Guarantor's net income or common stockholders' equity for the three months ended March 31, 1998.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 ("SFAS 131") "Disclosure about Segments of an Enterprise and Related Informa-tion," which will become effective in December 1998 and requires interim dis-closures beginning in 1999. SFAS 131 requires public companies to report cer-tain information about operating segments, products and services, the geo-graphic areas in which they operate and major customers. The operating segments are to be based on the structure of the enterprise's internal organization whose operating results are regularly reviewed by senior management. Management has not yet determined the effect, if any, of SFAS 131 on the consolidated fi-nancial statement disclosures.

In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities," which requires entities to expense start-up costs, including organizational costs, as incurred. SOP 98-5 requires most entities to write off as a cumula-tive effect of a change in accounting principle any previously capitalized start-up or organizational costs. SOP 98-5 is effective for most entities for fiscal years beginning after December 15, 1998. The Guarantor plans to adopt the provisions of SOP 98-5 in the first quarter of 1999. The amount of such un-amortized costs were $14.4 million at March 31, 1998.

                                   GUARANTOR
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements reflect the unaudited pro forma consolidated statement of income of the Guarantor for the year ended December 31, 1997 and the three months ended March 31, 1998 as if the Reorganization Transactions, the Distribution and the Offering had occurred on January 1, 1997. The summary pro forma consolidated balance sheet at March 31, 1998 gives effect to these events as if each had occurred as of such date. The pro forma information may not necessarily reflect the financial position and results of operations of the Guarantor that would have been obtained had the Guarantor been a separate, pub-licly held company on such date or at the beginning of the period indicated. In addition, the pro forma financial statements do not purport to be indicative of future operating results of the Guarantor.

For accounting purposes, the historical consolidated financial statements of Predecessor Company became the historical consolidated financial statements of the Guarantor after the Distribution Date. Accordingly, the pro forma consoli-dated financial statements of the Guarantor are based upon the historical con-solidated statements of Predecessor Company.

The accompanying unaudited pro forma consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations of the Guarantor" included else-where herein.

                                   GUARANTOR
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                        ----------------------------------------
                                                    REORGANIZATION
                                                      TRANSACTIONS
                                         GUARANTOR             AND     PRO FORMA
                                        HISTORICAL    DISTRIBUTION     GUARANTOR
In thousands, except per share amounts  ----------  --------------     ---------
Revenues..............................    $823,316        $   (700)(a)  $822,616
                                        ----------  --------------     ---------
Salaries, wages and benefits..........     480,364               -       480,364
Supplies..............................      76,052               -        76,052
Rent..................................      24,135          55,386 (a)    79,521
Other operating expenses..............     127,258            (600)(b)   126,658
Depreciation and amortization.........      35,470         (10,694)(c)    24,776
Interest expense......................      37,195         (12,198)(d)    24,997
Investment income.....................      (1,180)              -        (1,180)
                                        ----------  --------------     ---------
                                           779,294          31,894       811,188
                                        ----------  --------------     ---------
Income before income taxes............      44,022         (32,594)       11,428
Provision for income taxes............      17,477         (12,220)(e)     5,257
                                        ----------  --------------     ---------
Income from operations................    $ 26,545        $(20,374)     $  6,171
                                        ==========  ==============     =========
Earnings per common share:
 Basic................................    $   0.39                      $   0.09
 Diluted..............................        0.39                          0.09
Shares used in computing earnings per
 common share:
 Basic................................      67,448                        67,448
 Diluted..............................      67,857          1,416 (f)     69,273
Ratio of earnings to fixed charges....         1.7x                          1.2x



                    See accompanying notes to the unaudited
                  pro forma consolidated financial statements.

                                   GUARANTOR
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                        --------------------------------------------------------------------
                                                         THERATX               REORGANIZATION
                                                             AND    GUARANTOR    TRANSACTIONS
                                         GUARANTOR  TRANSITIONAL   HISTORICAL             AND      PRO FORMA
                                        HISTORICAL    MERGERS(G)  AS ADJUSTED    DISTRIBUTION      GUARANTOR
In thousands, except per share amounts  ----------  ------------  -----------  --------------     ----------
Revenues..................              $3,116,004      $248,270   $3,364,274       $  (2,800)(a) $3,361,474
                                        ----------  ------------  -----------  --------------     ----------
Salaries, wages and bene-
 fits.....................               1,788,053       134,151    1,922,204               -      1,922,204
Supplies..................                 303,140        23,960      327,100               -        327,100
Rent......................                  89,474         7,451       96,925         221,500 (a)    318,425
Other operating expenses..                 490,327        51,741      542,068          (2,400)(b)    539,668
Depreciation and amortiza-
 tion.....................                 123,865        14,558      138,423         (42,774)(c)     95,649
Interest expense..........                 102,736        30,827      133,563         (33,572)(d)     99,991
Investment income.........                  (6,057)       (2,834)      (8,891)              -         (8,891)
                                        ----------  ------------  -----------  --------------     ----------
                                         2,891,538       259,854    3,151,392         142,754      3,294,146
                                        ----------  ------------  -----------  --------------     ----------
Income before income tax-
 es.......................                 224,466       (11,584)     212,882        (145,554)        67,328
Provision for income tax-
 es.......................                  89,338        (4,611)      84,727         (53,756)(e)     30,971
                                        ----------  ------------  -----------  --------------     ----------
Income from operations....              $  135,128      $ (6,973)  $  128,155       $ (91,798)    $   36,357
                                        ==========  ============  ===========  ==============     ==========
Earnings per common share:
  Basic...................              $     1.96                                                $     0.51
  Diluted.................                    1.92                                                      0.51
Shares used in computing
 earnings per common
 share:
  Basic...................                  68,938                                                    68,938
  Diluted.................                  70,359                                      1,416(f)      71,775
Ratio of earnings to fixed
 charges..................                     2.5x                                                      1.3x




                    See accompanying notes to the unaudited
                  pro forma consolidated financial statements.

                                   GUARANTOR
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998

                                    ------------------------------------------
                                                REORGANIZATION
                                                  TRANSACTIONS
                                     GUARANTOR             AND       PRO FORMA
                                    HISTORICAL    DISTRIBUTION       GUARANTOR
In thousands                        ----------  --------------      ----------
ASSETS
Current assets:
  Cash and cash equivalents.......  $   51,165     $    17,700 (h)  $   53,605
                                                      (109,645)(i)
                                                       (15,930)(j)
                                                       124,801 (k)
                                                       (14,486)(l)
  Accounts and notes receivable...     633,775               -         633,775
  Inventories.....................      27,683               -          27,683
  Income taxes....................      77,921          49,027 (m)     103,580
                                                       (23,368) (n)
  Other...........................      45,629               -          45,629
                                    ----------  --------------      ----------
                                       836,173          28,099         864,272
                                    ----------  --------------      ----------
Property and equipment, at cost:
  Land............................     146,183        (118,863)(o)      27,320
  Buildings.......................   1,111,446      (1,050,772)(o)      60,674
  Equipment.......................     613,364          (3,726)(o)     609,638
  Construction in progress........     218,998               -         218,998
                                    ----------  --------------      ----------
                                     2,089,991      (1,173,361)        916,630
  Accumulated depreciation........    (518,895)        232,801 (o)    (286,094)
                                    ----------  --------------      ----------
                                     1,571,096        (940,560)        630,536
Goodwill..........................     669,327               -         669,327
Investments in affiliates.........     181,862               -         181,862
Other.............................     129,779         (38,474)(p)     105,791
                                                        14,486 (l)
                                    ----------  --------------      ----------
                                    $3,388,237     $  (936,449)     $2,451,788
                                    ==========  ==============      ==========
LIABILITIES AND STOCKHOLDERS' EQ-
 UITY
Current liabilities:
  Accounts payable................  $   97,646     $         -      $   97,646
  Salaries, wages and other
   compensation...................     184,252               -         184,252
  Other accrued liabilities.......     125,828         (23,368)(n)     102,460
  Long-term debt due within one
   year...........................      32,666         (32,666)(k)      10,336
                                                        10,336 (q)
                                    ----------  --------------      ----------
                                       440,392         (45,698)        394,694
                                    ----------  --------------      ----------
Long-term debt....................   1,920,901        (834,301)(k)   1,076,264
                                                       (10,336)(q)
Deferred credits and other liabil-
 ities............................      93,649         (15,907)(r)      77,742
Minority interests in equity of
 consolidated entities............       2,462               -           2,462
Series A Preferred Stock..........           -          17,700 (h)       1,770
                                                       (15,930)(j)
Common stockholders' equity.......     930,833        (109,645)(i)     898,856
                                                       991,768 (k)
                                                        49,027 (m)
                                                      (940,560)(o)
                                                       (38,474)(p)
                                                        15,907 (r)
                                    ----------  --------------      ----------
                                    $3,388,237     $  (936,449)     $2,451,788
                                    ==========  ==============      ==========

                    See accompanying notes to the unaudited
                  pro forma consolidated financial statements.

                                   GUARANTOR
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

For accounting purposes, the historical consolidated financial statements of Predecessor Company became the historical consolidated financial statements of the Guarantor after the Distribution Date. Accordingly, the accompanying unau-dited pro forma consolidated financial statements of the Guarantor are based upon the historical consolidated financial statements of Predecessor Company.

The unaudited March 31, 1998 and December 31, 1997 pro forma consolidated statements of income exclude certain non-recurring costs associated with the Reorganization Transactions which are expected to approximate $99.1 million net of income taxes. The historical unaudited March 31, 1998 consolidated statement of income excludes non-recurring costs of $7.7 million associated with the Re-organization Transactions.

NOTE 2--THERATX AND TRANSITIONAL MERGERS

The December 31, 1997 pro forma consolidated financial statements reflect the TheraTx Merger and Transitional Merger as if each had occurred on January 1, 1997. Pro forma financial data as of December 31, 1997 have been derived by combining the financial results of the Guarantor and TheraTx (based upon year end reporting periods ended December 31) and Transitional (based upon year end reporting periods ended November 30). Pro forma income from operations as of December 31, 1997 excludes $29.7 million of costs incurred by both TheraTx and Transitional in connection with the acquisitions.

NOTE 3--PRO FORMA ADJUSTMENTS

(a) To record the elimination of rental income for leased facilities ($700,000 for the three months ended March 31, 1998 and $2.8 million for the year ended December 31, 1997) assumed by Predecessor Company and the estimated Annual Base Rent (as defined in the Master Lease Agreement) payable to Predecessor Company in connection with the Master Lease Agreement ($55.4 million for the three months ended March 31, 1998 and $221.5 million for the year ended December 31, 1997).

(b) To record income related to administrative services provided to Predecessor Company in connection with the Transition Services Agreement.

(c) To eliminate depreciation expense related to property and equipment re-tained by Predecessor Company.

(d) To eliminate interest expense related to the Company Financing Transactions (dollars in thousands):

                                         -------------------------------------
                                                             INTEREST
                                                    --------------------------
                                                    THREE MONTHS
                                                     ENDED MARCH    YEAR ENDED
                                                             31,  DECEMBER 31,
                                               DEBT         1998          1997
                                         ---------- ------------  ------------
   Company Revolving Credit Facility
    (interest rate 8 1/4%).............  $   72,000     $  1,485     $   5,940
   Company Term A Loan (interest rate 8
    1/4%)..............................     250,000        5,156        20,625
   Company Term B Loan (interest rate 8
    3/4%)..............................     250,000        5,469        21,875
   Company Bridge Loan (interest rate 8
    1/4%)..............................     200,000        4,125        16,500
   Notes (interest rate of 9 7/8%).....     300,000        7,406        29,625
   Existing debt assumed by the Company
    (various interest rates)...........      14,600          263         1,052
                                         ---------- ------------  ------------
                                         $1,086,600       23,904        95,617
                                         ==========
   Add commitment fee related to unused
    Company Revolving Credit Facility..                      285         1,140
   Add amortization of deferred financ-
    ing costs..........................                      808         3,234
                                                    ------------  ------------
    Total interest expense.............                   24,997        99,991
   Eliminate historical interest ex-
    pense..............................                  (37,195)     (133,563)
                                                    ------------  ------------
    Total interest expense elimina-
     tion..............................                 $(12,198)    $ (33,572)
                                                    ============  ============

                                   GUARANTOR
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(e) To record the pro forma provision for income taxes, including the effect of an increase in the effective income tax rate as a result of the Reorga-nization Transactions and the Distribution.

(f) To reflect the conversion of 17,700 shares of Guarantor Series A Preferred Stock into approximately 1,416,000 shares of Guarantor common stock.

(g) To reflect the operating results of TheraTx and Transitional for periods prior to the respective combination dates, and to record additional inter-est expense and amortization incurred in connection with the TheraTx Merger and the Transitional Merger.

(h) To record the issuance of 17,700 shares of Guarantor Series A Preferred Stock (6% non-voting convertible shares due 2008, par value $1.00 per share, issuance price of $1,000 per share).

(i) To record the payment of transaction costs related to the Reorganization Transactions and the Distribution.

(j) To record loans to eligible employees related to the issuance of Guarantor Series A Preferred Stock.

(k) To record amounts borrowed under the Company Credit Agreement ($124.8 mil-lion) and to eliminate amounts borrowed by Predecessor Company under Pred-ecessor Company debt facilities ($991.8 million).

(1) To record deferred financing costs related to the Company Credit Agree-ment.

(m) To record the income tax benefit related to transaction costs and the write-off of deferred financing costs.

(n) To reclassify currently payable income taxes.

(o) To eliminate property and equipment and related accumulated depreciation retained by Predecessor Company.

(p) To write off deferred financing costs related to refinanced debt.

(q) To record long-term debt due within one year.

(r) To eliminate deferred income taxes related to property and equipment re-tained by Predecessor Company.

NOTE 4--INCOME TAXES

Estimated income taxes related to pro forma adjustments (a), (b), (c), (d), and (g) were recorded at an assumed combined Federal and state income tax rate of 38.5% adjusted for certain nondeductible items that comprise a larger pro-portionate percentage of the Guarantor's taxable income.

NOTE 5--PRO FORMA EARNINGS PER COMMON SHARE

The computation of earnings per common share reflects the distribution ratio of one share of Guarantor common stock for each outstanding share of Predeces-sor Company common stock.

Pro forma basic earnings per common share of the Guarantor are based upon the number of shares used in computing basic earnings per common share of Prede-cessor Company, adjusted to reflect quarterly and annual dividend requirements associated with Guarantor Series A Preferred Stock approximating $266,000 and $1,062,000 respectively.

Pro forma diluted earnings per common share of the Guarantor are based upon the number of shares used in computing diluted earnings per common share of Predecessor Company, adjusted to reflect the assumed conversion of Guarantor Series A Preferred Stock into approximately 1,416,000 shares of Guarantor com-mon stock.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE GUARANTOR

PRO FORMA RESULTS OF OPERATIONS

The historical consolidated financial statements of Predecessor Company relate to the business of the Guarantor before the Distribution Date and may not re-flect the financial position, results of operations and cash flows that would have been obtained had the Guarantor been a separate, publicly held company during such periods.

On a pro forma basis, after giving effect to the Reorganization Transactions, the Distribution and the Offering, the Guarantor estimates that for the three months ended March 31, 1998, (i) the Guarantor's revenues would have approxi-mated $822.6 million, (ii) rental payments to Predecessor Company would have approximated $55.4 million and (iii) net income for the Guarantor would have been $6.2 million or $0.09 per diluted share of Guarantor common stock. See "Guarantor Unaudited Pro Forma Consolidated Financial Statements."

On a pro forma basis, after giving effect to the Reorganization Transactions, the Distribution and the Offering, the Guarantor estimates that for the year ended December 31, 1997, (i) the Guarantor's revenues would have approximated $3.36 billion, (ii) rental payments to Predecessor Company would have approxi-mated $221.5 million and (iii) net income for the Guarantor would have been $36.4 million or $0.51 per diluted share of Guarantor common stock. See "Guar-antor Unaudited Pro Forma Consolidated Financial Statements."

LIQUIDITY

In connection with the Reorganization Transactions, Predecessor Company refi-nanced and repurchased substantially all of its long-term debt, including the Predecessor Company Bank Facility and the Predecessor Company Notes.

In connection with the refinancing of Predecessor Company's long-term debt, the Guarantor caused the Company to consummate the Offering as well as the other Company Financing Transactions which aggregated $1.3 billion at the Distribu-tion Date. The Company Credit Agreement includes (i) the five year $300 million Company Revolving Credit Facility, (ii) the $250 million Company Term A Loan payable in various installments over five years, (iii) the $250 million Company Term B Loan payable in installments of 1% per year with the outstanding balance due during the seventh year and (iv) the 18 month $200 million Company Bridge Loan with interest payable at LIBOR plus 2 1/2%, to be repaid from the proceeds of the sale of certain non-strategic assets, including the sale of Atria Common Stock.

The carrying value and fair value of the Guarantor's investment in Atria Common Stock at March 31, 1998 aggregated $86.9 million and $192.5 million, respec-tively. If the Guarantor is unable to sell the Atria Common Stock or other as-sets, the Guarantor expects that it would be required to refinance the Company Bridge Loan with available amounts under the Company Revolving Credit Facility, public or private debt and equity or a combination thereof.

The Company Credit Agreement is collateralized by substantially all of the as-sets and subsidiary capital stock of the Company.

On a pro forma basis, the amount of outstanding debt under the Notes, the Com-pany Credit Agreement and assumed debt would have approximated $1.09 billion at March 31, 1998.

As part of the capitalization plan for the Guarantor, the Guarantor issued $17.7 million of the Guarantor Series A Preferred Stock prior to the Distribu-tion Date.

On a pro forma basis, working capital of the Guarantor totaled $469.6 million at March 31, 1998. Management believes that the expected financing plan dis-cussed above, cash flows from operations and available borrowings under the Company Revolving Credit Facility will be sufficient to meet the expected li-quidity needs of the Company and the Guarantor.

CAPITAL RESOURCES

Under the terms of the Master Lease Agreement, capital expenditures related to the maintenance and improvement to the Leased Properties will generally be in-curred by the Guarantor. Planned capital expenditures in 1998 (excluding acqui-sitions) are expected to approximate $250 million to $300 million and include significant expenditures related to nursing center improvements, construction of additional nursing centers, information systems and administrative facili-ties.

In connection with its analysis of the Budget Act, management determined in the second quarter of 1998 to suspend the construction of substantially all of the Development Properties. Accordingly, management believes that expected proceeds from sales of completed Development Properties in 1998 to Predecessor Company could approximate $25 million.

Capital expenditures are expected to be financed primarily through cash flows from operations and additional borrowings. Sources of capital will include available borrowings under the Company Revolving Credit Facility, public or private debt and equity.

Upon completion of management's plan to reduce long-term debt, the Guarantor may acquire additional hospitals, nursing centers and ancillary service busi-nesses in the future. See "--Other Information." The amount of available capi-tal to finance such acquisitions will be substantially less than that was available to Predecessor Company.

HEALTHCARE REFORM LEGISLATION

The Budget Act contains extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare will be reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Bud-get Act affects reimbursement systems for each of the Guarantor's operating units.

The Budget Act will reduce payments made to the Guarantor's hospitals by reduc-ing TEFRA incentive payments, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a PPS hospital. The reductions in allowable costs for capital expenditures became effective Oc-tober 1, 1997. The reductions in the TEFRA incentive payments and allowable costs for bad debts are expected to be effective between May 1, 1998 and Sep-tember 1, 1998 with respect to the Guarantor's hospitals. The reductions for payments for services to patients transferred from a PPS hospital are expected to be effective October 1, 1998. The Budget Act also requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Fed-eral costs. The rates for such services were made available by HCFA on May 5, 1998. The payments received under the new prospective payment system will cover all services for Medicare patients, including all ancillary services, such as respiratory therapy, physical therapy, occupational therapy, speech therapy and certain covered drugs.

Management believes that the Budget Act will adversely impact its hospital business by reducing the payments previously described. The TEFRA limits have not had a material adverse effect on the Guarantor's results of operations, and the Guarantor does not expect that the TEFRA limits will have a material ad-verse effect on its results of operations in 1998. The reductions in the TEFRA incentive payments which are expected to be effective between May 1, 1998 and September 1, 1998 with respect to the Guarantor's hospitals, will have an ad-verse impact on hospital revenues in the future.

Over the long term, management believes that the new prospective payment system will benefit nursing center operations because (i) management believes that the average acuity levels of its patients will exceed the national average (which should result in increased payments per patient day) and (ii) the Guarantor ex-pects to benefit from its ability to reduce the cost of providing ancillary services to patients in its facilities. As the nursing center industry adapts to the cost containment measures inherent in the new prospective payment sys-tem, the Guarantor believes that the volume of ancillary services provided per patient day to nursing center patients could decline. In addition, as a result of these changes, many nursing centers may elect to provide ancillary services to their patients through internal staff and will no longer contract with out-side parties for ancillary services. For these reasons and others, since the enactment of the Budget Act, sales of new contracts have declined and may con-tinue to decline subject to the Guarantor's success in implementing its Vencare comprehensive, full-service contracts sales strategy. The Guarantor is actively implementing strategies and operational modifications to address changes in the Federal reimbursement system including reducing the number of therapists by ap-proximately 1,000 and changing the skill mix of employees to reduce costs and maximize efficiencies.

In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services provided by the Guarantor (including the rehabilitation contract therapy business acquired as part of the TheraTx Merger). Under the new rules, HCFA established salary equivalency limits for speech and occupa-tional therapy services and revised limits for physical and respiratory therapy services. The limits are based on a blend of data from wage rates for hospitals and nursing centers, and include salary, fringe benefit and expense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. The new limits are effective for services provided on or after

April 10, 1998 and will impact negatively Vencare operating results in 1998. The Guarantor will continue to charge client nursing centers in accordance with the revised guidelines until such nursing centers transition to the new pro-spective payment system. Under the new prospective payment system, the reim-bursement for these services provided to nursing center residents is a compo-nent of the total reimbursement allowed per nursing center patient and the sal-ary equivalency guidelines are not applicable. Most of the Guarantor's client nursing centers are expected to transition to the new prospective payment sys-tem on or before January 1, 1999.

There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare serv-ices such as the Guarantor. Many states have enacted or are considering enact-ing measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are con-sidering regulatory changes that include a moratorium on the designation of ad-ditional long-term care hospitals and changes in Medicaid reimbursement system applicable to the Guarantor's hospitals. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers. Moreover, by repealing the Boren Amend-ment, the Budget Act eases existing impediments to the states' ability to re-duce their Medicaid reimbursement levels.

There can be no assurance that the Budget Act, new salary equivalency rates, future healthcare legislation or other changes in the administration or inter-pretation of governmental healthcare programs will not have a material adverse effect on the Guarantor's financial condition, results of operations or liquid-ity.

Medicare revenues as a percentage of total revenues were 35% and 34% for the three months ended March 31, 1998 and 1997, respectively, and 34%, 31% and 30% for 1997, 1996 and 1995, respectively, while Medicaid percentages of revenues approximated 25%, 29%, 26%, 31% and 33% for the respective periods.

OTHER INFORMATION

On July 28, 1998, the Guarantor announced results for the second quarter and six months ended June 30, 1998. On a pro forma basis, excluding the effect of one-time charges and assuming the Reorganization Transactions had occurred at the beginning of 1997, the Guarantor would have reported a net loss of $8.7 million or $0.13 per share for the second quarter of 1998 and net income of $9.9 million or $0.14 per diluted share for the same period of 1997. For the six month period, the Guarantor would have reported a net loss of $2.5 million or $0.04 per share for the first half of 1998 and net income of $18.1 million or $0.25 per diluted share for the same period of 1997 on a pro forma basis.

On a historical basis, excluding the effect of one-time charges, the Guarantor reported a net loss of $4.7 million or $0.07 per share for the three months ended June 30, 1998. Revenues for the period aggregated $778.7 million. For the same period in 1997, the Guarantor reported net income of $37.0 million or $0.52 per diluted share on revenues of $778.3 million. For the six months ended June 30, 1998, the Guarantor reported revenues of $1.6 billion and net income of $21.8 million or $0.32 per diluted share. For the first half of 1997, the Guarantor reported revenues of $1.46 billion and net income of $71.0 million or $1.00 per diluted share.

Historical operating results for the second quarter of 1998 also include $25.7 million ($18.7 million net of tax or $0.28 per share) of costs to complete the Reorganization Transactions, losses related to the Guarantor's previously an-nounced disposal of the Guarantor's home health and hospice businesses, and the write-off of capitalized amounts related to the corporate headquarters project canceled in June. Second quarter 1998 results also include an extraordinary loss of $77.9 million or $1.15 per share incurred in connection with the refi-nancing of Predecessor Company's long-term debt. Extraordinary losses related to the refinancing of long-term debt reduced second quarter 1997 net income by $1.6 million or $0.02 per share.

Since May 1, 1998, the Guarantor has repaid approximately $63 million of long-term debt primarily through improved working capital liquidity. At June 30, 1998, working capital totaled $373 million, long-term debt was $1.0 billion and common stockholders' equity aggregated $873 million. The Guarantor previously announced that a number of cost reductions were being implemented in anticipa-tion of the new prospective payment system. These reductions include a reduc-tion in the work force, primarily in the number of therapists. The Guarantor also indicated previously that it does not anticipate acquiring additional healthcare facilities over the next 12 to 18 months. In addition, the Guarantor announced that it has delayed indefinitely the construction of its planned cor-porate headquarters building.

To reposition the Guarantor's Board of Directors, Stanley C. Gault was elected to the Guarantor's Board of Directors on July 27, 1998. Two executive officers of the Guarantor, Michael R. Barr, Executive Vice President and Chief Operating Officer, and W. Earl Reed, III, Executive Vice President and Chief Financial Officer, resigned as directors of the Guarantor and will continue in their cur-rent management roles.

On April 20, 1998, Atria announced that it had entered into a definitive merger agreement with Kapson, an affiliate of Lazard, under which Kapson will acquire Atria. Under the terms of the merger agreement, a subsidiary of Kapson will merge into Atria and the public stockholders of Atria will receive $20.25 per share in cash. The Guarantor, which holds approximately 43% of the currently outstanding Atria Common Stock, will also receive $20.25 per share in cash for approximately 88% of its Atria Common Stock (valued at approximately $177.5 million) and will retain its remaining shares of Atria after the closing of the merger. In consideration for its continuing investment, the Guarantor will re-tain a seat on Atria's Board of Directors and is entitled to certain registra-tion rights with respect to its remaining shares of Atria Common Stock. On May 13, 1998, ARV filed a lawsuit seeking to enjoin Kapson from acquiring Atria. In addition to compensatory and punitive damages, the lawsuit seeks to obtain pre-liminary and permanent injunctions to prevent Lazard from breaking its contrac-tual and fiduciary duties to ARV by acquiring Atria, through Kapson, without first offering ARV the opportunity to be the acquiring party and without ob-taining ARV's consent to allow Lazard to make the acquisition should ARV choose not to pursue it. On June 25, 1998, the Superior Court for Orange County, Cali-fornia declined to reach a decision on the merits of the dispute between Lazard and ARV. The court directed Lazard and Atria to continue their efforts to fi-nalize the acquisition of Atria by Kapson. The court preliminarily enjoined the closing of the merger prior to the outcome of a one week bench trial beginning on August 3, 1998. Lazard has informed Atria that it believes that ARV's claims are without merit and that it intends to contest vigorously the allegations in ARV's complaint. The merger is subject to customary conditions including ap-proval of Atria's stockholders and certain regulatory approvals. The Guarantor expects that the merger will be completed during 1998.

In connection with the Reorganization Transactions and the Distribution, the strategic alliance with CNA to develop and market a long-term care insurance product was transferred to the Guarantor. Under this arrangement, CNA will of-fer a long-term care insurance product which features as a benefit certain dis-counts for services provided by members of the Guarantor's network of long-term care providers. Members of this network will act as preferred providers of care to covered insureds. CNA will be responsible for underwriting, marketing and distributing the product through its national distribution network and will provide administrative insurance product support. The Guarantor will reinsure 50% of the risk through a newly formed wholly-owned insurance company and will provide utilization review services. CNA and the Guarantor are continuing to explore the market for this insurance product. Management believes that the al-liance with CNA will not have a material impact on the Guarantor's liquidity, financial position or results of operations in 1998 and 1999.

The Guarantor has initiated a program to prepare its information systems, clin-ical equipment and facilities for the year 2000. An external professional or-ganization has been engaged to assist in the management and implementation of this program. Management is currently implementing a plan to replace substan-tially all of the Guarantor's financial information systems before the year 2000, the costs of which have not been determined. Most of these costs will be capitalized and amortized over a three to five year period. Required modifica-tions to the Guarantor's proprietary VenTouch(TM) and Therasys(TM) clinical in-formation systems are minimal and will generally be accomplished through the use of existing internal resources. Clinical equipment in the Guarantor's fa-cilities will generally be replaced or modified as needed through the use of external professional resources. Incremental costs to complete the necessary changes to clinical equipment could approximate $10 million to $20 million over the next two years.

Various lawsuits and claims arising in the ordinary course of business were as-sumed by the Guarantor in connection with the Reorganization Transactions. Res-olution of litigation and other loss contingencies is not expected to have a material adverse effect on the Guarantor's liquidity, financial position or re-sults of operations.

Financing arrangements which were consummated on the Distribution Date contain customary covenants which require, among other things, maintenance of certain financial ratios and limit amounts of additional debt, repurchases of common stock, dividends and capital expenditures. In addition, the Company Credit Agreement requires that one-half of excess cash flow (as defined therein) be used to repay outstanding borrowings under such credit agreement.

On December 31, 1997, SFAS No. 128 required Predecessor Company to change the method of computing earnings per common share on a retroactive basis. The change in calculation method did not have a material impact on previously re-ported earnings per common share.

Beginning in 1998, the Guarantor adopted the provisions of SFAS No. 130 "Re-porting Comprehensive Income," which establishes new rules for the reporting of comprehensive income and its components. SFAS 130 requires, among other things, unrealized gains or losses on the Guarantor's available-for-sale securities, which prior to adoption were reported as changes in common stockholders' equi-ty, to be disclosed as other comprehensive income. The adoption of SFAS 130 had no impact on the Guarantor's net income or common stockholders' equity for the three months ended March 31, 1998.

In June 1997, the Financial Accounting Standards Board issued SFAS 131 "Disclo-sure about Segments of an Enterprise and Related Information," which will be-come effective in December 1998 and requires interim disclosures beginning in 1999. SFAS 131 requires public companies to report certain information about operating segments, products and services, the geographic areas in which they operate and major customers. The operating segments are to be based on the structure of the enterprise's internal organization whose operating results are regularly reviewed by senior management. Management has not yet determined the effect, if any, of SFAS 131 on the consolidated financial statement disclo-sures.

In April 1998, the Accounting Standards Executive Committee issued SOP 98-5 "Reporting on the Costs of Start-Up Activities," which requires entities to ex-pense start-up costs, including organizational costs, as incurred. SOP 98-5 re-quires most entities to write off as a cumulative effect of a change in ac-counting principle any previously capitalized start-up or organizational costs. SOP 98-5 is effective for most entities for fiscal years beginning after Decem-ber 15, 1998. The Guarantor plans to adopt the provisions of SOP 98-5 in the first quarter of 1999. The amount of such unamortized costs were $14.4 million at March 31, 1998.

                                    BUSINESS

GENERAL

The Company is one of the largest providers of long-term healthcare services in the United States. At March 31, 1998, the Company's operations included 62 long-term acute care hospitals containing 5,313 licensed beds, 305 nursing cen-ters containing 39,960 licensed beds, and the Vencare contract services busi-ness, which provides respiratory and rehabilitation therapies and medical and pharmacy management services to approximately 2,900 healthcare facilities. Also at such date, the Company operated in 45 states. Healthcare services provided through this network include long-term hospital care, nursing care, contract respiratory therapy services, subacute and post-operative care, in-patient and out-patient rehabilitation therapy, specialized care for Alzheimer's disease and pharmacy services. The Company continues to develop VenTouch(TM), a compre-hensive paperless clinical information system designed to increase the operat-ing efficiencies of the Company's facilities.

The Company was incorporated in Delaware on February 26, 1998 and is a wholly owned subsidiary of the Guarantor. Predecessor Company was incorporated in Ken-tucky in 1983 as Vencare, Inc. and commenced operations in 1985. It was reorga-nized as a Delaware corporation in 1987 and changed its name to Vencor, Incor-porated in 1989 and to Vencor, Inc. in 1993. On September 28, 1995, Hillhaven Corporation was merged into Predecessor Company. On March 21, 1997, Predecessor Company acquired TheraTx, a provider of subacute rehabilitation and respiratory therapy program management services to nursing centers and an operator of 26 nursing centers. On June 24, 1997, Predecessor Company acquired Transitional, an operator of 16 long-term acute care hospitals and three satellite facilities located in 13 states. On April 30, 1998, Predecessor Company, the Guarantor and the Company completed the Reorganization Transactions thereby transferring the operation of Predecessor Company's historical healthcare business, other than the Properties, to Guarantor. Effective May 1, 1998, Predecessor Company spun off the Guarantor by distributing the shares of the Guarantor common stock to the holders of Predecessor Company common stock.

The Guarantor was incorporated in Delaware on March 27, 1998, and is a holding company whose sole assets are the capital stock of its wholly owned subsidiary, the Company.

Unless the context otherwise requires, the following discussion describes the Company's business as it has existed since the Reorganization Transactions, the Distribution and the Offering. Prior year discussions refer to the Company's business as it was conducted by Predecessor Company.

BUSINESS STRATEGY

The Company believes that the demand for long-term care is increasing. Improved medical care and advances in medical technology continue to increase the sur-vival rates for victims of disease and trauma. Many of these patients never fully recover and require long-term care. The incidence of chronic medical com-plications increases with age, particularly in connection with certain degener-ative conditions. As the average age of the United States population increases, the Company believes that there will be an increase in the demand for long-term care at all levels of the continuum of care.

At the same time, the healthcare system of the United States is experiencing a period of significant change. Factors affecting the healthcare system include cost containment, the expansion of managed care, improved medical technology, an increased focus on measurable clinical outcomes and a growing public aware-ness of healthcare spending by governmental agencies at Federal and state lev-els. Payors are increasingly requiring providers to move patients from high-acuity care environments to lower-acuity care settings as quickly as is medi-cally appropriate.

The Company will continue its strategy of developing its full-service inte-grated network to meet the range of needs of patients requiring long-term care. The Company continues to integrate and expand the operations of its long-term acute care hospitals and nursing centers and to develop related healthcare services. The Company provides a full range of clinical expertise, as well as advanced technologies for cost-efficiencies, to accommodate patients at all levels of long-term care. Key elements of the Company's strategy for providing full-service integrated networks for long-term care are set forth below:

Focus on Long-Term Care Continuum. The factors which affect the selection of long-term care vary by community and include the Company's local competitive position as well as its relationships with local referral sources. Accordingly, the Company focuses its resources on developing integrated networks within each of the local markets it serves. The

Company's history of strategic acquisitions and complementary business develop-ment initiatives has served to enhance the Company's position as a leader in local and regional markets. In addition, the Company benefits from economies of scale through its strategic focus on the long-term care continuum.

The Company intends to continue expanding its long-term care network and will evaluate new market opportunities based on (i) the need for placement of long-term patients or residents, (ii) existing provider referral patterns, (iii) the presence of competitors, (iv) payor mix and (v) the political and regulatory climate. Over the next 12 to 18 months, the Company does not anticipate acquir-ing additional healthcare facilities. In addition, the Company intends to sell all or a portion of its interest in certain non-strategic businesses or the op-erations of a facility where such disposition would be in the best interest of the Company. These actions are intended to reduce the Company's outstanding debt. Once the Company's debt is reduced, the Company intends to once again initiate development efforts and pursue strategic acquisitions that complement its core operating businesses.

Increase Penetration of Specialty Care and Ancillary Services. The Company in-tends to continue to expand the specialty care programs and ancillary services provided in its nursing centers through its Vencare operations. These services generally produce higher revenues than do routine nursing care services and serve to differentiate the Company's nursing centers from others in a given market. The Company focuses on the expansion of its subacute, medical and reha-bilitation services, including physical, occupational and speech therapies, wound care, oncology treatment, brain injury care, stroke therapy and orthope-dic therapy at its facilities.

Vencare provides respiratory therapy and subacute care services pursuant to contracts with nursing centers and other healthcare facilities owned by third parties. The Vencare program also includes rehabilitation therapy services, pharmacy management services and mobile radiology services. Vencare enables the Company to provide its services to lower acuity patients in cost-efficient set-tings.

During 1997, the Company initiated the sale of its Vencare full service ancil-lary services contracts to provide a full range of services to nursing centers not operated by the Company. Management believes that by bundling services through one provider, nursing centers can provide quality patient care more ef-ficiently with the added benefit of centralizing their medical records. Under the new prospective payment system imposed by the Budget Act, ancillary serv-ices provided by nursing centers are subject to fixed payments. In this new en-vironment, management believes that its full service ancillary services con-tracts will enhance the ability of nursing center operators to manage effec-tively the cost of providing quality patient care.

Further Implement Patient Information System. VenTouch(TM) is a software appli-cation which allows nurses, physicians and other clinicians to access and man-age clinical information used in the healthcare delivery process. Among the features of VenTouch(TM) are on-line access and update of an electronic patient chart, on-line trend analysis using electronic flowsheets and graphs, and re-mote access for authorized users. The system is designed to decrease adminis-trative time, reduce paper and support the delivery of quality patient care. Prior to the acquisition of Transitional, the Company installed VenTouch(TM) in all of its hospitals. The Company expects to install VenTouch(TM) in the 19 former Transitional hospitals during 1998. At March 31, 1998, 59 of the Company's nursing centers were using the VenTouch(TM) information system. In addition, the Company intends to offer VenTouch(TM) in connection with the services offered by Vencare to nursing centers not operated by the Company.

HOSPITAL OPERATIONS

The hospitals operated by the Company primarily provide long-term acute care to medically complex, chronically ill patients. The Company's hospitals have the capability to treat patients who suffer from multiple systemic failures or con-ditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central ner-vous system disorders, developmental anomalies and cardiopulmonary disorders. Chronic patients are often dependent on technology for continued life support, such as mechanical ventilators, total parenteral nutrition, respiration or car-diac monitors and dialysis machines. Generally, approximately 60% of the Company's chronic patients are ventilator-dependent for some period of time during their hospitalization. The Company's patients suffer from conditions which require a high level of monitoring and specialized care, yet may not ne-cessitate the continued services of an intensive care unit. Due to their severe medical conditions, the Company's hospital patients generally are not clini-cally appropriate for admission to a nursing center or rehabilitation hospital. The medical condition of most of the Company's hospital patients is periodi-cally or chronically unstable. By combining general acute care services with the ability to care for chronic patients, the Company believes that its long-term care hospitals provide its patients with high quality, cost-effective care. During 1997, the average length of stay for chronic patients in the long-term care hospitals operated by the

Company was approximately 43 days. Although the Company's patients range in age from pediatric to geriatric, typically more than 70% of the Company's chronic patients are over 65 years of age. The Company's hospital operations are sub-ject to regulation by a number of government and private agencies. See "--Gov-ernmental Regulation--Hospitals."

Hospital Facilities
The following table lists by state the number of hospitals and related licensed beds owned by or leased by the Company, as of March 31, 1998:

                                   ---------------------------------------------
                                                   NUMBER OF FACILITIES
                                            ------------------------------------
                                                           LEASED   LEASED
                                                             FROM     FROM
                                   LICENSED OWNED BY  PREDECESSOR    OTHER
STATE                                  BEDS  COMPANY      COMPANY  PARTIES TOTAL
-----                              -------- -------- ------------ -------- -----
Arizona...........................      109        -            2        -     2
California........................      635        3            6        -     9
Colorado..........................       68        -            1        -     1
Florida (1).......................      564        -            6        1     7
Georgia (1).......................       72        -            -        1     1
Illinois (1)......................      613        -            4        1     5
Indiana...........................      159        -            2        1     3
Kentucky (1)......................      374        -            1        -     1
Louisiana.........................      168        -            1        -     1
Massachusetts (1).................       86        -            2        -     2
Michigan (1)......................      400        -            2        -     2
Minnesota.........................      111        -            1        -     1
Missouri (1)......................      227        -            2        -     2
Nevada............................       67        -            2        -     2
New Mexico........................       61        -            1        -     1
North Carolina (1)................      124        -            1        -     1
Ohio..............................       94        1            -        -     1
Oklahoma..........................       59        -            1        -     1
Pennsylvania......................      115        -            2        -     2
Tennessee (1).....................       49        -            1        -     1
Texas.............................      688        1            6        4    11
Virginia (1)......................      206        -            1        -     1
Washington (1)....................       80        1            -        -     1
Wisconsin.........................      184        1            1        1     3
                                   -------- -------- ------------ -------- -----
Totals............................    5,313        7           46        9    62
                                   ======== ======== ============ ======== =====

(1) These states have CON regulations. See "--Governmental Regulation-- Hospitals."

Services Provided by Hospitals
Chronic. The Company has devised a comprehensive program of care for its chronic patients that draws upon the talents of interdisciplinary teams, in-cluding licensed pulmonary specialists. The teams evaluate chronic patients upon admission to determine treatment programs. Where appropriate, the treat-ment programs may involve the services of several disciplines, such as pulmo-nary and physical therapy. Individual attention to patients who have the cogni-tive and physical abilities to respond to therapy is emphasized. Patients who successfully complete treatment programs are discharged to nursing centers, re-habilitation hospitals or home care settings.

General Acute Care. The Company operates two general acute care hospitals. Cer-tain of the Company's long-term care hospitals also provide general acute care and outpatient services in support of their long-term care services. Certain of the Company's hospitals maintain subacute units. General acute care and outpa-tient services may include inpatient services, diagnostic services, emergency services, CT scanning, one-day surgery, hospice services, laboratory, X-ray, respiratory therapy, cardiology and physical therapy. The Company may expand its general acute care and outpatient services.

Major factors contributing to the growth in demand for the Company's intensive care hospital services include the following:

Increased Patient Population. Improved medical care and advancements in medical technology have increased the survival rates for infants born with severe medi-cal problems, as well as victims of disease and trauma of all ages. Many of these patients never fully recover and require long-term hospital care. The in-cidence of chronic respiratory problems increases with age, particularly in connection with certain degenerative conditions. As the average age of the United States population increases, the Company believes there will be an in-crease in the need for long-term hospital care.

Medically Displaced Patients. The Company's hospital patients require a high level of monitoring and specialized care, yet may not require the continued services of an intensive care unit. Due to their extended recovery period, the Company's hospital patients generally would not receive specialized multi-dis-ciplinary treatment focused on the unique aspects of a long-term recovery pro-gram in a general acute care hospital, and yet are not appropriate for admis-sion to a nursing center or rehabilitation hospital.

Economically Displaced Patients. Historically, reimbursement policies and prac-tices designed to control healthcare costs have made it difficult to place med-ically complex, chronically ill patients in an appropriate healthcare setting. Under the Medicare program, general acute care hospitals are reimbursed under the prospective payment system ("PPS"), a fixed payment system which provides an economic incentive to general acute care hospitals to minimize the length of patient stay. As a result, these hospitals generally receive less than full cost for providing care to patients with extended lengths of stay. Furthermore, PPS does not provide for reimbursement more frequently than once every 60 days, placing an additional economic burden on a general acute care hospital provid-ing long-term care. The Company's long-term care hospitals, however, are ex-cluded from PPS and generally receive reimbursement on a more favorable basis for providing long-term hospital care to Medicare patients. Commercial reim-bursement sources, such as insurance companies and health maintenance organiza-tions ("HMOs"), some of which pay based on established hospital charges, typi-cally seek the most economical source of care available. The Company believes that its emphasis on long-term hospital care allows it to provide high quality care to chronic patients on a cost-effective basis.

Hospital Patient Admission
Substantially all of the acute and medically complex patients admitted to the Company's hospitals are transfers from other healthcare providers. Patients are referred from general acute care hospitals, rehabilitation hospitals, nursing centers and home care settings. Referral sources include discharge planners, case managers of managed care plans, social workers, physicians, third party administrators, HMOs and insurance companies.

The Company employs case managers who educate healthcare professionals from other hospitals as to the unique nature of the services provided by the Company's long-term care hospitals. The case managers develop an annual admis-sion plan for each hospital with assistance from the hospital's administrator. To identify specific service opportunities, the admission plan for each hospi-tal is based on a variety of factors, including population characteristics, physician characteristics and incidence of disability statistics. The admission plans involve ongoing education of local physicians, utilization review and case management personnel, acute care hospitals, HMOs and preferred provider organizations ("PPOs"). The Company maintains a preadmission assessment system at its regional referral centers to evaluate certain clinical and other infor-mation in determining the appropriateness of each patient referred to its hos-pitals.

Professional Staff
Each of the Company's hospitals is staffed with a multi-disciplinary team of healthcare professionals. A professional nursing staff trained to care for the long-term acute patient is on duty 24 hours each day in the Company's hospi-tals. Other professional staff includes respiratory therapists, physical thera-pists, occupational therapists, speech therapists, pharmacists, registered di-etitians and social workers.

The physicians at the Company's hospitals generally are not employees of the Company and may be members of the medical staff of other hospitals. Each of the Company's hospitals has a fully credentialed, multi-specialty medical staff to meet the needs of the clinically complex, long-term acute patient. Typically, each patient is visited at least once a day by a physician. A broad range of physician services is available including, but not limited to, pulmonology, in-ternal medicine, infectious diseases, neurology, nephrology, cardiology, radi-ology and pathology. Generally, the Company does not enter into exclusive con-tracts with physicians to provide services to its hospital patients.

The Company believes that its future success will depend in large part upon its continued ability to hire and retain qualified personnel. The Company seeks the highest quality of professional staff within each market.

Centralized Management and Operations
A hospital administrator supervises and is responsible for the day-to-day oper-ations at each of the Company's hospitals. Each hospital also employs a con-troller who monitors the financial matters of each hospital, including the mea-surement of actual operating results compared to goals established by the Com-pany. In addition, each hospital employs an assistant administrator to oversee the clinical operations of the hospital and a quality assurance manager to di-rect an integrated quality assurance program. The Company's corporate headquar-ters provides services in the areas of system design and development, training, human resource management, reimbursement expertise, legal advice, technical ac-counting support, purchasing and facilities management. Financial control is maintained through fiscal and accounting policies that are established at the corporate level for use at each hospital. The Company has standardized operat-ing procedures and monitors its hospitals to assure consistency of operations.

Hospital Management Information System
The financial information for each hospital is centralized at the corporate headquarters through its management information system. Prior to the acquisi-tion of Transitional, the Company had installed its VenTouchTM information sys-tem, an electronic patient medical record system, in all of its hospitals. The Company expects to install VenTouchTM in the 19 former Transitional hospitals during 1998. See "--Management Information Systems."

Quality Assessment and Improvement
The Company maintains a strategic outcomes program which includes a centralized pre-admission evaluation program and concurrent review of all of its patient population against utilization and quality screenings, as well as quality of life outcomes data collection and patient and family satisfaction surveys. In addition, each hospital has an integrated quality assessment and improvement program administered by a quality review manager which encompasses utilization review, quality improvement, infection control and risk management. The objec-tive of these programs is to ensure that patients are appropriately admitted to the Company's hospitals and that quality healthcare is rendered to them in a cost-effective manner.

The Company has implemented a program whereby its hospitals will be reviewed annually by internal quality auditors for compliance with standards of the Joint Commission on Accreditation of Health Care Organizations ("JCAHO"). The purposes of this internal review process are to (i) ensure ongoing compliance with industry recognized standards for hospitals, (ii) assist management in an-alyzing each hospital's operations and (iii) provide consulting and educational programs for each hospital to identify opportunities to improve patient care.

Selected Hospital Operating Data
The following table sets forth certain operating data for the Company's hospi-tals:

                                         ------------------------------------
                                             THREE
                                            MONTHS
                                             ENDEDYEAR ENDED DECEMBER 31,
                                         MARCH 31,  -------------------------
                                              1998     1997     1996     1995
                                         ---------  -------  -------  -------
Hospitals in operation at end of peri-
 od.....................................        62       60       38       36
Number of licensed beds at end of peri-
 od.....................................     5,313    5,273    3,325    3,263
Patient days............................   248,249  767,810  586,144  489,612
Average daily census....................     2,758    2,104    1,601    1,341
Occupancy percentage....................      56.7%    52.9%    53.7%    47.6%

As used in the above table, the term "licensed beds" refers to the maximum num-ber of beds permitted in the hospital under its license regardless of whether the beds are actually available for patient care. "Patient days" refers to the total number of days of patient care provided by the Company's hospitals for the periods indicated. "Average daily census" is computed by dividing each hos-pital's patient days by the number of calendar days the respective hospital is in operation. "Occupancy percentage" is computed by dividing average daily cen-sus by the number of licensed beds, adjusted for the length of time each facil-ity was in operation during each respective period.

Sources of Hospital Revenues
The Company receives payment for hospital services from third-party payors, in-cluding government reimbursement programs such as Medicare and Medicaid and nongovernment sources such as commercial insurance companies, HMOs, PPOs and contracted providers. Patients covered by nongovernment payors will generally be more profitable to the Company than those covered by Medicare and Medicaid programs. The following table sets forth the approximate percentages of the Company's hospital patient days and revenues derived from the payor sources indicated:

                         -------------------------------------------------------------
                           MEDICARE           MEDICAID        PRIVATE AND OTHER
                         -----------------  -----------------  -----------------------
                         PATIENT            PATIENT             PATIENT
                            DAYS  REVENUES     DAYS  REVENUES      DAYS       REVENUES
                         -------  --------  -------  --------  --------      ---------
FIRST QUARTER
1998....................      70%       60%      12%        8%           18%            32%
1997....................      67        64       14        10            19             26
YEAR ENDED
1997....................      68%       63%      12%        8%           20%            29%
1996....................      64        59       17        12            19             29
1995....................      64        57       16        12            20             31

For the year ended December 31, 1997, hospital revenues totaled approximately $785.8 million, or 24.7% of the Company's total revenues. For the three months ended March 31, 1998, hospital revenues totaled approximately $246.4 million, or 29.0% of the Company's total revenues. Changes caused by the Budget Act will reduce the level of Medicare payments made to the Company's hospitals by reduc-ing TEFRA incentive payments and allowable costs of capital expenditures and bad debts, and payments for services to patients transferred from a PPS hospi-tal. See "--Governmental Regula- tion--Healthcare Reform Legislation."

Hospital Competition
As of March 31, 1998, the hospitals operated by the Company were located in 38 geographic markets in 24 states. In each geographic market, there are general acute care hospitals which provide services comparable to those offered by the Company's hospitals. In addition, the Company believes that as of December 31, 1997, there were approximately 180 hospitals in the United States certified by Medicare as general long-term hospitals, some of which provide similar cardiopulmonary services to those provided by the Company's hospitals. Many of these general acute care hospitals and long-term hospitals are larger and more established than the Company's hospitals. Certain hospitals that compete with the Company's hospitals are operated by not-for-profit, nontaxpaying or govern-mental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to the Company's hospitals. Cost containment efforts by Federal and state governments and other third-party payors designed to encourage more efficient utilization of hospital services have generally resulted in lower hospital industry occu-pancy rates in recent years. As a result of these efforts, a number of acute care hospitals have converted to specialized care facilities. Some hospitals are developing step-down units which attempt to serve the needs of patients who require care at a level between that provided by an intensive care unit and a general medical/surgical floor. This trend is expected to continue due to the current oversupply of acute care hospital beds and the increasing consolidation and affiliation of free-standing hospitals into larger systems. As a result, the Company may experience increased competition from existing hospitals and converted facilities.

Competition for patients covered by non-government reimbursement sources is in-tense. The primary competitive factors in the long-term intensive care business include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies have en-tered the long-term intensive care market with licensed hospitals that compete with the Company's hospitals.

Some nursing centers, while not licensed as hospitals, have developed units which provide a greater intensity of care than typically provided by a nursing center. The condition of patients in these nursing centers is less acute than the condition of patients in the Company's hospitals.

The competitive position of any hospital, including the Company's hospitals, is also affected by the ability of its management to negotiate contracts with pur-chasers of group healthcare services, including private employers, PPOs and HMOs. Such organizations attempt to obtain discounts from established hospital charges. The importance of obtaining contracts with PPOs, HMOs and other orga-nizations which finance healthcare, and its effect on a hospital's competitive position, vary from market to market, depending on the number and market strength of such organizations.

The Company will also compete with other healthcare companies for hospital and other healthcare acquisitions.

NURSING CENTER OPERATIONS

At March 31, 1998, the Company's nursing center operations provided long-term care and sub-acute medical and rehabilitation services in 305 nursing centers containing 39,960 licensed beds located in 31 states. During 1997, the Company completed the sale of 28 of its underperforming or non-strategic nursing cen-ters. One additional nursing center was sold and one nursing center was closed in January 1998, and two additional nursing centers were sold on April 1, 1998 upon receipt of regulatory approvals.

The Company's nursing centers provide rehabilitation services, including phys-ical, occupational and speech therapies. The majority of patients in rehabili-tation programs stay for eight weeks or less. Patients in rehabilitation pro-grams generally provide higher revenues than other nursing center patients be-cause they require a higher level of ancillary services. In addition, manage-ment believes that the Company is one of the leading providers of care for pa-tients with Alzheimer's disease. At March 31, 1998, the Company offered spe-cialized programs covering approximately 3,100 beds in 87 nursing centers for patients suffering from Alzheimer's disease. Most of these patients reside in separate units within the nursing centers and are cared for by teams of pro-fessionals specializing in the unique problems experienced by Alzheimer's pa-tients.

Nursing Center Marketing
The factors which affect consumers' selection of a nursing center vary by com-munity and include a nursing center's competitive position and its relation-ships with local referral sources. Competition creates the standards against which nursing centers in a given market are judged by various referral sourc-es, which include physicians, hospital discharge planners, community organiza-tions and families. Therefore, the Company's nursing center marketing efforts are conducted at the local market level by the nursing center administrators, admissions coordinators and others. Nursing center personnel are assisted in carrying out their marketing strategies by regional marketing staffs. The Company's marketing efforts are directed toward improving the payor mix at the nursing centers by maximizing the census of private payment patients and Medi-care patients.

Nursing Center Operations
Each nursing center is managed by a state-licensed administrator who is sup-ported by other professional personnel, including a director of nursing, staff development professional (responsible for employee training), activities di-rector, social services director, licensed dietitian, business office manager and, in general, physical, occupational and speech therapists. The directors of nursing are state-licensed nurses who supervise nursing staff which include registered nurses, licensed practical nurses and nursing assistants. Staff size and composition vary depending on the size and occupancy of each nursing center and on the level of care provided by the nursing center. The nursing centers contract with physicians who serve as medical directors and serve on quality assurance committees.

The nursing centers are supported by district and/or regional staff in the areas of nursing, dietary and rehabilitation services, maintenance, sales and financial services. In addition, corporate staff provide other services in the areas of sales assistance, human resource management, state and federal reim-bursement, state licensing and certification, legal, finance and accounting support. Financial control is maintained principally through fiscal and ac-counting policies established at the corporate level for use at the nursing centers.

Quality of care is monitored and enhanced by quality assurance committees and family satisfaction surveys. The quality assurance committees oversee patient healthcare needs and patient and staff safety. Additionally, physicians serve on the quality assurance committees as medical directors and advise on healthcare policies and practices. Regional nursing professionals visit each nursing center periodically to review practices and recommend improvements where necessary in the level of care provided and to assure compliance with requirements under applicable Medicare and Medicaid regulations. Surveys of patients' families are conducted from time to time in which the families are asked to rate various aspects of service and the physical condition of the nursing centers. These surveys are reviewed by nursing center administrators to help ensure quality patient care.

The Company provides training programs for nursing center administrators, man-agers, nurses and nursing assistants. These programs are designed to maintain high levels of quality patient care.

Substantially all of the nursing centers are currently certified to provide services under Medicare and Medicaid programs. A nursing center's qualifica-tion to participate in such programs depends upon many factors, such as accom-modations, equipment, services, safety, personnel, physical environment and adequate policies and procedures.

Selected Nursing Center Operating Data
The following table sets forth certain operating data for the Company's nursing centers:

                                ----------------------------------------------
                                     THREE
                                    MONTHS
                                     ENDED      YEAR ENDED DECEMBER 31,
                                 MARCH 31,  ----------------------------------
                                      1998        1997        1996        1995
                                ----------  ----------  ----------  ----------
Number of nursing centers in
 operation at end of period...         305         309         313         311
Number of licensed beds at end
 of period....................      39,960      40,383      39,619      39,480
Patient days..................   3,050,478  12,622,238  12,566,763  12,569,600
Average daily census..........      33,894      34,581      34,335      34,437
Occupancy percentage..........        88.6%       90.5%       91.9%       92.2%

Sources of Nursing Center Revenues
Nursing center revenues are derived principally from Medicare and Medicaid pro-grams and from private payment patients. Consistent with the nursing center in-dustry, changes in the mix of the Company's patient population among these three categories significantly affect the profitability of the Company's opera-tions. Although Medicare and other high acuity patients generally produce the most revenue per patient day, profitability is reduced by the costs associated with the higher level of nursing care and other services required by such pa-tients. The Company believes that private payment patients generally constitute the most profitable category and Medicaid patients generally constitute the least profitable category.

The following table sets forth the approximate percentages of the Company's nursing center patient days and revenues derived from the payor sources indi-cated:

                         ----------------------------------------------------------------------
                                MEDICARE                MEDICAID            PRIVATE AND OTHER
                         ----------------------  ----------------------  ----------------------
                         PATIENT DAYS  REVENUES  PATIENT DAYS  REVENUES  PATIENT DAYS  REVENUES
                         ------------  --------  ------------  --------  ------------  --------
FIRST QUARTER
1998....................           13%       34%           64%       41%           23%       25%
1997....................           13        32            65        43            22        25
YEAR ENDED
1997....................           13%       32%           65%       43%           22%       25%
1996....................           12        30            65        44            23        26
1995....................           12        29            65        44            23        27

For the year ended December 31, 1997, nursing center revenues totaled approxi-mately $1.72 billion, or 54.1% of the Company's total revenues. For the three months ended March 31, 1998, nursing center revenues totaled approximately $434.2 million, or 51.0% of the Company's total revenues.

Both governmental and private third-party payors employ cost containment mea-sures designed to limit payments made to healthcare providers. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage criteria which limit the services that will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government reimbursement programs are subject to statu-tory and regulatory changes, retroactive rate adjustments, administrative rul-ings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to the Company for its services. The Budget Act requires the establishment of a Medicare prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services were made available by HCFA on May 5, 1998. The new prospective pay-ment system also will cover ancillary services provided to nursing center pa-tients under the Vencare contract services business. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that facilities leased by the Company, or the provision of services and supplies by the Company, will meet the requirements for participation in such programs. The Company could be ad-versely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for healthcare services. See "--Governmental Regulation--Nursing Centers" and "--Governmental Regula-tion--Healthcare Reform Legislation."

Medicare. The Medicare Part A program provides reimbursement for extended care services furnished to Medicare beneficiaries who are admitted to nursing cen-ters after at least a three-day stay in an acute care hospital. Covered serv-ices include supervised nursing care, room and board, social services, physical and occupational therapies, pharmaceuticals, supplies and other necessary serv-ices provided by nursing centers.

Until the implementation of the new prospective payment system, nursing center reimbursement will continue to be based upon reasonable direct and indirect costs of services provided to beneficiaries. Under the Medicare program, rou-tine costs are subject to a routine cost limit ("RCL"). The RCL is a national average cost per patient day which is adjusted for variations in local wages. Revenues under this program are subject to audit and retroactive adjustment. Settlements of Medicare audits have not had a material adverse effect on the Company's nursing center operating results.

Medicaid. Medicaid is a state-administered program financed by state funds and matching Federal funds. The program provides for medical assistance to the in-digent and certain other eligible persons. Although administered under broad Federal regulations, states are given flexibility to construct programs and payment methods consistent with their individual goals. Accordingly, these pro-grams differ from state to state in many respects.

Prior to the Budget Act, Federal law, generally referred to as the Boren Amend-ment, required Medicaid programs to pay rates that are reasonable and adequate to meet the costs incurred by an efficiently and economically operated nursing center providing quality care and services in conformity with all applicable laws and regulations. Despite the Federal requirements, disagreements fre-quently arise between nursing centers and states regarding the adequacy of Med-icaid payments. By repealing the Boren Amendment, the Budget Act eases the re-strictions on the states' ability to reduce their Medicaid reimbursement levels for such services. In addition, Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may ma-terially increase or decrease the level of program payments to nursing centers operated by the Company. Management believes that the payments under many of these programs may not be sufficient on an overall basis to cover the costs of serving certain residents participating in these programs. Furthermore, the Om-nibus Budget Reconciliation Act of 1987, as amended ("OBRA"), mandates an in-creased emphasis on ensuring quality patient care, which has resulted in addi-tional expenditures by nursing centers.

There can be no assurance that the payments under Medicaid programs will remain at levels comparable to current levels or, in the future, will be sufficient to cover the costs incurred in serving patients participating in such programs. The Company provides to eligible individuals Medicaid-covered services consist-ing of nursing care, room and board and social services. In addition, states may at their option cover other services such as physical, occupational and speech therapies and pharmaceuticals.

Private Payment. The Company's nursing centers seek to maximize the number of private payment patients, including those covered under private insurance and managed care health plans. Private payment patients typically have financial resources (including insurance coverage) to pay for their monthly services and do not rely on government programs for support.

Nursing Center Competition
The Company's nursing centers compete on a local and regional basis with other nursing centers. The Company's competitive position varies within each commu-nity served. The Company believes that the quality of care provided, reputa-tion, location and physical appearance of its nursing centers and, in the case of private patients, the charges for services, are significant competitive fac-tors. Although there is limited, if any, price competition with respect to Med-icare and Medicaid patients (since revenues received for services provided to such patients are based on fixed rates or cost reimbursement principles), there is significant competition for private payment patients.

The long-term care industry is divided into a variety of competitive areas which market similar services. These competitors include nursing centers, hos-pitals, extended care centers, assisted living facilities and communities, home health agencies and similar institutions. The industry includes government-owned, church-owned, secular not-for-profit and for-profit institutions.

Nursing Center Facilities
The following table lists by state the number of nursing centers and related licensed beds that were owned by or leased by the Company, as of March 31, 1998:

                       --------------------------------------------------------

                        NUMBER OF FACILITIES
                              --------------------------------------------------
                                        LEASED FROM
                     LICENSED OWNED BY  PREDECESSOR   LEASED FROM
                         BEDS  COMPANY      COMPANY OTHER PARTIES MANAGED  TOTAL
                     -------- -------- ------------ ------------- ------- ------
Alabama(1).........       592        -            3             1       -      4
Arizona............       827        -            6             -       -      6
California.........     2,516        1           11             6       3     21
Colorado...........       935        -            4             3       -      7
Connecticut(1).....       983        -            8             -       -      8
Florida(1).........     2,828        2           15             2       2     21
Georgia(1).........     1,336        -            5             5       -     10
Idaho..............       903        -            8             1       -      9
Indiana(1).........     4,152        -           14            12       -     26
Kentucky(1)........     2,087        1           12             4       -     17
Louisiana(1).......       485        -            -             1       2      3
Maine(1)...........       824        -           10             -       -     10
Massachusetts(1)...     4,232        2           31             3       2     38
Mississippi(1).....       125        -            -             1       -      1
Montana(1).........       456        -            2             1       -      3
Nebraska(1)........       167        -            1             -       -      1
Nevada(1)..........       288        1            2             -       -      3
New Hampshire(1)...       622        -            3             -       1      4
North Carolina(1)..     3,140        2           19             6       -     27
Ohio(1)............     2,161        -           11             4       1     16
Oregon(1)..........       358        -            2             1       -      3
Pennsylvania.......       200        -            1             1       -      2
Rhode Island(1)....       201        -            2             -       -      2
Tennessee(1).......     2,541        -            4            11       -     15
Texas..............       623        -            1             1       1      3
Utah...............       848        -            5             1       1      7
Vermont(1).........       310        -            1             -       1      2
Virginia(1)........       632        -            4             -       -      4
Washington(1)......     1,504        1            9             3       -     13
Wisconsin(1).......     2,633        -           12             3       -     15
Wyoming............       451        -            4             -       -      4
                       ------   ------        -----        ------  ------ ------
Totals.............    39,960       10          210            71      14    305
                       ======   ======       ======        ======  ====== ======

(1) These states have CON regulations. See "--Governmental Regulation--Nursing Centers."

VENCARE HEALTH SERVICES OPERATIONS

Through its Vencare health services operations, the Company has expanded the scope of its cardiopulmonary care by providing subacute care, rehabilitation therapy and respiratory care services and supplies to nursing and subacute care centers. In November 1996, the Company consolidated its pharmacy operations un-der its Vencare health services. In addition, the rehabilitation, respiratory and other healthcare services previously provided by TheraTx have been inte-grated into the Vencare operations. In May 1998, the Company announced its in-tention to sell or close its hospice and home care operations. The Company ex-pects these transactions to be completed during the third quarter of 1998. For the year ended December 31, 1997, revenues from the Vencare operations totaled approximately $642.5 million which represented 20.2% of the Company's total revenues. For the three months ended March 31, 1998, revenues from the Vencare program totaled approximately $169.8 million which represented 20.0% of the Company's total revenues.

During 1997, the Company initiated the sale of its Vencare full-service ancil-lary services contracts to provide a full range of ancillary services to nurs-ing centers not operated by the Company. Management believes that by bundling services through one provider, nursing centers can provide quality patient care more efficiently with the added benefit of centralizing their medical records. Under the new prospective payment system imposed by the Budget Act, ancillary services provided by nursing centers will be subject to fixed payments. In this new environment, the Company believes that its full-service ancillary services contract will enhance the ability of nursing center operators to manage effec-tively the cost of providing quality patient care.

Respiratory Care Services
The Company provides respiratory care services and supplies to nursing and sub-acute care center patients pursuant to contracts between the Company and the nursing center or subacute center. The services are provided by respiratory therapists based at the Company's hospitals. These respiratory therapists per-form a wide variety of procedures, including oxygen therapy, bronchial hygiene, nebulizer and aerosol treatments, tracheostomy care, ventilator management and patient respiratory education. Pulse oximeters and arterial blood gas machines are used to evaluate the patient's condition, as well as the effectiveness of the treatment. The Company also provides respiratory equipment and supplies to nursing and subacute centers.

The Company receives payments from the nursing centers and subacute care cen-ters for services rendered and these facilities, in turn, receive payments from the appropriate third-party payor. Respiratory therapy and supplies are gener-ally covered under the Medicare program. Many commercial insurers and managed care providers are seeking hospital discharge options for lower acuity respira-tory patients. Management believes that the Company's pricing and successful clinical outcomes make its respiratory care program attractive to commercial insurers and managed care providers.

At March 31, 1998, the Company had entered into contracts to provide respira-tory therapy services and supplies to approximately 1,500 nursing and subacute care centers, which includes approximately 300 nursing centers operated by the Company.

Subacute Services
At March 31, 1998, the Company had entered into contracts to provide subacute care services to seven nursing and subacute care centers. These services, which are also an extension of the cardiopulmonary services provided by the Company's hospitals, may include ventilator management, tracheostomy care, continuation of airway restoration programs, enteral and parenteral nutritional support, IV therapy for hydration and medication administration, progressive wound care, chronic chest tube management, laboratory, radiology, pharmacy and dialysis services, customized rehabilitation services and program marketing. Subacute patients generally require assisted ventilation through mechanical ventilation devices.

Rehabilitation Therapy Services
The Company provides physical, occupational and speech therapies to nursing and subacute care center patients, as well as home health patients and public school systems. At March 31, 1998, the Company had entered into contracts to provide rehabilitation services to patients at 300 facilities.

Mobile Diagnostic Services
The Company is a hospital based provider of on-call mobile X-ray services. These services are primarily provided to nursing facilities, but the Company also provides services to correctional facilities, rehabilitation hospitals and dialysis centers. These services are provided 24 hours a day, 365 days a year to over 130 facilities.

Competition in the Contract Services Market
Although the respiratory therapy services, rehabilitation services and subacute services markets are fragmented, significant competition exists for the Company's contract services. The primary competitive factors for the contract services business are quality of services, charges for services and responsive-ness to the needs of patients, families and the facilities in which the serv-ices are provided. Certain hospitals are establishing and managing their own step-down and subacute facilities. Other hospital companies have entered the contract services market through affiliation agreements and management con-tracts. In addition, many nursing centers are developing internal staff to pro-vide those services, particularly in response to the planned implementation of the new prospective payment system for nursing centers.

Pharmacies
The Company provides institutional and other pharmacy services. In November 1996, the Company consolidated its Medisave Pharmacies into its Vencare health services operations and now provides its hospital-based clinical pharmacy serv-ices as part of its Vencare services.

The institutional pharmacy business focuses on providing a full array of phar-macy services to over 650 nursing centers and specialized care centers. Insti-tutional pharmacy sales encompass a wide variety of products including pre-scription medication, prosthetics, respiratory services, infusion services and enteral therapies. In addition, the Company provides a variety of pharmaceuti-cal consulting services designed to assist hospitals, nursing centers and home health agencies in program administration.

MANAGEMENT INFORMATION SYSTEMS

The financial information for each of the Company's facilities is centralized at the corporate headquarters through its management information system. The Company uses a comprehensive financial reporting system which enables it to monitor certain key financial data at each facility such as payor mix, admis-sions and discharges, cash collections, net revenues and staffing. In addition, the financial reporting system provides monthly budget analysis, financial com-parisons to prior periods and comparisons among the Company's facilities.

The Company has developed the VenTouch(TM) electronic patient medical record system. VenTouch(TM) is a software application which allows nurses, physicians and other clinicians to manage clinical information utilized in the patient care delivery process.

Among the features of VenTouch(TM) are on-line access and update of an elec-tronic patient chart, an on-line trend analysis using electronic flowsheets and graphs, and remote access for authorized users. Features specific to the nurs-ing centers include a complete on-line Resident Assessment Instrument Process that incorporates state specific guidelines, computer generated Resident As-sessment Protocols, on-line HCFA Resident Assessment Instrument manual and electronic data transfer capabilities. The system is designed to decrease ad-ministrative time, reduce paper and support the delivery of quality patient care.

Prior to the acquisition of Transitional, the Company had completed the instal-lation of VenTouch(TM) information system in its hospitals. The Company expects to install VenTouch(TM) in the 19 former Transitional hospitals during 1998. At March 31, 1998, 59 of the Company's nursing centers were utilizing the VenTouch(TM) information system. In addition, the Company intends to offer VenTouch(TM) in connection with the services offered by Vencare to nursing cen-ters not operated by the Company.

EMPLOYEES

As of March 31, 1998, the Company would have had approximately 50,800 full-time and 24,000 part-time and per diem employees. The Company would have been a party to 28 collective bargaining agreements covering approximately 2,600 em-ployees as of March 31, 1998.

LIABILITY INSURANCE

The Company's hospitals, contract services, nursing centers and pharmaceutical operations are insured by the Company's wholly owned captive insurance company, Cornerstone Insurance Company. Cornerstone Insurance Company is reinsured for losses in excess of $1,000,000 per claim for nursing centers and $500,000 per claim for all other operations and $16 million in annual aggregation. Coverages for losses in excess of various limits are maintained through unrelated commer-cial insurance carriers to provide $130 million limits per claim and in the ag-gregate.

The Company believes that its insurance is adequate in amount and coverage. There can be no assurance that in the future such insurance will be available at a reasonable price or that the Company will be able to maintain adequate levels of malpractice insurance coverage.

GOVERNMENTAL REGULATION

Hospitals
Certificates of Need and State Licensing. CON regulations control the develop-ment and expansion of healthcare services and facilities in certain states. CON laws generally provide that approval must be obtained from the designated state health planning agency prior to the expansion of existing facilities, construc-tion of new facilities, addition of beds, acquisition of major items of equip-ment or introduction of new services. The stated objective of the CON process is to promote quality healthcare at the lowest possible cost and avoid unneces-sary duplication of services, equipment and facilities. Recently, some states (including Florida, Massachusetts and Tennessee) have amended their CON regula-tions to require CON approval prior to the conversion of a hospital from a gen-eral short-term facility to a general long-term facility. Of the 24 states in which the Company's hospitals were located as of March 31, 1998, Florida, Georgia, Illinois, Kentucky, Massachusetts, Michigan, Missouri, North Carolina, Tennessee, Virginia and Washington have CON programs. With one exception, the Company was not required to obtain a CON in connection with previous acquisi-tions due to the relatively low renovation costs and the absence of the need for additional licensed beds or changes in services. CONs may be required in connection with the Company's future hospital and contract services expansion. There can be no assurance that the Company will be able to obtain the CONs nec-essary for any or all future projects. If the Company is unable to obtain the requisite CONs, its growth and businesses could be adversely affected.

State licensing of hospitals is a prerequisite to the operation of each hospi-tal and to participation in government programs. Once a hospital becomes li-censed and operational, it must continue to comply with Federal, state and lo-cal licensing requirements in addition to local building and life-safety codes. All of the Company's hospitals in operation have obtained the necessary li-censes to conduct business.

Medicare and Medicaid. Medicare is a Federal program that provides certain hos-pital and medical insurance benefits to persons age 65 and over and certain disabled persons. Medicaid is a medical assistance program administered by each state pursuant to which hospital benefits are available to certain indigent pa-tients. Within the Medicare and Medicaid statutory framework, there are sub-stantial areas subject to administrative rulings, interpretations and discre-tion which may affect payments made under Medicare and Medicaid. A substantial portion of the Company's hospital revenues are derived from patients covered by Medicare and Medicaid. See "--Hospital Operations--Sources of Hospital Reve-nues."

In order to receive Medicare reimbursement, each hospital must meet the appli-cable conditions of participation set forth by the Department of Health and Hu-man Services ("HHS") relating to the type of hospital, its equipment, personnel and standard of medical care, as well as comply with state and local laws and regulations. The Company has developed a management system to ensure compliance with the various standards and requirements. Each of the Company's hospitals employs a person who is responsible for an on-going quality assessment and im-provement program. Hospitals undergo periodic on-site Medicare certification surveys, which are generally limited if the hospital is accredited by JCAHO. As of March 31, 1998, all but one of the hospitals operated by the Company were certified as Medicare providers, and 54 of such hospitals were also certified by their respective state Medicaid programs. Applications are pending for cer-tification with respect to the other hospitals operated by the Company. A loss of certification could adversely affect a hospital's ability to receive pay-ments from Medicare and Medicaid programs.

Prior to 1983, Medicare reimbursed hospitals for the reasonable direct and in-direct cost of the services provided to beneficiaries. The Social Security Amendments of 1983 implemented PPS as a means of controlling healthcare costs. Under PPS, Medicare in-patient costs are reimbursed based upon a fixed payment amount per discharge using diagnosis related groups ("DRGs"). The DRG payment under PPS is based upon the national average cost of treating a Medicare pa-tient's condition. Although the average length of stay varies for each DRG, the average stay for all Medicare patients subject to PPS is approximately six days. An additional outlier payment is made for patients with unusually ex-tended lengths of stay or higher treatment costs. Outlier payments are only de-signed to cover marginal costs. Additionally, it takes 60 days or more for PPS payments to be made. Thus, PPS creates an economic incentive for general short-term hospitals to discharge chronic Medicare patients as soon as clinically possible. Hospitals that are certified by Medicare as general long-term hospi-tals are excluded from PPS. Management believes that the incentive for short-term hospitals to discharge chronic medical patients as soon as clinically pos-sible creates a substantial referral source for the Company's long-term hospi-tals.

The Social Security Amendments of 1983 excluded psychiatric, rehabilitation, cancer, children's and general long-term hospitals from PPS. A general long-term hospital is defined as a hospital which has an average length of stay greater than 25 days. Inpatient operating costs for general long-term hospitals are reimbursed under the cost-based reimbursement system, subject to a computed target rate (the "Target") per discharge for inpatient operating costs estab-lished by TEFRA. As discussed below, the Budget Act makes significant changes to the current TEFRA provisions.

Prior to the Budget Act, Medicare operating costs per discharge in excess of the Target were reimbursed at the rate of 50% of the excess up to 10% of the Target. Hospitals whose operating costs were lower than the Target were reim-bursed their actual costs plus an incentive. This incentive is currently equal to 50% of the difference between their actual costs and the Target and may not exceed 5% of the Target. For cost report periods beginning on or after October 1, 1997, the Budget Act reduces the incentive payments to an amount equal to 15% of the difference between the actual costs and the Target, but not to ex-ceed 2% of the Target. Costs in excess of the Target will still be reimbursed at the rate of 50% of the excess up to

10% of the Target but the threshold to qualify for such payments will be raised from 100% to 110% of the Target. The Budget Act also caps the Targets based on the 75th percentile for each category of hospitals using 1996 data.

Prior to October 1, 1997, new hospitals could apply for an exemption from the TEFRA Target provisions. For hospitals certified prior to October 1, 1992, the exemption was optional and, if granted, lasted for three years. For certifica-tions since October 1, 1992, the exemption is automatic and is effective for two years. Under the Budget Act, a new provider will no longer receive unlim-ited cost-based reimbursement for its first few years in operation. Instead, for the first two years, it will be paid the lower of its costs or 110% of the median TEFRA Target for 1996 adjusted for inflation. During this two year peri-od, providers remain subject to the TEFRA penalty and incentive payments dis-cussed in the previous paragraph.

As of March 31, 1998, 50 of the hospitals operated by the Company were subject to TEFRA Target provisions. The Company's other long-term hospitals were not subject to TEFRA because they had qualified for the new hospital exemptions de-scribed above. During 1998, five more of the Company's hospitals will become subject to TEFRA Target provisions. The TEFRA Target limits have not had a ma-terial adverse effect on the Company's results of operations. The reductions in the TEFRA incentive payments, which are expected to be effective between May 1, 1998 and September 1, 1998 with respect to the Company's hospitals, will have an adverse impact on hospital revenues in the future.

Medicare and Medicaid reimbursements were generally determined from annual cost reports filed by the Company which are subject to audit by the respective agency administering the programs. Management believes that adequate provisions for loss have been recorded for the Company to reflect any adjustments which could result from audits of these cost reports. Adjustments to the Company's cost reports have not had an adverse effect on the Company's hospital operating results.

Federal regulations provide that admission to and utilization of hospitals by Medicare and Medicaid patients must be reviewed by peer review organizations ("PROs") in order to ensure efficient utilization of hospitals and services. A PRO may conduct such review either prospectively or retroactively and may, as appropriate, recommend denial of payments for services provided to a patient. Such review is subject to administrative and judicial appeal. Each of the Company's hospitals employs a clinical professional to administer the hospi-tal's integrated quality assurance and improvement program, including its uti-lization review program. PRO denials have not had a material adverse effect on the Company's hospital operating results.

Medicare and Medicaid Antikickback Amendments prohibit certain business prac-tices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid. Sanctions for violating the Antikickback Amendments include criminal and civil penalties and exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Pa-tient and Program Protection Act of 1987, HHS and the Office of the Inspector General ("OIG") specified certain Safe Harbors which describe conduct and busi-ness relationships permissible under the Antikickback Amendments. These Safe Harbor regulations may result in more aggressive enforcement of the Antikickback Amendments by HHS and the OIG.

Section 1877 of the Social Security Act (commonly known as "Stark I") states that a physician who has a financial relationship with a clinical laboratory is generally prohibited from referring patients to that laboratory. The Omnibus Budget Reconciliation Act of 1993 contains provisions ("Stark II") amending
Section 1877 to greatly expand the scope of Stark I. Effective January 1995, Stark II broadened the referral limitations of Stark I to include, among other designated health services, inpatient and outpatient hospital services. Under Stark I and Stark II (collectively referred to as the "Stark Provisions"), a "financial relationship" is defined as an ownership interest or a compensation arrangement. If such a financial relationship exists, the entity is generally prohibited from claiming payment for such services under the Medicare or Medic-aid programs. Compensation arrangements are generally exempted from the Stark Provisions if, among other things, the compensation to be paid is set in ad-vance, does not exceed fair market value and is not determined in a manner that takes into account the volume or value of any referrals or other business gen-erated between the parties. These laws and regulations, however, are extremely complex and the industry has the benefit of little judicial or regulatory in-terpretation. The Company expects that business practices of providers and fi-nancial relationships between providers will be subject to increased scrutiny as healthcare reform efforts continue on the Federal and state levels.

The Budget Act provides a number of new antifraud and abuse provisions. The Budget Act contains new civil monetary penalties for violations of the Antikickback Amendments and imposes an affirmative duty on providers to ensure that they do not employ or contract with persons excluded from the Medicare program. The Budget Act also provides a minimum ten year period for exclusion from participation in Federal healthcare programs for persons convicted of a prior healthcare offense.

JCAHO Accreditation. Hospitals receive accreditation from JCAHO, a nationwide commission which establishes standards relating to the physical plant, admin-istration, quality of patient care and operation of medical staffs of hospi-tals. Generally, hospitals and certain other healthcare facilities are re-quired to have been in operation at least six months in order to be eligible for accreditation by JCAHO. After conducting on-site surveys, JCAHO awards ac-creditation for up to three years to hospitals found to be in substantial com-pliance with JCAHO standards. Accredited hospitals are periodically resur-veyed, at the option of JCAHO, upon a major change in facilities or organiza-tion and after merger or consolidation. As of March 31, 1998, 58 of the hospi-tals operated by the Company were accredited by JCAHO. The Company intends to apply for JCAHO accreditation for its other hospitals within the next year. The Company intends to seek and obtain JCAHO accreditation for any additional facilities it may purchase or lease and convert into long-term hospitals. The Company does not believe that the failure to obtain JCAHO accreditation at any hospital would have a material adverse effect on the Company's results of op-erations.

State Regulatory Environment. The Company operates seven hospitals and a chronic unit in Florida, a state which regulates hospital rates. These opera-tions contributes a significant portion of the Company's revenues and operat-ing income from its hospitals. Accordingly, the Company's hospital revenues and operating income could be materially adversely affected by Florida rate setting laws or other cost containment efforts. The Company also operates 11 hospitals in Texas, nine hospitals in California, and five hospitals in Illi-nois which contribute a significant portion of the Company's revenues and op-erating income from its hospitals. Although Texas, California and Illinois do not currently regulate hospital rates, the adoption of such legislation or other cost containment measures in these or other states could have a material adverse effect on the Company's hospital revenues and operating income. More-over, the repeal of the Boren Amendment by the Budget Act eases the impedi-ments on the states' ability to reduce their Medicaid reimbursement levels. The Company is unable to predict whether and in what form such legislation will be adopted. Certain other states in which the Company operates hospitals require disclosure of specified financial information. In evaluating markets for expansion, the Company considers the regulatory environment, including but not limited to, any mandated rate setting.

Nursing Centers
The Company's nursing center business is subject to various Federal and state regulations. In particular, the development and operation of nursing centers and the provision of healthcare services are subject to Federal, state and lo-cal laws relating to the adequacy of medical care, equipment, personnel, oper-ating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Nursing centers are subject to periodic inspec-tion by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the Company's opera-tions.

Effective October 1, 1990, OBRA increased the enforcement powers of state and Federal certification agencies. Additional sanctions were authorized to cor-rect noncompliance with regulatory requirements, including fines, temporary suspension of admission of new patients to nursing centers and, in extreme circumstances, decertification from participation in the Medicare or Medicaid programs.

The nursing centers managed and operated by the Company are licensed either on an annual or bi-annual basis and certified annually for participation in Medi-care and Medicaid programs through various regulatory agencies which determine compliance with Federal, state and local laws. These legal requirements relate to the quality of the nursing care provided, the qualifications of the admin-istrative personnel and nursing staff, the adequacy of the physical plant and equipment and continuing compliance with the laws and regulations governing the operation of nursing centers. From time to time the nursing centers re-ceive statements of deficiencies from regulatory agencies. In response, the Company will implement plans of correction with respect to these nursing cen-ters to address the alleged deficiencies. The Company believes that its nurs-ing centers are currently in material compliance with all applicable regula-tions or laws. See "Risk Factors--Certain Legal Proceedings and Other Ac-tions."

In certain circumstances, Federal law mandates that conviction for certain abusive or fraudulent behavior with respect to one nursing center may subject other facilities under common control or ownership to disqualification for participation in Medicare and Medicaid programs. In addition, some state regu-lations provide that all nursing centers under common control or ownership within a state are subject to delicensure if any one or more of such facili-ties are delicensed.

Revised Federal regulations under OBRA, which became effective in 1995, affect the survey process for nursing centers and the authority of state survey agen-cies and HCFA to impose sanctions on facilities based upon noncompliance with requirements. Available sanctions include imposition of civil monetary penal-ties, temporary suspension of payment for new admissions, appointment of a temporary manager, suspension of payment for eli-gible patients and suspension or decertification from participation in the Med-icare and/or Medicaid programs. The Company is unable to project how these reg-ulatory changes and their implementation will affect the Company.

In addition to license requirements, many states have statutes that require a CON to be obtained prior to the construction of a new nursing center, the addi-tion of new beds or services or the incurrence of certain capital expenditures. Certain states also require regulatory approval prior to certain changes in ownership of a nursing center. Certain states have eliminated their CON pro-grams and other states are considering alternatives to their CON programs. To the extent that CONs or other similar approvals are required for expansion of the Company's operations, either through facility acquisitions, expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals or possible delays and expenses associated with obtaining such approvals.

The Company's operations are also subject to Federal and state laws which gov-ern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrange-ments between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the Antikickback Amendments. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. These operations also are subject to additional antifraud and abuse provisions contained in the Budget Act. In addition, some states restrict certain business relationships between physicians and pharma-cies, and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eli-gibility to participate in reimbursement programs as well as civil and criminal penalties. These laws vary from state to state.

A substantial portion of the Company's nursing center revenues are derived from patients covered by Medicare and Medicaid. See "--Nursing Center Operations-- Sources of Nursing Center Revenues." The Budget Act requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Fed-eral costs. The rates for such services were made available by HCFA on May 5, 1998. The prospective payment system covers ancillary services provided to nursing center patients under the Company's Vencare contract services business.

Pharmacies
The Company's pharmaceutical operations are subject to regulation by the vari-ous states in which the Company conducts its business as well as by the Federal government. The Company's pharmacies are regulated under the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, which are administered by the United States Food and Drug Administration. Under the Comprehensive Drug Abuse Prevention and Control Act of 1970, which is administered by the United States Drug Enforcement Administration ("DEA"), dispensers of controlled sub-stances must register with the DEA, file reports of inventories and transac-tions and provide adequate security measures. Failure to comply with such re-quirements could result in civil or criminal penalties.

Healthcare Reform Legislation
In recent years, an increasing number of legislative proposals have been intro-duced or proposed in Congress and in some state legislatures that could effect major changes in the healthcare system. The Budget Act, enacted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce the projected amount of increase in payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare will be reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act affects reimbursement systems for each of the Company's operating units.

The Budget Act will reduce payments made to the Company's hospitals by reducing TEFRA incentive payments, allowable costs for capital expenditures and bad debts, and payments for services to patients transferred from a PPS hospital. The reductions in allowable costs for capital expenditures became effective Oc-tober 1, 1997. The reductions in the TEFRA incentive payments and allowable costs for bad debts are expected to be effective between May 1, 1998 and Sep-tember 1, 1998 with respect to the Company's hospitals. The reductions for pay-ments for services to patients transferred from a PPS hospital are expected to be effective October 1, 1998. The Budget Act also requires the establishment of a prospective payment system for nursing centers for cost reporting periods be-ginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of fa-cility-specific costs and Federal costs. Thereafter, the per diem rates for nursing centers will be based solely on Federal costs. The rates for such serv-ices were made available by HCFA on May 5, 1998. The payments received under the new prospective payment system cover all services for Medicare patients, including all ancillary services, such as respiratory therapy, physical thera-py, occupational therapy, speech therapy and certain covered drugs.

Management believes that the Budget Act will adversely impact its hospital business by reducing the payments previously described. Over the long term, management believes that the new prospective payment system will benefit nurs-ing center operations because (i) management believes that the average acuity levels of its patients will exceed the national average (which should result in increased payments per patient day) and (ii) the Company expects to benefit from its ability to reduce the cost of providing ancillary services to patients in its facilities. As the nursing center industry adapts to the cost contain-ment measures inherent in the new prospective payment system, the Company be-lieves that the volume of ancillary services provided per patient day to nurs-ing center patients could decline. In addition, as a result of these changes, many nursing centers may elect to provide ancillary services to their patients through internal staff and will no longer contract with outside parties for an-cillary services. For these reasons and others, since the enactment of the Bud-get Act, sales of new contracts have declined and may continue to decline sub-ject to the Company's success in implementing its Vencare comprehensive, full-service contracts sales strategy. The Company is actively implementing strate-gies and operational modifications to address changes in the Federal reimburse-ment system including reducing the number of therapists by approximately 1,000 and changing the skill mix of employees to reduce costs and maximize efficien-cies.

In January 1998, HCFA issued rules changing Medicare reimbursement guidelines for therapy services provided by the Company (including the rehabilitation con-tract therapy business acquired as part of the acquisition of TheraTx). Under the new rules, HCFA established salary equivalency limits for speech and occu-pational therapy services and revised existing limits for physical and respira-tory therapy services. The limits are based on a blend of data from wage rates for hospitals and nursing centers, and include salary, fringe benefit and ex-pense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. The new limits are effec-tive for services provided on or after April 10, 1998 and will impact nega-tively Vencare operating results in 1998. The Company will continue to charge client nursing centers in accordance with the revised guidelines until such nursing centers transition to the new prospective payment system. Under the new prospective payment system, the reimbursement for these services provided to nursing center patients is a component of the total reimbursement allowed per nursing center patient and the salary equivalency guidelines are not applica-ble. Most of the Company's client nursing centers are expected to transition to the new prospective payment system on or before January 1, 1999.

There also continues to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare serv-ices such as the Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are consider-ing regulatory changes that include a moratorium on the designation of addi-tional long-term care hospitals and changes in the Medicaid reimbursement sys-tem applicable to the Company's hospitals. There are also a number of legisla-tive proposals including cost caps and the establishment of Medicaid prospec-tive payment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases existing impediments on the states' ability to reduce their Medicaid reimbursement levels.

There can be no assurance that the Budget Act, new salary equivalency rates, future healthcare legislation or other changes in the administration or inter-pretation of governmental healthcare programs will not have a material adverse effect on the Company's financial condition, results of operations and liquidi-ty.

           RELATIONSHIP BETWEEN PREDECESSOR COMPANY AND THE GUARANTOR

For the purpose of governing certain of the ongoing relationships between Pred-ecessor Company and the Guarantor after the Distribution and to provide mecha-nisms for an orderly transition, Predecessor Company and the Guarantor or their respective subsidiaries, as applicable, have entered into the various agree-ments and adopted policies. The Company believes that the agreements contain terms which generally are comparable to those which would have been reached in arm's length negotiations with unaffiliated parties.

REORGANIZATION AGREEMENT

Predecessor Company and the Guarantor entered into the Reorganization Agreement which provides for, among other things, the conditions to the Reorganization Transactions, the various actions taken in connection with the Reorganization Transactions and the relationship among the parties subsequent to the Distribu-tion.

The Reorganization Agreement provides that (i) Predecessor Company shall assume all "Vencor Liabilities" (as defined in the Reorganization Agreement), and (ii) the Guarantor shall assume all "Healthcare Company Liabilities" (as defined in the Reorganization Agreement), including potential liabilities incurred in con-nection with certain legal proceedings.

In addition, the Reorganization Agreement provides for cross-indemnities that require (i) Predecessor Company to indemnify the Guarantor (and its subsidiar-ies, directors, officers, employees and agents and certain other related par-
ties) against all Vencor Liabilities, liabilities that arise out of, or in con-nection with, the use and operation of the "Vencor Assets" (as defined in the Reorganization Agreement) by Predecessor Company following the Distribution and all losses of the Guarantor (and its subsidiaries, directors, officers, employ-ees and agents and certain other related parties) relating to, arising out of or due to the failure to pay, perform or discharge in due course the Vencor Li-abilities by any member of Predecessor Company's group of companies which has an obligation with respect thereto and (ii) the Guarantor to indemnify Prede-cessor Company (and its respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all Healthcare Company Liabilities, liabilities that arise out of, or in connection with, the use and operation of the "Healthcare Company Assets" (as defined in the Reorganization Agreement) by the Guarantor following the Distribution and all losses of Prede-cessor Company (and its subsidiaries, directors, officers, employees and agents and certain other related parties) relating to, or arising out of or due to the failure to pay, perform or discharge in due course the Healthcare Company Lia-bilities by any member of the Guarantor's group of companies which has an obli-gation with respect thereto.

MASTER LEASE AGREEMENT

Predecessor Company and the Guarantor entered into four master lease agreements (collectively, the "Master Lease Agreement") that set forth the material terms governing the lease of each Leased Property (and upon completion of develop-ment, the Development Properties purchased by Predecessor Company). The Leased Properties are divided into groups of properties and a Master Lease Agreement was entered into with respect to each such group of properties (each a "Lease"). The following description of the Master Lease Agreement does not pur-port to be complete but contains a summary of the material provisions of the Master Lease Agreement.

Concurrently with the Reorganization Transactions, Predecessor Company leased the Leased Properties to the Guarantor. The Guarantor assigned the Leases to subsidiaries of the Guarantor pursuant to the Leases. The Guarantor continues to guaranty the obligations under the Leases. Each Lease includes land, build-ings, structures and other improvements on the land, easements and similar ap-purtenances to the land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the Leased Proper-ties.

The Leases have primary terms ranging from 10 to 15 years (the "Base Term"). At the option of the Guarantor, the Leases may be extended for one five-year re-newal term beyond the Base Term (the "First Renewal Term") at the then existing rental rate plus 2% per annum. At the option of the Guarantor, the Leases may be extended for two additional five-year renewal terms beyond the First Renewal Term (together with the First Renewal Term, the "Renewal Term") at the then fair market value rental rate. The Base Term and Renewal Term of each Lease is subject to termination upon default by either party and certain other condi-tions described in the Leases.

Use of the Leased Property
The Master Lease Agreement requires that the Guarantor utilize the Leased Prop-erties solely for the provision of healthcare services and related uses and as Predecessor Company may otherwise consent (which consent may be granted or withheld in its discretion). The Guarantor is responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for it to comply with the Healthcare Regulations. The Guaran-tor is obligated to continuously operate each Leased Property as a provider of healthcare services.

Rental Amounts
The Master Lease Agreement is what is commonly known as a triple-net lease or an absolute-net lease. The Annual Base Rent (as defined in the Master Lease Agreement) for the twelve-month period commencing on the Distribution Date for the Leased Properties is approximately $221.5 million, with a 2% per annum es-calator over the previous twelve-month period if certain lessee revenue parame-ters are obtained. In addition, the Guarantor is required to pay for (i) all insurance required in connection with the Leased Properties and the business conducted on the Leased Properties, (ii) all taxes levied on or with respect to the Leased Properties (other than taxes on the net income of Predecessor Compa-ny) and (iii) all utilities and other services necessary or appropriate for the Leased Properties and the business conducted on the Leased Properties.

Maintenance, Modification and Capital Additions
The Guarantor is required to maintain the Leased Properties in good repair and condition, making all repairs, modifications and additions required by law, in-cluding any Capital Addition (as defined). The Guarantor is required to pay for all Maintenance Capital Expenditures. Maintenance Capital Expenditures are all capital expenditures and other expenses for the maintenance, repair, restora-tion or refurbishment of a Leased Property (and any Capital Addition). The Guarantor is also required under the Master Lease Agreement to maintain all personal property at each of the Leased Properties in good order, condition and repair, as shall be necessary to operate the Leased Property in compliance with all applicable licensure and certification requirements, in compliance with all applicable legal requirements and insurance requirements and otherwise in ac-cordance with customary practice in the industry.

The Guarantor may undertake any capital addition that materially adds to or im-proves a Leased Property (a "Capital Addition") provided that Predecessor Com-pany shall approve the plans and specifications, and the Guarantor complies with customary construction requirements. In addition, the Guarantor's right to make such Capital Additions will be subject to prior approval of the mortgage lien holder, if any, on the applicable Leased Property. Predecessor Company may, at its option, elect to pay for or finance all or part of the cost of such Capital Addition in which event the base rent for the Leased Properties will be adjusted. To the extent Predecessor Company has not elected to pay for, or fi-nance, any part of such cost, the Guarantor will not be permitted to commence any such Capital Addition unless it has demonstrated to the reasonable satis-faction of Predecessor Company that it has the funds or the financing reasona-bly estimated to be necessary to complete such Capital Addition. If the Guaran-tor pays for, or finances, the Capital Addition, the base rent will not be ad-justed. Any Capital Addition will become the property of Predecessor Company and subject to the Master Lease Agreement as part of the Leased Properties.

Insurance
The Guarantor is required to maintain liability, all risk property and workers' compensation insurance for the Leased Properties at a level at least comparable to those in place with respect to the Leased Properties as of the Distribution Date.

The Master Lease Agreement provides that in the event a Leased Property is to-tally destroyed, or is substantially destroyed such that the damage renders the Leased Property unsuitable for its intended use as a result of a casualty cov-ered by insurance, the Guarantor will have the option to either restore the Leased Property at the Guarantor's cost to its pre-destruction condition or of-fer to purchase the Leased Property (in either event all insurance proceeds, net of administrative and related costs, will be made available to the Guaran-
tor). If Predecessor Company rejects the offer to purchase, the Guarantor will have the option to either restore the Leased Property or terminate the Lease with respect to the Leased Property. If the damage is such that the Leased Property is not rendered unsuitable for its intended use, or if it is not cov-ered by insurance, the Master Lease Agreement requires the Guarantor to restore the Leased Property to its original condition.

Environmental Matters
The Master Lease Agreement provides that the Guarantor will indemnify Predeces-sor Company (and its officers, directors and stockholders) against any environ-mental claims (including penalties and clean up costs) resulting from any con-dition arising on or under, or relating to, the Leased Properties at any time on or after the date of the Master Lease Agreement. The Guarantor also will in-demnify Predecessor Company (and its officers, directors and stockholders) against any environmental claim (including penalties and clean up costs) re-sulting from any condition permitted to deteriorate, on or after the date of the Master Lease Agreement. Predecessor Company will indemnify the Guarantor (and its officers, directors and stockholders) against any environmental claims (including penalties and clean-up costs) resulting from any condition arising on or under, or relating to, the Leased Properties at any time before the date of the Master Lease Agreement.

Assignment and Subletting
The Master Lease Agreement provides that the Guarantor may not assign, sublease or otherwise transfer any Lease or any portion of a Leased Property as a whole (or in substantial part), including upon a Change of Control (as defined), without the consent of Predecessor Company, which may not be unreasonably with-held if the proposed assignee is a creditworthy entity with sufficient finan-cial stability to satisfy its obligations under the lease, has not less than four years experience in operating health care facilities, has a favorable business and operational reputation and character and agrees to comply with the use restrictions in the Master Lease Agreement. Predecessor Company's obliga-tion to consent to a subletting or assignment is subject to the reasonable ap-proval rights of any Facility Mortgagee (as defined) and/or the lenders under the Company Credit Agreement. The Guarantor may sublease up to 20% of each Leased Property for restaurants, gift shops and other stores or services cus-tomarily found in hospitals or nursing centers without the consent of Predeces-sor Company, subject, however, to there being no material alteration in the character of the Leased Property or in the nature of the business conducted on such Leased Property and to requirements of the Code with which Predecessor Company must comply to retain REIT status. A "Change of Control" under the Mas-ter Lease Agreement includes any of (a) a change in the composition of the board of directors of either the Guarantor or the tenant such that at the end of any period of 12 consecutive months the persons constituting a majority of such board of directors are not the same as the persons constituting a majority at the start of such period (or persons appointed by such majority), (b) the sale or other disposition by the Guarantor of any part of its interest in the tenant or substantially all of the assets of the Guarantor (other than a bona fide pledge in connection with a commercial financing) or (c) a merger or con-solidation involving the Guarantor as a result of which the stockholders of the Guarantor immediately prior to such event do not own at least 50% of the capi-tal stock of the surviving entity. A Change of Control will constitute an as-signment for purposes of the Master Lease Agreement.

Events of Default
An "Event of Default" will be deemed to have occurred under any Lease if, among other things, the Guarantor fails to pay rent or other amounts within five days after notice; fails to comply with covenants continuing for 30 days or, so long as diligent efforts to cure such failure are being made, such longer period (not over 180 days) as is necessary to cure such failure; ceases to operate any Leased Property as a provider of healthcare services; loses any required healthcare license, permit or approval; fails to maintain insurance; creates or allows to remain certain liens; certain bankruptcy or insolvency events occur; a reduction occurs in the number of licensed beds in excess of 10% of the num-ber of licensed beds in the applicable facility on the date the applicable fa-cility is leased; certification for reimbursement under Medicare with respect to a participating facility is revoked; or a tenant becomes subject to regula-tory sanctions and has failed to cure or satisfy such regulatory sanctions within its specified cure period in any material respect with respect to any facility. Upon an Event of Default under a particular Master Lease Agreement, the Predecessor Company may terminate such agreement on ten days' notice and repossess all of the facilities subject to such Master Lease Agreement.

If an Event of Default caused by (i) the loss of any required healthcare li-cense, permit or approval, (ii) a reduction in the number of licensed beds in excess of 10% of the number of licensed beds in the applicable facility or a revocation of certification for reimbursement under Medicare with respect to any facility that participates in such programs, or (iii) the tenant becoming subject to regulatory sanctions and failing to cure or satisfy such regulatory sanctions within its specified cure period, Predecessor Company may, if it so desires, terminate the lease with respect to the applicable facility that is the subject of the Event of Default and collect liquidated damages attributable to such facility multiplied by the number of years remaining on the lease; pro-vided, however, that after the occurrence of four Events of Default as set forth in this paragraph, determined on a cumulative basis, Predecessor Company shall be permitted, if it so desires, to exercise all of the rights and reme-dies set forth in the Master Lease Agreement with respect to all facilities covered under the Master Lease Agreement, without regard to the facility from which the Event of Default emanated.

The Guarantor's Right of First Refusal to Purchase
The Master Lease Agreement provides that if Predecessor Company receives a bona fide offer from a third party to purchase any Leased Property during the first three years of the Base Term and Predecessor Company wishes to accept the of-fer, prior to entering into a contract of sale with the third party, Predeces-sor Company must first offer the Guarantor the right to purchase the Leased Property on substantially the same terms and conditions as are contained in the third party offer.

Governing Law
The Leases with respect to any particular property are governed by New York law, except as to the creation of the leasehold estate and the remedies, which are governed by the law of the jurisdiction in which the Leased Property is lo-cated.

DEVELOPMENT AGREEMENT

Predecessor Company and the Guarantor entered into the Development Agreement pursuant to which the Guarantor may develop the Development Properties. The Guarantor, if it so desires, will complete the construction of each Development Property substantially in accordance with the existing plans and specifications for each such Development Property. The Guarantor will proceed diligently to complete the development of each Development Property in accordance with the existing construction schedule. Upon completion of each such Development Prop-erty, Predecessor Company will have the option to purchase the Development Property from the Guarantor at a purchase price equal to the amount of the Guarantor's actual costs in acquiring, developing and improving such Develop-ment Property prior to the purchase date.

If Predecessor Company purchases a Development Property from the Guarantor, the Guarantor will lease such Development Property from Predecessor Company. The annual base rent to be paid by the Guarantor under such leases will be ten per-cent of the actual cost incurred by the Guarantor in acquiring and developing such Development Property. The terms of the leases for such Development Proper-ties will be substantially similar to those set forth in the Master Lease Agreement.

Although the Guarantor is under no obligation to develop the Development Prop-erties, if the Guarantor determines to develop any Development Property, each such Development Property shall be subject to the Development Agreement.

PARTICIPATION AGREEMENT

Predecessor Company and the Guarantor entered into the Participation Agreement to provide each other with rights to participate in certain transactions for a period of three years following the Reorganization Transactions. The Participa-tion Agreement provides, subject to certain terms, that Predecessor Company will provide the Guarantor with a right of first offer to become the lessee of any real property acquired or developed by Predecessor Company and to be oper-ated as a hospital, nursing center or other healthcare facility, provided that the Guarantor and Predecessor Company negotiate a mutually satisfactory lease arrangement. As to opportunities for the Guarantor to become the lessee of any assets under such a lease arrangement, the Participation Agreement provides that Predecessor Company must provide the Guarantor with written notice of the lease opportunity. During the 30 days following such notice, the Guarantor will have a right of first offer to become a lessee and the right to negotiate with Predecessor Company on an exclusive basis regarding the terms and conditions of the lease. If a mutually satisfactory agreement cannot be reached within the 30-day period (or such longer period to which the Guarantor and Predecessor Company may agree), Predecessor Company may offer the opportunity to others for a period of 180 days thereafter before it must again offer the opportunity to the Guarantor in accordance with the procedures specified above. Predecessor Company is not required to provide the Guarantor with a right of first offer when the real property is being operated by a third party on the date of acqui-sition or completion of development.

The Participation Agreement also provides, subject to certain terms, that the Guarantor will provide Predecessor Company with a right of first offer to pur-chase or finance any healthcare related real property that the Guarantor deter-mines to sell or mortgage to a third party, provided that the Guarantor and Predecessor Company negotiate mutually satisfactory terms for such purchase or mortgage. The Guarantor must provide Predecessor Company with written notice of the purchase or mortgage opportunity. During the 30 days following such notice, Predecessor Company will have a right of first offer to become the owner of such property and the right to negotiate with the Guarantor on an exclusive ba-sis regarding the terms and conditions of such purchase or mortgage. If a mutu-ally satisfactory agreement cannot be reached within the 30-day period (or such longer period to which the Guarantor and Predecessor Company may agree), the Guarantor may offer the opportunity to others for a period of 180 days thereaf-ter before it must again offer the opportunity to Predecessor Company in accor-dance with the procedures specified above; provided, however, that Predecessor Company may not lease such real property to a third party for less than the Guarantor's final offer for such property without the Guarantor first being given an opportunity to match such third party's offer and that Predecessor Company may not sell or mortgage such real property to a third party for less than the Guarantor's final offer for such purchase or mortgage of the property without Predecessor Company first being given an opportunity to match such third party's offer. The Guarantor will not be required to provide Predecessor Company with a right of first offer when the Guarantor elects to retain owner-ship of a property or if the Guarantor decides to sell the operations of the facility related to the real property.

Each of Predecessor Company and the Guarantor have the right to terminate the Participation Agreement in the event of a Change of Control (as defined in the Master Lease Agreement) of the other party.

EMPLOYEE BENEFITS AGREEMENT

Predecessor Company and the Guarantor entered into the Employee Benefits Agree-ment with regard to their respective liabilities for employee benefit-related matters for employees of Predecessor Company and the Guarantor in respect of periods before and after the Distribution Date and to provide for certain other employee benefit matters.

The Employee Benefits Agreement provides that the Guarantor establish and as-sume employee pension and welfare benefit plans which are generally comparable to those provided by Predecessor Company as of the Distribution Date. These plans include comprehensive health and life insurance, disability, retirement and 401(k) plans. On or prior to the Distribution Date, Predecessor Company and the Guarantor took such actions to cause (i) Predecessor Company to autho-rize the substitution of the Guarantor as plan sponsors and plan administra-tors of the Predecessor Company's Retirement Savings Plan and the Retirement Savings Plan for Certain Employees of Predecessor Company and (ii) the Guaran-tor to assume and be solely responsible for all liabilities and obligations as of the Distribution Date of Predecessor Company under such plans, except as otherwise provided in the Employee Benefits Agreement.

The Employee Benefits Agreement provides for (i) the Guarantor to establish a supplemental executive retirement plan with terms and conditions substantially identical to Predecessor Company's Supplemental Executive Retirement Plan, and for the Guarantor to be solely responsible for the liabilities under such plan with respect to the employees of the Guarantor immediately after the Distribu-tion Date who were participants in such plan, and (ii) the Guarantor to assume and be solely responsible for the liabilities under The Hillhaven Corporation Supplemental Executive Retirement Plan, other than for participants in such plan who are Predecessor Company employees immediately following the Distribu-tion Date.

The Employee Benefits Agreement also provides that the Guarantor establish (i) a deferred compensation plan with terms and conditions substantially identical to those of Predecessor Company's Deferred Compensation Plan, and that Prede-cessor Company assign and the Guarantor assume and be solely responsible for the payment of liabilities for deferred compensation under such plan to the employees of the Guarantor immediately after the Distribution Date who were participants in such plan and are not continuing employees of Predecessor Com-pany, and former Predecessor Company employees entitled to benefits thereun-der, and (ii) a non-employee directors deferred compensation plan with terms and conditions substantially identical to those of Predecessor Company's Non-Employee Directors Deferred Compensation Plan, and that Predecessor Company assign and the Guarantor assume and be solely responsible for the payment of liabilities for deferred compensation under such plan to the directors of the Guarantor immediately after the Distribution Date who were participants in such plan and are not continuing directors of Predecessor Company.

The Employee Benefits Agreement further provides that Predecessor Company and the Guarantor take such action for Predecessor Company to assign and the Guar-antor to assume and be solely responsible for liabilities and obligations un-der any individual agreement between Predecessor Company and any of its em-ployees under which certain benefits are payable upon a termination of employ-ment under certain enumerated circumstances following a Change in Control (as defined in such employment agreements); provided that such agreements will be modified to cover solely a Change in Control of the Guarantor.

The Employee Benefits Agreement also provides for the establishment of certain incentive compensation and stock option plans providing certain equity-based benefits to certain employees and non-employee directors of the Guarantor which are generally comparable to those provided by Predecessor Company. In connection with the establishment of such plans, the Guarantor assumed and be-came liable for certain obligations payable to the Guarantor's employees and non-employee directors under those plans. On the Distribution Date, the Guar-antor assumed certain substitute options (described below) issued in respect of Predecessor Company options granted under certain Predecessor Company in-centive compensation and stock option plans to employees and non-employee di-rectors.

The Employee Benefits Agreement also provides for the treatment of outstanding options to purchase Predecessor Company common stock ("Existing Options"). As of the Distribution Date, each Existing Option was adjusted pursuant to the provisions of the applicable plan under which such option was granted and the agreement evidencing such option to reflect the Distribution, with the result that each Existing Option was replaced as of the Distribution Date with an op-tion to purchase the Guarantor common stock and an option to purchase Prede-cessor Company common stock ("Guarantor Options" and "Predecessor Company Op-tions," respectively). The number of shares of Predecessor Company common stock subject to options equals the number of shares of the Guarantor common stock subject to options. The exercise price of the Predecessor Company Option was modified, and the exercise price of the Guarantor Option was set, so that the combined exercise price of the options to purchase the Guarantor common stock and Predecessor Company common stock equaled that of the Existing Op-tions, allocated between the Guarantor Options and Predecessor Company Options in proportion to the market value of the Guarantor common stock and Predeces-sor Company common stock immediately following the Distribution. The holder is permitted to exercise each option separately, while employed by the Predeces-sor Company or the Guarantor and during such subsequent period as is permitted under the applicable plan and agreement evidencing such option. All other terms of the Existing Options remained the same following the Distribution. Predecessor Company is responsible for the delivery of shares of Predecessor Company common stock upon exercise of a Predecessor Company Option, and the Guarantor is responsible for the delivery of shares of the Guarantor common stock upon exercise of a Guarantor Option regardless of which entity employs the holder of such options at the time of exercise.

The Employee Benefits Agreement also provides for the treatment of performance shares awarded under Predecessor Company's 1987 Incentive Compensation Program (the "Program") but not earned as of the Distribution Date. Such outstanding awards were adjusted pursuant to the provisions of the Program and the agree-ment evidencing such award, with the result that such shares, in respect of employees of the Guarantor immediately following the Distribution, be shares of the Guarantor common stock, and in respect of employees of Predecessor Com-pany immediately following the Distribution, be shares of Predecessor Company common stock (in each case with appropriate increases to reflect the market value of the Guarantor common stock and Predecessor Company common stock, re-spectively, immediately following the Distribution), and in respect of indi-viduals who are employees of both Predecessor Company and the Guarantor fol-lowing the Distribution, be shares of both Predecessor Company common stock and the Guarantor common stock (with similar appropriate adjustments).

The Employee Benefits Agreement also provides that as soon as practicable fol-lowing the Distribution Date, but in no event later than January 1, 1999, all employees of Predecessor Company who became employees of the Guarantor immedi-ately following the Distribution, former Predecessor Company employees on long-term disability and retirees, and dependents and survivors thereof (col-lectively, "Covered Participants") will cease to be covered by Predecessor Company's employee welfare benefit plans. On or prior to January 1, 1999, the Guarantor will take such action as is necessary to establish welfare benefit plans (substantially identical to Predecessor Company welfare benefit plans) for the benefit of Covered Participants. The Employee Benefits Agreement fur-ther provides for (i) the treatment of welfare benefit plan claims, (ii) the Guarantor to cause to be waived certain pre-existing conditions and "actively at work" requirements under its welfare benefit plans, (iii) the treatment of disability claims and vacation accruals, and (iv) Predecessor Company and the Guarantor to take any further action as is necessary to provide for the pro-curement and continuation of welfare benefits for their respective employees.

The Employee Benefits Agreement provides that all active employees (with cer-tain exceptions) of Predecessor Company were transferred to and become employ-ees of the Guarantor or one of its subsidiaries or affiliates.

The Employee Benefits Agreement also provides that (i) each of Predecessor Company and the Guarantor shall indemnify and hold harmless the other (includ-ing their subsidiaries, directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees) from any Losses (as defined in the Employee Benefits Agreement) arising out of, or with respect to, the liabilities and obligations assumed, and agreements made, by each of them pursuant to the Employee Benefits Agreement, and (ii) in any sit-uation where the liabilities or obligations of an employee benefit plan main-tained by Predecessor Company prior to the Distribution Date are divided by Predecessor Company and the Guarantor under the Employee Benefits Agreement, there will be equitably shared by Predecessor Company and the Guarantor, in proportion to the liabilities retained or assumed with respect to such plan as of the Distribution Date over the total liabilities of such plan as of the Distribution Date, any Losses arising out of, or with respect to, the liabili-ties and obligation of such plan, other than arising out of or relating to acts or omission occurring after the Distribution Date (except those acts or omissions relating to investment performance and calculations of benefits af-ter the Distribution Date).

INTELLECTUAL PROPERTY AGREEMENT

The Guarantor and Predecessor Company entered into the Intellectual Property Agreement providing that all of the intellectual property owned or licensed by Predecessor Company as of the Distribution Date be transferred to the Guaran-tor, and the Guarantor grant to Predecessor Company a royalty-free perpetual license to use certain intellectual property, subject to termination upon the occurrence of certain events, including a change of control or bankruptcy of Predecessor Company.

TAX ALLOCATION AGREEMENT

Predecessor Company and the Guarantor entered into the Tax Allocation Agree-ment which allocates responsibility for U.S. Federal income and various other taxes ("Taxes") among the companies.

The Tax Allocation Agreement provides that Predecessor Company will be liable for Taxes of Predecessor Company's consolidated group attributable to periods prior to the Distribution Date (the "Pre-Distribution Taxes") with respect to the portion of such Taxes attributable to the property to be held by Predeces-sor Company after the Distribution Date, and the Guarantor will be liable for Pre-Distribution Taxes with respect to the portion of such Taxes attributable to property to be held by the Guarantor after the Distribution Date. Predeces-sor Company will be liable for any Taxes attributable to the Reorganization Transactions and the Distribution except that the Guarantor will be liable for any such Taxes to the extent that the Guarantor is expected to derive certain future Tax benefits (regardless of whether the Guarantor's tax liability is ac-tually reduced) as a result of the payment of such Taxes. Predecessor Company and its subsidiaries are liable for Taxes payable with respect to periods after the Distribution Date that are attributable to Predecessor Company's operations after the Distribution Date and the Guarantor and its subsidiaries are liable for Taxes payable with respect to periods after the Distribution Date that are attributable to the Guarantor's operations after the Distribution Date. If, in connection with a Tax audit or the filing of an amended return, a taxing au-thority adjusts Predecessor Company's or the Guarantor's Tax liability with re-spect to Taxes for which the other party was liable under the Tax Allocation Agreement, such other party would be liable for the resulting Tax assessment or would be entitled to the resulting Tax refunds.

TRANSITION SERVICES AGREEMENTS

Predecessor Company and the Guarantor entered into the Transition Services Agreement, pursuant to which the Guarantor will provide Predecessor Company with transitional administrative and support services, including but not lim-ited to finance and accounting, human resources, risk management, legal sup-port, and information systems support (the "Transition Services") through De-cember 31, 1998. The Transition Services Agreement provides that, in considera-tion for the performance of a Transition Service, Predecessor Company will pay the Guarantor $200,000 per month for such services.

The Transition Services Agreement provides that the Guarantor has the right to terminate the provision of certain Transition Services under certain circum-stances including the occurrence of certain changes in the ownership or benefi-cial control of Predecessor Company, and also contains provisions whereby Pred-ecessor Company will generally agree to indemnify the Guarantor for all claims, losses, damages, liabilities and other costs incurred by the Guarantor to a third party which arise in connection with the provision of a Transition Serv-ice, other than those costs resulting from the Guarantor's own willful miscon-duct or fraud. In general, Predecessor Company can terminate a Transition Serv-ice after an agreed notice period.

CONFLICTS OF INTEREST POLICIES

The Guarantor and Predecessor Company are permitted to pursue business opportu-nities independently from one another, subject to certain rights of first of-fer. As a result, the corporate objectives of the Guarantor and Predecessor Company may not align and decisions of management at each may be subject to conflicts of interest. In addition, certain contractual relations between the two companies, such as the Master Lease Agreement and Development Agreement, are subject to inherent conflicts of interest.

Each of Predecessor Company and the Guarantor has adopted certain policies to minimize potential conflicts of interest with respect to their respective Boards of Directors and officers, including forming a committee of independent directors to review transactions which present such a conflict. In addition, each of Predecessor Company's and the Guarantor's Boards of Directors are sub-ject to certain provisions of Delaware law that are designed to eliminate or minimize certain potential conflicts of interest. There can be no assurance, however, that these policies and provisions always will be successful in elimi-nating the influence of such conflicts, and as a result, most decisions relat-ing to the contractual and other business relationships between Predecessor Company and the Guarantor will continue to be subject to conflicts of interest and loyalties.

CERTAIN LEGAL PROCEEDINGS AND OTHER ACTIONS

In connection with the Reorganization Agreement, liabilities arising from the following legal proceedings and other actions were assumed by the Guarantor and the Guarantor agreed to indemnify Predecessor Company against any losses it may incur arising out of or in connection with such legal proceedings and other ac-tions.

On April 7, 1998, the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida, issued a temporary injunction order against the Company's nursing center in Tampa, Florida which ordered the nursing center to cease notifying and requiring the discharge of any resident. The Company dis-continued requiring the discharge of any resident from its

Tampa nursing center on April 7, 1998. Following the conduct of a complaint survey at the facility, AHCA imposed a fine of $270,000 for related regulatory violations. In addition, HCFA has imposed a fine of $113,000. The Company has appealed both the AHCA and HCFA fines. The Company submitted an acceptable plan of correction at the Tampa nursing center and has been informed by AHCA that "immediate jeopardy" no longer exists and the threatened termination of the Tampa nursing center's Medicare provider agreement has been reversed.

The Tampa Prosecuting Attorney's office has indicated to the Company that it is conducting an independent criminal investigation into the circumstances surrounding the Tampa resident discharges. The Company is cooperating fully with this investigation.

The Company has received notice that the State of Georgia has found regulatory violations with respect to patient discharges, among other things, at one of the Company's nursing centers in Savannah, Georgia. The state recommended a federal fine of approximately $510,000 for these violations, and HCFA has im-posed that fine. The Company has not yet determined whether it will appeal this fine.

The HCFA Administrator of the Medicare and Medicaid programs has indicated that the Company's facilities in other states also are being monitored. There can be no assurance that HCFA or other regulators in other jurisdictions will not initiate investigations relating to these matters or other circumstances, and there can be no assurance that the results of any such investigations would not have a material adverse effect on the Company or the Guarantor. See "Risk Factors--Healthcare Industry Risks."

On April 9, 1998, a class action lawsuit captioned Mongiovi et al. v. Vencor, Inc., et al., Case No. 98-769-CIV-T24E, was filed in the United States Dis-trict Court for the Middle District of Florida on behalf of a purported class consisting of certain residents of the Tampa nursing center and other resi-dents in the Company's nursing centers nationwide. The complaint alleges vari-ous breaches of contract, and statutory and regulatory violations including violations of Federal and state RICO statutes. The original complaint has been amended to delineate several purported subclasses. The plaintiffs seek class certification, unspecified damages, attorneys' fees and costs. The Company in-tends to defend this action vigorously.

A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Guarantor against the Guarantor and certain executive officers and directors of the Guarantor. The complaint alleges that Guarantor and certain executive officers of Guarantor during a specified time frame violated Sections 10(b) and 20(a) of the Exchange Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning the Guarantor's current operations and the inherent value of the Guarantor's common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning the Guarantor's revenues and successful acquisitions, the price of the Guaran-tor common stock was artificially inflated. In particular, the complaint al-leges that the Guarantor issued false and misleading financial statements dur-ing the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on the Guarantor's core services and profitability. The complaint further alleges that the Guarantor issued a series of materially false state-ments concerning the purportedly successful integration of its recent acquisi-tions and prospective earnings per share for 1997 and 1998 which the Guarantor knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment in-terest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or eq-uity to assure that the plaintiff has an effective remedy. The Guarantor be-lieves that the allegations in the complaint are without merit and intends to defend this action vigorously.

A shareholder derivative suit entitled Thomas G. White on behalf of Vencor, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98CI03669 was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit was brought on behalf of the Guarantor and Predecessor Company against certain current and former executive officers and directors of the Guarantor and Pred-ecessor Company. The complaint alleges that the defendants damaged the Guaran-tor and Predecessor Company by engaging in violations of the securities laws, engaging in insider trading, fraud and securities fraud and damaging the repu-tation of the Guarantor and Predecessor Company. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The complaint is based on sub-stantially similar assertions to those made in the class action lawsuit enti-tled A. Carl Helwig v. Vencor, Inc., et al. discussed above. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the

Guarantor and Predecessor Company have an effective remedy. The Guarantor be-lieves that the allegations in the complaint are without merit and intends to defend this action vigorously.

On June 19, 1997, a class action lawsuit was filed in the United States Dis-trict Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the invest-ing public after it had received a written offer to acquire all of Transitional's common stock and without disclosing that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Di-rectors. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Exchange Act and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain senior executives and di-rectors of Transitional. The plaintiff seeks class certification, unspecified damages, attorneys' fees and costs. The Company has filed a motion to dismiss and is awaiting the court's decision. The Company is vigorously defending this action.

The Company's subsidiary, American X-Rays, Inc. ("AXR"), is the defendant in a qui tam lawsuit which was filed in the United States District Court for the Eastern District of Arkansas and served on the Company on July 7, 1997. The United States Department of Justice has intervened in the suit which was brought under the Federal Civil False Claims Act. AXR provided portable X-ray services to nursing facilities (including those operated by the Company) and other healthcare providers. The Company's interest in AXR was acquired when Hillhaven was merged into Predecessor Company in September 1995 and when Pred-ecessor Company purchased the remaining interest in AXR in February 1996. The suit alleges that AXR submitted false claims to the Medicare and Medicaid pro-grams. The suit seeks damages in an amount of not less than $1,000,000, treble damages and civil penalties. In conjunction with the qui tam action, the United States Attorney's Office for the Eastern District of Arkansas also is conducting a criminal investigation into the allegations contained in the qui tam complaint and has indicted four former employees of AXR. AXR has been in-formed that it is not a target of the investigation. The Company is cooperat-ing fully in the investigation.

On June 6, 1997, Transitional announced that it had been advised that it was a target of a Federal grand jury investigation being conducted by the United States Attorney's Office for the District of Massachusetts (the "USAO") aris-ing from activities of Transitional's formerly owned dialysis business. The investigation involves an alleged illegal arrangement in the form of a part-nership which existed from June 1987 to June 1992 between Damon Corporation and Transitional. Transitional spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. In January 1998, the Company was in-formed that no criminal charges would be filed against the Company. The Com-pany has further been informed that the USAO intends to file a civil action against Transitional relating to the partnership's former Medicare billing practices. If such a suit is filed, the Company will vigorously defend the ac-tion.

As is typical in the healthcare industry, the Company and the Guarantor are subject to claims and legal actions by patients and others in the ordinary course of business; and the Company and the Guarantor believe that all such claims and legal actions currently pending against them either are adequately covered by insurance or would not have a material adverse effect on the Com-pany or the Guarantor if decided in a manner unfavorable to them. In addition, the Company and the Guarantor are subject regularly to various regulatory in-quiries, investigations and audits by Federal and state agencies that oversee various healthcare regulations and laws.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE GUARANTOR

Set forth below are the names, ages (as of January 1, 1998) and titles with the Guarantor of the persons who are directors and executive officers of the Guarantor. Each of the executive officers named below was elected on April 30, 1998 to the indicated offices and serves at the pleasure of the Guarantor Board of Directors.

NAME                     AGE POSITIONS
----                     --- ---------
W. Bruce Lunsford.......  50 Chairman of the Board, President, Chief Executive Officer and Director
Michael R. Barr.........  48 Chief Operating Officer and Executive Vice President
W. Earl Reed, III.......  46 Chief Financial Officer and Executive Vice President
Jill L. Force...........  45 Senior Vice President, General Counsel and Assistant Secretary
Richard E. Chapman......  49 Senior Vice President and Chief Information Officer
James H. Gillenwater,
 Jr.....................  40 Senior Vice President, Planning and Development
Richard A. Lechleiter...  39 Vice President, Finance and Corporate Controller
Ulysses L. Bridgeman,
 Jr.....................  44 Director
Elaine L. Chao..........  45 Director
Donna R. Ecton..........  50 Director
Stanley C. Gault........  72 Director
William H. Lomicka......  60 Director
R. Gene Smith...........  63 Director

W. Bruce Lunsford, a founder of Predecessor Company, certified public accoun-tant and attorney, continues to serve as Chairman of the Board and Chief Exec-utive Officer of Predecessor Company since Predecessor Company commenced oper-ations in 1985. Mr. Lunsford is the Chairman of the Board of Atria Communi-ties, Inc. and a director of National City Corporation, a bank holding compa-ny, Churchill Downs Incorporated, and Res-Care, Inc., a provider of residen-tial training and support services for persons with developmental disabilities and certain vocational training services.

Michael R. Barr, a founder of Predecessor Company, physical therapist and cer-tified respiratory therapist, served as a director of Predecessor Company from 1985 to April 30, 1998. Mr. Barr was Chief Operating Officer and Executive Vice President of Predecessor Company from February 1996 to April 30, 1998. From November 1995 to February 1996, he was Executive Vice President of Prede-cessor Company and Chief Executive Officer of Predecessor Company's Hospital Division. Mr. Barr served as Vice President, Operations of Predecessor Company from 1985 to November 1995. Mr. Barr is a director of Colorado MEDtech, Inc., a medical products and equipment company.

W. Earl Reed, III, a certified public accountant, served as a director of Predecessor Company from 1987 to April 30, 1998. He was Chief Financial Offi-cer and Executive Vice President of Predecessor Company from November 1995 to April 30, 1998. From 1987 to November 1995, Mr. Reed served as Vice President, Finance and Development of Predecessor Company.

Jill L. Force, a certified public accountant and attorney, has served as Se-nior Vice President, General Counsel and Assistant Secretary of Predecessor Company from January 1, 1998 to April 30, 1998. From December 1996 to January 1998, she served as Senior Vice President, General Counsel and Secretary of Predecessor Company. From November 1995 through December 1996, she served as Vice President, General Counsel and Secretary of Predecessor Company. From 1989 to 1995, she was General Counsel and Secretary of Predecessor Company. Ms. Force is a director of Healthcare Recoveries, Inc., a provider of health insurance subrogation and related recovery services.

Richard E. Chapman served as Senior Vice President and Chief Information Offi-cer of Predecessor Company from October 1997 to April 30, 1998. From March 1993 to October 1997, Mr. Chapman was Senior Vice President of Information Systems of Columbia/HCA Healthcare Corp., Vice President of Galen Health Care, Inc. from March 1993 to August 1993, and of Humana Inc. from September 1990 to February 1993.

James H. Gillenwater, Jr. served as Senior Vice President, Planning and Devel-opment of Predecessor Company from December 1996 to April 30, 1998. From No-vember 1995 through December 1996, he served as Vice President, Planning and Development of Predecessor Company. From 1989 to November 1995, he was Direc-tor of Planning and Development of Predecessor Company.

Richard A. Lechleiter, a certified public accountant, served as Vice Presi-dent, Finance and Corporate Controller of Predecessor Company from November 1995 to April 30, 1998. From June 1995 to November 1995, he was Director of Finance of Predecessor Company. Mr. Lechleiter was Vice President and Control-ler of Columbia/HCA Healthcare Corp. from Septem-ber 1993 to May 1995, of Galen Health Care, Inc. from March 1993 to August 1993, and of Humana Inc. from September 1990 to February 1993.

Ulysses L. Bridgeman, Jr. was a director of Predecessor Company from May 1997 to April 30, 1998. Mr. Bridgeman has been President of Bridgeman Foods, Inc., a franchisee of 51 Wendy's Old Fashioned Hamburger Restaurants, since 1988.

Elaine L. Chao was a director of Predecessor Company from May 1997 to April 30, 1998. Ms. Chao is a Distinguished Fellow of The Heritage Foundation in Washing-ton, D.C. From 1992 to 1996, Ms. Chao was President and Chief Executive Officer of the United Way of America. From 1991 to 1992, she served as the Director of the Peace Corps. Ms. Chao is a director of Dole Food Company, Inc., NASD, Inc. and Protective Life Corporation.

Donna R. Ecton was a director of Predecessor Company from 1992 to April 30, 1998. Since December 1996, Ms. Ecton has been Chief Operating Officer of PETsMART, Inc., a pet supplies retailer. From 1995 to 1996, she was Chairman, President and Chief Executive Officer of Business Mail Express, Inc., an expe-dited print and mail services company. From 1991 to 1994, she was President and Chief Executive Officer of Van Houten North America, Inc. and Andes Candies Inc., confectionery products businesses. Ms. Ecton is a director of Barnes Group, Inc., a diversified manufacturing, aerospace and distribution company, PETsMART, Inc., and H&R Block, Inc.

Stanley C. Gault was elected to the Guarantor's Board of Directors on July 27, 1998. Mr. Gault retired as chairman and chief executive officer of The Goodyear Tire and Rubber Company in July 1996, having been named to that position in June 1991. He had previously served as chairman and chief executive officer of Rubbermaid Incorporated from May 1980 to May 1991. Mr. Gault currently serves on the boards of directors of Wal-Mart Stores, Inc., Avon Products, Inc., and The Timken Company. He is a past director of The New York Stock Exchange, PPG Industries, International Paper, The Goodyear Tire and Rubber Company, and Rubbermaid Incorporated.

William H. Lomicka was a director of Predecessor Company from 1987 to April 30, 1998. Since 1989, he has served as President of Mayfair Capital, Inc., a pri-vate investment firm. Mr. Lomicka serves as a director of Regal Cinemas, Inc., a regional motion picture exhibitor, and Sabratek Corporation, a company which designs, produces and markets medical products for the alternative site healthcare marketplace.

R. Gene Smith, a founder of Predecessor Company, has served as a director of Predecessor Company from 1985 and Vice Chairman of the Board since 1987. From 1987 to 1995, Mr. Smith was President of New Jersey Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. Since 1993, Mr. Smith has been Managing General Partner of Direct Programming Services, which is a marketer of direct broadcast satel-lite television services through 1996. In addition, he has been President and owner of R. Gene Smith, Inc., a private investment firm, since 1980. Mr. Smith is also a director of Atria Communities, Inc.

                  DESCRIPTION OF THE COMPANY CREDIT AGREEMENT

GENERAL

Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), as documentation agent and collateral agent, NationsBank, N.A. ("NationsBank"), as administra-tive agent, and a syndicate of other financial institutions (the "Lender Group") have established the Company Credit Agreement. Pursuant to the Company Credit Agreement, the Company obtained certain loans which were used to repay indebtedness of Predecessor Company as well as to support the general corporate purposes of the Company and its subsidiaries. See "Use of Proceeds." The Com-pany has the further right under the Company Credit Agreement to request NationsBank, as the swingline bank under the Company Credit Agreement, to make certain swingline loans to the Company to provide funds to the Company for the purposes permitted under the Company Credit Agreement until the Company obtains a borrowing from the Lender Group. The obligations of the Company under the Company Credit Agreement are guaranteed by the Guarantor and the Company's ma-terial subsidiaries (other than its insurance subsidiaries).

SECURITY

The obligations of the Company under the Company Credit Agreement and the fore-going Guarantees (as defined in the Company Credit Agreement) are secured by
(i) a lien on the capital stock of the Company and its present and future mate-rial subsidiaries (other than its insurance subsidiaries), (ii) all present and future intercompany debt, (iii) leasehold mortgages of leases under the Master Lease Agreement, (iv) a pledge of the Atria Common Stock and BHC Common Stock and (v) substantially all other personal property of the Guarantor and its ma-terial subsidiaries (other than its insurance subsidiaries).

INTEREST RATES

Borrowings under the Company Credit Agreement bear interest, at the option of the Company, by reference to the Base Rate, the Adjusted CD Rate or the London Interbank Offered Rate, as each such term is defined in the Company Credit Agreement. The actual interest rates applicable to borrowings under the Company Credit Agreement, as well as the fees imposed for the issuance or renewal of letters of credit under the Company Credit Agreement, are determined based upon the Guarantor's then existing leverage ratio, which is defined in the Company Credit Agreement as the ratio of the Guarantor's adjusted consolidated debt for borrowed money to its consolidated earnings before interest, taxes, deprecia-tion and amortization and rental expense (subject to certain adjustments). The interest rates, commitment fees and letter of credit fees set forth in the Com-pany Credit Agreement are subject to change as the Guarantor's leverage ratio increases or decreases.

MANDATORY REDUCTION OF COMPANY CREDIT AGREEMENT

The Company Credit Agreement is subject to mandatory reduction (i) quarterly in predetermined amounts beginning September 30, 1998 and (ii) at any time upon the occurrence of certain events as specified therein.

COVENANTS

The Company Credit Agreement imposes certain affirmative and negative covenants on the Guarantor and its subsidiaries. As part of these covenants, the Guaran-tor is required to meet four separate financial tests, including a minimum net worth test, a maximum leverage ratio, a minimum fixed charge coverage ratio and a maximum senior debt leverage ratio. The negative covenants in the Company Credit Agreement restrict or limit, among other things, (i) the incurrence of certain debt by the Guarantor and its subsidiaries, (ii) the pledge of assets of the Guarantor and its subsidiaries, (iii) certain mergers, consolidations and sales of assets by the Guarantor and its subsidiaries, (iv) the payment of certain dividends or distributions by the Guarantor and the redemption, pur-chase, retirement or other acquisition of the equity interests of the Guaran-tor, (v) the investment by the Guarantor and its subsidiaries in certain minor-ity-owned affiliates, (vi) certain other transactions with affiliates of the Guarantor and (vii) the Guarantor and its subsidiaries from agreeing to any re-striction, other than in the Company Credit Agreement and certain other identi-fied agreements, that prohibits any subsidiary of the Company from paying divi-dends or repaying debt to the Company or any of its subsidiaries, from making any loans or advances to the Company or any of its subsidiaries, or from grant-ing any liens or security interests in its assets to secure the obligations of the Company or any of its subsidiaries under the Company Credit Agreement or guarantees thereof.

EVENTS OF DEFAULT

The Company Credit Agreement provides that certain events will constitute events of default under the Company Credit Agreement, which events include, but are not limited to, the failure by the Company to pay amounts owed under the Company Credit Agreement, the failure by the Guarantor or its subsidiaries to observe or perform the covenants set forth in the Company Credit Agreement, the inaccuracy of the representations and warranties set forth in the Company Credit Agreement, the imposition of certain judgments against the Guarantor or its subsidiaries, the failure by the Guarantor or its subsidiaries to pay cer-tain other debt, the occurrence of certain bankruptcy or insolvency proceedings or events with respect to the Guarantor or its subsidiaries, the invalidity or unenforceability of any lien or guaranty securing the obligations of the Com-pany under the Company Credit Agreement, or the occurrence of a change of con-trol of the Guarantor, which is defined in the Company Credit Agreement as the acquisition of beneficial ownership of 35% or more of the outstanding shares of common stock of the Guarantor by a person or a related group of persons or the replacement of a majority of the members of the board of directors of the Guar-antor within a period of 24 consecutive months.

FEES AND EXPENSES

The Company Credit Agreement provides that the Company will pay certain fees to the Lender Group, the amounts of which are based upon the unused commitment un-der the revolving credit facility and the amounts available for drawing under issued letters of credit. The Company is also obligated to pay certain fees to Morgan Guaranty as the documentation agent and the collateral agent in connec-tion with the Company Credit Agreement and NationsBank as the administrative agent under the Company Credit Agreement and to reimburse them for certain ex-penses.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

In connection with the sale of the Old Notes and the Guarantee, the Company and the Guarantor entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company and the Guarantor agreed to use their best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes and the Guarantee for debt securities with terms identical in all material respects to the terms of the Old Notes and the Guarantee, except that (i) the offer and sale of the New Notes and the Guaran-tee have been registered under the Securities Act and therefore the New Notes and the Guarantee will not be subject to certain restrictions on transfer ap-plicable to the Old Notes and the Guarantee, will not contain certain legends relating thereto and will not be entitled to registration and other rights un-der the Registration Rights Agreement, and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective by September 28, 1998, the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each Holder of Old Notes during the first 90-day period following December 18, 1997, in an amount equal to 0.25% per an-num. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, up to a maximum amount of ad-ditional interest of 1.00% per annum. Upon consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, Holders of Old Notes will not be entitled to any increase in the rate of interest thereon or any further registration rights under the Registration Rights Agreement. See "Pro-spectus Summary--Certain Consequences of a Failure to Exchange Old Notes" and "Description of the Old Notes and the Guarantee."

The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, Holders of Old Notes in any jurisdiction in which the Ex-change Offer or the acceptance therefor would not be in compliance with the se-curities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

The Company and the Guarantor hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $300 million aggregate principal amount of New Notes, together with the Guarantee, for a like aggregate principal amount of Old Notes, together with the Guarantee, properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $300 million of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connec-tion with the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $300 million aggregate principal amount of Old Notes is outstanding.

Holders of Old Notes do not have any appraisal or dissenters' rights in connec-tion with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without ex-pense, to the tendering Holder thereof promptly after the Expiration Date.

Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

NEITHER THE BOARDS OF DIRECTORS OF THE COMPANY OR THE GUARANTOR NOR THE COMPANY OR THE GUARANTOR MAKE ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PUR-SUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO

THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AF-TER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term "Expiration Date" means 5:00 p.m., New York City time, on September 11, 1998, unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Ex-change Offer is extended).

The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "--Certain Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursu-ant to the Exchange Offer, subject, however, to the right of Holders of Old Notes to withdraw their tendered Old Notes as described under "--Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner de-termined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be dis-tributed to the registered Holders of Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, extension, termination or amendment will be fol-lowed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, ad-vertise or otherwise communicate any such public announcement other than by is-suing a release to the Dow Jones News Service.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

In all cases, delivery of New Notes in exchange for Old Notes tendered and ac-cepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by, the Exchange Agent of (i) Old Notes or a book-entry confir-mation of a book-entry transfer of Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"), (ii) the Letter of Transmittal, prop-erly completed and duly executed, with any required signature guarantees, and
(iii) any other documents required by the Letter of Transmittal.

The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving, tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering Holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering Holders. Such exchange will be made promptly after the Expiration Date. If, for any reason whatsoever, accept-ance for exchange or the exchange of any Old Notes tendered pursuant to the Ex-change Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

Pursuant to the Letter of Transmittal, a Holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to ten-der, exchange, sell, assign and transfer Old Notes, that the Company will ac-quire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The Holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and trans-fer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

Valid Tender. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other re-quired documents, must be received by the Exchange Agent at one of its ad-dresses set forth under "--Exchange Agent," and either (i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with.

If less than all of the Old Notes are tendered, a tendering Holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY IN-SURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFI-CIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for trans-fers. However, although delivery of Old Notes may be effected through book-en-try transfer into the Exchange Agent's account at DTC, the Letter of Transmit-tal properly completed and duly executed, with any required signature guaran-tees and any other required documents, must in any case be delivered to and re-ceived by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CON-STITUTE DELIVERY TO THE EXCHANGE AGENT.

Signature Guarantees. Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered Holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certifi-cates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Let-ter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," includ-ing (as such terms are defined herein): (i) a bank; (ii) a broker, dealer, mu-nicipal securities broker or dealer or government securities broker or dealer;
(iii) a credit union; (iv) a national securities exchange, registered securi-ties association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

Guaranteed Delivery. If a Holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry trans-fer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

  (i) such tenders are made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

  (iii) the certificates (or a book-entry confirmation) representing all ten-dered Old Notes, in proper form for transfer, together with a prop-erly completed and duly executed Letter of Transmittal, with any re-quired signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent, within three New York Stock Exchange trading days after the date of execu-tion of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by mail (or facsimile in the case of an Eligible Institution) to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Notwithstanding any other provision hereof, the delivery of New Notes in ex-change for Old Notes tendered and accepted for exchange pursuant to the Ex-change Offer will in all cases be made only after timely receipt by the Ex-change Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmit-tal, together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering Holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

Determination of Validity. All questions as to the form of documents, validi-ty, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company re-serves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may in the view of counsel to the Company, be unlaw-ful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Certain Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular Holder whether or not similar condi-tions or irregularities are waived in the case of other Holders.

The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be fi-nal and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company any affiliates or assigns of the Company, the Ex-change Agent nor any other person shall be under any duty to give any notifi-cation of any irregularities in tenders or incur any liability for failure to give any such notification.

If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trust-ee, executor, administrator, guardian, attorney-in-fact, officer of a corpora-tion or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

A beneficial owner of Old Notes that are held by or registered in the name of a broker, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to par-ticipate in the Exchange Offer.

RESALES OF NEW NOTES

The Company and the Guarantor are making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretative letters addressed to third parties in other transactions. The Company and the Guarantor, however, have not sought their own interpretative letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpreta-tive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company and the Guarantor believe that the New Notes and the Guarantee issued pursuant to this Exchange Offer in exchange for Old Notes and the Guarantee may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus deliv-ery requirements of the Securities Act, provided that such New Notes are ac-quired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes and the Guarantee. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other avail-able exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Com-mission set forth in the above-mentioned interpretative letters, (ii) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and
(iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must de-liver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

Each Holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understand-ing with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such Holder is not a broker-dealer, such Holder is not engaged in, and does not intend to engage in, a dis-tribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Ex-change Offer must acknowledge that it acquired the Old Notes for its own ac-count as the result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretative letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery require-ments with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Secu-rities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Partic-ipating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a re-sult market-making or other trading activities.

Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus may be used by a Participating Bro-ker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited cir-cumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretative letters and must comply with the registration and prospectus delivery require-ments of the Securities Act in connection with any resale transaction. See "Plan of Distribution."

In that regard, each Participating Broker-Dealer who surrenders Old Notes pur-suant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the oc-currence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any mate-rial respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by refer-ence therein, in light of the circumstances under which they were made, not misleading, or of the occurrence of certain other events specified in the Reg-istration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participat-ing Broker-Dealer or the Company has given notice that the sale of New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the sale of New Notes by the number of days during the pe-riod from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

In order for a withdrawal to be effective, a written, telegraphic, or facsimile transmission of such notice of withdrawal must be timely received by the Ex-change Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered Holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identi-fied to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering Holder must submit the serial numbers shown on the partic-ular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Old Notes," the notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."

All questions as to the validity, form and eligibility (including time of re-ceipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for fail-ure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to Holders thereof promptly after with-drawal.

INTEREST ON THE NEW NOTES

Each New Note will bear interest at the rate of 9 7/8% per annum from the most recent date to which interest has been paid or duly provided for on the Old Notes surrendered in exchange for such New Note, or, if no interest has been paid or duly provided for on such Old Note, from April 30, 1998. Interest on the New Notes will be payable semiannually on May 1 and November 1 of each year, commencing on November 1, 1998.

Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last In-terest Payment Date to which interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and af-ter such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after April 30, 1998.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may ter-minate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Of-fer, if any of the following conditions have occurred or exists or have not been satisfied:

  (a) the Exchange Offer, or the making of any exchange by a Holder, violates any applicable law or any applicable interpretation of the staff of the Commission;

  (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasona-bly be expected to impair the ability of the Company to proceed with the Exchange Offer;

  (c) any law, statute, rule or regulation shall have been adopted or enacted with, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

  (d) a banking moratorium shall have been declared by Federal or state au-thorities which, in the Company's judgment, would reasonably be ex-pected to impair the ability of the Company to proceed with the Ex-change Offer;

  (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

  (f) a stop order shall have been issued by the Commission or any state se-curities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satis-fied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means a prospectus supplement that will be distributed to the registered Holders of the Old Notes, and the Company will extend the Exchange Offer to the extent re-quired by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

First Chicago Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for addi-tional copies of this Prospectus or of the Letter of Transmittal should be di-rected to the Exchange Agent as follows:

        By Mail:                   By Hand:            By Overnight Delivery:

   Tenders & Exchanges        Tenders & Exchanges        Tenders & Exchanges
      P.O. Box 2569        c/o The Depository Trust    14 Wall St., 8th Floor
    Suite 4660-VENCOR               Company                  Suite 4680
 Jersey City, New Jersey   55 Water Street, DTC TAD   New York, New York 10005
          07303                Vietnam Veterans
                                Memorial Plaza
                           New York, New York 10041

                  To Confirm by Telephone or for Information:
                                 (201) 324-0137

Delivery to other than one of the above addresses will not constitute a valid delivery.

FEES AND EXPENSES

The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket ex-penses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket ex-penses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Ex-change Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption there-from is not submitted with the Letter of Transmittal, the amount of such trans-fer taxes will be billed directly to such tendering Holder.

The Company will not make any payment to brokers, dealers or others soliciting acceptance of the Exchange Offer.

                 DESCRIPTION OF THE NEW NOTES AND THE GUARANTEE

GENERAL

The Old Notes and the Guarantee were issued and the New Notes and the Guarantee will be issued pursuant to an Indenture (the "Indenture") among the Company, the Guarantor and PNC Bank, National Association, as Trustee (the "Trustee"). The terms of the New Notes and the Guarantee include those stated in the Inden-ture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes and the Guarantee are subject to all such terms, and Holders of New Notes and the Guar-antee are referred to the Indenture and the Trust Indenture Act for a statement thereof. The statements under this caption relating to the New Notes, the Guar-antee and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provi-sions, including the definitions of certain terms, are qualified in their en-tirety by such reference. The definitions of certain terms used in the follow-ing summary are set forth below under "--Certain Definitions."

The Old Notes and the New Notes will constitute a single series of debt securi-ties under the Indenture. If the Exchange Offer is consummated, Holders of the Old Notes who do not exchange their Old Notes for New Notes will vote together with the Holders of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders there-under (including acceleration following an Event of Default thereunder) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding Notes. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Inden-ture, any Old Notes which remain outstanding after the Exchange Offer will be aggregated with the New Notes and the Holders of such Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

The New Notes and the Old Notes are sometimes referred to as, collectively, the "Notes" and, individually, a "Note."

PRINCIPAL, MATURITY AND INTEREST

The New Notes will be general unsecured obligations of the Company limited in aggregate principal amount to $300 million and will mature on May 1, 2005. In-terest on the New Notes will accrue at the rate per annum set forth on the cover page of this Prospectus and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 1998, to Holders of record on the immediately preceding April 15 and October 15, respectively. Interest on the New Notes will accrue from the most recent date to which inter-est has been paid or, if no interest has been paid, from the date of original issuance.

Interest on the New Notes will be computed on the basis of a 360-day year com-prised of twelve 30-day months. Principal of, premium, if any, and interest on the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to Holders of New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments with respect to Global Notes, the Holders of which have given wire transfer instructions on or prior to the relevant record date to the paying agent, will be required to be made by wire transfer of imme-diately available funds to the accounts specified by such Holders. Until other-wise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

GUARANTEE

Under the Indenture, the Guarantor will irrevocably and unconditionally guaran-tee (the "Guarantee") the due and punctual payment of the principal of, premi-um, if any, and interest on, and all other amounts payable under, the New Notes when and as the same shall become due and payable, whether on the stated matu-rity, upon acceleration, by call for redemption or upon repurchase or purchase pursuant to a Change of Control Offer or Asset Sale Offer. The Guarantor has
(i) agreed that its obligations under the Guarantee will be as if it were prin-cipal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the New Notes or the Inden-ture and (ii) waived its right to require the Trustee to pursue or exhaust its legal or equitable remedies against the Company prior to exercising its rights under the Guarantee. The Guarantee will not be discharged with respect to any New Note except by payment in full of the principal thereof, interest thereon and all other amounts payable thereunder. Moreover, if at any time any amount paid under a New Note is rescinded or must otherwise be restored, the rights of the Holders of New Notes under the Guarantee will be reinstated with re-spect to such payments as though such payments had not been made.

SUBORDINATION

The payment of principal of, premium, if any, and interest on the New Notes and the Guarantee will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether out-standing on the Closing Date or thereafter incurred. Upon any distribution to creditors of the Company or the Guarantor in a liquidation or dissolution of the Company or the Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, the Guarantor or their respective property, an assignment for the benefit of creditors or any marshaling of the Company's or the Guarantor's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all such Senior Debt (including all Obligations with respect thereto) before Holders of New Notes will be entitled to receive any payment with respect to the New Notes or the Guarantee, and until all amounts with respect to Senior Debt are paid in full, any distribution to which Holders of New Notes or the Guarantee would be entitled shall be made to the holders of Senior Debt (except payments made from the trust described under "--Legal Defeasance and Covenant Defea-sance" and except that Holders of New Notes may receive securities so long as
(i) the New Notes and the Guarantee are not treated in any case or proceeding or other event described above as part of the same class of claims as the Se-nior Debt or any class of claims on a parity with or senior to the Senior Debt for any payment or distribution, (ii) such securities are subordinated at least to the same extent as the New Notes and the Guarantee are to the Senior Debt and any securities issued in exchange for such Senior Debt and (iii) such securities are authorized by an order or decree of a court of competent juris-diction in a reorganization proceeding under any applicable bankruptcy, insol-vency or similar law which gives effect to the subordination of the New Notes and the Guarantee to Senior Debt in a manner and with an effect which would be required if this parenthetical clause were not included in this paragraph; provided that the Senior Debt is assumed by the new corporation, if any, re-sulting from any such reorganization or readjustment and issuing of such secu-rities).

Neither the Company nor the Guarantor may make any payment upon or in respect of the New Notes or the Guarantee (except in such subordinated securities as described above or from the trust described under "--Legal Defeasance and Cov-enant Defeasance") if (i) a Payment Default on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with re-spect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default ("a Payment Blockage Notice") from the Company, the Guarantor or the representative of the holders of any Desig-nated Senior Debt. Payments on the New Notes or the Guarantee may be resumed
(a) in the case of a Payment Default, upon the date on which such Payment De-fault is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage No-tice. No nonpayment default that existed or was continuing on the date of de-livery of any Payment Blockage Notice to the Trustee will be, or will be made, the basis for a subsequent Payment Blockage Notice.

As a result of the subordination provisions described above, in the event of a liquidation, insolvency or similar proceeding, Holders of New Notes may re-cover less ratably than creditors of the Company or the Guarantor who are holders of Senior Debt. See "Risk Factors--Subordination of the Notes and Guarantee; Risks Associated with Holding Company Structure; Dependence on Sub-sidiaries." As of March 31, 1998, on a pro forma basis after giving effect to the Reorganization Transactions, the Offering and related events, there would have been outstanding an aggregate principal amount of approximately $800 mil-lion of Senior Debt, which would rank senior in right of payment to the New Notes and the Guarantee.

The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Guarantor and its Re-stricted Subsidiaries can incur. See "--Certain Covenants--Incurrence of In-debtedness and Issuance of Disqualified Stock." The operations of the Company and the Guarantor are conducted primarily through their Subsidiaries. There-fore, the Guarantor and the Company are dependent upon the cash flow of their Subsidiaries to meet their obligations, including obligations under the New Notes and the Guarantee. The New Notes and the Guarantee effectively will be subordinated to all outstanding Indebtedness and other liabilities and commit-ments (including Trade Payables and operating lease obligations) of the Company's and the Guarantor's Subsidiaries. Any right of the Company or the Guarantor to receive assets of any of their Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of New Notes to participate in those assets) effectively will be subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company or the Guarantor are recognized as a creditor of such Subsidi-ary, in which case the claims of the Company and the Guarantor would still be subordinate to any security interest in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company or the Guar-antor. As of March 31, 1998, on a pro forma basis as described above, the out-standing Indebtedness of the Company's Subsidiaries (substantially all of which constitutes Guarantees of Indebtedness under the Company Credit Agreement) would have been approximately $800 million, excluding Trade Payables and oper-ating lease obligations aggregating approximately $3.2 billion.

OPTIONAL REDEMPTION

The New Notes will not be redeemable at the Company's option prior to May 1, 2002. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

                                      ----------
                 YEAR                 PERCENTAGE
                 ----                 ----------
                 2002                  104.9375%
                 2003                  102.4688%
                 2004 and thereafter   100.0000%

If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided that no New Notes of $1,000 or less will be redeemed in part. Notices of re-demption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of New Notes to be redeemed at its registered address. If any New Note is to be redeemed in part only, the no-tice of redemption that relates to such New Note will state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. On and after the re-demption date, interest will cease to accrue on New Notes or portions of them called for redemption.

MANDATORY REDEMPTION

Except as set forth below under the captions "--Repurchase at the Option of Holders upon a Change of Control" and "--Certain Covenants--Asset Sales," the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the of-fer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Con-trol (the "Change of Control Payment Date"). Prior to the mailing of notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Senior Debt that would prohibit the repurchase of the New Notes as provided for in the succeeding paragraph or (ii) obtain any requisite consents under instruments governing any such Senior Debt to permit the repurchase of the New Notes as provided for in the succeeding paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be re-quired to repurchase New Notes pursuant to the "Repurchase at the Option of Holders upon a Change of Control" covenant.

Within 30 days following any Change of Control, the Company will mail, or at the Company's request the Trustee will mail, a notice to each Holder offering to repurchase the New Notes held by such Holder pursuant to the procedures specified in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful,
(i) accept for payment all New Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (iii) deliver or cause to be deliv-ered to the Trustee the New Notes so accepted together with an Officer's Cer-tificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; pro-vided that each such new New Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

A failure by the Company to comply with the provisions of the three preceding paragraphs will constitute an Event of Default. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit Holders of New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transac-tion. See "--Events of Defaults and Remedies."

The Company Credit Agreement provides that a Change of Control will constitute a Default thereunder, which would permit the lenders to cause the indebtedness under the Company Credit Agreement to become immediately due and payable or to institute a payment blockage. See "--Subordination." Any future credit agree-ments or other agreements relating to Senior Debt to which the Company becomes a party may contain similar provisions.

There can be no assurances that the Company will have sufficient funds avail-able or will be able to obtain third party financing at the time of any Change of Control to make any debt payment (including repurchases of New Notes) re-quired by the "Repurchase at the Option of Holders upon a Change of Control" covenant of the Indenture (as well as any similar covenant that may be con-tained in other securities of the Company that might be outstanding at the time). The "Repurchase at the Option of Holders upon a Change of Control" cove-nant of the Indenture will, unless the consents referred to above are obtained, require the Company to repay all Senior Debt then outstanding that by its terms would prohibit such New Note repurchase, either prior to or concurrently with such New Note repurchase.

CERTAIN COVENANTS

Restricted Payments
The Indenture provides that the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Guarantor's or any Re-stricted Subsidiary's Equity Interests (other than (x) dividends or distribu-tions payable in Qualified Equity Interests of the Guarantor and (y) dividends or distributions payable to the Guarantor or any Restricted Subsidiary of the Guarantor); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Guarantor or any of its Restricted Subsidiaries; (iii) make any voluntary or optional principal payment on, or voluntary or optional purchase, redemption, defeasance, or other acquisition or retirement for value of, any Subordinated Debt; or (iv) make any Investment that is a Restricted In-vestment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors of the Guarantor set forth in an Officer's Certificate delivered to the Trustee within 60 days prior to the date of such Restricted Payment) of the asset(s) proposed to be transferred by the Guarantor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b) the Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quar-ter period for which internal financial statements are available imme-diately preceding the date of such Restricted Payment, have been per-mitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the Indenture described below under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

  (c) such Restricted Payment, together with the aggregate of all other Re-stricted Payments made by the Guarantor and its Restricted Subsidiaries after March 31, 1998 (excluding Restricted Payments permitted by clauses (B), (D) and (E) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Guarantor for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after March 31, 1998 to the end of the Guarantor's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Pay-ment (or, if such Consolidated Net

     Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Guarantor from the issue or sale (other than to a Restricted Subsidiary) since March 31, 1998 of Qualified Equity Interests of the Guarantor or of debt securities of the Guarantor or any of its Restricted Subsidiaries that have been converted into or exchanged for such Qualified Equity Inter-ests of the Guarantor, plus (iii) $25 million.

If no Default or Event of Default has occurred and is continuing, or would oc-cur as a consequence thereof, the foregoing provisions will not prohibit the following Restricted Payments: (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (B) the pay-ment of cash dividends on any series of Disqualified Stock issued after the date of the Indenture in an aggregate amount not to exceed the cash received by the Guarantor since the date of the Indenture upon issuance of such Dis-qualified Stock; (C) the payment of dividends on Existing Preferred Stock at an annual rate of 6%; (D) the redemption, repurchase, retirement or other ac-quisition of any Equity Interests of the Guarantor or any Restricted Subsidi-ary in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Guarantor) of Qualified Equity Interests of the Guarantor; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (E) the defeasance, redemption or repurchase of Subordi-nated Debt (including any Subordinated Debt that constitutes Acquired Debt) with the net cash proceeds from an incurrence of Permitted Refinancing Indebt-edness or in exchange for or out of the net cash proceeds from the substan-tially concurrent sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Guarantor; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retire-ment or other acquisition shall be excluded from clause (c) (ii) of the pre-ceding paragraph; (F) the repurchase, redemption or other acquisition or re-tirement for value of any Equity Interests of the Guarantor or any Restricted Subsidiary held by any member of the Guarantor's (or any of its Restricted Subsidiary's) management pursuant to any management equity subscription agree-ment or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not ex-ceed $5 million in any twelve-month period; and (G) the repurchase of any In-debtedness that is pari passu with the Notes or any Subordinated Debt at a purchase price no greater than 101% of the principal amount of such Indebted-ness or Subordinated Debt, as the case may be, in the event of a Change of Control pursuant to a provision similar to the provision described under "-- Repurchase at the Option of Holders upon a Change of Control;" provided that prior to such repurchase the Company has made a Change of Control Offer as provided under "--Repurchase at the Option of Holders upon a Change of Con-trol" and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer.

Not later than the date of making any Restricted Payment, the Guarantor shall deliver to the Trustee an Officer's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

Incurrence of Indebtedness and Issuance of Disqualified Stock
The Indenture will provide that the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") after the date of the Indenture any Indebtedness (including Acquired Debt) and that nei-ther the Company nor the Guarantor will issue any Disqualified Stock and the Guarantor will not permit any of its Restricted Subsidiaries (other than the Company) to issue any shares of preferred stock; provided, however, that the Company and the Guarantor may incur Indebtedness (including Acquired Debt) and the Company and the Guarantor may issue shares of Disqualified Stock if (i) no Default or Event of Default will have occurred and be continuing or would oc-cur as a consequence thereof and (ii) the Fixed Charge Coverage Ratio for the Guarantor's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (x) 1.50 to 1 if such incurrence or issuance occurs on or before April 30, 1999, (y) 1.75 to 1 if such incurrence or issuance oc-curs after April 30, 1999 and on or before April 30, 2000 and (z) 2.00 to 1 if such incurrence or issuance occurs after April 30, 2000, in each case, deter-mined on a pro forma basis (including a pro forma application of the net pro-ceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is first issued. Neither the Company nor the Guarantor will permit any of their respective Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt.

The foregoing provisions will not apply to:

  (i) the incurrence by the Company and the Guarantor of Senior Debt under the Company Credit Agreement in an aggregate principal amount at any time outstanding not to exceed an amount equal to $1.0 billion less the aggregate amount of all mandatory payments applied to repay loans (other than revolving credit loans) outstanding thereunder or permanently re-duce the revolving credit commitments thereunder; provided that the Com-pany and the Guarantor may incur Senior Debt in an aggregate principal amount at any time outstanding not to exceed $300 million under the re-volving credit facility under the Company Credit Agreement;

  (ii) the incurrence by the Company and the Guarantor of Indebtedness repre-sented by the Notes and the Guarantee;

  (iii) Existing Indebtedness;

  (iv) the incurrence by the Guarantor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net pro-ceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be in-curred (including, without limitation, Existing Indebtedness);

  (v) the incurrence by the Guarantor or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Guarantor and any of its Restricted Subsidiaries; provided that upon either (a) the transfer or other disposition by the Guarantor or a Restricted Subsidiary of any Indebtedness so permitted under this clause (v) to a Person other than the Guarantor or a Restricted Subsidiary or (b) the issuance, sale, transfer or other disposition of Equity Interests (including by consol-idation or merger) in a Restricted Subsidiary to a Person other than the Guarantor or a Restricted Subsidiary which results in such Re-stricted Subsidiary ceasing to be a Restricted Subsidiary, the provi-sions of this clause (v) shall no longer be applicable to such Indebt-edness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

  (vi) the incurrence by the Guarantor or any of its Restricted Subsidiaries of Hedging Obligations or Guarantees thereof, provided that such Hedg-ing Obligations are incurred for the purpose of fixing or hedging in-terest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability, the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

  (vii) the incurrence by the Guarantor or any of its Restricted Subsidiaries of Indebtedness represented by performance bonds, standby letters of credit or appeal bonds, in each case to the extent incurred in the ordinary course of business of the Guarantor or such Restricted Sub-sidiary;

  (viii) the incurrence by any Restricted Subsidiary (other than the Company) of Indebtedness, the aggregate principal amount of which, together with all other Indebtedness of the Guarantor's Restricted Subsidiar-ies (other than the Company) at the time outstanding, does not ex-ceed the greater of (1) 10% of the Guarantor's Stockholders' Equity as of the date of incurrence or (2) $10 million; provided that, in the case of clause (1) only, the Fixed Charge Coverage Ratio for the Guarantor's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness (including Acquired Subsidiary
         Debt) is incurred would have been at least (x) 1.50 to 1 if such incurrence occurs on or before April 30, 1999, (y) 1.75 to 1 if such incurrence occurs after April 30, 1999 and on or before April 30, 2000 and (z) 2.00 to 1 if such incurrence occurs after April 30, 2000, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebt-edness had been incurred at the beginning of such four-quarter peri-od, provided further, that solely for the purpose of determining whether the aggregate principal amount of Indebtedness of the Guar-antor's Restricted Subsidiaries (other than the Company) at any time outstanding exceeds 10% of the Guarantor's Stockholders' Equity, Ac-quired Subsidiary Debt shall be excluded; and

  (ix) the incurrence by the Company and the Guarantor of Indebtedness (in addition to Indebtedness permitted by any other clause of this para-graph) in an aggregate principal amount at any time outstanding not to exceed $25 million.

Asset Sales
The Indenture provides that the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Guar-antor (or the Restricted Subsidiary, as the case may be) receives considera-tion at the time of such Asset Sale at least equal to the fair market value (as conclusively determined by a resolution of the Board of Directors of the Guarantor set forth in an Officer's Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and
(ii) at least 75% of the consideration therefor received by the Guarantor or such Restricted Subsidiary is in the form of cash; provided that for purposes of this provision, the amount of (A) any liabilities (as shown on the Guaran-tor's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the

Guarantor or any Restricted Subsidiary (other than, in the case of an Asset Sale by the Company or the Guarantor, liabilities that are by their terms sub-ordinated to the Notes or the Guarantee, as the case may be) that are assumed by the transferee of any such assets and (B) any securities or other obliga-tions received by the Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by the Guarantor or such Restricted Subsidiary into cash (or as to which the Guarantor or such Restricted Subsidi-ary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized in-vestment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash (but shall not be deemed to be Net Proceeds for purposes of the following provisions until re-duced to cash). Notwithstanding the foregoing, it will not be a violation of the foregoing provisions if the Guarantor or a Restricted Subsidiary receives Investments as all or part of the consideration for an Asset Sale (which con-sideration is not otherwise permitted), if such Investments constitute Re-stricted Investments permitted by the covenant in the Indenture described under the caption "--Restricted Payments."

Pursuant to the Indenture, within 365 days after the receipt of any Net Pro-ceeds from an Asset Sale, the Guarantor or the Restricted Subsidiary, as the case may be, may apply such Net Proceeds (i) to purchase one or more Healthcare Facilities and/or a controlling interest in the Capital Stock of a Person own-ing one or more Healthcare Facilities, (ii) to make a capital expenditure or to acquire other tangible assets, in each case, that are used or useful in any business in which the Guarantor or any of its Restricted Subsidiaries is per-mitted to be engaged pursuant to the covenant described below under the caption "--Certain Covenants--Line of Business," (iii) to permanently reduce Existing Indebtedness of a Restricted Subsidiary (other than the Company), or (iv) to permanently reduce Senior Debt (and, in the case of revolving credit loans, to correspondingly reduce commitments with respect thereto). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the ag-gregate amount of Excess Proceeds exceeds $15 million, the Company will be re-quired to make an offer to all Holders of Notes and holders of any other In-debtedness of the Company ranking on a parity with the Notes from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds from any asset sales, pro rata in proportion to the respective principal amounts of Notes and such other Indebtedness then outstanding (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness surren-dered by holders thereof exceeds the amount of Excess Proceeds, the Notes and such other Indebtedness will be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company Credit Agreement prohibits the Company from repurchasing Notes pur-suant to an Asset Sale Offer unless certain conditions are met. In order to re-purchase Notes pursuant to an Asset Sale Offer, the Company would have to repay all obligations under the Company Credit Agreement (and any other agreements relating to Senior Debt that contain similar provisions) or would have to ob-tain the consent of the holders of such Indebtedness. In the event the Company makes an Asset Sale Offer, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with such Asset Sale Offer.

Liens
The Indenture provides that the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom unless all Obligations under the Indenture, the Notes and the Guarantee are secured on an equal and ratable basis (or on a senior basis, in case of Subordinated Debt) with the Obligations so secured un-til such time as such Obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Indenture provides that the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or re-striction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Guarantor or any of its Restricted Sub-sidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Guarantor or any of its Restricted Subsidiaries, (ii) make loans or advances to the Guarantor or any of its Restricted Subsidiaries or (iii) trans-fer any of its properties or assets to the Guarantor or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture,
(b) the Indenture, (c) applicable law or state insurance regulations, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Guarantor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in con-nection with or in contemplation of such acquisition or in violation of the covenant described above under the caption
"--Incurrence of Indebtedness and Issuance of Disqualified Stock"), which en-cumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person (including its Subsidiaries), or the property or assets of the Person (including its Subsidiaries), so acquired, provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the In-denture except to the extent that such Consolidated EBITDA would be permitted to be dividended to the Company or the Guarantor by such Person or by a Re-stricted Subsidiary which is the parent of such Person without the prior con-sent or approval of any third party, (e) any operating lease or capital lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Re-financing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (h) the Company Credit Agreement and related documentation as the same is in effect on the date of the Indenture and as amended or replaced from time to time, provided that no such amendment or replacement is more restrictive as to the matters enumerated above than the Company Credit Agreement and related documentation as in effect on the date of the Indenture. Nothing contained in the provisions of the Inden-ture described in this paragraph shall prevent the Guarantor or any Restricted Subsidiary from entering into any agreement resulting in the incurrence of Liens otherwise permitted under the provisions of the Indenture described above under "--Liens."

Line of Business
The Indenture provides that the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than the ownership, operation or management of Healthcare Facilities, in-cluding the acceptance of risk for the provision of long-term care.

Limitation on Senior Subordinated Debt
The Indenture provides that neither the Company nor the Guarantor will incur, create, issue, assume, Guarantee or otherwise become liable for any Indebted-ness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes or the Guarantee.

Merger, Consolidation or Sale of Assets
The Indenture provides that neither the Company nor the Guarantor will consoli-date or merge with or into (whether or not the Company or the Guarantor, as ap-plicable, is the surviving corporation), or sell, assign, transfer, lease, con-vey or otherwise dispose of all or substantially all of the properties or as-sets of the Company or of the Guarantor in one or more related transactions, to another corporation, Person or entity unless (i) the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or the Guarantor, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Co-lumbia; (ii) the Surviving Entity assumes all the obligations of the Company or the Guarantor, as the case may be, under the Notes or the Guarantee, as appli-cable, and the Indenture pursuant to a supplemental Indenture in form reasona-bly satisfactory to the Trustee; (iii) immediately before and after giving ef-fect to such transaction and treating any Indebtedness which becomes an obliga-tion of the Company or the Guarantor, as applicable, as a result of such trans-action as having been incurred by the Company or the Guarantor, as applicable, at the time of the transaction, no Default or Event of Default shall have oc-curred and be continuing; and (iv) the Company or the Guarantor, as applicable, or the Surviving Entity (A) will have Consolidated Net Worth immediately after the transaction and prior to any purchase accounting adjustments equal to or greater than the Consolidated Net Worth of the Company or the Guarantor, as ap-plicable, immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transac-tion had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the cove-nant in the Indenture described above under the caption "--Incurrence of In-debtedness and Issuance of Disqualified Stock."

Notwithstanding the foregoing, (i) a consolidation or merger by the Company or the Guarantor with or into or (ii) the sale, assignment, transfer, lease, con-veyance or other disposition by the Company or the Guarantor of all or substan-tially all of their respective property or assets to, one or more of their Subsidiaries shall not relieve either the Company or the Guarantor from their respective obliga-tions under the Indenture, the Notes and the Guarantee.

Transactions with Affiliates
The Indenture provides that the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (I) in the case of an Affiliate Transaction in excess of $1.0 million involving Ventas, Inc. or any of its subsidiaries, the Guarantor delivers to the Trustee a resolution of the Board of Directors of the Guarantor set forth in an Officer's Certificate certifying that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Guarantor and (II) in all other cases (i) such Affil-iate Transaction is on terms that are no less favorable to the Guarantor or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Guarantor or such Restricted Subsidiary with an unrelated Person and (ii) the Guarantor delivers to the Trustee (a) with re-spect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Guarantor set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been ap-proved by a majority of the disinterested members of the Board of Directors of the Guarantor and (b) with respect to any Affiliate Transaction involving ag-gregate consideration in excess of $15.0 million, an opinion as to the fairness to the Guarantor or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing. Notwithstanding the foregoing: (A) transactions or payments pursuant to any employment arrangements, employee relocations or employee or director benefit plans entered into by the Guarantor or any of its Restricted Subsidiar-ies in the ordinary course of business and consistent with the past practice of the Guarantor or such Restricted Subsidiary, (B) transactions between or among the Guarantor and/or its Restricted Subsidiaries, (C) transactions pursuant to or performance of the Existing Affiliate Agreements and the Reorganization Agreements on the terms in effect on the date of the Indenture, (D) transac-tions between a Person and an Affiliate existing at the time such Person is merged with or into or becomes a Restricted Subsidiary, except to the extent such transaction was entered into in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary, (E) the payment of dividends on and redemption of Existing Preferred Stock and (F) transactions between the Guarantor or any Restricted Subsidiary and Atria in accordance with agreements in existence on the date of the Indenture, in each case, shall not be deemed to be Affiliate Transactions.

Notwithstanding the foregoing, any Investment in Affiliates permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" shall not be prohibited by the foregoing limitations on Affiliate Transactions.

Limitations on Issuances of Guarantees of Indebtedness by Restricted
Subsidiaries
The Indenture provides that the Guarantor will not permit any Restricted Sub-sidiary (other than the Company), directly or indirectly, to Guarantee or se-cure the payment of any other Indebtedness of the Guarantor or any of its Re-stricted Subsidiaries (except Indebtedness of a Restricted Subsidiary of such Restricted Subsidiary) unless such Restricted Subsidiary simultaneously exe-cutes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally re-leased and discharged upon a sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Guarantor, of the Guarantor's stock in, or the assets of, such Restricted Subsidiary, which sale or other disposition results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary and such sale or other disposition is made in compliance with, and the Net Proceeds therefrom are applied in accordance with, the applicable pro-visions of the Indenture. The form of such supplemental indenture will be at-tached as an exhibit to the Indenture. The foregoing provisions will not be ap-plicable to (i) Guarantees by Restricted Subsidiaries of the Company's Indebt-edness under the Company Credit Agreement and with respect to Hedging Obliga-tions related to the Company Credit Agreement, (ii) Guarantees of Indebtedness of a Person by its subsidiaries in effect prior to the time such Person is merged with or into or became a Restricted Subsidiary, provided that such Guar-antees do not extend to any other Indebtedness of such Person or any other Per-son and (iii) any one or more Guarantees of up to $10 million in aggregate principal amount of Indebtedness of the Guarantor or any Restricted Subsidiary at any time outstanding.

TERMINATION OF CERTAIN COVENANTS IF NOTES RATED INVESTMENT GRADE

Notwithstanding the foregoing, the Company's and the Guarantor's obligations to comply with the provisions of the Indenture described above under the captions "--Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Disqualified Stock," "--Asset Sales," "--Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries," "--Line of Business," "--Limitation on Senior Subordinated Debt," "--Transactions with Affiliates" and "--Limitations on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" will terminate if and when the Notes become Investment Grade Rat-ed.

REPORTS

The Indenture provides that, whether or not required by the rules and regula-tions of the Commission, so long as any Notes are outstanding, the Guarantor will furnish to Holders of Notes (i) all quarterly and annual financial infor-mation that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Guarantor were required to file such Forms, in-cluding a "Management's Discussion and Analysis of Financial Condition and Re-sults of Operations" and, with respect to the annual information only, a report thereon by the Guarantor's certified independent accountants and (ii) all cur-rent reports that would be required to be filed with the Commission on Form 8-K if the Guarantor were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Guarantor will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

The Indenture provides that each of the following constitutes an Event of De-fault: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above); (iii) failure by the Company or the Guarantor to comply with the provisions described under the cap-tions "--Repurchase at the Option of Holders upon a Change of Control," "--Cer-tain Covenants--Asset Sales," "--Restricted Payments" or "--Incurrence of In-debtedness and Issuance of Disqualified Stock;" (iv) failure by the Company or the Guarantor for 30 days after notice to comply with any of its other agree-ments in the Indenture, the Notes or the Guarantee; (v) any default that occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, the Guarantor or any Significant Subsidiary of the Guarantor (or the payment of which is Guaranteed by the Company, the Guarantor or any Significant Subsidiary of the Guarantor), whether such Indebtedness or Guaran-tee exists on the date of the Indenture or is thereafter created, which default
(a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $25 million or more; (vi) the termination of any Master Lease Agreement upon an Event of Default (as defined in such Master Lease Agreement) or the surrender or repossession of all of the Leased Property (as defined in each Master Lease Agreement) upon an Event of Default thereun-der; (vii) failure by the Company, the Guarantor or any Significant Subsidiary of the Guarantor to pay final judgments aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 60 days; and
(viii) certain events of bankruptcy or insolvency with respect to the Company, the Guarantor or any Significant Subsidiary of the Guarantor.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, that for so long as the Company Credit Agreement is in effect, such declaration shall not become effective until the earlier of (i) five Business Days after receipt of the written notice declaring the Notes to be due and payable immediately by the Administrative Agent and the Documentation Agent under the Company Credit Agreement or (ii) acceleration of the Indebtedness under the Company Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, the Guarantor or any Significant Subsidiary of the Guarantor, all out-standing Notes will become due and payable without further action or notice. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in ag-gregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it deter-mines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then out-standing by notice to the Trustee on behalf of the Holders of all of the Notes, may waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

The Company and the Guarantor are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company and the Guarantor are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of De-fault.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company or the Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantor under the New Notes, the Guarantee, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and re-leases all such liability. The waiver and release are part of the consideration for issuance of the New Notes and the Guarantee. Such waiver may not be effec-tive to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Company and the Guarantor may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding New Notes and the Guarantee ("Legal Defeasance") except for (i) the rights of Hold-ers of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest on such New Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantor's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company and the Guarantor may, at their option and at any time, elect to have the obligations of the Company and the Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes or the Guarantee. In the event Cove-nant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes or the Guaran-tee.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company or the Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of Notes, cash in U.S. dollars, noncallable Govern-ment Securities, or a combination thereof, in such amounts as will be suffi-cient, in the opinion of a nationally recognized firm of independent public ac-countants, to pay the principal of, premium, if any, and interest on such out-standing Notes on the stated maturity; (ii) in the case of Legal Defeasance, the Company or the Guarantor shall have delivered to the Trustee an opinion of counsel in the United States confirming that (A) the Company or the Guarantor has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such out-standing Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company or the Guarantor shall have deliv-ered to the Trustee an opinion of counsel in the United States confirming that the Holders of such outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of De-fault resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are con-cerned, at any time in the period ending on the 91st day after the date of de-posit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Guarantor or any of its Re-stricted Subsidiaries is a party or by which the Guarantor or any of its Re-stricted Subsidiaries is bound (other than a breach, violation or default re-sulting from the borrowing of funds to be applied to such deposit); (vi) the Company or the Guarantor must have delivered to the Trustee an opinion of coun-sel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolven-cy, reorganization or similar laws affecting creditors' rights generally; (vii) the Company or the Guarantor must deliver to the Trustee an Officer's Certifi-cate stating that the deposit was not made by the Company or the Guarantor with the intent of preferring the Holders of such Notes over the other creditors of the Company or the Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company or the Guarantor must deliver to the Trustee an Officer's Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to fur-nish appropriate endorsements and transfer documents and the Company may re-quire a Holder to pay any taxes and fees required by law or permitted by the Indenture. The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next two succeeding paragraphs, the Indenture, the New Notes or the Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes), and any existing default or compliance with any provision of the Indenture, the New Notes or the Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for such Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supple-ment or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described under the cap-tions "--Repurchase at the Option of Holders upon a Change of Control" and "-- Certain Covenants--Asset Sales"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of De-fault in the payment of principal of, premium, if any, or interest on, the New Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the pay-ment default that resulted from such acceleration), (v) make any New Note pay-able in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of, premium, if any, or interest on the New Notes, (vii) waive a redemption payment with re-spect to any New Note (other than a payment required by one of the covenants described under the captions "--Repurchase at the Option of Holders upon a Change of Control" and "--Certain Covenants--Asset Sales"), (viii) modify the ranking or priority of the New Notes or the Guarantee or modify the definition of Senior Debt or Designated Senior Debt or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders or (ix) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company, the Guarantor and the Trustee may amend or supplement the Inden-ture or the New Notes to cure any ambiguity, defect or inconsistency, to pro-vide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's or the Guarantor's obligations to Holders of New Notes in the case of a transaction described above under "--Certain Covenants--Merger, Consolidation or Sale of Assets", to make any change that would provide any additional rights or benefits to Holders of New Notes or that does not adversely affect the legal rights under the In-denture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company or the Guarantor, to obtain pay-ment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permit-ted to engage in other transactions; however, if the Trustee acquires any con-flicting interest (as defined in the Indenture or the Trust Indenture Act) it must eliminate such conflict within 90 days or resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the con-duct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Inden-ture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

THE GLOBAL NOTES

Old Notes offered and sold in reliance on Regulation S in the Offering were initially represented by a single, temporary Global Note in definitive, fully registered form without interest coupons (the "Temporary Regulation S Global Note") and were deposited with the Trustee as custodian for DTC and registered in the name of a nominee for DTC for the accounts of Morgan Guaranty Trust Com-pany of New York, Brussels office, as operator of the Euroclear System ("Euroclear") or Cedel Bank, S.A. ("Cedel"). The Temporary Regulation S Global
Note is exchangeable for a single, permanent global note (the "Permanent Regu-lation S Global Note", and together with the Temporary Regulation S Global Note, the "Regulation S Global Note").

Old Notes offered and sold to qualified institutional buyers as defined in Rule 144A ("Qualified Institutional Buyers") in the Offering in reliance on Rule 144A are represented by a single, permanent Global Note in definitive, fully registered form (the "QIB Global Note," and together with the Regulation S Global Note, the "Global Notes") which were registered in the name of a nominee of DTC and deposited on behalf of purchasers of the Old Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they directed) at DTC.

Old Notes originally purchased by or transferred to Qualified Institutional Buyers who elected to take physical delivery of their certificates instead of holding their interest through the QIB Global Note (and which were thus ineli-gible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") were issued in the form of certificated notes in definitive, fully registered form (the "Certificated Notes").

Pursuant to procedures established by DTC (a) upon the issuance of the Global Notes, DTC or its custodian credits, on its internal system, the principal amount of Notes of the individual beneficial interests represented by the Global Notes to the respective accounts of persons who have accounts with DTC and (b) ownership of beneficial interests in the Global Notes was shown on, and the transfer of such ownership will be effected only through, records main-tained by DTC or its nominee (with respect to interests of Participants (as de-fined herein)) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially were designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("Par-ticipants") or persons who hold interests through Participants. Interests in the Global Notes may be held directly through DTC, by Participants, or indi-rectly through organizations which are Participants.

Investors may hold their interests in the Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indi-rectly through organizations which are participants in such systems. After June 9, 1998 (but not earlier), investors may also hold such interests through orga-nizations other than Cedel or Euroclear that are Participants in the DTC sys-tem. Cedel and Euroclear will hold such interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in the Offshore Global Note in customers' securi-ties accounts in the depositaries' names on the books of DTC.

So long as DTC, or its nominee, is the registered owner or Holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of Notes represented by such Global Notes for all purposes un-der the Indenture. No beneficial owner of an interest in any Global Notes will be able to transfer that interest except in accordance with applicable proce-dures of DTC, Euroclear and Cedel, in addition to those provided for under the Indenture. Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Guarantor or the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership in-terests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Company and the Guarantor expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Notes, will credit Participants' accounts with payments in amounts proportion-ate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company and the Guarantor also expect that payments by Participants to owners of beneficial in-terests in the Global Notes held through such Participants will be governed by standing instructions and customary practice, as is now the case with securi-ties held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

Transfers between Participants will be effected in the ordinary way in accor-dance with DTC rules and will be settled in immediately available funds. If a Holder requires physical delivery of a Certificated Note for any reason, in-cluding to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such Holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to bene-ficial interests in such other Global Note for as long as it remains such an interest.

DTC has advised the Company and the Guarantor that it will take any action per-mitted to be taken by a Holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more Participants to whose ac-count the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Par-ticipant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes in whole for Certificated Notes, which it will distribute to the Participants.

DTC has advised the Company and the Guarantor as follows: DTC is a limited pur-pose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securi-ties for Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in ac-counts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. In-direct access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial rela-tionship, with a Participant either directly or indirectly ("Indirect Partici-pants").

Although DTC, Euroclear and Cedel are expected to follow the foregoing proce-dures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to per-form such procedures, and such procedures may be discontinued at any time. None of the Company, the Guarantor or the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or the Participants or Indirect Par-ticipants of their respective obligations under the rules and procedures gov-erning their operations.

CERTIFICATED NOTES

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company or the Guarantor within 90 days, Certificated Notes will be issued in exchange for the Global Notes.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contempla-tion of, such other Person merging with or into or becoming a Restricted Sub-sidiary of such specified Person, and (ii) Indebtedness secured by a Lien en-cumbering any asset acquired by such specified Person.

"Acquired Subsidiary Debt" means, with respect to any specified Person, (i) In-debtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, except to the extent such Indebtedness was incurred in connection with, or in contem-plation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, except to the extent such Lien was created or incurred in connection with, or in contemplation of, such acquisition.

"Affiliate" of any specified Person means any other Person directly or indi-rectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (includ-ing, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the di-rection of the management or policies of such Person, whether through the own-ership of voting securities, by agreement or otherwise; provided that benefi-cial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

"Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback); pro-vided that the sale, lease, conveyance or other disposition of all or substan-tially all of the property or assets of the Company or of the Guarantor will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders upon a Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Con-solidation or Sale of Assets" and not by the provisions of the Asset Sale cove-nant, and (ii) the issuance or sale by the Guarantor or any of its Restricted Subsidiaries of Equity Interests of any of the Guarantor's Restricted Subsidi-aries, in the case of either clause (i) or (ii), whether in a single transac-tion or a series of related transactions (a) that have a fair market value in excess of $15 million or (b) for net proceeds in excess of $15 million. Not-withstanding the foregoing: (a) a transfer of assets by the Guarantor to a Re-stricted Subsidiary or by a Restricted Subsidiary to the Guarantor or to an-other Restricted Subsidiary, (b) an issuance of Equity Interests by a Re-stricted Subsidiary to the Guarantor or to another Restricted Subsidiary, (c) sales of assets of Behavioral Healthcare Corp., (d) sales of Development Prop-erties consummated in accordance with the terms set forth in the Development Agreement and (e) transfers or dispositions of assets in accordance with the Licensing Arrangements, in each case, will not be deemed to be an Asset Sale.

"Atria" means Atria Communities, Inc., a Delaware corporation, and its succes-sors.

"Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized by law to close.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

"Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, inter-ests, participations, rights or other equivalents (however designated) of cor-porate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company or of the Guarantor to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company or of the Guar-antor, by way of merger or consolidation or otherwise, or (iii) the first day on which a majority of the members of the Board of Directors of the Company or the Guarantor are not Continuing

Directors. Notwithstanding the foregoing, a merger or consolidation of the Com-pany with or into the Guarantor shall not be deemed a Change of Control.

"Company Credit Agreement" means that certain Credit Agreement, dated as of April 29, 1998, by and among the Company, the Guarantor, Morgan Guaranty Trust Company of New York, as Documentation Agent and Collateral Agent, NationsBank N.A., as Administrative Agent, the lenders party thereto, the Swingline Bank party thereto, the LC Issuing Bank party thereto and the Senior Managing Agents, Managing Agents and Co-Agents party thereto, including any related notes, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended, modified, extended, renewed, refunded, replaced or refinanced in whole or in part, from time to time (in-cluding amendments, modifications, extensions, renewals, refundings, replace-ments or refinancings which increase the principal amount of Indebtedness per-mitted thereunder; provided that any such increase will not increase the amount of Indebtedness which may be incurred at the time of such increase pursuant to clause (i) of the second paragraph of the covenant described above under "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock").

"Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an as-set sale (to the extent such losses were deducted in computing such Consoli-dated Net Income), plus (ii) any non-cash charges (to the extent such charges were deducted in computing such Consolidated Net Income), except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period, plus (iii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent such provision for taxes was included in computing such Consolidated Net Income, plus (iv) the Fixed Charges of such Person and its Re-stricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, plus (v) depreciation and amortization (including amortization of goodwill and all other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the amounts referred to in clauses (i) through (v) above as they relate to a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Con-solidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consoli-dated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company or the Guarantor by such Restricted Subsidiary or by a Restricted Subsidiary which is the parent of such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, in-struments, judgments, decrees, orders, statutes, rules and governmental regula-tions applicable to that Restricted Subsidiary or its stockholders.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; pro-vided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted to be dividended to the Company or the Guarantor by such Restricted Subsidiary or by a Restricted Subsidiary which is the parent of such Restricted Subsidiary with-out any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, in-strument, judgment, decree, order, statute, rule or governmental regulation ap-plicable to that Restricted Subsidiary or its stockholders, (iii) solely for the purpose of calculating the amount of Restricted Payments that may be made pursuant to clause (c) of the first paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments", the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative ef-fect of a change in accounting principles shall be excluded.

"Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the re-spective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency transla-tions and write-ups of tangible assets of a going concern business made in ac-cordance with GAAP as a result of the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Per-son or a consolidated Restricted Subsidiary of such Person, and excluding, the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

"Continuing Director" means, as of any date of determination, any member of the Board of Directors of the Company or the Guarantor who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for elec-tion or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated for election or elected to such Board of Directors by the Guarantor.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Designated Senior Debt" means (i) so long as the Company Credit Agreement is outstanding, all Indebtedness under the Company Credit Agreement and (ii) thereafter, any other Senior Debt permitted under the Indenture the principal amount of which is $25 million or more and that has been designated by the Com-pany or the Guarantor as "Designated Senior Debt."

"Development Agreement" means the agreement relating to the Development Proper-ties identified in the Proxy Statement.

"Development Properties" means the properties under development or proposed to be developed by the Guarantor or its Subsidiaries and that will, at the option of Ventas, Inc., be sold to Ventas, Inc. or any of its subsidiaries upon com-pletion of the development thereof and leased back from Ventas, Inc. or such subsidiary by the Guarantor or its Subsidiaries, all as described in the Proxy Statement.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchange-
able), or upon the happening of any event, matures or is mandatorily redeem-able, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is con-vertible into, or exchangeable for, Capital Stock).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Affiliate Agreements" means the agreements listed in Schedule 6 to the Company Credit Agreement on the date of the Indenture.

"Existing Indebtedness" means Indebtedness of the Guarantor and its Restricted Subsidiaries (other than Indebtedness under the Company Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid, includ-ing all reimbursement obligations with respect to letters of credit outstanding as of the date of the Indenture (other than letters of credit issued pursuant to the Company Credit Agreement).

"Existing Preferred Stock" means the Series A Convertible Preferred Stock of the Guarantor with an aggregate liquidation preference of $17.7 million issued in connection with the Reorganization Transactions.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (i) the sum of (x) the Consolidated EBITDA of such Person for such period and (y) one-third of all rental expense of such Person and its Re-stricted Subsidiaries for such period attributable to operating leases with an initial term, including any renewals at the option of either party, in excess of one year, to (ii) the Fixed Charges of such Person for such period. In the event that the Guarantor or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issu-ance or redemption of preferred stock, as if the same had occurred at the be-ginning of the applicable four-quarter reference period. In addition, for pur-poses of making the computation referred to above, (i) acquisitions that have been made by the Guarantor or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transac-tions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and (ii) the Consolidated EBITDA, rental expense and Fixed Charges attributable to discontinued opera-tions, as determined in accordance with GAAP, and operations or businesses dis-posed of prior to the Calculation Date, shall be excluded.

"Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (in-cluding, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obliga-tions, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) the product of
(a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denom-inator of which is one minus the then current combined Federal, state and local statutory tax rate of such Person, expressed as a decimal and (v) one-third of all rental expense of such Person and its Restricted Subsidiaries for such pe-riod attributable to operating leases with an initial term, including any re-newals at the option of either party, in excess of one year, in each case, on a consolidated basis and in accordance with GAAP.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Finan-cial Accounting Standards Board or in such other statements by such other enti-ties as have been approved by a significant segment of the accounting profes-sion, as in effect from time to time.

"Guarantee" means a guarantee (other than by endorsement of negotiable instru-ments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimburse-ment agreements in respect thereof), of all or any part of any Indebtedness.

"Healthcare Facility" means (i) a hospital, outpatient clinic, nursing center, assisted or independent living community, long-term care facility or any other facility that is used or useful in the provision of healthcare or custodial care services, (ii) any healthcare business affiliated or associated with a Healthcare Facility or (iii) any business related or ancillary to the provision of healthcare services or the operation of a Healthcare Facility, including, but not limited to, contract therapy services such as rehabilitation, respira-tory, speech and occupational therapy services, as well as hospice and home care services.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agree-ments and interest rate collar agreements, (ii) foreign exchange contracts or currency swap agreements and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

"Indebtedness" means, with respect to any Person, any indebtedness of such Per-son, whether or not contingent, in respect of borrowed money or evidence by bonds, notes, debentures or similar instruments or letters of credit (or reim-bursement agreements in respect thereof) or banker's acceptances or represent-ing Capital Lease Obligations or the balance deferred and unpaid of the pur-chase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or Trade Payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guar-antee by such Person of any indebtedness of any other Person.

"Investment Grade Rated" means, with respect to the Notes, both a rating of the Notes by S&P of "BBB" -- (or higher) and a rating of the Notes by Moody's of "Baa3" (or higher).

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of In-debtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary" and the "Restricted Payments" covenant described above, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Sub-sidiary at the time that such Restricted Subsidiary is designated an Unre-stricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unre-stricted Subsidiary is designated a Restricted

Subsidiary and (ii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Guarantor.

"Issue Date" means the original issue date of the Notes.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected un-der applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

"Master Lease Agreements" means the master lease agreements that set forth the material terms governing the lease of certain properties owned by Ventas, Inc. to the Guarantor and its Subsidiaries substantially as described in the Proxy Statement.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Net Income" means, with respect to any Person for such period, the net income
(loss) of such Person for such period, determined in accordance with GAAP, ex-cluding, however, (i) any gain (but not loss), together with any related provi-sion for taxes on such gain (but not loss), realized in connection with (a) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

"Net Proceeds" means the aggregate cash proceeds received by the Guarantor or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the di-rect costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any other ex-penses incurred or to be incurred by the Guarantor or a Restricted Subsidiary as a direct result of the sale of such assets (including, without limitation, severance, relocation, lease termination and other similar expenses), taxes ac-tually paid or payable as a result thereof, payments made to retire Indebted-ness where payment of such Indebtedness is required in connection with such As-set Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"Non-Recourse Debt" means Indebtedness of a Subsidiary (i) as to which neither the Guarantor nor any of its Restricted Subsidiaries (a) provides credit sup-port of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness of the Guarantor or any of its Restricted Subsidiar-
ies), or (b) is directly or indirectly liable (as a guarantor or otherwise) and
(ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Guarantor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated ma-turity.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Payment Default" means any failure to pay any scheduled installment of princi-pal of, premium, if any, or interest on any Indebtedness within the grace pe-riod provided for such payment in the documentation governing, such Indebted-ness.

"Permitted Liens" means (i) Liens securing Senior Debt under the Company Credit Agreement or Guarantees thereof; (ii) Liens in favor of the Company or the Guarantor; (iii) Liens on assets of a Person existing at the time such Person is merged into or consolidated with the Guarantor or any Restricted Subsidiary of the Guarantor or becomes a Restricted Subsidiary of the Guarantor; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Guarantor or that becomes a Restricted Subsidiary of the Guarantor; (iv) Liens on property existing at the time of acquisition thereof by the Guarantor or any Restricted Subsidiary of the Guarantor, provided that such Liens were in existence prior to the contem-plation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmen-tal charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in con-formity with GAAP shall have been made therefor; (viii) Liens on any asset se-curing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition or completion of construction thereof and attaches to no asset other than such asset so financed; (ix) Liens arising in the ordinary course of business which (a) do not secure Indebtedness, (b) do not secure any single obligation (or series of related obligations) in an amount exceeding $5 mil-lion, provided that the limitation in this clause (b) shall not apply to Liens securing worker's compensation, unemployment insurance and other types of so-cial security, and (c) do not in the aggregate materially detract from the value of the assets of the Guarantor and its Restricted Subsidiaries, taken as a whole, or materially impair the use thereof in the operation of their busi-ness; (x) Liens on cash (not exceeding $20 million in aggregate amount) of Cornerstone Insurance Company to secure its reimbursement obligations under letters of credit issued for its account; (xi) other Liens or title defects (including matters which an accurate survey might disclose) which (a) do not secure Indebtedness and (b) do not materially detract from the value of real property or materially impair the use thereof by the Guarantor or any of its Restricted Subsidiaries in the operation of its business; (xii) Liens securing Hedging Obligations permitted by the second paragraph of the covenant de-scribed above under the caption "--Certain Covenants--Incurrence of Indebted-ness and Issuance of Disqualified Stock"; (xiii) other Liens on assets of the Guarantor or any Restricted Subsidiary of the Guarantor securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed 5% of the Stockholders' Equity of the Guarantor; and (xiv) Liens to secure Permitted Re-financing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the Indenture and that was incurred in accordance with the provisions of the Indenture; provided that such Liens do not extend to or cover any property or assets of the Guarantor or any Restricted Subsidiary other than assets or property securing the Indebtedness so refinanced.

"Permitted Refinancing Indebtedness" means any Indebtedness of the Guarantor or any of its Restricted Subsidiaries issued in exchange for, or the net pro-ceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Guarantor or any of its Restricted Sub-sidiaries (other than Indebtedness constituting revolving credit loans under the Company Credit Agreement permitted to be incurred under clause (i) of the second paragraph of the covenant described above under "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Disqualified Stock"), provided that
(i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, re-newed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final matu-rity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extend-ed, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebt-edness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing In-debtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Guarantor or by the Restricted Subsidiary which is the obligor on the Indebt-edness being extended, refinanced, renewed, replaced, defeased or refunded.

"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Proxy Statement" means the Proxy Statement dated March 25, 1998 and distrib-uted by Predecessor Company to its stockholders.

"Qualified Equity Interests" means all Equity Interests of the Guarantor other than Disqualified Stock of the Guarantor.

"Reorganization Agreements" means the agreements listed in Schedule 2 to the Company Credit Agreement on the date of the Indenture.

"Restricted Investment" means any Investment by the Guarantor or any Re-stricted Subsidiary in any Person other than (i) an Investment in the Guaran-tor or a Restricted Subsidiary or in any Person that, as a result of such In-vestment, becomes a Restricted Subsidiary or will be merged or consolidated with or into or will transfer or convey all or substantially all of its assets to, the Guarantor or a Restricted Subsidiary, (ii) with respect to Restricted Subsidiaries that are insurance companies, an Investment permitted by applica-ble insurance laws, (iii) an Investment in any Person that engages primarily in the ownership, operation or management of Healthcare Facilities or is a supplier to Healthcare Facilities, (iv) Temporary Cash Investments and (v) loans to certain individuals in connection with their purchase of Existing Preferred Stock on the Issue Date.

"Restricted Subsidiary" means any Subsidiary of the Guarantor other than an Un-restricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Rating Group and its successors.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Senior Debt" means (i) all Indebtedness of the Company and the Guarantor under the Company Credit Agreement, including principal of, premium, if any, and in-terest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees and expenses, (ii) all other In-debtedness of the Company and the Guarantor, including principal of, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness is created, incurred, assumed or Guaranteed expressly pro-vides that such Indebtedness is not senior or superior in right of payment to the Notes and the Guarantee, and all renewals, extensions modifications, amend-ments or refinancings thereof and (iii) all interest on any Indebtedness re-ferred to in clause (i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding whether or not allowed thereunder. Notwithstanding the foregoing, Senior Debt shall not include (a) Subordinated Debt of the Company or the Guarantor; provided, however, that no Indebtedness shall be deemed to be Subordinated Debt of the Company or the Guarantor solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Notes, (c) the Guarantee, (d) any Indebtedness of the Guarantor to any of its Restricted Subsidiaries, (e) any Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of the Bankruptcy Code, is without recourse to the Company or the Guarantor, (f) any Indebtedness of the Company or the Guarantor, to the extent not permitted by the covenant de-scribed above under "--Certain Covenants--Incurrence of Indebtedness and Issu-ance of Disqualified Stock", (g) any 8 5/8% Senior Subordinated Notes due 2007 of Predecessor Company assumed by the Guarantor in connection with the Reorga-nization Transactions, (h) any Indebtedness to any employee of the Guarantor or any of its Restricted Subsidiaries, (i) any liability for taxes owed or owing by the Company or the Guarantor and (j) Trade Payables.

"Significant Subsidiary" means, at any date of determination, any Subsidiary that, together with its Subsidiaries, (i) accounted for more than 10% of the consolidated revenues of the Guarantor and its consolidated Subsidiaries or
(ii) was the owner of more than 10% of the consolidated assets of the Guarantor and its consolidated Subsidiaries, all as set forth on the most recently avail-able audited financial statements of the Guarantor.

"Stockholders' Equity" means, with respect to any Person as of any date, the stockholders' equity of such Person determined in accordance with GAAP as of the date of the most recent available internal financial statements of such Person, and calculated on a pro forma basis to give effect to any acquisition or disposition by such Person consummated or to be consummated since the date of such financial statements and on or prior to the date of such calculation.

"Subordinated Debt" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is by its terms expressly sub-ordinate or junior in right of payment to the Notes and any Guarantee or In-debtedness of the Guarantor (whether outstanding on the Issue Date or thereaf-ter incurred) which is by its terms expressly subordinate or junior in right of payment to the Guarantee.

"Subsidiary" means, with respect to any Person, (i) any corporation, associa-tion or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unrestricted Subsidiaries shall not be in-cluded in the definition of Subsidiary for any purposes of the Indenture (ex-cept, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

"Temporary Cash Investment" means any of the following: (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof, (ii) time de-posit accounts, bankers' acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by any office located in the United States of America of a bank or trust company which is organized or licensed under the laws of the United States of America or any state thereof and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated "P-1" (or higher) by Moody's or "A-1" (or higher) by S&P or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying se-curities of the types described in clause (i) above entered into with an office located in the United States of America of a bank or trust company meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than Ventas, Inc. or any of its Affiliates or an Affiliate of the Com-pany or the Guarantor) organized under the laws of the United States of America or any state thereof with a rating, at the date of acquisition, of "P-1" (or higher) by Moody's or "A-1" (or higher) by S&P, (v) securities with maturities of six months or less from the date of acquisition issued or fully and uncondi-tionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "P-1" (or higher) by Moody's or "A-1" (or higher) by S&P and
(vi) money market funds which invest substantially all of their assets in secu-rities described in the preceding clauses (i) through (v).

"Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

"Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Guarantor as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) is not party to any agreement, contract, ar-rangement or understanding with the Guarantor or any Restricted Subsidiary of the Guarantor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Guarantor or such Restricted Subsid-iary than those that might be obtained at the time from Persons who are not Af-filiates of the Guarantor, (iii) is a Person with respect to which neither the Guarantor nor any of its Restricted Subsidiaries has any direct or indirect ob-ligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results and (iv) has not guaranteed or other-wise directly or indirectly provided credit support for any Indebtedness of the Guarantor or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, an Unrestricted Subsidiary shall not cease to qualify as an Unrestricted Subsidiary if the Company or the Guarantor Guaran-tees Indebtedness of such Unrestricted Subsidiary and such Guarantee is a Re-stricted Investment which is permitted by the provisions of the Indenture de-scribed above under the caption "--Certain Covenants--Restricted Payments."

Any such designation by the Board of Directors of the Guarantor shall be evi-denced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer's Certificate cer-tifying that such designation complied with the foregoing conditions and was permitted under the covenant described above under the caption "--Certain Cove-nants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted subsidiary it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Re-stricted Subsidiary of the Guarantor as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the Indenture, the Com-pany and the Guarantor shall be in Default under the Indenture). The Board of Directors of the Guarantor may at any time designate any Unrestricted Subsidi-ary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Guarantor of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Indenture, and (ii) no Default or Event of Default would be in exist-ence following such designation.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (cal-culated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                DESCRIPTION OF THE OLD NOTES AND THE GUARANTEE

The terms of the Old Notes and the Guarantee are identical in all material re-spects to the terms of the New Notes and the Guarantee, except that (i) the sale of the Old Notes and the Guarantee was not registered under the Securi-ties Act, therefore, the Old Notes and the Guarantee are subject to certain restrictions on transfer, contain certain legends relating thereto and are en-titled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer); and
(ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, in the event that the Ex-change Offer is not consummated or the Shelf Registration Statement is not de-clared effective on or prior to September 28, 1998, the Company will pay addi-tional interest (in addition to the interest otherwise due on the Old Notes) to each Holder of the Old Notes during the first 90-day period following Sep-tember 28, 1998, in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day pe-riod until consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, up to a maximum amount of additional interest of 1.00% per annum. Such additional interest will cease accruing on such Old Notes upon consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement. The New Notes are not entitled to any such in-crease in the interest rate thereon. In addition, the Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. See "Description of the New Notes and the Guarantee--General." Accordingly, Holders of Old Notes should review the information set forth under "Prospectus Summary--Certain Consequences of a Failure to Exchange Old Notes" and "De-scription of the New Notes and the Guarantee."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of the principal United States Federal income tax conse-quences of the exchange of Old Notes for New Notes deals only with an initial purchaser of Old Notes who purchased the Old Notes at their original issue price and who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the au-thority to control all substantial decisions of such trust (a "U.S. Holder"). It does not discuss the rules that may apply to special classes of holders such as life insurance companies, banks, tax-exempt organizations, dealers in secu-rities or commodities, traders in securities that elect to mark to market, per-sons that hold Notes that are a hedge or that are hedged against interest rate risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. The summary is based on cur-rent provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, pub-lished rulings and court decisions, all as in effect on the date hereof and all subject to change at any time, perhaps with retroactive effect.

Although the matter is not free from doubt, an exchange of Old Notes for New Notes should not be a taxable exchange to U.S. Holders.

Any amount paid as backup withholding will be creditable against the Holder's Federal income tax liability.

                             PLAN OF DISTRIBUTION

Each Participating Broker-Dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus may be used by Participating Broker-Dealers during the period referred to be-low in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making or other trading activities. The Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Of-fer--Resales of New Notes."

Neither the Company nor the Guarantor will receive any cash proceeds from the issuance of the New Notes and the Guarantee offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to pur-chasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securi-ties Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a bro-ker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Let-ter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Old Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the New Notes and the Guarantee will be passed upon for the Company and the Guarantor by Sullivan & Cromwell.

                                    EXPERTS

The consolidated financial statements of the Guarantor at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing herein and are included in reliance upon such report given the au-thority of such firm as experts in accounting and auditing. For accounting purposes, the historical financial statements of Predecessor Company became the historical financial statements of the Guarantor after the Distribution Date.

The consolidated financial statements of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) as of November 30, 1996 and 1995 and for each of the two years in the period ended November 30, 1996, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) for the year ended November 30, 1994, included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon ap-pearing herein and are included in reliance upon such report given the author-ity of such firm as experts in accounting and auditing.

  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                                                           PAGE
                                                                           ----
VENCOR, INC. (PREDECESSOR COMPANY):
Report of Independent Auditors............................................  F-2
Consolidated Financial Statements:
  Consolidated Statement of Operations for the years ended December 31,
   1997, 1996 and 1995....................................................  F-3
  Consolidated Balance Sheet, December 31, 1997 and 1996..................  F-4
  Consolidated Statement of Stockholders' Equity for the years ended
   December 31, 1997,
   1996 and 1995..........................................................  F-5
  Consolidated Statement of Cash Flows for the years ended December 31,
   1997, 1996 and 1995....................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Quarterly Consolidated Financial Information (Unaudited)................ F-22
Condensed Consolidated Financial Statements (Unaudited):
  Condensed Consolidated Statement of Income for the three months ended
   March 31, 1998
   and 1997............................................................... F-23
  Condensed Consolidated Balance Sheet, March 31, 1998 and December 31,
   1997................................................................... F-24
  Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 1998
   and 1997............................................................... F-25
  Notes to Condensed Consolidated Financial Statements.................... F-26
TRANSITIONAL HOSPITALS CORPORATION:
Report of Independent Accountants......................................... F-33
Report of Independent Auditors............................................ F-34
Consolidated Financial Statements:
  Consolidated Balance Sheets, November 30, 1996 and 1995................. F-35
  Consolidated Statements of Operations for the years ended November 30,
   1996, 1995 and 1994.................................................... F-36
  Consolidated Statements of Stockholders' Equity for the years ended
   November 30, 1996, 1995 and 1994....................................... F-37
  Consolidated Statements of Cash Flows for the years ended November 30,
   1996, 1995 and 1994.................................................... F-38
  Notes to Consolidated Financial Statements.............................. F-39
Condensed Consolidated Financial Statements (Unaudited):
  Condensed Consolidated Statements of Operations for the six months ended
   May 31, 1997 and 1996.................................................. F-52
  Condensed Consolidated Balance Sheets, May 31, 1997 and November 30,
   1996................................................................... F-53
  Condensed Consolidated Statements of Cash Flows for the six months ended
   May 31, 1997 and 1996.................................................. F-54
  Notes to Condensed Consolidated Financial Statements.................... F-55
FINANCIAL STATEMENT SCHEDULES:
  Valuation and Qualifying Accounts--Vencor, Inc. ........................  S-1
  Valuation and Qualifying Accounts--Transitional Hospitals Corporation
   and Subsidiaries.......................................................  S-2

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Vencor, Inc.

We have audited the accompanying consolidated balance sheet of Vencor, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of oper-ations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial state-ment schedule listed on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to ex-press an opinion on these financial statements and schedule based on our au-dits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vencor, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended De-cember 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                       /s/ Ernst & Young LLP

Louisville, Kentucky
January 26, 1998

                                  VENCOR, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            ----------------------------------
                                               1997        1996        1995
                                            ----------  ----------  ----------
Revenues................................... $3,116,004  $2,577,783  $2,323,956
                                            ----------  ----------  ----------
Salaries, wages and benefits...............  1,788,053   1,490,938   1,360,018
Supplies...................................    303,140     261,621     233,066
Rent.......................................     89,474      77,795      79,476
Other operating expenses...................    490,327     405,797     372,657
Depreciation and amortization..............    123,865      99,533      89,478
Interest expense...........................    102,736      45,922      60,918
Investment income..........................     (6,057)    (12,203)    (13,444)
Non-recurring transactions.................          -     125,200     109,423
                                            ----------  ----------  ----------
                                             2,891,538   2,494,603   2,291,592
                                            ----------  ----------  ----------
Income before income taxes.................    224,466      83,180      32,364
Provision for income taxes.................     89,338      35,175      24,001
                                            ----------  ----------  ----------
Income from operations.....................    135,128      48,005       8,363
Extraordinary loss on extinguishment of
 debt, net of income tax benefit of $2,634
 in 1997 and $14,839 in 1995...............     (4,195)          -     (23,252)
                                            ----------  ----------  ----------
   Net income (loss).......................    130,933      48,005     (14,889)
Preferred stock dividend requirements and
 other items...............................          -           -      (5,280)
Gain on redemption of preferred stock......          -           -      10,176
                                            ----------  ----------  ----------
   Income (loss) available to common
    stockholders........................... $  130,933  $   48,005  $   (9,993)
                                            ==========  ==========  ==========
Earnings (loss) per common share:
 Basic:
  Income from operations................... $     1.96  $     0.69  $     0.22
  Extraordinary loss on extinguishment of
   debt....................................      (0.06)          -       (0.38)
                                            ----------  ----------  ----------
   Net income (loss)....................... $     1.90  $     0.69  $    (0.16)
                                            ==========  ==========  ==========
 Diluted:
  Income from operations................... $     1.92  $     0.68  $     0.29
  Extraordinary loss on extinguishment of
   debt....................................      (0.06)          -       (0.32)
                                            ----------  ----------  ----------
   Net income (loss)....................... $     1.86  $     0.68  $    (0.03)
                                            ==========  ==========  ==========
Shares used in computing earnings (loss)
 per common share:
 Basic.....................................     68,938      69,704      61,196
 Diluted...................................     70,359      70,702      71,967


                            See accompanying notes.

                                  VENCOR, INC.
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         ----------------------
                                                            1997        1996
                                                         ----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents............................  $   82,473  $  112,466
  Accounts and notes receivable less allowance for loss
   of $63,551--1997 and $23,915--1996..................     619,068     420,758
  Inventories..........................................      27,605      24,939
  Income taxes.........................................      73,413      67,808
  Other................................................      55,589      35,162
                                                         ----------  ----------
                                                            858,148     661,133
Property and equipment, at cost:
  Land.................................................     144,074     113,749
  Buildings............................................   1,084,770     975,399
  Equipment............................................     592,335     435,787
  Construction in progress (estimated cost to complete
   and equip after December 31, 1997--$119,000)........     174,851      84,835
                                                         ----------  ----------
                                                          1,996,030   1,609,770
  Accumulated depreciation.............................    (488,212)   (416,608)
                                                         ----------  ----------
                                                          1,507,818   1,193,162
Goodwill less accumulated amortization of $18,886--1997
 and $7,228--1996......................................     659,311      14,644
Investments in affiliates..............................     178,301      14,837
Other..................................................     131,161      85,080
                                                         ----------  ----------
                                                         $3,334,739  $1,968,856
                                                         ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $  106,019  $  103,518
  Salaries, wages and other compensation...............     163,642     111,366
  Other accrued liabilities............................     115,933      71,434
  Long-term debt due within one year...................      27,468      54,692
                                                         ----------  ----------
                                                            413,062     341,010
Long-term debt.........................................   1,919,624     710,507
Deferred credits and other liabilities.................      94,653      84,053
Minority interests in equity of consolidated entities..       2,050      36,195
Contingencies
Stockholders' equity:
  Preferred stock, $1.00 par value; authorized 1,000
   shares; none issued and outstanding.................           -           -
  Common stock, $0.25 par value; authorized 180,000
   shares; issued 73,470 shares--1997 and 72,615
   shares--1996........................................      18,368      18,154
  Capital in excess of par value.......................     766,078     713,527
  Retained earnings....................................     281,803     150,870
                                                         ----------  ----------
                                                          1,066,249     882,551
  Common treasury stock; 6,159 shares--1997 and 3,730
   shares--1996........................................    (160,899)    (85,460)
                                                         ----------  ----------
                                                            905,350     797,091
                                                         ----------  ----------
                                                         $3,334,739  $1,968,856
                                                         ==========  ==========

                            See accompanying notes.

                                  VENCOR, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          -----------------------------------------------------------------------------------------------
                                   SHARES                  PAR VALUE
                          ----------------------------  ------------------
                                                COMMON                      CAPITAL IN                 COMMON
                          PREFERRED   COMMON  TREASURY  PREFERRED   COMMON   EXCESS OF   RETAINED    TREASURY
                              STOCK    STOCK     STOCK      STOCK    STOCK   PAR VALUE   EARNINGS       STOCK       TOTAL
                          ---------  -------  --------  ---------  -------  ----------   --------   ---------    --------
Balances, December 31,
 1994...................         98   59,178    (2,174)      $ 15  $14,794    $472,661   $136,614    $ (27,630)  $596,454
 Net loss...............                                                                  (14,889)                (14,889)
 Cash dividends on
  preferred stock
  ($67.98 per share) and
  provision for
  redemption value......                                                                   (2,380)                 (2,380)
 In-kind dividend on
  preferred stock.......          3                                              2,900     (2,900)                      -
 Issuance of common
  stock in connection
  with employee benefit
  plans.................                 664      (150)                166      24,111                 (11,098)    13,179
 Issuance of common
  stock in connection
  with acquisitions.....                           439                          (3,227)                  5,498      2,271
 Increase in value of
  common stock purchase
  warrants of acquired
  entities..............                                                         9,810     (9,810)                      -
 Public offering of
  common stock..........               2,200                           550      65,944                             66,494
 Conversion of long-term
  debt..................               7,260                         1,815     149,645                            151,460
 Issuance of common
  stock to grantor
  trust.................               3,927    (3,927)                982      87,297                 (88,279)         -
 Hillhaven Merger:
 Issuance of common
  stock and related
  income tax benefits...               2,732                           683      51,561                             52,244
 Termination of grantor
  trust.................              (3,786)    3,786                (946)    (87,146)                 88,279        187
 Redemption of preferred
  stock.................       (101)                          (15)             (91,253)                           (91,268)
 Other..................                 (17)        1                  (4)      2,074     (3,770)          12     (1,688)
                          ---------  -------  --------  ---------  -------  ----------   --------   ---------    --------
Balances, December 31,
 1995...................          -   72,158    (2,025)         -   18,040     684,377    102,865      (33,218)   772,064
 Net income.............                                                                   48,005                  48,005
 Increase in equity
  resulting from initial
  public offering of
  Atria Communities,
  Inc. common stock.....                                                        19,828                             19,828
 Issuance of common
  stock in connection
  with employee benefit
  plans.................                 457       246                 114       9,223                   3,083     12,420
 Repurchase of common
  stock.................                        (1,950)                                                (55,305)   (55,305)
 Other..................                            (1)                             99                     (20)        79
                          ---------  -------  --------  ---------  -------  ----------   --------   ---------    --------
Balances, December 31,
 1996...................          -   72,615    (3,730)         -   18,154     713,527    150,870      (85,460)   797,091
 Net income.............                                                                  130,933                 130,933
 Increase in equity
  resulting from
  secondary public
  offering of Atria
  Communities, Inc.
  common stock..........                                                        22,553                             22,553
 Issuance of common
  stock in connection
  with employee benefit
  plans.................                 855       496                 214      29,336                   6,212     35,762
 Repurchase of common
  stock.................                        (2,925)                                                (81,651)   (81,651)
 Other..................                                                           662                                662
                          ---------  -------  --------  ---------  -------  ----------   --------   ---------    --------
Balances, December 31,
 1997...................          -   73,470    (6,159)      $  -  $18,368    $766,078   $281,803    $(160,899)  $905,350
                          =========  =======  ========  =========  =======  ==========   ========   =========    ========

                            See accompanying notes.

                                  VENCOR, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                         -------------------------------------
                                                1997         1996         1995
                                         -----------  -----------  -----------
Cash flows from operating activities:
  Net income (loss)..................... $   130,933  $    48,005  $   (14,889)
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
   Depreciation and amortization........     123,865       99,533       89,478
   Provision for doubtful accounts......      31,176       15,001        7,851
   Deferred income taxes................      53,164      (34,814)     (23,570)
   Extraordinary loss on extinguishment
    of debt.............................       6,829            -       38,091
   Non-recurring transactions...........           -      121,789      102,166
   Other................................      (9,737)      (9,316)       6,958
   Change in operating assets and
    liabilities:
    Accounts and notes receivable.......     (87,914)     (64,304)    (107,761)
    Inventories and other assets........      (2,309)       1,284       (3,478)
    Accounts payable....................     (14,177)       2,165       22,157
    Income taxes payable................      22,850      (23,892)       5,356
    Other accrued liabilities...........      16,251       28,088       (8,722)
                                         -----------  -----------  -----------
     Net cash provided by operating
      activities........................     270,931      183,539      113,637
                                         -----------  -----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment....    (281,672)    (135,027)    (136,893)
  Acquisition of TheraTx, Incorporated..    (359,439)           -            -
  Acquisition of Transitional Hospitals
   Corporation..........................    (615,620)           -            -
  Other acquisitions....................     (36,630)     (26,236)     (59,343)
  Sale of assets........................      75,988        9,147          899
  Collection of notes receivable........       8,687       78,151        4,715
  Net change in investments.............      (4,513)        (445)     (12,779)
  Other.................................     (20,461)      (6,576)      (8,241)
                                         -----------  -----------  -----------
     Net cash used in investing
      activities........................  (1,233,660)     (80,986)    (211,642)
                                         -----------  -----------  -----------
Cash flows from financing activities:
  Net change in borrowings under
   revolving lines of credit............     418,700       (1,500)     161,600
  Issuance of long-term debt............     734,630       10,495      438,052
  Repayment of long-term debt...........    (130,516)     (31,586)    (474,896)
  Payment of deferred financing costs...     (22,052)      (1,816)      (3,863)
  Public offering of common stock.......           -       52,247       66,494
  Other issuances of common stock.......      13,832        2,242        6,520
  Repurchase of common stock............     (81,651)     (55,305)           -
  Redemption of preferred stock.........           -            -      (91,268)
  Payment of dividends..................           -            -       (2,779)
  Other.................................        (207)         (46)      (5,691)
                                         -----------  -----------  -----------
     Net cash provided by (used in)
      financing activities..............     932,736      (25,269)      94,169
                                         -----------  -----------  -----------
Change in cash and cash equivalents.....     (29,993)      77,284       (3,836)
Cash and cash equivalents at beginning
 of period..............................     112,466       35,182       39,018
                                         -----------  -----------  -----------
Cash and cash equivalents at end of
 period................................. $    82,473  $   112,466  $    35,182
                                         ===========  ===========  ===========
Supplemental information:
  Interest payments..................... $    76,864  $    46,527  $    69,916
  Income tax payments...................      16,042       55,303       42,218

                            See accompanying notes.

                                 VENCOR, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

Reporting Entity
Vencor, Inc. (the "Company") operates an integrated network of healthcare services in 46 states primarily focused on the needs of the elderly. At Decem-ber 31, 1997, the Company operated 60 long-term acute care hospitals (5,273 licensed beds), 309 nursing centers (40,383 licensed beds) and the Vencare contract services business ("Vencare") which primarily provides respiratory and rehabilitation therapies, medical services and pharmacy management serv-ices to approximately 2,900 healthcare facilities.

On September 28, 1995, the Company consummated a merger with The Hillhaven Corporation ("Hillhaven") in a tax-free, stock-for-stock transaction (the "Hillhaven Merger"). See Note 2.

Prior to its merger with the Company, Hillhaven consummated a merger with Na-tionwide Care, Inc. ("Nationwide") on June 30, 1995 in a tax-free, stock-for-stock transaction (the "Nationwide Merger"). See Note 3.

In the third quarter of 1996, the Company completed an initial public offering related to its independent and assisted living business through the issuance of 5,750,000 common shares of Atria Communities, Inc. ("Atria") (the "Atria IPO"). See Note 4.

On March 21, 1997, the Company completed the acquisition of TheraTx, Incorpo-rated ("TheraTx"), a provider of rehabilitation and respiratory therapy man-agement services and operator of nursing centers (the "TheraTx Merger"), pur-suant to a cash tender offer. See Note 5.

On June 24, 1997, the Company acquired substantially all of the outstanding common stock of Transitional Hospitals Corporation ("Transitional"), an opera-tor of 19 long-term acute care hospitals, pursuant to a cash tender offer. The Company completed the merger of its wholly owned subsidiary with and into Transitional on August 26, 1997 (the "Transitional Merger"). See Note 6.

Basis of Presentation
The consolidated financial statements include all subsidiaries. Significant intercompany transactions have been eliminated. Investments in affiliates in which the Company has a 50% or less interest are accounted for by the equity method.

The accompanying consolidated financial statements have been prepared in ac-cordance with generally accepted accounting principles and include amounts based upon the estimates and judgments of management. Actual amounts may dif-fer from these estimates.

The Hillhaven Merger and the Nationwide Merger have been accounted for by the pooling-of-interests method. Accordingly, the consolidated financial state-ments included herein give retroactive effect to these transactions and in-clude the combined operations of the Company, Hillhaven and Nationwide for all periods presented.

The TheraTx Merger and Transitional Merger have been accounted for by the pur-chase method, which requires that the accounts and operations of acquired en-tities be included with those of the Company since the acquisition of a con-trolling interest. Accordingly, the accompanying consolidated financial state-ments include the operations of TheraTx and Transitional since March 21, 1997 and June 24, 1997, respectively. The Company expects to finalize the purchase price allocations related to these transactions in 1998.

For accounting purposes, the accounts of Atria continued to be consolidated with those of the Company and minority interests in the earnings and equity of Atria were recorded from the consummation date of the Atria IPO through June 30, 1997. In July 1997, Atria completed a secondary equity offering which re-duced the Company's ownership percentage to less than 50%. Accordingly, the Company's investment in Atria beginning July 1, 1997 has been accounted for under the equity method.

Revenues
Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid and other third-party payors.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ACCOUNTING POLICIES (CONTINUED)

Revenues (Continued)

A summary of revenues by payor type follows (dollars in thousands):

                                             ----------------------------------
                                                   1997        1996        1995
                                             ----------  ----------  ----------
Medicare.................................... $1,068,624  $  822,589  $  691,297
Medicaid....................................    841,598     821,828     776,278
Private and other...........................  1,271,693     972,906     865,820
                                             ----------  ----------  ----------
                                              3,181,915   2,617,323   2,333,395
Elimination.................................    (65,911)    (39,540)     (9,439)
                                             ----------  ----------  ----------
                                             $3,116,004  $2,577,783  $2,323,956
                                             ==========  ==========  ==========

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

Accounts Receivable
Accounts receivable consist primarily of amounts due from the Medicare and Med-icaid programs, other government programs, managed care health plans, commer-cial insurance companies and individual patients. Amounts recorded include es-timated provisions for loss related to uncollectible accounts and disputed items that have continuing significance, such as third-party reimbursements that continue to be claimed in current cost reports.

Inventories
Inventories consist primarily of medical supplies and are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment
Depreciation expense, computed by the straight-line method, was $105.3 million in 1997, $91.6 million in 1996 and $79.7 million in 1995. Depreciation rates for buildings range generally from 20 to 45 years. Estimated useful lives of equipment vary from 5 to 15 years.

Goodwill
Costs in excess of the fair value of identifiable net assets of acquired enti-ties are amortized using the straight-line method principally over 40 years. Amortization expense for 1997, 1996 and 1995 totaled $11.4 million, $2.7 mil-lion and $2.0 million, respectively.

The Company regularly reviews the carrying value of certain long-lived assets and the related identifiable intangible assets with respect to any events or circumstances that indicate impairment or that the amortization period may re-quire adjustment. If such circumstances suggest the recorded amounts cannot be recovered, calculated based on estimated cash flows (undiscounted) over the re-maining amortization period, the carrying value of such assets are reduced ac-cordingly. At December 31, 1997, the Company does not believe that the carrying value or the amortization period of its long-lived assets and related identifi-able intangibles requires such adjustments.

Preopening Costs
Costs incurred prior to the opening of new facilities are deferred and amor-tized on a straight-line basis over a three year period. At December 31, 1997 and 1996, the Company's unamortized preopening costs (included in other assets) were $15.0 million and $1.5 million, respectively.

Professional Liability Risks
Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

Derivative Instruments
The Company is a party to interest rate swap agreements that eliminate the im-pact of changes in interest rates on certain outstanding floating rate debt. Each interest rate swap agreement is associated with all or a portion of the principal balance of a specific debt obligation. These agreements involve the exchange of amounts based on variable rates for amounts based on fixed interest rates over the life of the agreement, without an exchange of the notational amount upon which the

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ACCOUNTING POLICIES (CONTINUED)

Derivative Instruments (Continued)

payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt, and the related amount payable to or receivable from counterparties is included in accrued interest. The fair values of the swap agreements are not recognized in the financial statements. Gains and losses on terminations of interest rate swap agreements are deferred (included in other assets) and amortized as an adjustment to interest expense over the remaining term of the original contract life of the terminated swap agreement.

Earnings per Common Share
In 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 128, "Earnings Per Share" ("SFAS 128"), replacing the calculation of pri-mary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earn-ings per share is similar to the previously reported fully diluted earnings per share. Earnings per share for all periods presented have been restated to con-form to the requirements of SFAS 128. The impact of the restatement was not significant.

The computation of diluted earnings per common share give retroactive effect to the Hillhaven Merger and the Nationwide Merger and is based upon the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents consisting primarily of stock options. In addition, the 1995 computation also includes the dilutive effect of convertible debt securities.

During 1995, all convertible debt securities were redeemed in exchange for cash or converted into the Company's common stock. Accordingly, the computation of diluted earnings per common share assumes that the equivalent number of common shares underlying such debt securities were outstanding during the entire year even though the result thereof is antidilutive.

In connection with the Hillhaven Merger, the Company realized a gain in 1995 of approximately $10.2 million upon the cash redemption of Hillhaven preferred stock. Although the gain had no effect on net income, diluted earnings per com-mon and common equivalent share were increased by $0.14.

Recent Accounting Pronouncements
In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which will become effec-tive on December 31, 1998 and requires interim disclosures beginning in 1999. SFAS 131 requires public companies to report certain information about operat-ing segments, products and services, the geographic areas in which they oper-ate, and major customers. The operating segments are to be based on the struc-ture of the enterprise's internal organization whose operating results are reg-ularly reviewed by senior management. Management has not yet determined the ef-fect, if any, of SFAS 131 on the consolidated financial statements.

Reclassifications
Certain prior year amounts have been reclassified to conform with the 1997 presentation.

NOTE 2--HILLHAVEN MERGER

On September 27, 1995, the stockholders of both the Company and Hillhaven ap-proved the Hillhaven Merger, effective September 28, 1995. In connection with the Hillhaven Merger, the Company issued approximately 31,651,000 shares of common stock in exchange for all of the outstanding common stock of Hillhaven (an exchange ratio of 0.935 of a share of Company common stock for each share of Hillhaven common stock).

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--HILLHAVEN MERGER (CONTINUED)

The Hillhaven Merger has been accounted for as a pooling of interests, and ac-cordingly, the consolidated financial statements give retroactive effect to the Hillhaven Merger and include the combined operations of the Company and Hillhaven for all periods presented. The following is a summary of the 1995 re-sults of operations of the separate entities prior to the Hillhaven Merger (dollars in thousands):

                         ------------------------------------------------------------
                                             NON-RECURRING
                           VENCOR  HILLHAVEN  TRANSACTIONS  ELIMINATION  CONSOLIDATED
                         -------- ---------- -------------  -----------  ------------
Nine months ended
 September 30, 1995
 (unaudited):
  Revenues.............. $411,233 $1,322,873      $(24,500)     $(3,775)   $1,705,831
  Income (loss) from
   operations...........   31,566     41,367       (93,561)           -       (20,628)
  Net income (loss).....   30,711     20,235       (93,561)           -       (42,615)

NOTE 3--NATIONWIDE MERGER

Prior to its merger with the Company, Hillhaven completed the Nationwide Merger on June 30, 1995. In connection therewith, 4,675,000 shares of common stock (effected for the Hillhaven Merger exchange ratio) were issued in exchange for all of the outstanding shares of Nationwide.

The Nationwide Merger has been accounted for as a pooling of interests, and ac-cordingly, the consolidated financial statements give retroactive effect to the Nationwide Merger and include the combined operations of Hillhaven and Nation-wide for all periods presented. The following is a summary of the 1995 results of operations of the separate entities prior to the Nationwide Merger (dollars in thousands):

                             -------------------------------------------------
                                                   NON-RECURRING
                             HILLHAVEN NATIONWIDE   TRANSACTIONS  CONSOLIDATED
                             --------- ----------  -------------  ------------
Six months ended June 30,
 1995 (unaudited):
  Revenues..................  $803,793    $66,800        $     -      $870,593
  Income from operations....    23,837      2,147         (3,686)       22,298
  Net income (loss).........    23,459       (266)        (3,686)       19,507

NOTE 4--STOCK OFFERINGS OF ATRIA

In the third quarter of 1996, the Company completed the Atria IPO, the proceeds from which aggregated approximately $52.2 million. In connection with the Atria IPO, the Company entered into various agreements with Atria relating to risk-sharing for prior year income tax issues, registration rights, administrative services and liabilities and indemnifications. In addition, the Company guaran-teed up to $75 million of Atria's $200 million bank credit facility (the "Atria Bank Facility") at December 31, 1997 and lesser amounts each year thereafter through 2000. At December 31, 1997, there were no outstanding guaranteed borrowings under the Atria Bank Facility.

In July 1997, Atria completed a secondary equity offering which reduced the Company's ownership percentage to less than 50%. Accordingly, the Company's in-vestment in Atria beginning July 1, 1997 has been accounted for under the eq-uity method. At December 31, 1997, the Company owned 10,000,000 shares, or ap-proximately 43%, of Atria common stock.

Gains on issuances of Atria common stock have been recorded as adjustments to common stockholders' equity and have not been credited to earnings.

NOTE 5--THERATX MERGER

On March 21, 1997, the TheraTx Merger was consummated following a cash tender offer in which the Company paid $17.10 for each outstanding share of TheraTx common stock. A summary of the TheraTx Merger follows (dollars in thousands):

                                                                       --------
Fair value of assets acquired......................................... $633,793
Fair value of liabilities assumed..................................... (259,439)
                                                                       --------
  Net assets acquired.................................................  374,354
Cash received from acquired entity....................................  (14,915)
                                                                       --------
  Net cash paid....................................................... $359,439
                                                                       ========

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5--THERATX MERGER (CONTINUED)

The purchase price paid in excess of the fair value of identifiable net assets acquired aggregated $307.6 million. In September and October 1997, the Company completed the sales of certain non-strategic assets acquired in connection with the TheraTx Merger. Proceeds from the transactions aggregated $54.6 million.

NOTE 6--TRANSITIONAL MERGER

On June 24, 1997, the Company acquired approximately 95% of the outstanding shares of common stock of Transitional through a cash tender offer in which the Company paid $16.00 per common share. The Company completed the merger of its wholly owned subsidiary with and into Transitional on August 26, 1997. A sum-mary of the Transitional Merger follows (dollars in thousands):

                                                                       --------
Fair value of assets acquired......................................... $713,336
Fair value of liabilities assumed.....................................  (44,842)
                                                                       --------
  Net assets acquired.................................................  668,494
Cash received from acquired entity....................................  (52,874)
                                                                       --------
  Net cash paid....................................................... $615,620
                                                                       ========

The purchase price paid in excess of the fair value of identifiable net assets acquired aggregated $349.1 million.

NOTE 7--BUSINESS COMBINATIONS OTHER THAN HILLHAVEN, NATIONWIDE, THERATX AND TRANSITIONAL

The Company has acquired a number of healthcare facilities (including certain previously leased facilities) and other related businesses, substantially all of which have been accounted for by the purchase method. Accordingly, the ag-gregate purchase price of these transactions has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the operations of acquired entities since the respective acquisition dates. The pro forma effect of these acquisitions on the Company's results of operations prior to consummation was not significant.

The following is a summary of acquisitions consummated during the last three years under the purchase method of accounting (dollars in thousands):

                                                   ----------------------------
                                                       1997      1996      1995
                                                   --------  --------  --------
Fair value of assets acquired..................... $ 71,601  $ 26,621  $ 78,893
Fair value of liabilities assumed.................  (34,971)     (385)  (16,475)
                                                   --------  --------  --------
  Net assets acquired.............................   36,630    26,236    62,418
Cash received from acquired entities..............       --        --      (804)
Issuance of common stock..........................       --        --    (2,271)
                                                   --------  --------  --------
  Net cash paid for acquisitions.................. $ 36,630  $ 26,236  $ 59,343
                                                   ========  ========  ========

The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $5.7 million in 1997, $4.8 million in 1996 and $9.7 million in 1995.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--PRO FORMA INFORMATION (UNAUDITED)

The pro forma effect of the TheraTx Merger and Transitional Merger assuming that the transactions occurred on January 1, 1996 follows (dollars in thou-sands, except per share amounts):

                                                        -----------------------
                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                               1997        1996
                                                        ----------- -----------
Revenues............................................... $ 3,364,274 $ 3,475,217
Income from operations.................................      98,446      14,001
Net income.............................................      94,251      12,867
Earnings per common share:
  Basic:
    Income from operation.............................. $      1.43 $      0.20
    Net income.........................................        1.37        0.18
  Diluted:
    Income from operations............................. $      1.40 $      0.20
    Net income.........................................        1.34        0.18


For both periods presented, pro forma financial data have been derived by com-bining the financial results of the Company and TheraTx (based upon year end reporting periods ending on December 31) and Transitional (based upon year end reporting periods ending on November 30).

Pro forma income from operations for 1997 includes costs incurred by both TheraTx and Transitional in connection with the acquisitions which reduced net income by $29.7 million. Pro forma income from operations for 1996 includes a gain on the sale of Transitional's United Kingdom psychiatric hospitals aggre-gating $33 million and losses of $53 million related primarily to the sale of Transitional's United States psychiatric hospitals.

NOTE 9--NON-RECURRING TRANSACTIONS

1996
In the fourth quarter of 1996, the Company recorded pretax charges aggregating $125.2 million primarily to complete the integration of Hillhaven. In November 1996, the Company executed a definitive agreement to sell 34 underperforming or non-strategic nursing centers in early 1997. A charge of $65.3 million was re-corded in connection with the disposition. In addition, the Company's previ-ously independent institutional pharmacy business, acquired as part of the Hillhaven Merger, was integrated into Vencare, resulting in a charge of $39.6 million related primarily to costs associated with employee severance and bene-fit costs (approximately 500 employees), facility close-down expenses and the writeoff of certain deferred costs for services to be discontinued. A provision for loss totaling $20.3 million related to the planned replacement of one hos-pital and three nursing centers was also recorded in the fourth quarter.

During 1997, the Company sold 28 of the 34 non-strategic nursing centers planned for disposition. Proceeds from the transaction aggregated $11.2 mil-lion. In addition, one facility was sold and one was closed in January 1998, and two nursing centers are expected to be sold pending regulatory approvals. In February 1998, the Company was unable to receive the necessary licensure ap-proval to sell two non-strategic nursing centers for which provisions for loss had been accrued in 1996. The Company intends to continue to operate these fa-cilities. Accrued provisions for loss at December 31, 1997 were not signifi-cant. The reorganization of the institutional pharmacy business was substan-tially completed in 1997, which included the elimination of duplicative admin-istrative functions and establishment of the pharmacy operations as an inte-grated part of the Company's hospital operations. The Company expects that con-struction activities related to the replacement of one hospital and three nurs-ing centers will be completed in 1998 and 1999. Accrued provision for loss re-lated to the facilities to be sold or replaced aggregated $22.2 million at De-cember 31, 1997.

1995
In the third quarter of 1995, the Company recorded pretax charges aggregating $128.4 million primarily in connection with the consummation of the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and pro-fessional fees, (ii) $53.8 million of employee benefit plan and severance costs (approximately 500 employees), (iii) $26.9 million of

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 9--NON-RECURRING TRANSACTIONS (CONTINUED)

1995 (Continued)
losses associated with the planned disposition of certain nursing center prop-erties and (iv) $24.5 million of charges to reflect the Company's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction of revenues). During 1996 and 1997, these activities were substantially complet-ed.

Pretax charges aggregating $5.5 million were recorded in the second quarter primarily in connection with the Nationwide Merger.

NOTE 10--INVESTMENTS IN AFFILIATES

Affiliated companies accounted for on the equity method include Atria (since July 1, 1997), Behavioral Healthcare Corporation ("BHC"), a non-public opera-tor of psychiatric and behavioral centers, and various other healthcare re-lated companies. The Company obtained a 44% voting equity interest in BHC (61% ownership interest) as part of the Transitional Merger. Summarized financial data reported by these affiliates and a summary of the amounts recorded in the Company's consolidated financial statements as of and for the year ended De-cember 31, 1997 follow (for the six month period ended December 31, 1997 for Atria and BHC) (dollars in thousands):

                                             ----------------------------------
                                                ATRIA      BHC   OTHER    TOTAL
                                             -------- -------- ------- --------
Financial position:
  Current assets............................ $194,761 $ 74,526 $44,107 $313,394
  Current liabilities.......................   14,100   32,876  18,359   65,335
  Working capital...........................  180,661   41,650  25,748  248,059
  Noncurrent assets.........................  280,702  196,394  22,916  500,012
  Noncurrent liabilities....................  268,524  112,190  16,908  397,622
  Stockholders' equity......................  192,839  125,854  31,756  350,449
Results of operations:
  Revenues..................................   37,679  158,597  97,604  293,880
  Net income................................    4,328      788   9,913   15,029
Amounts recorded by the Company:
  Investments in affiliates.................   85,886   73,046  19,369  178,301
  Equity in earnings........................    1,870      407   5,904    8,181

The fair value of the Company's investment in Atria approximated $171.3 mil-lion at December 31, 1997.

NOTE 11--INCOME TAXES

Provision for income taxes consists of the following (dollars in thousands):

                                                     --------------------------
                                                        1997     1996      1995
                                                     ------- --------  --------
Current:
  Federal........................................... $31,006 $ 59,470  $ 40,008
  State.............................................   5,168   10,519     7,563
                                                     ------- --------  --------
                                                      36,174   69,989    47,571
Deferred............................................  53,164  (34,814)  (23,570)
                                                     ------- --------  --------
                                                     $89,338 $ 35,175  $ 24,001
                                                     ======= ========  ========

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11--INCOME TAXES (CONTINUED)

Reconciliation of federal statutory rate to effective income tax rate follows:

                                                               ----------------
                                                               1997  1996  1995
                                                               ----  ----  ----
Federal statutory rate........................................ 35.0% 35.0% 35.0%
State income taxes, net of federal income tax benefit.........  3.6   3.6   4.3
Merger and restructuring costs................................    -   3.5  34.6
Goodwill amortization.........................................  1.6     -     -
Other items, net.............................................. (0.4)  0.2   0.3
                                                               ----  ----  ----
Effective income tax rate..................................... 39.8% 42.3% 74.2%
                                                               ====  ====  ====

A summary of deferred income taxes by source included in the consolidated bal-ance sheet at December 31 follows (dollars in thousands):

                                     -----------------------------------------
                                            1997                 1996
                                     -------------------- --------------------
                                       ASSETS LIABILITIES   ASSETS LIABILITIES
                                     -------- ----------- -------- -----------
Depreciation........................ $      -     $65,018 $      -     $47,256
Insurance...........................   17,948           -   12,058           -
Doubtful accounts...................   37,689           -   37,989           -
Property............................   23,428           -   34,767           -
Compensation........................   16,154           -   17,030           -
Subsidiary net operating losses
 (expiring in 2017).................   15,864           -        -           -
Other...............................   26,236      27,170   33,120      19,990
                                     -------- ----------- -------- -----------
                                     $137,319     $92,188 $134,964     $67,246
                                     ======== =========== ======== ===========

Management believes that the deferred tax assets in the table above will ulti-mately be realized. Management's conclusion is based primarily on the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1997.

Deferred income taxes totaling $73.4 million and $62.4 million at December 31, 1997 and 1996, respectively, are included in other current assets. Noncurrent deferred income taxes, included in other long-term liabilities, totaled $28.3 million at December 31, 1997. Noncurrent deferred income taxes at December 31, 1996 totaling $5.3 million are included in other long-term assets.

NOTE 12--PROFESSIONAL LIABILITY RISKS

The Company insures a substantial portion of its professional liability risks through a wholly owned insurance subsidiary. Provisions for such risks under-written by the subsidiary were $10.7 million for 1997, and $10.4 million for 1996, and $11.1 million for 1995.

Amounts funded for the payment of claims and expenses incident thereto, in-cluded principally in cash and cash equivalents and other assets, aggregated $26.4 million and $20.7 million at December 31, 1997 and 1996, respectively. Allowances for professional liability risks, included principally in deferred credits and other liabilities, were $26.3 million and $21.6 million at December 31, 1997 and 1996, respectively.

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13--LONG-TERM DEBT

Capitalization
A summary of long-term debt at December 31 follows (dollars in thousands):

                                                          --------------------
                                                                1997      1996
                                                          ----------  --------
Senior collateralized debt, 5% to 10% (rates generally
 floating) payable in periodic installments through
 2019...................................................  $   55,651  $119,634
Non-interest bearing residential mortgage bonds.........           -    33,917
Bank revolving credit agreement due 2002 (floating rates
 averaging 6.6%)........................................   1,129,300   333,100
Bank term loan (floating rates averaging 6.3%)..........           -   271,000
8 5/8% Senior Subordinated Notes due 2007...............     750,000         -
Other...................................................      12,141     7,548
                                                          ----------  --------
  Total debt, average life of six years (rates averaging
   7.3%)................................................   1,947,092   765,199
Amounts due within one year.............................     (27,468)  (54,692)
                                                          ----------  --------
  Long-term debt........................................  $1,919,624  $710,507
                                                          ==========  ========

In connection with the TheraTx Merger, the Company entered into a new five-year bank credit facility (the "Company Bank Facility") aggregating $1.75 bil-lion on March 31, 1997, replacing the Company's $1.0 billion bank credit fa-cility. On June 24, 1997, the Company Bank Facility was amended to increase the amount of the credit to $2.0 billion. Interest is payable, depending on certain leverage ratios and the period of borrowing, at rates up to either (i) the prime rate plus 1/2% or the daily federal funds rate plus 1%, (ii) LIBOR plus 1 1/8% or (iii) the bank certificate of deposit rate plus 1 1/4%. The Company Bank Facility is collateralized by the capital stock of certain sub-sidiaries and intercompany borrowings and contains covenants which require, among other things, maintenance of certain financial ratios and limit the amount of additional debt and repurchases of common stock.

In July 1997, the Company completed the private placement of $750 million ag-gregate principal amount of 8 5/8% Senior Subordinated Notes due 2007 (the "Company Notes"). The Company Notes were issued at 99.575% of face value and are not callable by the Company until 2002. The net proceeds of the offering were used to reduce outstanding borrowings under the Company Bank Facility. The Company exchanged the Company Notes for publicly registered Company Notes having identical terms and conditions in November 1997.

Refinancing Activities
In connection with the TheraTx Merger and the Transitional Merger, the Company refinanced a substantial portion of its long-term debt. These transactions re-sulted in after-tax losses of $4.2 million in 1997. During 1995, the Company recorded $23.3 million of after-tax losses from refinancing of long-term debt, substantially all of which was incurred in connection with the Hillhaven Merg-er. Amounts refinanced in 1995 included $171 million of 10 1/8% Senior Subor-dinated Notes due 2001, $112 million of outstanding borrowings under prior re-volving credit agreements, and $173 million of other senior debt.

In the fourth quarter of 1995, the Company called for the redemption of its 6% Convertible Subordinated Notes due 2002 aggregating $115 million (the "6% Notes") and its 7 3/4% Convertible Subordinated Debentures due 2002 aggregat-ing $75 million (the "7 3/4% Debentures") which were convertible into the Company's common stock at the rate of $26.00 and $17.96 per share, respective-ly. Approximately $80.6 million principal amount of the 6% Notes were con-verted into approximately 3,098,000 shares of common stock and the remainder were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. All outstanding 7 3/4% Debentures were converted into approximately 4,161,000 shares of common stock. These transactions had no material effect on earnings per common share.

Other Information
At December 31, 1997, the Company was a party to certain interest rate swap agreements that eliminate the impact of changes in interest rates on $400 mil-lion of floating rate debt outstanding. One agreement for $100 million expires in April 1998 and provides for fixed rates at 5.7% plus 3/8% to 1 1/8%. A sec-ond agreement provides for fixed rates on $300 million

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--LONG-TERM DEBT (CONTINUED)

Other Information (Continued)

of floating rate debt at 6.4% plus 3/8% to 1 1/8% and expires in $100 million increments in May 1999, November 1999 and May 2000. The fair value of the swap agreements (a payable position of $2.9 million and $139,000 at December 31, 1997 and 1996, respectively) has not been recognized in the consolidated finan-cial statements. The fair value of the swap agreements represents the estimated amount the Company would pay to terminate the agreements based on current in-terest rates.

Maturities of long-term debt in years 1999 through 2002 are $25.8 million, $25.4 million, $27.6 million and $1.0 billion, respectively.

The estimated fair value of the Company's long-term debt was $1.96 billion and $752 million at December 31, 1997 and 1996, respectively, compared to carrying amounts aggregating $1.95 billion and $765 million. The estimate of fair value includes the effect of the interest rate swap agreements and is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to the Company for debt of the same remaining maturities.

NOTE 14--LEASES

The Company leases real estate and equipment under cancelable and non-cancel-able arrangements. Future minimum payments and related sublease income under non-cancelable operating leases are as follows (dollars in thousands):

                                                               -----------------
                                                                MINIMUM SUBLEASE
                                                               PAYMENTS   INCOME
                                                               -------- --------
1998..........................................................  $57,728   $7,119
1999..........................................................   56,879    6,101
2000..........................................................   46,376    5,886
2001..........................................................   34,924    4,513
2002..........................................................   24,020    2,221
Thereafter....................................................   86,048   13,425

Sublease income aggregated $8.0 million, $8.8 million and $13.7 million for 1997, 1996 and 1995, respectively.

NOTE 15--CONTINGENCIES

Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimburse-ments and deductions that continue to be claimed in current cost reports and tax returns.

Management believes that allowances for losses have been provided to the extent necessary and that its assessment of contingencies is reasonable. Management believes that resolution of contingencies will not materially affect the Company's liquidity, financial position or results of operations.


Principal contingencies are described below:

  Revenues--Certain third-party payments are subject to examination by agen-cies administering the programs. The Company is contesting certain issues raised in audits of prior year cost reports.

  Professional liability risks--The Company has provided for loss for profes-sional liability risks based upon actuarially determined estimates. Actual settlements may differ from the provisions for loss.

  Interest rate swap agreements--The Company is a party to certain agreements which reduce the impact of changes in interest rates on $400 million of its floating rate long-term debt. In the event of nonperformance by other par-ties to these agreements, the Company may incur a loss to the extent that market rates exceed contract rates.

  Guarantees of indebtedness--Letters of credit and guarantees of indebted-ness aggregated $140 million at December 31, 1997, of which $75 million re-lates to the Atria Bank Facility.

  Income taxes--The Company is contesting adjustments proposed by the Inter-nal Revenue Service for years 1990, 1991 and 1992.

  Litigation--Various suits and claims arising in the ordinary course of business are pending against the Company. See Note 23.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 16--EARNINGS PER COMMON SHARE

A computation of the earnings per common share follows (in thousands, except per share amounts):

                                                    --------------------------
                                                        1997     1996     1995
                                                    --------  ------- --------
Earnings (loss):
  Income (loss) available to common stockholders--
   basic computation............................... $130,933  $48,005 $ (9,993)
  Interest addback on convertible securities, net
   of income tax benefit...........................        -        -    7,380
                                                    --------  ------- --------
    Income (loss) available to common
     stockholders--diluted computation............. $130,933  $48,005 $ (2,613)
                                                    ========  ======= ========
Shares used in the computation:
  Weighted average shares outstanding--basic
   computation.....................................   68,938   69,704   61,196
  Dilutive effect of employee stock options and
   other dilutive securities.......................    1,421      998   10,771
                                                    --------  ------- --------
  Adjusted weighted average shares outstanding--
   diluted computation.............................   70,359   70,702   71,967
                                                    ========  ======= ========
Earnings (loss) per common share:
  Basic:
    Income from operations......................... $   1.96  $  0.69 $   0.22
    Extraordinary loss on extinguishment of debt...    (0.06)       -    (0.38)
                                                    --------  ------- --------
      Net income (loss)............................ $   1.90  $  0.69 $  (0.16)
                                                    ========  ======= ========
Diluted:
  Income from operations........................... $   1.92  $  0.68 $   0.29
  Extraordinary loss on extinguishment of debt.....    (0.06)       -    (0.32)
                                                    --------  ------- --------
    Net income (loss).............................. $   1.86  $  0.68 $  (0.03)
                                                    ========  ======= ========

NOTE 17--CAPITAL STOCK

Plan Descriptions
The Company has plans under which options to purchase common stock may be granted to officers, employees and certain non-employee directors. Options have been granted at not less than market price on the date of grant. Exercise pro-visions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending ten years after grant. Activity in the plans is summarized below:

                                            -----------------------------------
                                                                       WEIGHTED
                                               SHARES                   AVERAGE
                                                UNDER     OPTION PRICE EXERCISE
                                               OPTION        PER SHARE    PRICE
                                            ---------  --------------- --------
Balances, December 31, 1994................ 2,046,650  $0.53 to $24.25   $12.77
  Granted.................................. 1,537,820   11.50 to 32.50    27.32
  Exercised................................  (593,918)   0.53 to 29.14    11.57
  Canceled or expired......................   (51,151)   5.35 to 28.50    21.02
                                            ---------
Balances, December 31, 1995................ 2,939,401    0.53 to 32.50    20.48
  Granted.................................. 1,467,451   25.50 to 38.38    26.02
  Exercised................................  (368,758)   0.53 to 28.50     6.10
  Canceled or expired......................  (351,271)  14.17 to 32.63    26.65
                                            ---------
Balances, December 31, 1996................ 3,686,823    0.53 to 38.38    23.54
  Granted.................................. 1,309,900   25.50 to 43.88    30.47
  Assumed in connection with TheraTx
   Merger..................................   475,643    0.20 to 38.83    27.05
  Exercised................................  (775,431)   0.53 to 35.46    17.90
  Canceled or expired......................  (301,765)  19.92 to 34.25    26.78
                                            ---------
Balances, December 31, 1997................ 4,395,170  $0.20 to $43.88   $26.77
                                            =========

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 17--CAPITAL STOCK (CONTINUED)

A summary of stock options outstanding at December 31, 1997 follows:

                          -----------------------------------------------------------------
                                     OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                          -------------------------------------  -------------------------
                                  NUMBER                WEIGHTED         NUMBER    WEIGHTED
                          OUTSTANDING AT   REMAINING     AVERAGE EXERCISABLE AT     AVERAGE
                            DECEMBER 31, CONTRACTUAL    EXERCISE   DECEMBER 31,    EXERCISE
RANGE OF EXERCISE PRICES            1997        LIFE       PRICE           1997       PRICE
------------------------  -------------- ----------- ----------  -------------- ----------
                                              1 to 4
$0.20 to $24.86.........         120,692       years      $ 8.30        120,692      $ 8.30
                                              5 to 7
$1.02 to $38.83.........         482,941       years       21.72        419,578       21.40
                                             8 to 10
$23.37 to $43.88........       3,791,537       years       28.00        991,485       27.00
                          --------------                         --------------
                               4,395,170                  $26.77      1,531,755      $23.99
                          ==============                         ==============

The weighted average remaining contractual life of options outstanding at De-cember 31, 1997 approximated eight years. Shares of common stock available for future grants were 3,980,678, 1,387,396 and 2,740,066 at December 31, 1997,
1996 and 1995, respectively. The number of options exercisable at December 31, 1996 and 1995 were 1,142,688 and 1,021,168, respectively.

In 1995, the Company issued long-term incentive agreements to certain officers and key employees whereby the Company may annually issue shares of common stock to such individuals in satisfaction of predetermined performance goals. Share awards aggregated 74,330 for 1997, 80,913 for 1996 and 92,500 for 1995.

In May 1997, stockholders voted to approve a stock option plan for non-employee directors and an employee incentive compensation plan. Shares issuable under the plans aggregated 200,000 and 3,400,000, respectively.

A Shareholder Rights Plan allows common stockholders the right to purchase Se-ries A Preferred Stock in the event of accumulation of or tender offer for 15% (reduced to 9.9% in February 1998) or more of the Company's common stock. The rights will expire in 2003 unless redeemed earlier by the Company.

Statement No. 123 Data
The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpreta-tions in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), requires use of option valuation models that were not developed for use in valuing em-ployee stock options. Under APB 25, because the exercise price of the Company's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of such options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.50% for 1997, 6.33% for 1996 and 1995; no dividend yield; expected term of seven years and volatility factors of the expected market price of the Company's common stock of .31 for 1997, .24 for 1996 and .25 for 1995.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because the changes in the subjec-tive input assumptions can materially affect the fair value estimate, in man-agement's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the respective vesting period. The weighted aver-age fair values of options granted during 1997, 1996 and 1995 under the Black-Scholes

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 17--CAPITAL STOCK (CONTINUED)

Statement No. 123 Data (Continued)

model were $13.75, $10.95 and $11.74, respectively. Pro forma information fol-lows (in thousands except per share amounts):

                                                    -------------------------
                                                        1997    1996     1995
                                                    -------- ------- --------
Pro forma income (loss) available to common
 stockholders...................................... $120,941 $42,530 $(10,842)
Pro forma earnings (loss) per common and common
 equivalent share:
  Basic............................................ $   1.75 $  0.61 $  (0.18)
  Diluted..........................................     1.71    0.61    (0.05)

Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

NOTE 18--EMPLOYEE BENEFIT PLANS

The Company maintains defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant's contributions and are generally vested based upon length of service. Retirement plan expense was $13.0 million for 1997, $8.8 million for 1996 and $9.7 million for 1995. Amounts equal to retirement plan expense are funded annually.

NOTE 19--ACCRUED LIABILITIES

A summary of other accrued liabilities at December 31 follows (dollars in thou-sands):

                                                               ----------------
                                                                   1997    1996
                                                               -------- -------
Interest...................................................... $ 30,662 $ 3,502
Taxes other than income.......................................   15,462  20,238
Income taxes payable..........................................    7,737       -
Patient accounts..............................................   21,370  17,919
Merger related costs..........................................   15,338  16,640
Other.........................................................   25,364  13,135
                                                               -------- -------
                                                               $115,933 $71,434
                                                               ======== =======

NOTE 20--TRANSACTIONS WITH TENET HEALTHCARE CORPORATION

Hillhaven became an independent public company in January 1990 as a result of a spin-off transaction with Tenet Healthcare Corporation (formerly National Medi-cal Enterprises, Inc.) ("Tenet"). The following is a summary of significant transactions with Tenet:

  Debt guarantees--Tenet and the Company are parties to a guarantee agreement under which the Company pays a fee to Tenet in consideration for Tenet's guarantee of certain obligations of the Company. Such fees totaled $2.0 million in 1997, $3.0 million in 1996, and $3.8 million in 1995.

  Leases--The Company leases certain nursing centers from a joint venture in which Tenet has a minority interest. Lease payments to the joint venture aggregated $9.4 million, $10.3 million and $9.9 million for 1997, 1996 and 1995, respectively.

  Equity ownership--At December 31, 1997, Tenet owned 8,301,067 shares of the Company's common stock. Prior to the Hillhaven Merger, Tenet also owned all of Hillhaven's outstanding Series C and Series D Preferred Stock.

  Management agreements--Fees paid by Tenet for management, consulting and advisory services in connection with the operation of seven nursing centers owned or leased by Tenet aggregated $2.6 million in 1997 and $2.7 million in both 1996 and 1995.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 21--FAIR VALUE DATA

A summary of fair value data at December 31 follows (dollars in thousands):

                                       ---------------------------------------
                                              1997                1996
                                       -------------------- ------------------
                                        CARRYING       FAIR CARRYING     FAIR
                                           VALUE      VALUE     VALUE    VALUE
                                       --------- ---------- --------- --------
Cash and cash equivalents............. $  82,473 $   82,473  $112,466 $112,466
Long-term debt, including amounts due
 within one year...................... 1,947,092  1,955,097   765,199  751,843

NOTE 22--STOCK REPURCHASES

In the fourth quarter of 1997, the Company repurchased 2,925,000 shares of com-mon stock at an aggregate cost of $81.7 million. Repurchases of 1,950,000 shares common stock in 1996 totaled $55.3 million. These transactions were fi-nanced primarily through borrowings under the Company Bank Facility.

NOTE 23--LITIGATION

A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Company against the Company and certain executive officers and directors of the Company, namely W. Bruce Lunsford, W. Earl Reed, III, Michael R. Barr, Thomas T. Ladt, Jill L. Force and James H. Gillenwater, Jr. The complaint alleges that the Company and certain executive officers of the Company during a specified time frame violated Sec-tions 10(b) and 20(a) of the Securities Exchange Act of 1934, by, among other things, issuing to the investing public a series of false and misleading state-ments concerning the Company's current operations and the inherent value of the Company's common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning the Company's revenues and successful acquisitions, the price of the Company's common stock was artifi-cially inflated. In particular, the complaint alleges that the Company issued false and misleading financial statements during the first, second and third calendar quarters of 1997 which misrepresented and understated the impact that changes in Medicare reimbursement policies would have on the Company's core services and profitability. The complaint further alleges that the Company is-sued a series of materially false statements concerning the purportedly suc-cessful integration of its recent acquisitions and prospective earnings per share for 1997 and 1998 which the Company knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, ex-pert witness fees and other costs, and any extraordinary equitable and/or in-junctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. The Company believes that the allegations in the complaint are without merit and intends to defend vigorously this action.

On June 19, 1997, a class action lawsuit was filed in the United States Dis-trict Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of Transitional's common stock and without disclosing that such an offer had been made. The com-plaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negoti-ations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The com-plaint asserts claims pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain senior executives and directors of Transitional. The plaintiff seeks class certification, unspecified damages, attorneys' fees and costs. The Company has filed a motion to dismiss and is awaiting the court's decision. The Company is vigorously defending this action.

The Company's subsidiary, American X-Rays, Inc. ("AXR"), is the defendant in a qui tam lawsuit which was filed in the United States District Court for the Eastern District of Arkansas and served on the Company on July 7, 1997. The United States Department of Justice intervened in the suit which was brought under the Federal Civil False Claims Act. AXR provided portable X-ray services to nursing facilities (including those operated by the Company) and other healthcare providers. The Company acquired an interest in AXR when Hillhaven was merged into the Company in September 1995

                                 VENCOR, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23--LITIGATION (CONTINUED)

and purchased the remaining interest in AXR in February 1996. The suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. In con-junction with the qui tam action, the United States Attorney's Office for the Eastern District of Arkansas also is conducting a criminal investigation into the allegations contained in the qui tam complaint. The suit seeks damages in an amount of not less than $1,000,000, treble damages and civil penalties. The Company is cooperating fully in the investigation.

On June 6, 1997, Transitional announced that it had been advised that it is a target of a Federal grand jury investigation being conducted by the United States Attorney's Office for the District of Massachusetts (the "USAO") aris-ing from activities of Transitional's formerly owned dialysis business. The investigation involves an alleged illegal arrangement in the form of a part-nership which existed from June 1987 to June 1992 between Damon Corporation and Transitional. Transitional spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. In January 1998, the Company was in-formed that no criminal charges would be filed against the Company. The Com-pany has been informed that the USAO intends to file a civil action against Transitional relating to the partnership's former business. If such a suit is filed, the Company will vigorously defend the action.

Management believes that the ultimate resolution of these claims will not have a material adverse effect on the Company's financial position, results of op-erations or liquidity. Accordingly, no provisions for loss related to the pre-viously discussed litigation matters have been recorded in the consolidated financial statements.

NOTE 24--SUBSEQUENT EVENT

In January 1998, the Board of Directors of the Company authorized management to proceed with a plan to separate the Company into two publicly held corpora-tions, one to operate the hospital, nursing center and Vencare businesses ("Operating Company") and the other to own substantially all of the real prop-erty of the Company ("Realty Company") and to lease such property to Operating Company (the "Reorganization Transactions"). Realty Company intends to become a real estate investment trust for Federal income tax purposes beginning Janu-ary 1, 1999. The Board's action is subject to, among other things, Company stockholder approval regulatory and other approvals, tax considerations and the consummation of a capitalization plan for each entity. The Company filed a preliminary proxy statement concerning the proposed transactions with the Se-curities and Exchange Commission on January 30, 1998. Management anticipates that the Reorganization Transactions and Distribution will be completed in the second quarter of 1998.

A distribution will be effected through the issuance to Company common stock-holders of all of the outstanding shares of Operating Company (the "Distribu-tion"). Subsequent to the Distribution, Vencor, Inc. will be the name of the legal entity that will comprise Operating Company and Ventas, Inc. will be the name of the legal entity comprising Realty Company.

For accounting purposes the historical consolidated financial statements of the Company will become the historical consolidated financial statements of Operating Company at the time of the Distribution. Realty Company will not have been operated as a real estate investment trust prior to the Distribu-tion. Accordingly, the consolidated financial statements of Realty Company will consist solely of its operations after the Distribution. The assets and liabilities of both Operating Company and Realty Company will be recorded at their respective historical carrying values at the time of the Distribution.

In connection with the Reorganization Transactions, the Company will be re-quired to refinance, repurchase or assign substantially all of its long-term debt, including the Company Bank Facility and the Company Notes. In lieu of repurchasing the Company Notes, the Company may assign to Operating Company, and Operating Company would assume, the Company Notes. Management is consider-ing a capitalization plan for both Operating Company and Realty Company to be effected on or before the date of the Distribution in which the Company's long-term debt is expected to be refinanced, repurchased or assumed by either Operating Company or Realty Company at interest rates and terms which may be less favorable than those of the Company's current debt arrangements. There can be no assurance that sufficient financing will be available on terms that are acceptable to either Operating Company or Realty Company, or that either entity will have the financial resources necessary to implement its respective acquisition and development plans following the Distribution.

                                  VENCOR, INC.
            QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                               --------------------------------------------
                                              1997
                               --------------------------------------------
                                  FIRST      SECOND       THIRD      FOURTH
                               --------    --------    --------    --------
Revenues...................... $680,696    $778,295    $844,740    $812,273
Net income:
  Income from operations......   33,982      37,010      36,902      27,234
  Extraordinary loss on
   extinguishment of debt.....   (2,259)     (1,590)       (346)          -
      Net income..............   31,723      35,420      36,556      27,234
Per common share:
  Basic earnings:
    Income from operations....     0.49        0.53        0.53        0.40
    Extraordinary loss on
     extinguishment of debt...    (0.03)      (0.02)          -           -
      Net income..............     0.46        0.51        0.53        0.40
  Diluted earnings:
    Income from operations....     0.48        0.52        0.52        0.40
    Extraordinary loss on
     extinguishment of debt...    (0.03)      (0.02)      (0.01)          -
      Net income..............     0.45        0.50        0.51        0.40
  Market prices (a):
    High......................      40 3/8      45 1/8      44 3/8      43 5/16
    Low.......................       29         36 5/8      37 3/8       23
                               --------------------------------------------
                                              1996
                               --------------------------------------------
                                  FIRST      SECOND       THIRD      FOURTH
                               --------    --------    --------    --------
Revenues...................... $626,337    $634,554    $650,551    $666,341
Net income (loss) (b).........   27,610      30,865      33,558     (44,028)
Per common share:
  Basic earnings (loss).......     0.39        0.44        0.48       (0.64)
  Diluted earnings (loss).....     0.39        0.43        0.48       (0.64)
  Market prices (a):
    High......................      39 7/8       35         34 1/2      33 1/4
    Low.......................      31 1/2      28 1/8      25 1/2      27 1/2

-------
Earnings per share amounts for all periods presented have been restated to com-ply with the provisions of SFAS 128. See Notes 1 and 16 of the Notes to Consol-idated Financial Statements.

(a) The Company's common stock is traded on the New York Stock Exchange (ticker symbol--VC).

(b) Fourth quarter results include $79.9 million ($1.16 per share) of costs in connection with the sale of certain nursing centers, the restructuring of the pharmacy operations and the planned replacement of certain facilities. See Note 9 of the Notes to Consolidated Financial Statements.

                                  VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           ------------------
                                                               1998      1997
                                                           --------  --------
Revenues.................................................. $823,316  $680,696
                                                           --------  --------
Salaries, wages and benefits..............................  480,364   396,573
Supplies..................................................   76,052    66,033
Rent......................................................   24,135    18,948
Other operating expenses..................................  127,258   109,786
Depreciation and amortization.............................   35,470    24,372
Interest expense..........................................   37,195    10,660
Investment income.........................................   (1,180)   (1,567)
Non-recurring transactions................................    7,664         -
                                                           --------  --------
                                                            786,958   624,805
                                                           --------  --------
Income before income taxes................................   36,358    55,891
Provision for income taxes................................   17,477    21,909
                                                           --------  --------
Income from operations....................................   18,881    33,982
Extraordinary loss on extinguishment of debt, net of
 income tax benefit.......................................        -    (2,259)
                                                           --------  --------
   Net income............................................. $ 18,881  $ 31,723
                                                           ========  ========
Earnings per common share:
 Basic:
  Income from operations.................................. $   0.28  $   0.49
  Extraordinary loss of extinguishment of debt............        -     (0.03)
                                                           --------  --------
   Net income............................................. $   0.28  $   0.46
                                                           ========  ========
 Diluted:
  Income from operations.................................. $   0.28  $   0.48
  Extraordinary loss on extinguishment....................        -     (0.03)
                                                           --------  --------
   Net income............................................. $   0.28  $   0.45
                                                           ========  ========
Shares used in computing earnings per common share:
 Basic....................................................   67,448    68,929
 Diluted..................................................   67,857    70,207



                            See accompanying notes.

                                  VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      ------------------------
                                                      MARCH 31,   DECEMBER 31,
                                                         1998         1997
                                                      ----------  ------------
ASSETS
Current assets:
  Cash and cash equivalents.......................... $   51,165    $   82,473
  Accounts and notes receivable less allowance for
   loss of $68,428--March 31 and $63,551--December
   31................................................    633,775       619,068
  Inventories........................................     27,683        27,605
  Income taxes.......................................     77,921        73,413
  Other..............................................     45,629        55,589
                                                      ----------  ------------
                                                         836,173       858,148
Property and equipment, at cost......................  2,089,991     1,996,030
Accumulated depreciation.............................   (518,895)     (488,212)
                                                      ----------  ------------
                                                       1,571,096     1,507,818
Goodwill less accumulated amortization of $22,744--
 March 31 and
 $18,886 --December 31...............................    669,327       659,311
Investments in affiliates............................    181,862       178,301
Other................................................    129,779       131,161
                                                      ----------  ------------
                                                      $3,388,237    $3,334,739
                                                      ==========  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $   97,646    $  106,019
  Salaries, wages and other compensation.............    184,252       163,642
  Other accrued liabilities..........................    125,828       115,933
  Long-term debt due within one year.................     32,666        27,468
                                                      ----------  ------------
                                                         440,392       413,062
Long-term debt.......................................  1,920,901     1,919,624
Deferred credits and other liabilities...............     93,649        94,653
Minority interests in equity of consolidated
 entities............................................      2,462         2,050
Stockholders' equity:
  Common stock, $.25 par value; authorized 180,000
   shares; issued 73,551
   shares--March 31 and 73,470 shares--December 31...     18,388        18,368
  Capital in excess of par value.....................    770,505       766,078
  Retained earnings..................................    300,684       281,803
                                                      ----------  ------------
                                                       1,089,577     1,066,249
Common treasury stock; 5,987 shares--March 31 and
 6,159 shares--December 31...........................   (158,744)     (160,899)
                                                      ----------  ------------
                                                         930,833       905,350
                                                      ----------  ------------
                                                      $3,388,237    $3,334,739
                                                      ==========  ============

                            See accompanying notes.

                                  VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                    ----------------------------
                                                      1998      1997
                                                    --------  ---------
Cash flows from operating activities:
  Net income......................................  $ 18,881  $  31,723
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization..................    35,470     24,372
   Provision for doubtful accounts................     7,194      3,615
   Deferred income taxes..........................       430          -
   Extraordinary loss on extinguishment of debt...         -      3,672
   Non-recurring transactions.....................     4,221          -
   Other..........................................      (952)       150
   Changes in operating assets and liabilities:
    Accounts and notes receivable.................   (22,635)   (40,913)
    Inventories and other assets..................     3,866     (6,200)
    Accounts payable..............................    (8,090)    16,568
    Income taxes..................................    15,631     19,737
    Other accrued liabilities.....................     3,976      7,303
                                                    --------  ---------
     Net cash provided by operating activities....    57,992     60,027
                                                    --------  ---------
Cash flows from investing activities:
  Purchase of property and equipment..............   (78,732)   (60,887)
  Acquisition of TheraTx, Incorporated............         -   (336,458)
  Acquisition of other healthcare businesses and
   previously leased facilities...................   (12,275)    (9,652)
  Sale of assets..................................         -     10,342
  Collection of notes receivable..................       802        420
  Net change in investments.......................      (262)    (1,234)
  Other...........................................    (1,526)      (749)
                                                    --------  ---------
     Net cash used in investing activities........   (91,993)  (398,218)
                                                    --------  ---------
Cash flows from financing activities:
  Net change in borrowings under revolving lines
   of credit......................................     5,600    344,950
  Issuance of long-term debt......................         -        868
  Repayment of long-term debt.....................    (1,895)    (5,079)
  Payment of deferred financing costs.............    (1,115)    (4,225)
  Issuances of common stock.......................       103        604
  Other...........................................         -        (78)
                                                    --------  ---------
     Net cash provided by financing activities....     2,693    337,040
                                                    --------  ---------
Change in cash and cash equivalents...............   (31,308)    (1,151)
Cash and cash equivalents at beginning of period..    82,473    112,466
                                                    --------  ---------
Cash and cash equivalents at end of period........  $ 51,165  $ 111,315
                                                    ========  =========
Supplemental information:
  Interest payments...............................  $ 53,307  $  12,520
  Income tax payments.............................     1,896      1,210

                            See accompanying notes.

                                 VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--REPORTING ENTITY

Ventas, Inc., formerly Vencor, Inc. (the "Company"), operates an integrated network of healthcare services in 45 states primarily focused on the needs of the elderly. At March 31, 1998, the Company operated 62 long-term acute care hospitals (5,313 licensed beds), 305 nursing centers (39,960 licensed beds), and a contract services business ("Vencare") which primarily provides respira-tory and rehabilitation therapies, medical services and pharmacy management services under approximately 3,700 contracts to nursing centers and other healthcare providers.

On April 30, 1998, the Company changed its name to Ventas, Inc. and refinanced all of its long-term debt in anticipation of spinning off its healthcare oper-ations through the distribution of the common stock of a new entity named Vencor, Inc. ("New Vencor") to stockholders of record as of April 27, 1998 (the "Reorganization Transactions"). The distribution was effected on May 1, 1998. For financial reporting periods subsequent to the Reorganization Trans-actions, the historical financial statements of the Company will be assumed by New Vencor and the Company will not report any historical financial informa-tion prior to May 1, 1998. Accordingly, the financial results included herein will not be reflected in the future financial statements of the Company after May 1, 1998. See Note 12.

On March 21, 1997, the Company completed the acquisition of TheraTx, Incorpo-rated ("TheraTx"), a provider of rehabilitation and respiratory therapy man-agement services and operator of nursing centers (the "TheraTx Merger"), pur-suant to a cash tender offer. See Note 5.

On June 24, 1997, the Company acquired substantially all of the outstanding common stock of Transitional Hospitals Corporation ("Transitional"), an opera-tor of 19 long-term acute care hospitals, pursuant to a cash tender offer. The Company completed the merger of its wholly owned subsidiary with and into Transitional on August 26, 1997 (the "Transitional Merger"). See Note 6.

NOTE 2--BASIS OF PRESENTATION

The TheraTx Merger and Transitional Merger have been accounted for by the pur-chase method, which requires that the accounts and operations of acquired en-tities be included with those of the Company since the acquisition of a con-trolling interest. Accordingly, the accompanying condensed consolidated finan-cial statements include the operations of TheraTx and Transitional since March 21, 1997 and June 24, 1997, respectively.

Beginning July 1, 1997, the accounts of the Company's publicly held assisted and independent living affiliate, Atria Communities, Inc. ("Atria"), were ac-counted for under the equity method. Prior thereto, such accounts were consol-idated with those of the Company and provisions related to minority interests in the earnings and equity of Atria had been recorded since the consummation of the initial public offering in 1996.

Beginning in 1998, the Company adopted the provisions of Statement of Finan-cial Accounting Standards ("SFAS") No. 130 ("SFAS 130"), "Reporting Comprehen-sive Income", which establishes new rules for the reporting of comprehensive income and its components. SFAS 130 requires, among other things, unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported as changes in common stockholders' equity, to be dis-closed as other comprehensive income. The adoption of SFAS 130 had no impact on the Company's net income or common stockholders' equity for the three months ended March 31, 1998.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Infor-mation", which will become effective in December 1998 and requires interim disclosures beginning in 1999. SFAS 131 requires public companies to report certain information about operating segments, products and services, the geo-graphic areas in which they operate and major customers. The operating seg-ments are to be based on the structure of the enterprise's internal organiza-tion whose operating results are regularly reviewed by senior management. Man-agement has not yet determined the effect, if any, of SFAS 131 on the consoli-dated financial statement disclosures.

In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activi-ties", which requires entities to expense start-up costs, including organiza-tional costs, as

                                  VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 2--BASIS OF PRESENTATION (CONTINUED)

incurred. SOP 98-5 requires most entities to write off as a cumulative effect of a change in accounting principle any previously capitalized start-up or or-ganizational costs. SOP 98-5 is effective for most entities for fiscal years beginning after December 15, 1998. The Company plans to adopt the provisions of SOP 98-5 in the first quarter of 1999. The amount of such unamortized costs were $14.4 million at March 31, 1998.

The accompanying condensed consolidated financial statements do not include all of the disclosures normally required by generally accepted accounting princi-ples or those normally required in annual reports on Form 10-K. Accordingly, these statements should be read in conjunction with the audited consolidated financial statements of Vencor, Inc. for the year ended December 31, 1997 filed with the Securities and Exchange Commission on Form 10-K.

The accompanying condensed consolidated financial statements have been prepared in accordance with the Company's customary accounting practices and have not been audited. Management believes that the financial information included herein reflects all adjustments necessary for a fair presentation of interim results and, except for the costs described in Note 8, all such adjustments are of a normal and recurring nature.

NOTE 3--REVENUES

Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settle-ments under reimbursement agreements with Medicare, Medicaid and other third-party payors.

A summary of first quarter revenues by payor type follows (in thousands):

                                                             ------------------
                                                                 1998      1997
                                                             --------  --------
Medicare.................................................... $298,837  $233,133
Medicaid....................................................  208,406   199,506
Private and other...........................................  343,085   259,777
                                                             --------  --------
                                                              850,328   692,416
Elimination.................................................  (27,012)  (11,720)
                                                             --------  --------
                                                             $823,316  $680,696
                                                             ========  ========

NOTE 4--EARNINGS PER COMMON SHARE

In 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share", replacing the calculation of primary and fully diluted earnings per common share with basic and diluted earnings per common share. The computation of basic earnings per common share is based upon the weighted average number of common shares outstanding, while the diluted computation also includes the ef-fect of common stock equivalents consisting primarily of stock options. Earn-ings per common share for all prior periods have been restated to conform to the requirements of SFAS 128. The impact of the restatement was not signifi-cant.

                                  VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 4--EARNINGS PER COMMON SHARE (CONTINUED)

A computation of earnings per common share for the three months ended March 31 follows (in thousands, except per share amounts):

                                                               ---------------
                                                                  1998    1997
                                                               ------- -------
Income from operations........................................ $18,881 $33,982
Extraordinary loss on extinguishment of debt..................       -  (2,259)
                                                               ------- -------
   Net income................................................. $18,881 $31,723
                                                               ======= =======
Shares used in the computation:
 Weighted average shares outstanding--basic computation.......  67,448  68,929
 Dilutive effect of employee stock options and other dilutive
  securities..................................................     409   1,278
                                                               ------- -------
  Adjusted weighted average shares outstanding--diluted
   computation................................................  67,857  70,207
                                                               ======= =======
Earnings per common share:
 Basic:
  Income from operations...................................... $  0.28 $  0.49
  Extraordinary loss on extinguishment of debt................       -   (0.03)
                                                               ------- -------
   Net income................................................. $  0.28 $  0.46
                                                               ======= =======
Diluted:
  Income from operations...................................... $  0.28 $  0.48
  Extraordinary loss on extinguishment of debt................       -   (0.03)
                                                               ------- -------
   Net income................................................. $  0.28 $  0.45
                                                               ======= =======

NOTE 5--THERATX MERGER

On March 21, 1997, the TheraTx Merger was consummated following a cash tender offer in which the Company paid $17.10 for each outstanding share of TheraTx common stock. A summary of the TheraTx Merger as of March 31, 1998 follows (in thousands):

                                                                     ---------
Fair value of assets acquired....................................... $  633,793
Fair value of liabilities assumed...................................   (259,439)
                                                                     ---------
  Net assets acquired...............................................    374,354
Cash received from acquired entity..................................    (14,915)
                                                                     ---------
  Net cash paid..................................................... $  359,439
                                                                     =========

The purchase price paid in excess of the fair value of identifiable net assets acquired (to be amortized over 40 years by the straight-line method) aggregated $314.7 million.

                                  VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


NOTE 6--TRANSITIONAL MERGER

On June 24, 1997, the Company acquired approximately 95% of the outstanding shares of common stock of Transitional through a cash tender offer in which the Company paid $16.00 per common share. The Company completed the merger of its wholly owned subsidiary with and into Transitional on August 26, 1997. A sum-mary of the Transitional Merger as of March 31, 1998 follows (in thousands):

                                                                     ---------
Fair value of assets acquired.......................................   $713,336
Fair value of liabilities assumed...................................    (44,842)
                                                                     ---------
  Net assets acquired...............................................    668,494
Cash received from acquired entity..................................    (52,874)
                                                                     ---------
  Net cash paid.....................................................   $615,620
                                                                     =========

The purchase price paid in excess of the fair value of identifiable net assets acquired (to be amortized over 40 years by the straight-line method) aggregated $349.1 million.

NOTE 7--PRO FORMA INFORMATION

The pro forma effect of the TheraTx Merger and the Transitional Merger assuming that the transactions occurred on January 1, 1997 follows (in thousands, except per share amounts):

                                                                  --------------
                                                                    THREE MONTHS
                                                                           ENDED
                                                                  MARCH 31, 1997
                                                                  --------------
Revenues.........................................................       $850,429
Income from operations...........................................         13,137
Net income.......................................................         10,878
Earnings per common share:
  Basic:
    Income from operations.......................................       $   0.19
    Net income...................................................           0.16
  Diluted:
    Income from operations.......................................       $   0.19
    Net income...................................................           0.16

Pro forma income from operations includes $29.7 million of costs incurred by both TheraTx and Transitional in connection with the acquisitions. Pro forma financial data have been derived by combining the financial results of the Com-pany and TheraTx (based upon a three month reporting period ending March 31) and Transitional (based upon a three month reporting period ending February
28).

NOTE 8--NON-RECURRING TRANSACTIONS

During the first quarter of 1998, the Company incurred $7.7 million of profes-sional fees and administrative expenses related to the Company's Reorganization Transactions. The Company expects to record additional costs associated with the consummation of the Reorganization Transactions in the second quarter of 1998.

NOTE 9--LONG-TERM DEBT

In connection with the TheraTx Merger, the Company refinanced a substantial portion of its long-term debt. These transactions resulted in an after-tax loss of $2.3 million in the first quarter of 1997.

The Company entered into certain interest rate swap agreements in the fourth quarter of 1995 to eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding. The agreements expire in varying amounts

                                 VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 9--LONG-TERM DEBT (CONTINUED)

through April 1998 and provide for fixed rates at 5.7% plus 3/8% to 1 1/8%. In addition, the Company entered into interest rate swap agreements in May 1997 on $300 million of floating rate debt. These agreements expire in $100 million increments in May 1999, November 1999 and May 2000, and provide for fixed rates at 6.4% plus 3/8% to 1 1/8%. The fair values of the swap agreements are not recognized in the condensed consolidated financial statements.

NOTE 10--LITIGATION

On April 7, 1998, the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida, issued a temporary injunction order against the Company's nursing center in Tampa, Florida which ordered the nursing center to cease notifying and requiring the discharge of any resident. The Company dis-continued requiring the discharge of any resident from its Tampa nursing cen-ter on April 7, 1998. Following the conduct of a complaint survey at the fa-cility, the State of Florida Agency for Health Care Administration ("AHCA") imposed a fine of $270,000 for related regulatory violations. In addition, the Health Care Financing Administration ("HCFA") has imposed a fine of $10,000 per day, effective from March 30, 1998 and continuing until April 9, 1998 at which time the facility was determined to have removed any "immediate jeopar-dy" to patients. A fine of $50 per day became effective on April 10, 1998 and will continue until the facility has achieved substantial compliance. If sub-stantial compliance is not achieved by October 9, 1998, the facility's Medi-care and Medicaid provider agreements could be terminated. The Company insti-tuted a plan of correction at the Tampa nursing center to respond to the find-ings of AHCA and HCFA. AHCA also has changed the rating of the nursing cen-ter's license to conditional. The Company has appealed these regulatory sanc-tions. The Company believes that it has submitted an acceptable plan of cor-rection which will terminate the running of per day fines and avoid the termi-nation of the Tampa nursing center's provider agreements. The Company is awaiting decisions from HCFA and AHCA and no assurance can be given that the plan will be accepted.

The Florida Attorney General's office and the Tampa Prosecuting Attorney's of-fice have indicated to the Company that they are conducting independent civil and criminal investigations into the circumstances surrounding the Tampa resi-dent discharges. The Company is cooperating fully with the ongoing investiga-tions.

In addition to its action with the nursing center in Tampa, Florida, the HCFA Administrator of the Medicare and Medicaid programs recently indicated that the Company's facilities in other states also are being monitored. The Company has not received notice that any other state has instituted an investigation into any similar issues at another Company facility. However, there can be no assurances that HCFA or other regulators in other jurisdictions will not ini-tiate investigations relating to this matter or other circumstances, and there can be no assurance that the results of any such investigations would not have a material adverse effect on the Company.

On April 9, 1998, a class action lawsuit captioned Mongiovi et al. v. Vencor, Inc., et al., Case No. 98-769-CIV-T24E, was filed in the United States Dis-trict Court for the Middle District of Florida on behalf of a purported class consisting of certain residents of the Tampa nursing center and other resi-dents in the Company's nursing centers nationwide. The complaint alleges vari-ous breaches of contract, and statutory and regulatory violations including violations of Federal and state RICO statutes. The plaintiffs seek class cer-tification, unspecified damages, attorneys' fees and costs. The Company in-tends to defend vigorously this action.

A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc., et al., was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The class action claims were brought by an alleged stockholder of the Company against the Company and certain executive officers and directors of the Company, namely W. Bruce Lunsford, W. Earl Reed, III, Michael R. Barr, Thomas T. Ladt, Jill L. Force and James H. Gillenwater, Jr. The complaint alleges that the Company and cer-tain executive officers of the Company during a specified time frame violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, by, among other things, issuing to the investing public a series of false and misleading statements concerning the Company's current operations and the inherent value of the Company's common stock. The complaint further alleges that as a result of these purported false and misleading statements concerning the Company's revenues and successful acquisitions, the price of the Company's common stock was artificially inflated. In particular, the complaint alleges that the Com-pany issued false and misleading financial state-

                                  VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 10--LITIGATION (CONTINUED)

ments during the first, second and third calendar quarters of 1997 which mis-represented and understated the impact that changes in Medicare reimbursement policies would have on the Company's core services and profitability. The com-plaint further alleges that the Company issued a series of materially false statements concerning the purportedly successful integration of its recent ac-quisitions and prospective earnings per share for 1997 and 1998 which the Com-pany knew lacked any reasonable basis and were not being achieved. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judg-ment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. The Company be-lieves that the allegations in the complaint are without merit and intends to defend vigorously this action.

On June 19, 1997, a class action lawsuit was filed in the United States Dis-trict Court for the District of Nevada on behalf of a class consisting of all persons who sold shares of Transitional common stock during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of Transitional's common stock and without making the required disclosure that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Secu-rities Exchange Act of 1934, as amended, and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain for-mer senior executives and directors of Transitional. The plaintiff seeks class certification, unspecified damages, attorneys' fees and costs. The Company has filed a motion to dismiss and is awaiting the court's decision. The Company is vigorously defending this action.

The Company's subsidiary, American X-Rays, Inc. ("AXR"), is the defendant in a qui tam lawsuit which was filed in the United States District Court for the Eastern District of Arkansas and served on the Company on July 7, 1997. The United States Department of Justice intervened in the suit which was brought under the Federal Civil False Claims Act. AXR provided portable X-ray services to nursing facilities (including those operated by the Company) and other healthcare providers. The Company acquired an interest in AXR when The Hillhaven Corporation was merged into the Company in September 1995 and pur-chased the remaining interest in AXR in February 1996. The suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. In conjunc-tion with the qui tam action, the United States Attorney's Office for the East-ern District of Arkansas also is conducting a criminal investigation into the allegations contained in the qui tam complaint. The suit seeks damages in an amount of not less than $1,000,000, treble damages and civil penalties. The Company is cooperating fully in the investigation.

On June 6, 1997, Transitional announced that it had been advised that it is a target of a Federal grand jury investigation being conducted by the United States Attorney's Office for the District of Massachusetts (the "USAO") arising from activities of Transitional's formerly owned dialysis business. The inves-tigation involves an alleged illegal arrangement in the form of a partnership which existed from June 1987 to June 1992 between Damon Corporation and Transi-tional. Transitional spun off its dialysis business, now called Vivra Incorpo-rated, on September 1, 1989. In January 1998, the Company was informed that no criminal charges would be filed against the Company. The Company has been in-formed that the USAO intends to file a civil action against Transitional relat-ing to the partnership's former business. If such a suit is filed, the Company will vigorously defend the action.

NOTE 11--ATRIA MERGER

On April 20, 1998, Atria announced that it entered into a definitive merger agreement with Kapson Senior Quarters Corp. ("Kapson"), an affiliate of Lazard Freres Real Estate Investors LLC, under which Kapson will acquire Atria. Under the terms of the merger agreement, a subsidiary of Kapson will merge into Atria and the public stockholders of Atria will receive $20.25 per share in cash. The Company, which currently owns 10 million shares of Atria common stock, will also receive $20.25 per share in cash for approximately 88% of its Atria common stock (valued at approximately $177.5 million). The Company will retain its re-maining shares and will beneficially own 10% of Atria following the merger. In consideration of its continuing investment, the Company will retain a seat on Atria's Board of Directors and is entitled to

                                  VENTAS, INC.
                            (FORMERLY VENCOR, INC.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 11--ATRIA MERGER (CONTINUED)

certain registration rights with respect to its retained shares of Atria common stock. The merger is subject to customary conditions, including approval of Atria's stockholders and certain regulatory approvals. Proceeds from the trans-action will be used to reduce long-term debt.

NOTE 12--REORGANIZATION TRANSACTIONS

On April 30, 1998, the Company completed its internal reorganization and the refinancing of all of its long-term debt necessary to complete the spin-off of its healthcare operations through the distribution of the common stock of New Vencor. The previously announced distribution of one share of New Vencor common stock for each share of the Company's common stock was made on May 1, 1998. The Company retained substantially all of its real property, buildings and other improvements (primarily long-term hospitals and nursing centers), and leases these facilities to New Vencor. In connection with the Reorganization Transac-tions, the Company was renamed Ventas, Inc.

Following the Reorganization Transactions, the Company will operate as a self-administered, self-managed realty company. The Company expects that it will be taxed as a real estate investment trust for Federal income tax purposes com-mencing on January 1, 1999. The Company's properties include 46 long-term acute care hospitals and 218 nursing centers in 36 states. The Company's primary source of revenue will be the annual base rent payments under the leases with New Vencor.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Shareholders of Transitional Hospitals Corpora-tion

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Tran-sitional Hospitals Corporation (formerly Community Psychiatric Centers) and its subsidiaries at November 30, 1996 and 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally ac-cepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and dis-closures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall finan-cial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Los Angeles, California
January 24, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Transitional Hospitals Corporation

We have audited the accompanying consolidated statements of operations, stock-holders' equity, cash flows and related financial statement schedule of Transi-tional Hospitals Corporation (formerly Community Psychiatric Centers) for the year ended November 30, 1994. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audit provides a reasonable basis for our opin-ion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of Transitional Hos-pitals Corporation's (formerly Community Psychiatric Centers) operations and their cash flows for the year ended November 30, 1994, in conformity with gen-erally accepted accounting principles. Also, in our opinion, the related finan-cial statement schedule as it relates to the year ended November 30, 1994, when considered in relation to the basic financial statements taken as a whole, pre-sents fairly in all material respects the information set forth therein.

                                       /s/ Ernst & Young LLP

Los Angeles, California
January 27, 1995

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                          CONSOLIDATED BALANCE SHEETS

                                                           ------------------
                                                            NOVEMBER 30,
                                                           ------------------
                                                             1996      1995
(In thousands, except par value data)                      --------  --------
ASSETS
Current assets:
  Cash and cash equivalents............................... $ 84,313  $ 17,263
  Short-term investments..................................   16,777     7,601
  Accounts receivable, less allowance for doubtful
   accounts (1996--$21,448 and 1995--$24,682).............   55,557   113,686
  Receivable from third parties under reimbursement
   contracts..............................................        -     4,550
  Prepaid expenses and other current assets...............   14,784    14,756
  Property held for sale..................................   13,393    15,512
  Refundable income taxes.................................   15,722    21,028
  Deferred income taxes...................................    5,697       951
                                                           --------  --------
    Total current assets..................................  206,243   195,347
Property, buildings and equipment, at cost, less
 allowances for depreciation..............................  153,933   354,192
Other assets:
  Investment in affiliate.................................   69,859         -
  Refundable income taxes.................................    9,275         -
  Deferred income taxes...................................    6,691    21,334
  Other assets............................................   19,889    24,862
                                                           --------  --------
                                                            105,714    46,196
Excess of investment in subsidiaries over net assets
 acquired, less accumulated amortization (1996--$62 and
 1995--$2,351)............................................       57     8,890
                                                           --------  --------
                                                           $465,947  $604,625
                                                           ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................ $  9,136  $ 18,194
  Accrued payroll and other expenses......................   15,549    34,949
  Income taxes payable....................................      131     4,425
  Payable to third parties under reimbursement contracts..   13,954         -
  Other accrued liabilities...............................   17,796     3,693
  Current maturities on long-term debt....................    8,467    18,764
                                                           --------  --------
    Total current liabilities.............................   65,033    80,025
Long-term debt, exclusive of current maturities...........   14,858    84,883
Deferred credits:
  Deferred income taxes and other liabilities.............    3,857    19,678
Commitments and contingencies
Obligations to be settled in common stock.................        -    21,250
Stockholders' equity:
  Preferred stock, par value $1 a share; authorized 2,000
   shares; none issued....................................        -         -
  Common stock, par value $1 a share; authorized 100,000
   shares; issued 46,856 in 1996 and 1995.................   46,856    46,856
  Additional paid-in capital..............................   56,657    62,096
  Unrealized gains on investments in debt securities......      163         -
  Retained earnings.......................................  321,710   327,062
  Foreign currency translation adjustment.................       -     (2,943)
                                                           --------  --------
                                                            425,386   433,071
Less cost of treasury stock--4,988 shares in 1996 and
 3,166 shares in 1995.....................................  (43,187)  (34,282)
                                                           --------  --------
                                                            382,199   398,789
                                                           --------  --------
                                                           $465,947  $604,625
                                                           ========  ========

                See notes to consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    ----------------------------
                                                    YEAR ENDED NOVEMBER 30,
                                                    ----------------------------
                                                        1996      1995      1994
(In thousands, except per share amounts)            --------  --------  --------
Revenues:
  Net operating revenues........................... $503,266  $514,991  $423,955
  Investment and other income......................    3,928     2,513     3,785
                                                    --------  --------  --------
                                                     507,194   517,504   427,740
Costs and expenses:
  Operating expense................................  402,686   393,146   328,508
  General and administrative expense...............   33,029    39,444    33,775
  Bad debt expense.................................   20,101    28,732    26,966
  Depreciation and amortization....................   22,364    23,344    18,649
  Interest expense.................................    3,889     5,256     3,545
  Non-recurring transactions, net..................   33,524    94,116      (875)
                                                    --------  --------  --------
                                                     515,593   584,038   410,568
                                                    --------  --------  --------
Income (loss) before income taxes..................   (8,399)  (66,534)   17,172
Income taxes (benefit).............................   (3,047)  (24,902)    6,952
                                                    --------  --------  --------
Net income (loss).................................. $ (5,352) $(41,632) $ 10,220
                                                    ========  ========  ========
Net income (loss) per common share................. $  (0.12) $  (0.95) $   0.24
                                                    ========  ========  ========
Average number of common shares....................   43,942    43,642    43,465
                                                    ========  ========  ========


                See notes to consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                           -----------------------------------------------------------------------------------------------
                                                    AMOUNTS DUE
                                                           FROM                              FOREIGN
                                   ADDITIONAL         EMPLOYEES                              CURRENCY
                           COMMON     PAID-IN   FOR EXERCISE OF   UNREALIZED  RETAINED   TRANSLATION   TREASURY     STOCK
(In thousands,               STOCK     CAPITAL     STOCK OPTIONS        GAINS  EARNINGS    ADJUSTMENT     SHARES    AMOUNT
except per share amounts)  ------- -----------  ----------------  ----------- ---------  ------------  ---------  --------
Balance at November 30,
 1993....................  $46,856     $65,341              $(35)        $  -  $359,345       $(3,815)    (3,763) $(45,200)
 Exercise of employees'
  stock options..........               (4,052)                                                              498     9,735
 Income tax benefits
  derived from employee
  stock option
  transactions...........                   68
 Net income for the
  year...................                                                        10,220
 Dividends paid, $.01 per
  common share...........                                                          (434)
 Foreign currency
  translation
  adjustment.............                                                                       2,010
                           ------- -----------  ----------------  ----------- ---------  ------------  ---------  --------
Balance at November 30,
 1994....................   46,856      61,357               (35)           -   369,131        (1,805)    (3,265)  (35,465)
 Exercise of employees'
  stock options..........                 (206)                                                              102     1,235
 Expiration of employee
  stock options..........                   17                35                                              (3)      (52)
 Income tax benefits
  derived from employee
  stock option
  transactions...........                  928
 Net loss for the year...                                                       (41,632)
 Dividends paid, $.01 per
  common share...........                                                          (437)
 Foreign currency
  translation
  adjustment.............                                                                      (1,138)
                           ------- -----------  ----------------  ----------- ---------  ------------  ---------  --------
Balance at November 30,
 1995....................   46,856      62,096                 -            -   327,062        (2,943)    (3,166)  (34,282)
 Exercise of employees'
  stock options..........                  (36)                                                               16       186
 Issuance of shares
  related to settlement
  of shareholder
  litigation.............               (5,482)                                                            2,342    26,732
 Stock repurchased.......                                                                                 (4,180)  (35,823)
 Income tax benefits
  derived from employee
  stock option
  transactions...........                   79
 Net loss for the year...                                                        (5,352)
 Foreign currency
  translation
  adjustment.............                                                                       2,943
 Unrealized gains from
  changes in market value
  of investments in debt
  securities, net of
  income taxes...........                    -                 -          163
                           ------- -----------  ----------------  ----------- ---------  ------------  ---------  --------
Balance at November 30,
 1996....................  $46,856     $56,657              $  -         $163  $321,710       $     -     (4,988) $(43,187)
                           ======= ===========  ================  =========== =========  ============  =========  ========



                See notes to consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 -----------------------------
                                                   YEAR ENDED NOVEMBER 30,
                                                 -----------------------------
                                                      1996      1995      1994
(In thousands)                                   ---------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................. $  (5,352) $(41,632) $ 10,220
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Depreciation and amortization...............    22,364    23,344    18,649
    Provision for uncollectible accounts........    20,101    28,732    26,966
    Nonrecurring transactions...................    33,378    70,446    (2,845)
    Other.......................................      (821)   (3,033)   (1,800)
  Changes in assets and liabilities, exclusive
   of business acquisitions and disposals:
    Accounts receivable.........................   (17,570)  (39,290)  (50,070)
    Receivable/payable to third parties under
     reimbursement contracts....................     9,529   (10,352)      812
    Prepaid expenses and other current assets...    (6,259)    1,615    (1,837)
    Accounts payable and accrued expenses.......    (1,506)    4,340    10,438
    Other accrued liabilities...................    (5,626)      154      (942)
    Dividends payable...........................         -         -      (111)
    Income taxes................................    (3,252)  (34,435)    9,709
                                                 ---------  --------  --------
      Net cash provided from (used for)
       operations...............................    44,986      (111)   19,189
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving credit facilities.....         -    39,195    41,982
  Dividends paid................................         -      (437)     (434)
  Purchase of treasury shares...................   (35,823)        -         -
  Payments of deferred compensation.............      (162)     (634)     (162)
  Net proceeds from exercise of stock options...       150     1,029     5,683
  Payments on long-term debt....................   (80,341)  (18,859)   (1,402)
                                                 ---------  --------  --------
      Net cash provided from (used for)
       financing activities.....................  (116,176)   20,294    45,667
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of short-term
   investments..................................     7,601    16,884     1,934
  Purchases of short-term investments...........   (16,614)  (10,729)   (4,758)
  Payment received on notes.....................     2,151     4,591     3,437
  Purchase of property, buildings and
   equipment....................................   (35,419)  (40,139)  (48,760)
  Investment in pre-opening costs...............    (3,177)   (2,899)   (4,225)
  Proceeds from sale of psychiatric hospitals...   186,643     5,289     7,393
  Loans made to officers........................      (825)   (4,055)   (1,242)
  Payment for business acquisitions:
    Property, buildings and equipment...........      (320)   (8,604)   (4,787)
    Excess of purchase price over fair value of
     assets acquired............................    (1,800)     (521)   (1,225)
                                                 ---------  --------  --------
      Net cash provided from (used for)
       investing activities.....................   138,240   (40,183)  (52,233)
                                                 ---------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................    67,050   (20,000)   12,623
Beginning cash and cash equivalents.............    17,263    37,263    24,640
                                                 ---------  --------  --------
Ending cash and cash equivalents................ $  84,313  $ 17,263  $ 37,263
                                                 =========  ========  ========

                See notes to consolidated financial statements.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Transitional Hos-pitals Corporation (formerly Community Psychiatric Centers) and its subsidiar-ies (THY or the Company). All material intercompany transactions have been eliminated in the accompanying consolidated financial statements.

The Company provides long-term acute care services to patients suffering from long-term complex medical problems in the United States. As of November 30, 1996, THY operated 14 long-term care hospitals and two satellite facilities with a total of 1,340 beds, located in 12 states. THY also provides respiratory therapy services to other healthcare providers.

In June of 1996, the Company sold its United Kingdom psychiatric operations (see Note 2). In November 1996, the company sold its U.S. psychiatric opera-tions to Behavioral Healthcare Corporation ("BHC") for $60 million in cash and stock valued at approximately $70 million (see Note 3).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Ac-tual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Those highly liquid as-sets with a maturity of more than three months are classified as short-term in-vestments.

Short-Term Investments
The Company has investments in debt securities which are classified as avail-able for sale. These investments consist primarily of U.S. corporate securities and have various maturity dates which do not exceed one year. Securities clas-sified as available-for-sale are carried at fair value with unrealized gains, net of tax, reported in a separate component of stockholders' equity. There were no unrealized losses on any investments held at November 30, 1996. Real-ized gains and losses are included in investment income and are immaterial for all years presented.

Property, Buildings and Equipment
Depreciation is computed on the straight-line method based on the estimated useful lives of fixed assets of 31.5 to 40 years for buildings and three to ten years for furniture and equipment.

Preopening Costs
Costs incurred prior to the opening of new facilities are deferred and amor-tized on a straight-line basis over a five-year period.

Capitalization of Interest

Interest incurred in connection with development and construction of hospitals is capitalized as part of the related property.

Net Operating Revenues
Net operating revenues include amounts for hospital services estimated by man-agement to be reimbursable by federal and state government programs (Medicare, Medicaid and CHAMPUS); managed care programs (managed care companies, health maintenance organizations and preferred provider organizations) and private pay payors (private sources and insurance companies which base reimbursement on the Company's price schedule).

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following table summarizes the percent of net operating revenues generated from all payors.

                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
Medicare......................................................   47%   37%   28%
Medicaid......................................................    9    11    13
CHAMPUS.......................................................    3     4     4
                                                               ----  ----  ----
  Total Government............................................   59    52    45
Managed Care..................................................   24    27    33
Private pay and other.........................................   17    21    22
                                                               ----  ----  ----
  Total.......................................................  100%  100%  100%
                                                               ====  ====  ====

Amounts received are generally less than the established billing rates of the Company and the difference is reported as a contractual allowance and deducted from operating revenues. Final determination of amounts earned for hospital services is subject to audit by the payors. In the opinion of management, ade-quate provision has been made for any adjustments that may result from such au-dits. Differences between estimated provisions and final settlement are re-flected as charges and credits to operating revenues in the year the audit re-ports are finalized. In the current year, the Company received approximately $5.6 million in excess of recorded amounts related to prior year Medicare set-tlements. These amounts are included in operating revenues.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant con-centrations of credit consist principally of cash and short-term investments and receivables from government programs.

The Company maintains cash equivalents and short-term investments with various financial institutions. The Company's policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment strategy. The Company and management do not believe that there are any significant credit risks associated with receivables from govern-mental programs. Negotiated and private receivables consist of receivables from various payors, including individuals involved in diverse activities, subject to differing economic conditions, and do not represent any concentrated credit risks to the Company. Furthermore, management continually monitors and adjusts its reserves and allowances associated with these receivables.

Stock Options
Proceeds from the exercise of stock options are credited to common stock, to the extent of par value, and the balance to additional paid-in capital, except when shares held in the treasury are issued. The difference between the cost of the treasury stock and the option price is charged or credited to additional paid-in capital. No charges or credits are made to earnings with respect to op-tions granted or exercised. Income tax benefits derived from exercise of non-incentive stock options and from sales of stock obtained from incentive stock options before the minimum holding period are credited to additional paid-in capital.

Earnings (Loss) Per Share
Earnings (loss) per share have been computed based upon the weighted average number of shares of common stock outstanding during the year. Dilutive common stock equivalents have not been included in the computation of earnings per share because the aggregate potential dilution resulting therefrom is less than 3%.

Translation of Foreign Currencies
The Company sold its United Kingdom psychiatric hospitals in June of 1996. For periods prior to the sale, the financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52. All balance sheet accounts were translated at year-end ex-change rates. Statements of earnings amounts have been translated at the aver-age exchange rate for the applicable years. The resulting currency translation adjustments were made directly to a separate component of Stockholders' Equity. The effect on the statement of earnings of translation gains and losses is in-significant for all years presented.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements
In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation", which becomes effective for fiscal years beginning after December 15, 1995. FAS 123 estab-lishes new financial accounting and reporting standards for stock-based compen-sation plans. Entities will be allowed to measure compensation expense for stock-based compensation under FAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting in APB Opinion No. 25 will be required to make pro forma disclosures of net income and earnings per share as if the provisions of FAS 123 had been applied. The Company is in the process of evaluating the Statement. The potential impact on the Company of adopting the new standard has not been quantified at this time. This Company must adopt FAS 123 in fiscal year 1997.

Reclassifications
Certain amounts have been reclassified to conform with 1996 presentations.

NOTE 2--NON-RECURRING TRANSACTIONS

On November 30, 1996, the Company sold its U.S. psychiatric operations to BHC for $60 million in cash and stock valued at approximately $70 million. THY will have a 44.2% common equity interest in future BHC earnings. BHC is headquar-tered in Nashville, Tennessee, and is now the second largest psychiatric hospi-tal network in the country, with 38 hospitals and 4 residential treatment cen-ters in 18 states and Puerto Rico, comprising approximately 3,500 beds. With the combination of these hospitals, BHC is a leading provider of psychiatric/behavioral services for adults, adolescents and children with acute psychiatric, emotional, substance abuse and behavioral disorders.

The Company also announced the closure of Southwind Hospital, a psychiatric fa-cility in Oklahoma City, Oklahoma in November of 1996 due to poor financial performance. Net operating revenue and net operating income or (loss) for Southwind totaled $4.7 million and $(.8) million for fiscal year 1996, $8.1 million and $(.1) million for fiscal year 1995 and $7.1 million and $.8 million for fiscal year 1994. The hospital is being held for sale. The Company has reached an agreement to settle the whistleblower suit related to Southwind with the United States Government for $750,000 (see Note 14).

The effects on income of the above described transactions are classified as non-recurring transactions for fiscal year 1996 and include the following: i) $62.0 million loss on the sale of the psychiatric operations to BHC, ii) $14.4 million of expenses related to the transaction that consist of $6.7 million of severance costs and payments pursuant to employment contracts, $4.0 million of transaction costs related primarily to legal and investment banking services, and $3.7 million related to legal expenses and settlement costs for the Southwind whistleblower suit (see Note 14) and one other lawsuit related spe-cifically to the U.S. psychiatric division, iii) $2.1 million for a settlement of a claim from a former Chairman of Community Psychiatric Centers related to his contract with the Company (see further discussion in Note 11), iv) impair-ment charges of $6.7 million to writedown the property value of Southwind and certain other closed hospitals to their current estimated fair market value, and v) $1.7 million related to termination benefits and other exit costs re-lated to the closure of Southwind. Approximately 150 employees were terminated due to the Southwind closure and approximately 80 corporate employees were ter-minated due to the sale of the U.S. psychiatric division. As of November 30, 1996, approximately $7.8 million is included in other accrued liabilities for severance and other exit costs related to the corporate office and Southwind Hospital.

During the first three quarters of 1996, the Company recorded net restructuring charges of $2.1 million for termination benefits and other exit costs related to the closure of four U.S. psychiatric division hospitals. Approximately 280 employees were terminated as a result of the closure of these hospitals. Two of these properties were sold to BHC and two are being held for sale.

On June 21, 1996, the Company sold its United Kingdom psychiatric hospitals ("Priory Hospitals Group" or "PHG") to Foray 911 Limited ("Foray"), a new cor-poration formed by Mercury Development Capital, a division of Mercury Asset Management plc ("Mercury"). PHG operates 15 freestanding acute psychiatric hos-pitals and chemical dependency facilities, including one 42 bed hospital that was 50% owned by PHG. Based on the number of licensed hospital beds, PHG is the leading commercial provider of psychiatric services in the United Kingdom where psychiatric services are generally

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--NON-RECURRING TRANSACTIONS (CONTINUED)

available to residents without charge from government-owned NHS hospitals. The total purchase price for the PHG facilities was approximately $135 million, which includes a $4.6 million subordinated note due in 2009 issued by Foray. Included in non-recurring transactions is the net gain on the sale of these fa-cilities of $55.5 million. Transaction expenses related to legal, investment banking and severance costs totaled approximately $4.8 million and are re-flected in the $55.5 million gain.

During fiscal year 1995, the Company recorded impairment charges related to the adoption of FASB Statement 121 (see Note 4) and settlement costs related to shareholder lawsuits filed in 1991 (See Note 14). Each matter resulted in charges of $46.0 million, for a total of $92.0 million.

Effective November 30, 1995, the Company recorded a restructuring charge total-ing $4.6 million ($2.8 million after tax), determined in accordance with the provisions of the January 1995 Financial Accounting Standards Board Emerging Issues Task Force Consensus No. 94-3 "Liability Recognition for Certain Em-ployee Termination Benefits and Other Costs to Exit an Activity (including Cer-tain Costs incurred in a Restructuring)", ("EITF 94-3"), in connection with the decision to close six psychiatric facilities and three regional offices. EITF 94-3 requires the accrual of certain employee termination costs and costs re-sulting from a plan to exit an activity that are not associated with or that do not benefit activities that will continue and prohibits accrual of expected fu-ture operating losses of the activity exited. The charge comprised $3.4 million for employee termination benefits related to hospital operations and overhead personnel and $1.2 million for non-cancelable operating leases and other exit costs. Approximately 314 hospital employees and 65 corporate and regional em-ployees were terminated. Amounts charged against the reserve approximated amounts accrued. Of the six closed hospitals, three have been sold, two were fully converted to THY hospitals, and one was exchanged for a similar building held by another healthcare provider and was converted into a satellite hospital of a THY facility in October 1996.

Effective May 31, 1995, the Company recorded a restructuring credit totaling $2.5 million ($1.5 million after tax) from the resolution of previously re-structured psychiatric assets. The restructuring credit resulted from divesting two restructured properties at higher prices than the 1993 writedown of the fa-cilities anticipated and the Company's success in collecting accounts receiv-able balances that were reserved for as part of the February 28, 1994 restruc-turing charge.

NOTE 3--INVESTMENT IN AFFILIATE

On November 30, 1996, THY consummated the sale of effectively all of its psy-chiatric operations in the U.S. and Puerto Rico (with certain limited excep-tions set forth below) to BHC. Prior to such sale, BHC owned 17 psychiatric hospitals. At the November 30 closing, the Company transferred title to 22 freestanding psychiatric hospitals, a joint venture interest in another psychi-atric operation, an outpatient psychiatric center, two closed hospitals and va-cant land located at three sites in California. Two other operating hospitals and a joint venture interest (the "Escrowed Assets") are to be transferred to BHC upon receipt of necessary regulatory approvals, which management believes are perfunctory. Additionally, effective November 30, 1996, BHC and the Company entered into a management agreement which grants BHC, with limited protective rights retained by THY, exclusive and complete responsibility and discretion in the management and control of the Escrowed Assets as well as the economic bene-fit thereof. Accordingly, for accounting purposes, the sale of the Escrowed As-sets has been recorded with an effective date of November 30, 1996. At the ini-tial closing, the Company received $60,000,000 in cash, 2,214,400 shares of BHC Common Stock, 5,072,579 shares of BHC Series A Preferred Stock and 46,902 shares of BHC Series B Preferred Stock. In general, the Series A Preferred Stock converts into BHC Common Stock on a share for share basis upon sales and dispositions of the Series A Preferred Stock by the Company and under certain other limited circumstances. Upon receipt of the necessary regulatory approvals related to the Escrowed Assets, the Company will receive an additional 3,785,600 shares of BHC Common Stock, an additional 578,844 shares of BHC Se-ries A Preferred Stock and 3,350 additional shares of BHC Series B Preferred Stock. Upon distribution of all shares, the Company will have a common equity interest amounting to 44.2% of BHC's Common Stock outstanding. An agreement has been entered into between BHC and the Company requiring THY to vote all shares in excess of 20% of BHC's outstanding Common Stock as instructed by a majority of BHC's Board of Directors which includes three members of THY's Board of Di-rectors. THY's Chairman of the Board and Chief Executive Officer, Richard Conte, will serve as BHC's Chairman of the Board. THY's common equity interest in future BHC earnings will be recorded on the equity method of accounting. In determining the amount of the consideration to be paid to the Company, the par-ties compared their respective EBITDAs (Earnings before interest, taxes, depre-ciation, and amortization) and used multiples generally accorded to publicly-traded psychiatric hospitals. Based on this analysis, the total value of the equity interest in BHC was determined to be approximately $70 million.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4--IMPAIRMENT OF ASSETS

In the fourth quarter of fiscal year 1995, the Company adopted the provisions of FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). The statement requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. FAS 121 also requires that assets to be disposed of be written down to fair value less selling costs. Based on a comparison of the recorded values of long-lived assets (defined as land, buildings, fixed assets and goodwill) to the expected future cash flows to be generated by the assets of three U.S. Psychiatric fa-cilities that were closed in November 1995 as well as three U.S. Psychiatric facilities which experienced declines in operating performance in fiscal 1995, and after applying the principles of measurement contained in FAS 121, the Com-pany recorded an asset impairment charge of approximately $26.5 million in fis-cal 1995.

Using the same principles as described above, the Company recorded an asset im-pairment charge of approximately $5.3 million on land that was being held for sale. The closed facilities as well as the land held for sale were classified as assets held for sale with a carrying value of $13.7 million after the im-pairment writedown as of November 30, 1995. All assets held for sale pertain to the U.S. Psychiatric Division. All of these assets, with the exception of three closed hospitals, were sold in fiscal 1996.

The Company completed an installation of a new computer system in the first quarter of 1995. As several of the promised applications did not function as specified, an impairment loss of approximately $8.1 million ($6.8 million re-lated to the U.S. Psychiatric Division and $1.3 million related to THY) was re-corded in the fourth quarter of 1995 to write down a portion of the total cost of the system. The Company also shortened the estimated useful life of the sys-tem to two years in anticipation of implementing an alternative system.

In November of 1995, the Company closed Harvard Medical Limited, a patient li-aison business in West Germany due to declines in operating performance in fis-cal 1995. Based on these factors, the Company recorded an impairment loss of $4.1 million to write off the goodwill related to this Company.

In the fourth quarter of 1996, the Company recorded impairment charges totaling $6.7 million related to the writedown of Southwind psychiatric hospital, which was closed in December 1996 and two other closed hospitals, one of which was sold in November 1996.

NOTE 5--ACQUISITIONS

During 1996, the Company exchanged a closed psychiatric hospital with a book value of $7.3 million for a closed acute care hospital and $.9 million. The hospital acquired was converted into a THY satellite hospital which opened in October 1996. No gain or loss was recorded on the exchange.

During 1995, the Company purchased for $5.8 million, the land, building, and fixed assets for a THY facility that had been managed by THY since May of 1994. All other acquisitions in 1994 to 1996 consisted of psychiatric entities which were sold in fiscal year 1996.

NOTE 6--PROPERTY, BUILDINGS AND EQUIPMENT

Property, buildings and equipment are summarized as follows:

                                                          -------------------
                                                            NOVEMBER 30,
                                                          -------------------
                                                              1996       1995
(In thousands)                                            --------  ---------
Land..................................................... $ 18,585  $  51,598
Buildings and improvements...............................  102,092    300,388
Furniture, fixtures and equipment........................   61,914     92,933
Construction in progress (estimated additional cost to
 complete at November 30, 1996--$12.0 million)...........    2,496     12,599
                                                          --------  ---------
                                                           185,087    457,518
Less accumulated depreciation............................  (31,154)  (103,326)
                                                          --------  ---------
                                                          $153,933  $ 354,192
                                                          ========  =========

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6--PROPERTY, BUILDINGS AND EQUIPMENT (CONTINUED)

The Company incurred interest expense of $4.9 million, $7.2 million, and $4.8 million in 1996, 1995, and 1994, respectively, including $1.0 million, $1.9 million, and $1.3 million which was capitalized in 1996, 1995, and 1994, re-spectively.

Interest paid was $5.8 million, $7.3 million and $4.1 million during 1996, 1995, and 1994, respectively.

NOTE 7--INCOME TAXES

The Company accounts for income taxes under the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of November 30, 1996 and November 30, 1995, are as follows (in thousands):

                                                               ----------------
                                                                  1996     1995
                                                               -------  -------
Deferred tax liabilities:
  Excess tax depreciation..................................... $ 5,389  $23,425
  Disposition of subsidiary...................................   4,337        -
  Other.......................................................   1,543    2,018
  Sale of hospitals...........................................  (4,612)       -
  Restructuring charge........................................  (3,059)  (7,784)
                                                               -------  -------
      Total deferred tax liabilities.......................... $ 3,598  $17,659
                                                               =======  =======
Deferred tax assets:
  Current:
    Excess of book over tax bad debt provision................ $ 3,485  $   701
    Insurance.................................................   2,057        -
    Other.....................................................     155      250
                                                               -------  -------
      Total current deferred tax assets....................... $ 5,697  $   951
                                                               =======  =======
  Non-current:
    Impairment loss........................................... $ 2,996  $18,108
    Net operating loss........................................   9,833    5,952
    Sale of hospitals.........................................     701        -
    Restructuring charge......................................     452    1,094
    Disposition of subsidiary.................................    (487)       -
    Excess tax depreciation...................................    (522)  (1,649)
    Other.....................................................      19       (9)
    Net operating loss valuation reserve......................  (6,301)  (2,162)
                                                               -------  -------
      Total non-current deferred tax assets................... $ 6,691  $21,334
                                                               =======  =======

Deferred tax liabilities and assets by tax jurisdictions are as follows as of November 30, 1996 (in thousands):

                                                -------------------------------
                                                  DEFERRED      DEFERRED TAX
                                                 TAX ASSETS     LIABILITIES
                                                --------------- ---------------
                                                           NON-            NON-
                                                CURRENT CURRENT CURRENT CURRENT
                                                ------- ------- ------- -------
U.S. Federal Income Taxes (consolidated).......  $4,932  $2,533     $ -  $3,598
State..........................................     765   4,158       -       -
                                                ------- ------- ------- -------
                                                 $5,697  $6,691     $ -  $3,598
                                                ======= ======= ======= =======

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7--INCOME TAXES (CONTINUED)

Income before income taxes includes the following components:

                                                ---------------------------
                                                    1996      1995     1994
(In thousands)                                  --------  --------  -------
Pretax income (loss):
  United States................................ $(15,100) $(79,772) $ 7,846
  Foreign......................................    6,701    13,238    9,326
                                                --------  --------  -------
                                                $ (8,399) $(66,534) $17,172
                                                ========  ========  =======

Provision for income taxes consists of the following:

                                                --------------------------------
                                                    1996      1995     1994
(In thousands)                                  --------  --------  -------
Current:
  Federal...................................... $ (3,409) $(14,931) $ 1,497
  Foreign......................................    2,418     4,580    1,996
  State........................................     (223)   (1,507)   1,614
                                                --------  --------  -------
    Total current.............................. $ (1,214) $(11,858) $ 5,107
Deferred:
  Federal...................................... $ (2,558) $ (9,992) $ 1,295
  Foreign......................................        4       331    1,364
  State........................................      721    (3,383)    (814)
                                                --------  --------  -------
    Total deferred.............................   (1,833)  (13,044)   1,845
                                                --------  --------  -------
                                                $ (3,047) $(24,902) $ 6,952
                                                ========  ========  =======

Reconciliation of federal statutory rate to effective income tax rate follows:

                         -----------------------------------------------------
                             1996                1995              1994
                         ----------------   -----------------   --------------
                          AMOUNT  PERCENT     AMOUNT  PERCENT   AMOUNT PERCENT
(Amount in thousands)    -------  -------   --------  -------   ------ -------
Tax at U.S. statutory
 rates.................. $(2,855)     (34)% $(22,622)     (34)% $5,838      34%
State income taxes, net
 of federal taxes
 benefit (charge).......     329        4     (3,227)      (5)     528       3
Goodwill................  (2,428)     (29)         -        -        -       -
Non-deductible
 expenses...............   1,170       14          -        -        -       -
Other...................     737        9        947        2      586       4
                         -------  -------   --------  -------   ------ -------
                         $(3,047)     (36)% $(24,902)     (37)% $6,952      41%
                         =======  =======   ========  =======   ====== =======

The Company received income tax refunds (net of income taxes paid of $5.7 mil-lion) of $1.3 million in 1996. The Company made income tax payments of $8.0 million in 1995. The Company received income tax refunds (net of income taxes paid of $4.5 million) of $2.3 million in 1994.

At November 30, 1996, the Company has deferred tax assets totalling $9.8 mil-lion related to State net operating loss carryforwards which expire in 1997 through 2012. Deferred tax assets related to State net operating loss carryforwards increased $3.9 million in the current year primarily due to the loss recorded on the sale of the U.S. psychiatric hospitals. The valuation re-serve was increased in fiscal 1996 to reserve for these losses as it is likely, at this time, that the Company will not receive future tax benefits therefrom. In fiscal year 1995, the Company decreased the valuation reserve by $.2 million for THY State net operating loss carryforwards that were realized in fiscal 1995 and for those that are expected to be realized in future years.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 8--LONG-TERM DEBT

Long term debt is summarized as follows:

                                                               ----------------
                                                                  1996     1995
(In thousands)                                                 ------- --------
Borrowings under revolving credit agreements.................. $16,800 $ 90,326
5 3/4% Convertible Subordinated Debentures due 2012,
 convertible into Common Stock of the Company at $35.89 per
 share, may be redeemed at 103.75% of face value as of
 October 15, 1992 declining annually to 100% of face value on
 or after October 15, 1999....................................   6,511    6,885
8 3/4% Subordinated Guaranteed Debentures due 1996............       -    4,980
Other.........................................................      14    1,456
                                                               ------- --------
                                                                23,325  103,647
Less current portion..........................................   8,467   18,764
                                                               ------- --------
                                                               $14,858 $ 84,883
                                                               ======= ========

During May 1994, the Company and Bank of America National Trust and Savings As-sociation entered into a credit agreement whereby THY was able to borrow, repay and reborrow up to $50 million through February 28, 1997. The Company repaid $50 million which was outstanding through June 21, 1996 under this agreement.

During September 1993, the Company entered into a credit agreement with Bank of America National Trust and Savings Association whereby the Company was able to borrow up to $25 million through November 30, 1995 (the revolving loan period), at which time the amount outstanding was converted into a term loan payable in equal quarterly installments through November 30, 1998. As of November 30, 1996, interest was payable at LIBOR plus 1.0%. As of November 30, 1996, $16.8 million was outstanding under this agreement.

The credit agreement contains provisions which, among other things, place re-strictions on borrowing, capital expenditures and the payment of dividends, and requires the maintenance of certain financial ratios including tangible net worth, fixed charge coverage and funded debt. The Company is currently in com-pliance with or has received a waiver for all material covenants and restric-tions contained in the agreement. Borrowings are unsecured and are guaranteed by the Company's domestic subsidiaries.

The conversion price of the convertible debentures is subject to antidilutive provisions.

The annual maturities of debt for five years ending November 30, 2001 and thereafter are as follows (in thousands):

                                                                          ------
1997..................................................................... $8,467
1998.....................................................................  8,347
1999.....................................................................      -
2000.....................................................................      -
2001.....................................................................      -
Thereafter...............................................................  6,511

NOTE 9--CAPITAL STOCK AND STOCK OPTIONS

The Company has stock option plans whereby options may be granted at not less than 100% of fair market value at the date of grant and are exercisable at any time thereafter for a period of ten years, or five years for options granted prior to November 8, 1990. Options granted on and after November 8, 1990, are exercisable 20% at date of grant with the remaining 80% becoming exercisable at the rate of 20% each December 1 thereafter. At the time of exercise, at least one-third is payable in cash and the balance, if any, with a five-year note bearing interest at 8%. Stock options may also be exercised by the return of previously acquired shares of common stock. Shares obtained by such exercises are included in treasury stock and valued at the market value at date of exer-cise.

                      TRANSITIONAL HOSPITALS CORPORATION
                   (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 9--CAPITAL STOCK AND STOCK OPTIONS (CONTINUED)

On May 20, 1993, the Company issued 860,000 of non-qualified options to sev-eral key executives. The option price was $20 above the closing price of the Company's stock on the date of grant, or $29.50 per share. During fiscal year 1994, 146,000 shares of converging options were issued at an option price of $24.50 per share. For each year during which the Company meets specified per-formance targets, the option price will decrease by $5.00 until the option price and market price converge. The option price will be fixed at the market price on the date of convergence and the options will vest.

If convergence does not occur during the first five years after grant of the options, the options will be canceled and the shares will revert to the 1989 Stock Incentive Plan and be available for reissuance. The Company met these targets for fiscal 1993. The Company did not meet these targets in fiscal years 1994-1996.

A summary of activity under the plans during 1996, 1995 and 1994 is as fol-lows:

                                        -------------------------------------
                                        NUMBER OF          PRICE   AGGREGATE
                                            SHARES     PER SHARE OPTION PRICE
                                        ----------  ------------ ------------
Options outstanding at November 30,
 1993..................................  3,578,000  $ 9.50-33.00     $ 61,399
  Options granted......................  1,264,000   12.38-24.50       18,591
  Options cancelled and expired........   (498,000)   9.50-33.00       (5,673)
  Treasury stock issued on exercise....   (355,000)   9.50-33.00       (5,295)
  Options converged....................          -         24.50       (4,300)
                                        ----------  ------------ ------------
Options outstanding at November 30,
 1994..................................  3,989,000    9.50-28.88       64,722
  Options granted......................  1,676,000    9.88-12.88       18,243
  Options cancelled and expired........   (758,000)   9.50-24.50      (10,839)
  Treasury stock issued on exercise....   (102,000)   9.50-12.88       (1,029)
                                        ----------  ------------ ------------
Options outstanding at November 30,
 1995..................................  4,805,000    9.50-28.88       71,097
  Options granted......................  1,311,000    8.00-12.00       12,721
  Treasury stock issued on exercise....    (16,000)   9.50-9.875         (150)
  Options cancelled and expired........ (1,735,000)   8.00-28.88      (29,016)
                                        ----------  ------------ ------------
Options outstanding at November 30,
 1996..................................  4,365,000  $8.00-28.875     $ 54,652
                                        ==========  ============ ============

The market value of the Company's common stock at the date the options were exercised was $10.875-$12.00, $10.88-$13.63, $11.88-$18.75 for 1996, 1995 and
1994, respectively.

At November 30, 1996, 2.4 million options were exercisable and 1.2 million (.7 million and 1.7 million at November 30, 1995 and 1994) were available for grant under the plans.

NOTE 10--PROFIT SHARING PLAN

The Company has a noncontributory, trusteed profit sharing plan which is qual-ified under Section 401 of the Internal Revenue Code. All regular non-union employees in the United States (union employees are eligible if the collective bargaining agreement so specifies) with at least 1,000 hours of service per annum, over 21 years of age, and employed at year-end are eligible for partic-ipation in the plan after one year of employment. The Company's contribution to the plan for any fiscal year, as determined by the Board of Directors, is discretionary, but is limited to an amount which is deductible for federal in-come tax purposes. Contributions to the plan are allocated among eligible par-ticipants in the proportion of their Transitional Hospitals Corporation sala-ries to the total salaries of all participants. There were no contributions made by the Company in 1996, 1995 and 1994. During 1993, a 401(k) segment was added to the plan which allows employees to defer a portion of their salary on a pre-tax basis. The Company may match a portion of the amount deferred. The Company's matching contribution is determined by the Board of Directors each year. During 1996, 1995, and 1994 no matching contribution was made.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11--DEFERRED COMPENSATION

Effective November 30, 1989, a former Chairman of the Board of Directors of Community Psychiatric Centers terminated his employment with the Company and began receiving deferred compensation benefits. Approximately $162,000 of the annual payment of $323,000 was charged to expense as consideration for services rendered over the term of the consulting and noncompetition agreements which was to extend to November 30, 2000. In 1995, such former Chairman notified the Company of his position that certain provisions in the contract that accelerate the payment of certain deferred compensation were triggered and that up to $4.5 million was due from the Company thereunder.

In January 1997, the Company settled this claim for $3.9 million. Of the amount to be paid, $1.8 million had been previously accrued and, as described in Note 2, $2.1 million of the settlement was accrued in November 1996. The settlement amount was paid in February 1997.

NOTE 12--BUSINESS SEGMENT INFORMATION

With the sales of the Company's U.S., Puerto Rico and United Kingdom psychiat-ric divisions in fiscal 1996, the Company is now primarily a provider of long-term acute care services in the United States. The following tables have been prepared in accordance with the requirements of FASB Statement No. 14. This in-formation has been derived from the Company's accounting records.

                                                  ----------------------------
                                                  YEAR ENDED NOVEMBER 30,
                                                  ----------------------------
                                                      1996      1995      1994
(In thousands)                                    --------  --------  --------
Net operating revenues:
  U.S. psychiatric division.....................  $202,069  $248,408  $276,698
  U.K. psychiatric division.....................    37,190    63,319    46,226
  Long-term acute care division.................   264,007   203,264   101,031
                                                  --------  --------  --------
                                                  $503,266  $514,991  $423,955
Operating profit:
  U.S. psychiatric division.....................  $  7,584  $ 14,345  $ 29,778
  U.K. psychiatric division.....................     9,442    17,880    12,558
  Long-term acute care division.................    30,424    21,444    (7,630)
                                                  --------  --------  --------
                                                  $ 47,450  $ 53,669  $ 34,706
Other income and expense:
  Other income..................................  $  3,928  $  2,513  $  3,785
  Depreciation and amortization.................   (22,364)  (23,344)  (18,649)
  Interest expense..............................    (3,889)   (5,256)   (3,545)
  Non-recurring transaction, net................   (33,524)  (94,116)      875
                                                  --------  --------  --------
    Earnings (loss) before income taxes.........  $ (8,399) $(66,534) $ 17,172
Identifiable assets:
  U.S. psychiatric division(1)..................  $ 69,859  $343,082  $396,377
  U.K. psychiatric division.....................         -    78,248    68,640
  Long-term acute care division.................   396,088   183,295   134,987
                                                  --------  --------  --------
                                                  $465,947  $604,625  $600,004
Depreciation and amortization expense:
  U.S. psychiatric division.....................  $ 10,267  $ 12,318  $ 11,197
  U.K. psychiatric division.....................     1,954     3,214     2,514
  Long-term acute care division.................    10,143     7,812     4,938
                                                  --------  --------  --------
                                                  $ 22,364  $ 23,344  $ 18,649
Capitalized expenditures for property, building,
 and equipment:(2)
  U.S. psychiatric division.....................  $ 10,096  $ 13,276  $ 11,194
  U.K. psychiatric division.....................     5,973     7,962     6,209
  Long-term acute care division.................    19,350    18,901    31,357
                                                  --------  --------  --------
                                                  $ 35,419  $ 40,139  $ 48,760

-------
(1) The U.S. psychiatric division was sold to Behavioral Healthcare Corporation on November 30, 1996. Amount represents the equity interest received as partial compensation for the sale of the division.
(2) Excludes assets acquired in business acquisitions of $2.1 million, $8.6 million and $4.8 million in 1996, 1995 and 1994, respectively.

                      TRANSITIONAL HOSPITALS CORPORATION
                   (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 13--FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

  Short-Term Investments: The fair values for investment in debt securities are based on quoted market prices with unrealized gains, or losses, net of tax, reported in a separate component of stockholders' equity.

  Long-Term and Short-Term Debt: The carrying amounts of the Company's long-term and short-term debt approximates its fair value.

NOTE 14--COMMITMENTS AND CONTINGENCIES

On September 28, 1995, the Company reached an agreement to settle certain con-solidated securities class action lawsuits and a related shareholder deriva-tive action. Although management of the Company believed that the claims as-serted in such suits lacked merit, the Company believed that it was prudent to settle these cases due to the continuing substantial costs of defense, the distraction of management's attention and the risks associated with litiga-tion. During the third and fourth quarters of 1995, the Company recorded charges totaling $46.0 million ($28.9 million after tax) relating to settle-ment of the lawsuits and associated legal fees and expenses. The suits, filed in late 1991, alleged violations of the federal securities laws by the Company and certain individuals between September 1990 and November 1991 arising from the activities of the U.S. Psychiatric Division. The principal terms of the agreement called for a settlement amount of $42.5 million consisting of a cash settlement fund of $21.25 million and shares of the Company's common stock with a value of $21.25 million. The cash amount, plus interest, was paid in November 1995. The shares issued to the plaintiff class were previously repur-chased by the Company pursuant to a stock buyback program during late 1991 through early 1993. On March 4, 1996 the Company issued 689,189 of common shares to the plaintiffs' attorney which represented a portion of the settle-ment to be made in common stock. The remaining portion of the settlement in common stock totaled 1,652,778 shares which were issued on August 21, 1996. Upon issuance, these shares had a dilutive effect on the Company's earnings per share. As a result of the stock issued upon the settlement of this law-suit, a large number of shareholders became holders of less than 100 shares of the Company's stock. To reduce administrative costs related to servicing these small shareholders, on January 21, 1997, the Company implemented a small shareholder selling program offering shareholders who own less than 100 shares a convenient method for selling their shares.

In July 1995, the Government served a whistleblower suit against the Company's Subsidiary, CPC Oklahoma, Inc., under the Federal False Claims Act. CPC Okla-homa, Inc. operated Southwind Hospital, a psychiatric hospital located in Oklahoma City, Oklahoma. The suit was originally filed by a former employee and a relative of another employee under the qui tam provisions of the Act. Invoking its rights under the Act, the United States took over the case. In November 1996, Southwind and the Government reached an agreement in principle under which Southwind would pay $750,000 to the Government in exchange for a release of the Government's civil and administrative claims. The settlement was paid in February 1997. In a related action, on August 4, 1995, federal and state authorities executed a search warrant at Southwind and seized various records. In December 1996, the Government notified Southwind that it had de-cided to discontinue any further criminal investigation of this matter.

The Company is subject to ordinary and routine litigation incidental to its business, including those arising from patient treatment, injuries or death for which it is covered by liability insurance, and those arising from actions involving employees. Management believes that the ultimate resolution of such proceedings will not have a material adverse effect on the Company.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 15--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly data for the two years ended November 30, 1996:

                           ---------------------------------------------------
                                       THREE MONTHS ENDED
                           ---------------------------------------------------
(In thousands, except per  FEBRUARY 28      MAY 31    AUGUST 31    NOVEMBER 30
share data)                -----------    --------    ---------    -----------
1996
Total revenues...........     $127,975    $142,282     $120,001       $116,936
Net income (loss)........        3,723       6,226       39,108        (54,409)
Earnings (loss) per
 common share*...........         0.09        0.14         0.88          (1.26)
Per common share:
  Dividend declared......            -           -            -              -
Stock prices:
  High...................          12 1/4       10           9 3/4          9 1/2
  Low....................           8 5/8        8           7 3/4           8
1995
Total revenues...........     $121,609    $138,479     $130,909       $126,507
Net income (loss)........        5,930       9,178      (24,332)       (32,408)
Earnings (loss) per
 common share**..........         0.14        0.21        (0.56)         (0.74)
Per common share:
  Dividend declared......            -        0.01            -              -
Stock prices:
  High...................          12 1/2      13 3/4       13 1/2         12 1/2
  Low....................           9 5/8      11 1/2       10 1/2         10 1/4

-------
 * Included in earnings per share for the first, second and third quarter of 1996 are restructuring charges of $.01, $.01 and $.01 per share, respectively, related to employee termination benefits and other exit costs resulting from the closure of four psychiatric hospitals in fiscal year 1996. Included in earnings per share for the third quarter of 1996 is a net gain of $.81 per share on the sale of the Company's United Kingdom psychiatric hospitals. In-cluded in earnings per share for the fourth quarter is a loss of $(1.28) per share related primarily to the sale of the Company's U.S. psychiatric hospi-tals.
** Included in earnings per share for the second quarter of 1995 is a restruc-turing credit $(.03) totaling $2.5 million ($1.5 million after tax) from the resolution of previously restructured psychiatric assets. Earnings per share in the third quarter of 1995 include $(.65) for a pre-tax charge of $45.0 million ($28.4 million after tax) relating to the settlement of shareholder litigation. Earnings per share in the fourth quarter of 1995 include a charge of $(.01) re-lated to legal expenses associated with the legal settlement and $(.65) for a pre-tax charge of $46.0 million ($28.4 million after tax) related to impairment of assets. Also included in the fourth quarter of 1995 is a pre-tax restructur-ing charge of $4.6 million ($2.8 million after tax) or $.07 per share related to employee termination benefits and other costs in connection with the deci-sion to close six psychiatric hospitals and three regional offices.

NOTE 16--PREFERRED STOCK PURCHASE RIGHTS AND PREFERRED STOCK

On June 21, 1996 the Board of Directors of the Company declared a dividend of one preferred stock purchase right (the "Rights") on each outstanding share of common stock, payable to stockholders of record on July 16, 1996. Each Right will entitle the holder thereof after the Rights become exercisable and until June 20, 2006 (or the earlier redemption, exchange or termination of the Rights), to buy one one-hundredth of a share of Series B Junior Participating Preferred Stock (the "Preferred Stock") at an exercise price of $45.00, subject to certain antidilution adjustments (the "Purchase Price"). The Rights will be represented by the Common Stock certificates and will not be exercisable or transferable apart from the Common Stock until the earlier of (i) the tenth day after the public announcement that a Person or group has become an Acquiring Person (a Person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock), or (ii) the tenth day after a person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial owner-ship by a Person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) being called herein the "Distribution Date"). Prior to the Distri-bution Date, the Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Common Stock. The Rights will at no time have any voting rights.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 16--PREFERRED STOCK PURCHASE RIGHTS AND PREFERRED STOCK (CONTINUED)

With certain exceptions, in the event that (i) the Company were acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its Common Stock is changed or exchanged (other than a merger which follows certain cash offers for all outstanding Common Stock approved by the board) or (ii) more than 50% of the Company's assets or earning power were sold, proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, that number of share of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then-current exercise price of one Right.

At any time after a Person has become an Acquiring Person and prior to the ac-quisition of 50% or more of the then-outstanding Common Stock by such Acquiring Person, the Board of Directors may cause the Company to acquire the Rights (other than Rights owned by an Acquiring person which have become void), in whole or in part, in exchange for that number of shares of Common Stock having an aggregate value equal to the excess of the value of the Common Stock issua-ble upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price.

The Rights are redeemable at $0.01 per Right prior to the first date of public announcement that a Person or group has become an Acquiring Person. Prior to the expiration of the period during which the Rights may be redeemed, the Board of Directors has the power, under certain circumstances, to extend the redemp-tion period. The Rights will expire on June 20, 2006 (unless earlier redeemed or exchanged).

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

NOTE 17--SUBSEQUENT EVENTS (UNAUDITED)

On June 18, 1997, THY entered into an agreement and plan of merger with Vencor, Inc. (the "Vencor Merger Agreement") under which Vencor would acquire all of the Company's outstanding stock at $16.00 per share (the "Acquisition"). The Acquisition is structured as a cash tender offer to be followed by a second-step merger pursuant to which a wholly-owned subsidiary of Vencor will acquire all remaining shares which have not been tendered. Vencor's wholly-owned sub-sidiary acquired 37,247,234 shares (approximately 95.5% of the outstanding THY shares) in the tender offer which expired on June 19, 1997. THY and Vencor are in the process of completing the merger of Vencor's wholly-owned subsidiary with and into THY. Upon consummation of the merger, each share not purchased through the tender offer will be converted into the right to receive $16.00 in cash. The closing of the Acquisition is subject to customary conditions. The merger is expected to be completed within 60 to 75 days of the expiration of the tender offer.

Prior to entering into the Vencor Merger Agreement, THY had entered into an agreement and plan of merger with Select Medical Corporation ("Select") whereby Select would acquire all of the outstanding shares of THY for $14.55 per share (the "Select Merger Agreement"). The Select Merger Agreement was terminated prior to the execution of the Agreement with Vencor. Pursuant to the terms of the Select Merger Agreement, THY paid Select a break-up fee of approximately $19.4 million in June 1997.

On June 6, 1997, THY announced that it had been advised that it was a target of a grand jury investigation arising from activities of THY's formerly owned di-alysis business. The investigation involves purported Medicare fraud involving certain laboratory tests performed by a partnership which existed from June 1987 to June 1992 between Damon Corporation and THY. THY spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. Based on the current status of this matter, management is not able to determine what impact, if any, the resolution of this matter will have on the Company's financial po-sition or results of operations.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                            -------------------------------------
                                           SIX MONTHS ENDED  THREE MONTHS ENDED
                                                MAY 31,           MAY 31,
                                            ----------------- -------------------
                                                1997     1996     1997       1996
(000s omitted except per share data)        -------- -------- --------- ---------
REVENUES:
  Net operating revenues................... $156,543 $269,223 $ 81,627  $ 141,734
  Investment and other income..............    5,872    1,240    3,344        754
                                            -------- -------- --------- ---------
                                             162,415  270,463   84,971    142,488
COSTS AND EXPENSES:
  Operating expenses.......................  126,178  210,760   67,186    109,483
  General and administrative expenses......   11,536   16,631    6,227      8,696
  Bad debt expense.........................    3,821   10,379    2,242      5,480
  Depreciation and amortization............    6,969   11,776    3,470      6,133
  Interest expense.........................      606    3,228      248      1,855
  Non-recurring transactions...............    6,606    1,643    6,606        800
                                            -------- -------- --------- ---------
                                             155,716  254,417   85,979    132,447
                                            -------- -------- --------- ---------
INCOME (LOSS) BEFORE INCOME TAXES..........    6,699   16,046   (1,008)    10,041
  Income Taxes.............................    5,189    6,097    2,183      3,815
                                            -------- -------- --------- ---------
NET INCOME (LOSS).......................... $  1,510 $  9,949 $ (3,191) $   6,226
                                            ======== ======== ========= =========
NET INCOME (LOSS) PER COMMON SHARE......... $   0.04 $   0.23 $  (0.08) $    0.14
                                            ======== ======== ========= =========
WEIGHTED AVERAGE COMMON SHARES.............   39,768   44,051   38,860     44,396
                                            ======== ======== ========= =========


           See notes to condensed consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          -------------------------
                                                              MAY 31,  NOVEMBER 30,
                                                                 1997          1996
(000s omitted except per share data)                      -----------  ------------
                                                          (UNAUDITED)
ASSETS
CURRENT:
  Cash and cash equivalents.............................     $ 60,359      $ 84,313
  Short-term investments................................        5,888        16,777
  Accounts receivable, less allowances for doubtful
   accounts 1997--$12,728/1996--$21,448.................       59,098        55,557
  Prepaid expenses and other current assets.............       12,669        14,784
  Property held for sale................................        8,533        13,393
  Refundable and deferred income taxes..................       16,881        21,419
                                                          -----------  ------------
    TOTAL CURRENT ASSETS................................      163,428       206,243
PROPERTY, BUILDINGS & EQUIPMENT--at cost less allowances
 for depreciation.......................................      164,466       153,933
INVESTMENT IN AFFILIATE.................................       72,480        69,859
REFUNDABLE AND DEFERRED INCOME TAXES....................        6,099        15,966
OTHER ASSETS............................................       23,390        19,946
                                                          -----------  ------------
                                                             $429,863      $465,947
                                                          ===========  ============
LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT:
  Accounts payable......................................     $  9,387      $  9,136
  Accrued payroll and other expenses....................       15,920        15,680
  Income taxes payable..................................          451             -
  Payable to third parties under reimbursement
   contracts............................................       15,840        13,954
  Other accrued liabilities.............................        8,921        17,796
  Current maturities on long-term debt..................        8,371         8,467
                                                          -----------  ------------
    TOTAL CURRENT LIABILITIES...........................       58,890        65,033
LONG-TERM DEBT, EXCLUSIVE OF CURRENT MATURITIES.........       10,442        14,858
DEFERRED INCOME TAXES AND OTHER LIABILITIES.............        3,505         3,857
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $1.00, authorized 2,000
   shares; none issued..................................            -             -
  Common stock, par value $1.00, authorized 100,000
   shares; issued 1997--46,856 shares and 1996--46,856
   shares...............................................       46,856        46,856
  Additional paid-in capital............................       57,173        56,657
  Unrealized gains on investments in debt securities....           34           163
  Retained earnings.....................................      323,220       321,710
  Less treasury stock-at cost 1997--7,862 shares and
   1996--4,988 shares...................................      (70,257)      (43,187)
                                                          -----------  ------------
                                                              357,026       382,199
                                                          -----------  ------------
                                                             $429,863      $465,947
                                                          ===========  ============

           See notes to condensed consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                            ------------------
                                                            SIX MONTHS ENDED
                                                                 MAY 31,
                                                            ------------------
                                                                1997      1996
                                                            --------  --------
                                                            (000s omitted)
CASH FROM OPERATING ACTIVITIES:
  Net income............................................... $  1,510  $  9,949
    Adjustments to reconcile net income to cash used for
     operating activities:
      Depreciation and amortization........................    6,969    11,776
      Provision for bad debts..............................    3,821    10,379
      Non-recurring transactions...........................    6,100     1,643
      Gain on the sale of property.........................        -      (103)
      Other................................................   (1,785)    1,038
    Changes in assets and liabilities, exclusive of
     business acquisitions and disposals:
      Accounts receivable..................................   (7,362)  (12,882)
      Payable to third parties under reimbursement
       contracts...........................................    1,886     9,304
      Prepaid expenses and other current assets............   (1,015)   (4,901)
      Accounts payable and accrued expenses................      491    (9,020)
      Other accrued liabilities............................  (14,975)   (5,199)
      Income taxes.........................................   14,762    11,445
                                                            --------  --------
        Net cash provided from operations..................   10,402    23,429
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury shares..............................  (28,531)        -
  Payment of deferred compensation.........................     (545)        -
  Net proceeds from exercise of stock options..............    1,975       150
  Payments on long-term debt...............................   (4,512)  (11,939)
                                                            --------  --------
        Net cash used for financing activities.............  (31,613)  (11,789)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of short-term investments............   20,516     5,601
  Purchases of short-term investments......................   (9,756)        -
  Payments received on notes...............................    3,358     1,145
  Loans made to officers...................................     (300)     (750)
  Purchase of property, buildings and equipment............   (9,414)  (18,917)
  Proceeds from the sale of property, buildings and
   equipment...............................................    4,534     1,632
  Investment in joint venture..............................   (4,009)        -
  Investment in pre-opening costs..........................   (1,435)     (831)
  Payments for business acquisitions:
    Property, buildings and equipment......................   (6,057)        -
    Excess of purchase price over value of assets
     acquired..............................................     (180)        -
                                                            --------  --------
        Net cash used for investing activities.............   (2,743)  (12,120)
                                                            --------  --------
Net decrease in cash and cash equivalents..................  (23,954)     (480)
Beginning cash and cash equivalents........................   84,313    17,263
                                                            --------  --------
Ending cash and cash equivalents........................... $ 60,359  $ 16,783
                                                            ========  ========

           See notes to condensed consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  MAY 31, 1997

NOTE A: BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the informa-tion and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair pre-sentation have been included. For further information, refer to the consoli-dated financial statements and footnotes thereto included in the Transitional Hospitals Corporation (the "Company") Annual Report on Form 10-K for the year ended November 30, 1996.

NOTE B: MERGER WITH VENCOR, INC.

On June 18, 1997, the Company entered into an agreement and plan of merger with Vencor, Inc. (the "Vencor Merger Agreement") under which Vencor, Inc. ("Vencor") would acquire all of the Company's outstanding common stock at $16.00 per share (the "Acquisition"). The Acquisition is structured as a cash tender offer to be followed by a second-step merger pursuant to which a wholly-owned subsidiary of Vencor will acquire all shares which were not acquired in the tender offer. Vencor's wholly-owned subsidiary acquired 37.2 million shares (approximately 95.5% of the outstanding shares of the Company) in the tender offer which expired on June 19, 1997. On June 24, 1997, the Company completed the tender offer, after which time operations of the Company will be consoli-dated with those of Vencor. The Company and Vencor are in the process of com-pleting the merger of Vencor's wholly-owned subsidiary with and into the Compa-ny. Upon consummation of the merger, each share not purchased through the ten-der offer will be converted into the right to receive $16.00 in cash. The clos-ing of the Acquisition is subject to customary conditions. The merger is ex-pected to be completed within 45 to 60 days of the expiration of the tender of-fer.

Prior to entering into the Vencor Merger Agreement, the Company had entered into an agreement and plan of merger with Select Medical Corporation ("Select") whereby Select would acquire all of the outstanding common stock of the Company for $14.55 per share (the "Select Merger Agreement"). The Select Merger Agree-ment was terminated prior to the execution of the Vencor Merger Agreement. Pur-suant to the terms of the Select Merger Agreement, the Company paid Select a break-up fee of approximately $19.4 million in June 1997. This payment is not included in the statement of operations for the six months ended May 31, 1997.

NOTE C: TRANSACTION EXPENSES (NON-RECURRING TRANSACTIONS)

As of May 31, 1997, $6.6 million had been expensed for investment banking and legal fees related to the sale of the Company. These transaction expenses are considered to be permanent differences for income tax purposes, and thus are not tax effected for purposes of calculating the fiscal year 1997 tax provi-sion.

For the six months and quarter ended May 31, 1996, non-recurring transaction costs totaling $1.6 million and $.8 million, respectively, for termination ben-efits and other exit costs were incurred in connection with the decision to close three psychiatric hospitals.

NOTE D: DISPOSALS OF PSYCHIATRIC HOSPITALS

As more fully described in the Company's 1996 Annual Report to Stockholders and Annual Report on Form 10-K, the Company sold its United Kingdom psychiatric op-erations on June 21, 1996 and substantially all of its U.S. psychiatric opera-tions on November 30, 1996. The U.S. psychiatric operations were sold to Behav-ioral Healthcare Corporation ("BHC") for $60 million in cash and a 61% (44.2% voting equity interest) ownership interest in BHC. Following is a summary of unaudited summary financial information for the above described entities in-cluded in the Company's historical statement of operations.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                  MAY 31, 1997

NOTE D: DISPOSALS OF PSYCHIATRIC HOSPITALS (CONTINUED)

                                             --------------------------------
                                           SIX MONTHS ENDED  THREE MONTHS
                                                MAY 31,      ENDED MAY 31,
                                             ----------------- --------------
                                               1997       1996  1997     1996
(000s omitted except per share data)         ----------------- --------------
U.K. psychiatric operations:
  Total revenues............................      - $   33,094     - $ 17,840
  Income before taxes.......................      -      6,496     -    4,397
  Net income................................      -      4,222     -    2,858
  Earnings per share........................      -       0.10     -     0.06
U.S. psychiatric operations:
  Total revenues............................      - $  109,479     - $ 56,823
  Income before taxes*......................      -      1,568     -    1,373
  Net income................................      -        810     -      737
  Earnings per share........................      -       0.02     -     0.02

* Included in the statements of operations for the six months and quarter ended May 31, 1996 are operating losses and restructuring charges related to nine U.S. psychiatric hospitals that were closed between November 1995 and April 1996. Total operating losses for these facilities were $4.2 million and $2.4 million, respectively, for the six months and quarter ended May 31, 1996. Total restructuring charges for the closure of these facilities were $1.6 million and $0.8 million for the six months and quarter ended May 31, 1996.

NOTE E: INVESTMENT IN AFFILIATE

As described in Note D, the Company retained a 61% (44.2% voting equity inter-est) ownership interest in BHC. The investment is accounted for under the eq-uity method of accounting and thus only the Company's share of BHC's net income is included in the statement of operations for both the six months and quarter ended May 31, 1997. A summary of unaudited BHC statement of operations informa-tion is described below:

                                                      -------------------------
                                                        SIX MONTHS THREE MONTHS
                                                             ENDED        ENDED
                                                      MAY 31, 1997 MAY 31, 1997
(000s omitted except per share data)                  ------------ ------------
Total revenues.......................................     $159,254      $83,496
Income before taxes..................................       10,872        7,961
Net income...........................................        6,558        4,774
Company's share of BHC net income....................        2,901        2,112
Earnings per share...................................         0.04         0.03

NOTE F: CONTINGENCIES

On June 20, 1997, the Company was made aware of a lawsuit that was filed against the Company and certain senior executives and directors of the Company alleging that the Company failed to make timely disclosure to stockholders that it had received a written offer to acquire all of the Company's common stock. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Secu-rities Exchange Act of 1934, as amended, and common law principles of negligent misrepresentation. The plaintiffs in the suit are persons who sold the Company's common stock between February 26, 1997 and May 4, 1997. The Company has not been served with this lawsuit nor is the Company able to determine what impact, if any, the lawsuit would have on the Company's financial position or results of operations.

On June 6, 1997, the Company announced that it had been advised that it was a target of a grand jury investigation arising from activities of the Company's formerly owned dialysis business. The investigation involves purported Medicare fraud involving certain laboratory tests performed by a partnership which ex-isted from June 1987 to June 1992 between Damon Corporation and the Company. The Company spun off its dialysis business, now called Vivra Incorporated, on September 1,

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                  MAY 31, 1997

NOTE F: CONTINGENCIES (CONTINUED)

1989. Based on the current status of this matter, management is not able to de-termine what impact, if any, the resolution of this matter will have on the Company's financial position or results of operations.

On May 14, 1997, Charles Miller and Kenneth Steiner, former stockholders of the Company, filed a purported class action lawsuit against the Company and each of its directors in the District Court for Clark County, Nevada. The complaint al-leges that the Board breached its fiduciary duty by entering into the Select Merger Agreement, and seeks, among other things, (i) injunctive relief barring the Company from consummating the transactions contemplated by the Select Merger Agreement, (ii) declaratory relief to invalidate the provisions of the Select Merger Agreement providing for the termination fee of $19.4 million pay-able to Select under certain circumstances, and (iii) damages against the Company's directors for breaching their fiduciary duties in connection with the negotiation and execution of the Select Merger Agreement. The Company believes that the allegations in the complaint are without merit.

On May 7, 1997, Vencor, Jill L. Force and Patrick Mattingly (the "Vencor Com-plaint") filed a complaint in the United States District Court of Nevada against the Company, each of the directors of the Company and SM Acquisition Co. (a wholly owned subsidiary of Select). The issues raised in the Vencor Com-plaint were similar to those raised in the Miller/Steiner complaint noted above. The Vencor Complaint was dismissed without prejudice in June 1997.

The Company is subject to ordinary and routine litigation incidental to its business, including those arising from patient treatment, injuries or death for which it is covered by liability insurance, and those arising from actions in-volving employees. Management believes that the ultimate resolution of such proceedings will not have a material adverse effect on the Company's financial position or results of operations.

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